     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2000
                                                        REGISTRATION NO. 333 -
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     ---------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                             MUSE TECHNOLOGIES, INC.
             (Exact names of registrant as specified in its charter)


          DELAWARE                               7373                     85-0437001
(State or other jurisdiction of        (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)          Classification Code Number)     Identification)


                              1601 RANDOLPH, S.E.
                             ALBUQUERQUE, NM 87106
                                 (505) 843-6873
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                       ----------------------------------
                            BRIAN R. CLARK, PRESIDENT
                             MUSE TECHNOLOGIES, INC.
                               1601 RANDOLPH, S.E.
                              ALBUQUERQUE, NM 87106
                                 (505) 843-6873
                     (Name, address, including zip code, and
               telephone number, including area code, of agent for
                                    service)
                       ----------------------------------

                          Copies of communications to:

    NEIL S. BELLOFF, ESQ.                       THOMAS C. CHASE, ESQ.
      PROSKAUER ROSE LLP              HILL & BARLOW, A PROFESSIONAL CORPORATION
        1585 BROADWAY                          ONE INTERNATIONAL PLACE
NEW YORK, NEW YORK 10036-8299                BOSTON, MASSACHUSETTS 02110
        (212) 969-3000                             (617) 428-3000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and the effective time of the proposed merger of MUSE Merger Sub, Inc. with and into Advanced Visual Systems Inc., as described in the Agreement and Plan of Merger dated as of July 18, 2000, attached as Appendix A to the proxy statement/prospectus forming a part of this registration statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                   ------------------------------------------

                                                      CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                                   PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO   AMOUNT TO BE      PROPOSED MAXIMUM            AGGREGATE             AMOUNT OF
            BE REGISTERED                REGISTERED    OFFERING PRICE PER UNIT      OFFERING PRICE       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.015 per
  share                                   2,100,000           $2.375(1)               $4,987,500               $1,317
---------------------------------------------------------------------------------------------------------------------------

         1. Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

         THE REGISTRANT WILL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PRELIMINARY PROXY STATEMENT/PROSPECTUS -- CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                   SUBJECT TO COMPLETION, DATED ________, 2000

                          ADVANCED VISUAL SYSTEMS INC.
________  __, 2000

Dear Stockholder:

         The boards of directors of Advanced Visual Systems Inc. and MUSE Technologies, Inc. have agreed to merge our companies. If the merger is completed, AVS will become a wholly-owned subsidiary of MUSE.

         In the merger, AVS stockholders will receive one share of MUSE common stock for each 3.286 outstanding shares of AVS common stock, AVS Series B Preferred Stock and AVS Series C Preferred Stock that they own; and one share of MUSE common stock for each 0.649646 outstanding shares of AVS Series A Preferred Stock that they own.

         The merger cannot be completed unless the stockholders of AVS approve it.

         AVS has scheduled a special meeting for its stockholders to vote on the merger. Whether or not you plan to attend this stockholders' meeting, please take the time to vote on the proposal(s) to be submitted at the meeting by completing and mailing the enclosed proxy card to AVS. The date, time and place of the stockholders' meeting are as follows:

                                [DATE] AT [TIME]
                                    LOCATION]
                                    [ADDRESS]

         This proxy statement/prospectus provides you with detailed information about the matters to be considered by the AVS stockholders. We encourage you to read this entire document carefully.

         The board of directors believes that the matters to be presented at the special meeting are in the best interests of AVS and its stockholders. Therefore, the board of directors urges stockholders to vote in favor of the proposals to be presented at the special meeting.

                                                      John William Poduska, Sr.
                                                      Chairman of the Board

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE ___ OF THIS PROXY STATEMENT/PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

         THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THE SECURITIES OFFERED HEREBY HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE OFFERS OR SALES ARE NOT PERMITTED.

         THIS PROXY STATEMENT/PROSPECTUS IS DATED _____________, 2000 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT ____________, 2000.

PRELIMINARY PROXY STATEMENT/PROSPECTUS -- CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                          ADVANCED VISUAL SYSTEMS INC.
                                300 FIFTH AVENUE
                          WALTHAM, MASSACHUSETTS 02451

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON _____________, 2000

To the Stockholders of
Advanced Visual Systems Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders of Advanced Visual Systems Inc., a Delaware corporation, will be held at ____________, local time, on ________, 2000, at
___________________________________________, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 18, 2000, by and among MUSE Technologies, Inc., a Delaware corporation, MUSE Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MUSE, and AVS. The merger agreement provides for the merger of MUSE Merger Sub with and into AVS with the result that AVS will become a wholly-owned subsidiary of MUSE. The merger agreement also provides that AVS stockholders will receive in the merger one share of common stock, par value $.015 per share, of MUSE in exchange for each 3.286 outstanding shares of AVS common stock, AVS Series B Preferred Stock and AVS Series C Preferred stock that they own, and one share of MUSE common stock for each 0.649646 outstanding shares of AVS Series A Preferred Stock that they own. The merger agreement also provides that approval of the merger will constitute consent on behalf of AVS stockholders who vote in favor of the merger and who own 500 or more shares of AVS capital stock or are affiliates of AVS (i) to the delivery of a pro rata portion of their shares of MUSE common stock to be received in the merger, into escrow in connection with certain indemnification obligations of AVS, and (ii) to the appointment of one or more stockholder representatives as their attorneys-in-fact and agents to act on their behalf in all matters relating to the merger agreement and the escrow agreement. The merger is described more fully in the attached proxy statement/prospectus, which includes copies of both the merger agreement and the escrow agreement.

2. To consider and act upon such other business and matters or proposals as may properly come before the AVS meeting.

          The board of directors of AVS has fixed the close of business on __________, 2000 as the record date for determining the holders of AVS capital stock having the right to receive notice of, and to vote at, the AVS meeting. Only holders of record of AVS capital stock at the close of business on such date are entitled to notice of, and to vote at, the AVS meeting. A list of AVS's stockholders entitled to vote at the meeting will be available during normal business hours at AVS's executive offices for ten days before the AVS meeting for examination by any AVS stockholder for purposes germane to the AVS meeting.

         THE BOARD OF DIRECTORS OF AVS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE OTHER PROPOSALS PRESENTED AT THE AVS MEETING.

         Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the AVS common stock and preferred stock (Series A and Series B only), each voting separately as a class, at the AVS meeting. All stockholders are cordially invited to attend the AVS meeting in person. Whether or not you expect to attend the AVS meeting, please sign and mail promptly the enclosed proxy that is being solicited on behalf of the board of directors of AVS. A return envelope that requires no postage if mailed in the United States is enclosed for that purpose. The proxies of stockholders who attend the meeting in person may be withdrawn and such stockholders may vote personally at the meeting.

         Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the merger.

                                              By Order of the Board of Directors

                                              Thomas C. Chase
                                              Secretary


Waltham, Massachusetts
___________, 2000


                          YOUR VOTE IS IMPORTANT TO US.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.
                     HOLDERS OF AVS CAPITAL STOCK SHOULD NOT
                 SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                TABLE OF CONTENTS

                                                                                                 Page
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY    ......................................................................................
       The Companies.............................................................................
       What AVS Stockholders Will Receive........................................................
       The Special Meeting.......................................................................
       Recommendation of AVS Board of Directors..................................................
       Reasons for the Merger....................................................................
       Votes Required............................................................................
       The Merger................................................................................
       The Appointment of New AVS Directors Following the Merger.................................
       Interests of AVS Officers and Directors in the Merger That Are Different
           From the Interests of AVS Stockholders................................................
       Conditions to the Obligations of AVS and MUSE to Complete the Merger......................
       Circumstances Where AVS and/or MUSE Can Terminate the
           Merger Agreement......................................................................
       Appraisal Rights Available to AVS Stockholders Who Dissent from
           The Merger............................................................................
       MUSE's Accounting Treatment of the Acquisition............................................
       Listing of the MUSE Common Stock..........................................................
       Treatment of Stock Options, Purchase Authorizations and Benefit Plans
           In the Merger.........................................................................
       Tax Consequences..........................................................................
       Stockholder Agreements....................................................................
       AVS Affiliates Agreement..................................................................
       MUSE Affiliates Agreement.................................................................
       Comparative Per Share Information.........................................................
       Comparative Per Share Market Price Information............................................
       Forward-Looking Statements May Prove Inaccurate...........................................
       Summary of Selected Historical Financial Information......................................
       Unaudited Pro Forma Condensed Combined Financial Information..............................
       Unaudited Pro Forma Consolidated Combined Statement of Operations.........................
       Unaudited Pro Forma Consolidated Combined Balance Sheet...................................
       Notes to the Unaudited Pro Forma Condensed Combined Financial
           Statements............................................................................
RISK FACTORS.....................................................................................
        Risks Relating to the Combined Company...................................................
        Risks Relating to the MUSE Common Stock Issued in the Merger.............................
        Risks Relating to MUSE's Business........................................................
        Risks Relating to AVS's Business.........................................................
THE SPECIAL MEETING..............................................................................
        Date, Time and Place of Special Meeting..................................................
        Purpose of the Meeting...................................................................
        Record Date and Voting Rights............................................................
        Solicitation and Revocation of Proxies...................................................
THE MERGER.......................................................................................
        General Description of the Merger........................................................
        Background of the Merger.................................................................

                                                       i

        Recommendation of the AVS Board and AVS's Reason for the
             Recommendation......................................................................
        MUSE's Reasons for the Merger............................................................
        Merger Consideration.....................................................................
        The Escrow Agreement.....................................................................
        Stock Options, Purchase Authorizations and Benefit Plans.................................
        Appraisal Rights.........................................................................
        Effective Time...........................................................................
        Conversion of Shares; Procedures For Exchange of Certificates;
             No Fractional Shares................................................................
        Nasdaq Listing...........................................................................
        Expenses.................................................................................
        Interests of Certain Persons in the Merger...............................................
        Material Federal Income Tax Consequences.................................................
        Accounting Treatment.....................................................................
        Resale of MUSE Common Stock Following the Merger.........................................
THE MERGER AGREEMENT AND RELATED AGREEMENTS......................................................
        General..................................................................................
        Consideration to Be Received in the Merger...............................................
        The Escrow Agreement.....................................................................
        Corporate Matters........................................................................
        Conditions to the Merger.................................................................
        Representations and Warranties...........................................................
        Certain Covenants........................................................................
        Termination..............................................................................
        Amendment; Waiver........................................................................
        Fees and Expenses........................................................................
        Indemnification..........................................................................
        Stockholder Agreements...................................................................
        Confidentiality Agreement................................................................
        Agreement of AVS Affiliates..............................................................
        MUSE Affiliates Agreements...............................................................
INFORMATION CONCERNING MUSE......................................................................
        General..................................................................................
        Recent Developments......................................................................
        Products and Services....................................................................
        Industry Overview........................................................................
        Strategy.................................................................................
        Strategic Reselling Partnerships.........................................................
        Marketing and Sales......................................................................
        The License Agreement....................................................................
        Intellectual Property Rights.............................................................
        Research and Product Development.........................................................
        Competition..............................................................................
        Employees................................................................................
        Facilities...............................................................................
        Legal Proceedings........................................................................
        Management's Discussion and Analysis of Financial Condition
             and Results of Operations...........................................................
        Management...............................................................................
        Principal Stockholders...................................................................

                                                   ii

INFORMATION CONCERNING AVS.......................................................................
        Description of Business..................................................................
        Description of Property..................................................................
        Legal Proceedings........................................................................
        Management's Discussion and Analysis of Financial Condition
             and Results of Operations...........................................................
        Management...............................................................................
        Principal Stockholders...................................................................
        Market Price of and Dividends on AVS's Capital Stock and
             Related Stockholder Matters.........................................................
DESCRIPTION OF MUSE CAPITAL STOCK................................................................
        General..................................................................................
        MUSE Common Stock........................................................................
        Warrants.................................................................................
COMPARATIVE RIGHTS OF STOCKHOLDERS' RIGHTS.......................................................
        General..................................................................................
        Authorized Capital Stock.................................................................
        Preemptive Rights........................................................................
        Quorum...................................................................................
        Stockholder Voting.......................................................................
        Special Meetings of Stockholders.........................................................
        Directors................................................................................
        Removal of Directors.....................................................................
        Vacancies on the Board of Directors......................................................
        Amendment to Certificate of Incorporation................................................
        Amendment of By-Laws.....................................................................
        State Anti-takeover Statutes.............................................................
        Appraisal/Dissenters' Rights.............................................................
        Indemnification of Directors and Officers................................................
        Insurance................................................................................
OTHER MATTERS....................................................................................
EXPERTS..........................................................................................
RELATIONSHIP WITH INDEPENDENT AUDITORS...........................................................
WHERE YOU CAN FIND MORE INFORMATION..............................................................
FORWARD-LOOKING STATEMENTS.......................................................................
INDEX TO FINANCIAL STATEMENTS....................................................................

APPENDIX A     Agreement and Plan of Merger
APPENDIX B    Delaware General Corporation Law Appraisal Rights

                     QUESTIONS AND ANSWERS ABOUT THE MERGER



Q.  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

         A. We believe that the merger of MUSE and AVS will create a stronger, unified company and will diversify the product range of the individual companies.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

         A. If the merger is completed, AVS stockholders will receive one share of common stock of MUSE in exchange: (1) for each 3.286 outstanding shares of AVS common stock, Series B Preferred Stock and Series C Preferred Stock that they own and (2) for each 0.649646 outstanding shares of Series A Preferred Stock that they own. For example, if you own 3,286 shares of AVS common stock, Series B Preferred Stock and/or Series C Preferred Stock, you will receive 1,000 shares of MUSE common stock in exchange for your AVS shares. No fractional shares of MUSE common stock will be issued. Instead, AVS stockholders will receive one share of MUSE common stock for the fraction you would have otherwise received.

Q. WHAT PERCENTAGE OF THE OUTSTANDING COMMON STOCK OF MUSE WOULD BE HELD BY FORMER AVS STOCKHOLDERS?

         A. Former AVS stockholders would hold approximately 16% of the outstanding common stock of MUSE.

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

         A. We hope to complete the merger shortly after the special meeting.

Q.  WHAT DO I NEED TO DO NOW?

         A. After carefully reading and considering the information contained in this document and its appendices, indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the proposal or proposals to be voted upon at the special meeting. If you do not vote or you abstain, it will in most cases have the effect of a vote against the proposal or proposals presented to the special meeting. The board of directors of AVS recommends voting in favor of the merger agreement and the merger.

Q. IF I AM NOT GOING TO ATTEND THE STOCKHOLDER MEETING, SHOULD I RETURN MY PROXY CARD INSTEAD?

         A. Yes. Please fill out your proxy card and mail it to us in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.

Q.  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

         A. You should send in a later, dated, signed proxy card to AVS's corporate secretary before the special meeting or attend the special meeting in person and vote.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

         A. No. After the merger is completed, we will send AVS stockholders written instructions for exchanging their stock certificates.

Q.  HOW SOON CAN I SELL MY MUSE SHARES?

         A. Unless you are an affiliate, there will be no restrictions on the sale or transfer of your shares after the completion of the merger (other than those shares which may be held in escrow).

Q.  WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS OF THE MERGER?

         A. The merger will not be a taxable event for federal income tax purposes for AVS stockholders. Tax matters, however, are very complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the merger to you. To review the tax consequences to AVS stockholders in greater detail, see pages ___ to ___ of this proxy statement/prospectus.

Q.  WHO CAN HELP ANSWER MY QUESTIONS?

         A. If you would like additional copies of this proxy statement/prospectus or if you have questions about the merger, you can contact us at Advanced Visual Systems Inc., 300 Fifth Avenue, Waltham, Massachusetts 02451, Attention: Russell G. Barbour, President and CEO, or you can call us at
(781) 890-4300.

                                     SUMMARY

         This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this entire document and the documents to which you are referred. See "Where You Can Find More Information" on page ___. We have included page references parenthetically to direct you to a more complete description of the topics presented in this Summary.

                        THE COMPANIES (PAGES ___ AND ___)


ADVANCED VISUAL SYSTEMS INC.
300 Fifth Avenue
Waltham, Massachusetts 02451
(781) 890-4300
www.avs.com *
-----------

         Advanced Visual Systems Inc., a Delaware corporation, is a leading provider of sophisticated computer data visualization technology that transforms large and complex quantities of data into visual representations. AVS provides software to developers who build customized visualization software, as well as ready-to-use applications for end-users who analyze information contained in graphical representation. After the merger, AVS will be a wholly-owned subsidiary of MUSE. AVS's principal executive officers will continue to be located at 300 Fifth Avenue, Waltham, Massachusetts 02451.


MUSE TECHNOLOGIES, INC.
1601 Randolph SE, Suite 210
Albuquerque, New Mexico 87106
(505) 843-6873
www.musetech.com *
----------------

         MUSE Technologies, Inc., a Delaware corporation, develops and markets data visualization and perceptual computing software products designed to enhance a computer user's ability to integrate, present, analyze and better understand complex types of data and information. MUSE also provides its customers with comprehensive software and hardware solutions, systems integration, and training and support services.


                 WHAT AVS STOCKHOLDERS WILL RECEIVE (PAGES ____)

         Upon consummation of the merger, stockholders of AVS will receive one share of MUSE common stock for each 3.286 shares of AVS common stock, AVS Series B Preferred Stock and AVS Series C Preferred Stock that they own and one share of MUSE common stock for each 0.649646 outstanding shares of AVS Series A Preferred Stock that they own. No fractional shares of MUSE common stock will be issued in the merger. Instead, AVS stockholders will receive one share of MUSE common stock for the fraction they would have otherwise received.

----------------------
* Inclusion of any worldwide web address is not intended to, and does not constitute, incorporation by reference into this proxy statement/prospectus of any information contained on such website.

                         THE SPECIAL MEETING (PAGE ___)

         The special meeting of stockholders of AVS will be held at [TIME], local time, on [DATE], 2000, at [LOCATION], [ADDRESS]. At the meeting, holders of AVS capital stock will consider and vote upon:

         o a proposal to adopt the merger agreement and approve the merger, including (i) the creation of an escrow in connection with certain indemnification obligations of AVS, which will include a pro rata portion of each AVS stockholders' shares of MUSE common stock received in the merger by all AVS stockholders who vote in favor of the merger and who own 500 or more shares of AVS capital stock or are affiliates of AVS and (ii) the appointment of Russell G. Barbour and John William Poduska, Sr. as AVS stockholder representatives to act as attorneys-in-fact and agents on behalf of the AVS stockholders in connection with all matters relating to the merger agreement and the escrow agreement; and

         o    any other matters that may properly come before the meeting.



               RECOMMENDATION OF AVS BOARD OF DIRECTORS (PAGE __)


         The board of directors of AVS has approved the merger with MUSE and determined that the terms are fair to and in the best interests of the AVS stockholders. Therefore, the AVS board recommends that its stockholders vote in favor of the proposal to adopt the merger agreement and approve the merger.

                        REASONS FOR THE MERGER (PAGE __)

MUSE

         The Board of Directors of MUSE, with the assistance of management and its legal and financial advisors, have elected to proceed with the merger for the following reasons:

         o the technical expertise of AVS in the field of data visualization for the scientific and engineering industries;
         o the sizeable installed base of AVS customers and products, and the potential revenue and other opportunities that could derived therefrom;
         o the ability to add additional software products and professional service capabilities to those already offered by MUSE;
         o the existing international network of AVS sales and technical professionals;
         o perceived economic potential from the AVS product known as OpenViz;
         o    the terms of the merger agreement;
         o the potential operating synergies and cost savings of the combined enterprise, including consolidation of administrative and support functions and the combination of sales forces and research and development capabilities; and
         o that the merger is expected to be accounted for as a pooling-of-interests.

AVS
         In reaching its decision to approve the merger, the AVS board considered, with the assistance of management and its legal and financial advisors, the following material factors:

         o that the merger will create a stronger company and offer the AVS stockholders an opportunity to receive shares in a publicly-held company while continuing to participate in the long-term growth of AVS's business through an ownership interest in MUSE;
         o that AVS's available funds and cash generated from operations would not be sufficient to meet AVS's operating requirements in the absence of the merger, a different merger or financing or another significant change in the operations of AVS's business;
         o that the merger would provide AVS with a better opportunity to permit AVS to continue operations which might not otherwise be available on terms beneficial to the AVS stockholders;
         o that the merger provides AVS stockholders with MUSE common stock in a tax-free exchange at a premium over the fair market value of the AVS shares prior to the announcement of the merger;
         o    the terms of the merger agreement;
         o potential operating synergies and cost savings of the combined enterprise, including consolidation of administrative and support functions and the combination of sales forces and research and development capabilities;
         o that the merger is expected to be accounted for as a pooling-of-interests;
         o    that the merger is not subject to approval by MUSE stockholders;
              and
         o publicly available information concerning the financial performance, condition, prospects and operations of MUSE.

         The foregoing discussion of information and factors considered by the AVS board is not intended to be exhaustive but is intended to include material factors considered. In light of the wide variety of factors considered, the AVS board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual directors may have given differing weights to different factors. After taking into consideration all of the factors set forth above, the AVS board approved the merger by unanimous vote of the directors present at the meeting and determined that the merger is fair to, and in the best interests of, AVS and its stockholders and has determined that AVS should proceed with the merger at this time. ACCORDINGLY, THE AVS BOARD RECOMMENDS THAT THE AVS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.


                            VOTES REQUIRED (PAGE ___)

         Adoption of the merger agreement and approval of the merger require the affirmative vote of a majority of the outstanding shares of AVS capital stock, each voting separately as a class, entitled to vote at the meeting. In addition, upon obtaining such affirmative vote, the AVS stockholders also will have approved the escrow agreement and the appointment of the stockholder representatives as their attorneys-in-fact and agents to act on behalf of each AVS stockholder in connection with all matters relating to the merger agreement and, with respect to stockholders who vote in favor of the merger and own 500 or more AVS shares or are affiliates of AVS, the escrow agreement. AVS has entered into stockholder agreements with certain stockholders of AVS pursuant to which these AVS stockholders have agreed to vote all of their shares of AVS capital stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing approximately 38% of the outstanding shares of AVS capital stock entitled to vote at the AVS special meeting. As of the record date, AVS directors and executive officers and their affiliates owned shares of AVS capital stock representing approximately 38% of the outstanding shares of AVS capital stock entitled to vote at the AVS special meeting.

          PROCEDURES FOR VOTING YOUR SHARES. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. You may vote your shares by signing your proxy card and mailing it in the enclosed return envelope. If you are a holder of record, you may vote in person at the special meeting. If you do not include instructions on how to vote your properly executed proxy card, your shares will be voted FOR adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not vote or do not instruct your bank or broker how to vote, it will have the same effect as voting against the merger.

         PROCEDURE FOR CHANGING YOUR VOTE. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation of your new proxy to the Secretary of AVS at the address on page [ ]. If your shares are held in an account at a brokerage firm or bank, you should contact your broker to change your vote. Third, if you are a holder of record, you can attend the special meeting and vote in person.

                              THE MERGER (PAGE __)

         The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

          The merger agreement provides that, upon consummation of the merger, MUSE Merger Sub will merge with and into AVS. AVS will continue as the surviving corporation and become a wholly-owned subsidiary of MUSE. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such other time as the parties may specify. This filing is expected to take place as soon as practicable after receipt of AVS stockholder approval and all required regulatory approvals and the satisfaction or waiver of the other conditions to the merger.

       THE APPOINTMENT OF NEW AVS DIRECTORS FOLLOWING THE MERGER (PAGE __)

         The merger agreement provides that the directors of MUSE Merger Sub immediately before the effective time of the merger will be the initial directors of AVS, as the surviving corporation after the merger.


 INTERESTS OF AVS OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT FROM
                   THE INTERESTS OF AVS STOCKHOLDERS (PAGE__)

         As of the record date, AVS officers and directors and their affiliates owned shares of AVS capital stock representing approximately 38% of the outstanding shares of AVS capital stock entitled to vote at the AVS special meeting. Under the merger agreement, AVS's officers and directors will receive the same consideration for their shares of AVS capital stock as the other AVS stockholders. The AVS stock options to purchase AVS common stock or Series C Preferred Stock outstanding immediately prior to the effective time of the merger that will be converted into options to acquire MUSE common stock in the merger held by all option holders, including the officers and directors of AVS, will become fully vested upon the completion of the merger. In addition, as part of the merger, certain AVS officers will continue to be employed by AVS after the merger.

 CONDITIONS TO THE OBLIGATIONS OF AVS AND MUSE TO COMPLETE THE MERGER (PAGE__)

         Under the merger agreement, the obligations of AVS and MUSE to complete the merger are subject to the satisfaction or waiver of the following conditions:

         1. the adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of AVS capital stock, each voting separately as a class;

         2. the AVS stockholders dissenting or capable of dissenting after the completion of the merger must not constitute in excess of 10% of the shares eligible to vote for approval of the merger;

         3. the absence of any law, judgment, order or proceeding preventing completion of the merger;

         4. all authorizations, permits, consents, orders or approvals of, or declarations or filings with, any governmental entity or other person or entity necessary to effect the transactions contemplated by the merger agreement must have occurred, been filed or been obtained;

         5. each of MUSE and AVS must have obtained all licenses, permits, approvals and other authorizations from all governmental entities, whether by transfer, reissuance, modification or otherwise, required to be obtained by it in connection with or for the operation of the business as presently conducted and contemplated in the merger agreement;

         6. the declaration of effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by the Securities and Exchange Commission, and the absence of any stop order or proceedings seeking a stop order;

         7. each of MUSE and AVS must have performed and complied with each agreement, covenant and obligation required to be performed or complied with by it under the merger agreement;

         8. AVS and its subsidiaries, since December 31, 1999, and MUSE, since March 31, 2000 (other than as otherwise publicly disclosed), must not have suffered any event, violation or other matter that would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, properties or prospects of such party ("Material Adverse Effect");

         9. the representations and warranties of each of MUSE and AVS must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the merger;

         10. each of MUSE and AVS must have delivered or caused to be delivered to the other each of the items required to be delivered in the merger agreement;

         11. AVS must have terminated its Executive Bonus Program and any similar programs with no Material Adverse Effect to AVS;

         12. AVS must have obtained Kubota Corporation's agreement with AVS that the merger will not trigger the conversion feature of the convertible promissory note and that such convertible promissory note will be exchanged for convertible debt of MUSE or convertible debt of AVS guaranteed by MUSE following the merger;

         13. AVS must have obtained the requisite vote of the holders of the Series A Preferred Stock and Series B Preferred Stock that the merger shall not be deemed to be a liquidation, dissolution or winding up of AVS for purposes of the liquidation preference provisions of such securities;

         14. certain employees of AVS specified in the merger agreement must have entered into MUSE's standard confidentiality and trade secrets/inventions agreement unless those employees had entered into similar agreements with AVS;

         15. MUSE will have obtained a letter from Feldman Sherb & Co., P.C., MUSE's independent public accountants, with respect to MUSE, and from Arthur Andersen, LLP, AVS's independent public accountants, with respect to AVS, to the effect that each of AVS and MUSE may participate in the merger in a manner so as to permit the merger to qualify as a pooling-of-interests; and

         16. each of MUSE and AVS will have obtained certain affiliates' agreements for purposes of qualifying the merger for pooling-of-interest accounting treatment.

 CIRCUMSTANCES WHERE AVS AND/OR MUSE CAN TERMINATE THE MERGER AGREEMENT (PAGE__)

         The merger agreement provides that it may be terminated and the merger may be abandoned:

         (1) at any time before the closing of the merger, by mutual written consent of MUSE and AVS;

         (2) at any time before the closing of the merger, by either MUSE or AVS:

                  (a) in the event of a material breach of the merger agreement by the non-terminating party; or

                  (b) upon notification to the non-terminating party by the terminating party that the non-terminating party has failed to satisfy a condition required to be satisfied by such non-terminating party prior to or at the closing date of the merger; and

         (3) at any time after October 31, 2000 by either MUSE or AVS if the merger has not been consummated by that date.

      However the right to terminate pursuant to (2) or (3) above will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before that date.

           APPRAISAL RIGHTS AVAILABLE TO AVS STOCKHOLDERS WHO DISSENT
                           FROM THE MERGER (PAGE __)

         Under Section 262 of the Delaware General Corporation Law, a stockholder of AVS may dissent from the merger and seek to obtain payment for the fair value of that stockholder's shares. If you are an AVS stockholder and wish to dissent, you must deliver to AVS, before the vote on the merger agreement at the AVS special meeting, a written demand for appraisal of your shares. You also must not vote in favor of the merger agreement. To not vote in favor of the merger agreement, you can either:

         o        vote no in person at the AVS meeting or by proxy;

         o        abstain from voting;

         o        fail to vote; or

         o        revoke a duly executed proxy.

         Beneficial owners of shares of AVS capital stock whose shares are held of record by another person, such as a broker, bank or nominee, and who wish to seek appraisal, should instruct the record holder to follow the procedures in
Section 262 of the Delaware General Corporation Law, a copy of which is included as Appendix B to this proxy statement/prospectus. Failure to take any necessary step may result in a termination or waiver of appraisal rights under Delaware law.

            MUSE'S ACCOUNTING TREATMENT OF THE ACQUISITION (PAGE __)

         The merger is intended to qualify as a pooling-of-interests. The pooling-of-interests method of accounting assumes the companies had always been combined, and the historical financial statements for periods prior to closing of the merger are restated as though the companies had always been combined as required under United States generally accepted accounting principles. The assets and liabilities of MUSE and AVS will be carried forward by the combined company at their historical recorded amounts.

                   LISTING OF THE MUSE COMMON STOCK (PAGE __)

         MUSE will use its reasonable best efforts to cause the shares of MUSE common stock to be issued in connection with the merger to be approved for quotation on the Nasdaq Stock Market or listed on such securities exchange as MUSE common stock is then listed, subject to official notice of issuance, as soon as reasonably practicable following the merger.

         TREATMENT OF STOCK OPTIONS, PURCHASE AUTHORIZATIONS AND BENEFIT
                              PLANS IN THE MERGER

         Under the merger agreement, each AVS stock option to purchase AVS common stock or Series C Preferred Stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will cease to represent a right to acquire shares of AVS common stock or Series C Preferred Stock at the effective time of the merger and will be converted into a fully vested, immediately exercisable option to acquire, on substantially the same terms and conditions (except with respect to vesting), the number of shares of MUSE common stock determined by dividing the number of shares of

AVS common stock or Series C Preferred Stock subject to that AVS stock option by 3.286, rounded, if necessary, to the nearest whole share. The exercise price of these stock options will be the exercise price for the stock option immediately prior to the effective time of the merger multiplied by 3.286, rounded to the nearest whole cent.

         MUSE will file a registration statement covering the issuance of the shares of MUSE common stock subject to each AVS option as soon as practicable following the merger.

         The merger agreement provides that all purchase authorizations under the AVS 1992 Stock Purchase Plan not exercised at least 30 days prior to the closing date of the merger will terminate on the closing date of the merger. Also, the merger agreement provides that AVS will have its board of directors take the necessary actions to effect the cancellation and substitution of the AVS stock options and the termination of the purchase authorizations under the stock purchase plan, including but not limited to adopting resolutions terminating the stock option plan and the stock purchase plan effective no later than one day prior to the closing date of the merger.

         The merger agreement also provides that all AVS employees will continue on their existing benefit plans until such time after the effective time of the merger, in MUSE's sole and absolute discretion, as MUSE decides to convert to employee benefit plans and programs maintained by MUSE at that time.

                                TAX CONSEQUENCES

         You should not recognize income, gain or loss upon the exchange of the AVS capital stock into MUSE common stock. Your tax basis in MUSE common stock received upon conversion should generally be equal to your tax basis in the AVS capital stock exchanged.

                             STOCKHOLDER AGREEMENTS

         AVS entered into individual stockholder agreements with certain stockholders. These stockholders combined represented approximately 38% of the AVS capital stock then outstanding.

         The stockholders signing the stockholder agreements agreed, among other things, to vote their shares of AVS capital stock in favor of the adoption of the merger agreement and approval of the merger and any other transactions contemplated by the merger agreement. Each of the stockholder agreements provides that it will terminate upon the earlier of the completion or the merger and the termination of the merger agreement in accordance with its terms.

                            AVS AFFILIATES AGREEMENT

         Rule 145 under the Securities Act of 1933 regulates the disposition of securities of "affiliates" of AVS in connection with the merger. AVS has delivered to MUSE a letter identifying all persons who are or may be deemed to be, at the time of the AVS meeting, "affiliates" of AVS for purposes of Rule 145 under the Securities Act. This letter may be further updated before the effective time of the merger. AVS has agreed to use its best efforts to cause each person who is identified as an affiliate to deliver to MUSE, before the effective time of the merger, a written affiliate's agreement. Under these affiliate's agreements, each affiliate will represent that he, she or it has been advised that the affiliate may not sell, transfer or otherwise dispose of MUSE common stock issued to the affiliate in the merger unless the sale, transfer or other disposition:

         (1)      has been registered under the Securities Act;

         (2) complies with the requirements of Rule 145 under the Securities Act; or

         (3) in the opinion of counsel reasonably acceptable to MUSE, is otherwise exempt from registration under the Securities Act.

         Notwithstanding the foregoing, each affiliate will have further agreed not to acquire any shares of MUSE common stock and not to transfer or dispose of any of its shares of MUSE common stock prior to the date by which at least 30 days of combined results of operations of MUSE and AVS have been made publicly available.

                           MUSE AFFILIATES AGREEMENTS

         MUSE is required to obtain agreements from its affiliates similar to those required for AVS affiliates.

                        COMPARATIVE PER SHARE INFORMATION

         The following table sets forth selected historical per share information of MUSE and AVS and unaudited combined per share information after giving effect to the merger between MUSE and AVS, under the pooling-of-interests method of accounting, assuming that one share of MUSE common stock had been issued in exchange for each 3.286 outstanding shares of AVS capital stock. You should read this information in conjunction with the selected historical audited and unaudited financial information, included elsewhere in this document, and the historical audited financial statements of MUSE and AVS and related notes that are incorporated in this document by reference. The pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this document. Unaudited Pro Forma AVS Per Share Equivalents are calculated by dividing the Unaudited Pro Forma Combined per share amounts by 3.286. The historical per share information is derived from audited financial statements as of and for each of the years in the three-year period ended December 31, 1999 for AVS and September 30, 1999 for MUSE.

         The unaudited pro forma combined per share information does not purport to represent what the actual financial position or results of operations of MUSE and AVS would have been had the merger occurred at the beginning of the earliest period presented or to project MUSE's and AVS's financial position or results of operations for any future date or period.

                      UNAUDITED COMPARATIVE PER SHARE DATA

                                                          FOR THE SIX       FOR THE SIX       FOR THE          FOR THE
                                                         MONTHS ENDED       MONTHS ENDED     YEAR ENDED       YEAR ENDED
                                                        MARCH 31, 2000    MARCH 31, 1999  SEPTEMBER 30, 1999 SEPTEMBER 30, 1998
                                                        --------------    --------------  ------------------ ------------------
HISTORICAL MUSE
Net Income (loss) per common share-basic                      $0.02        ($0.24)          ($0.51)            $0.04
Net Income (loss) per common share-diluted                    $0.02        ($0.24)          ($0.51)            $0.04
Book value per common share at period end                     $1.52         $1.71            $1.40             $1.28



                                                         FOR THE THREE     FOR THE THREE       FOR THE           FOR THE
                                                         MONTHS ENDED      MONTHS ENDED      YEAR ENDED         YEAR ENDED
                                                        MARCH 31, 2000    MARCH 31, 2000  DECEMBER 31, 1999  DECEMBER 31, 1998
                                                        --------------    --------------  ------------------ ------------------
HISTORICAL AVS
Net Income (loss) per common share-basic                      $0.00        ($0.04)           $0.02            ($1.73)
Net Income (loss) per common share-diluted                    $0.00        ($0.04)           $0.02            ($1.73)
Book value per common share at period end                    ($0.88)           --           ($0.90)           ($0.92)


                                                          FOR THE SIX       FOR THE SIX       FOR THE          FOR THE
                                                         MONTHS ENDED       MONTHS ENDED     YEAR ENDED       YEAR ENDED
                                                        MARCH 31, 2000    MARCH 31, 2000  SEPTEMBER 30, 1999 SEPTEMBER 30, 1998
                                                        --------------    --------------  ------------------ ------------------
PRO FORMA COMBINED PER MUSE SHARE
Net Income (loss) per common share-basic                      $0.04        ($0.36)          ($0.60)           ($0.46)
Net Income (loss) per common share-diluted                    $0.04        ($0.36)          ($0.60)           ($0.46)
Book value per common share at period end                     $1.01            --               --                --


                                                          FOR THE SIX       FOR THE SIX       FOR THE          FOR THE
                                                         MONTHS ENDED       MONTHS ENDED     YEAR ENDED       YEAR ENDED
                                                        MARCH 31, 2000    MARCH 31, 2000  SEPTEMBER 30, 1999 SEPTEMBER 30, 1998
                                                        --------------    --------------  ------------------ ------------------
EQUIVALENT PRO FORMA COMBINED PER AVS SHARE
Net Income (loss) per common share-basic                      $0.01        ($0.11)          ($0.19)           ($0.14)
Net Income (loss) per common share-diluted                    $0.01        ($0.11)          ($0.19)           ($0.14)
Book value per common share at period end                     $0.30            --               --                --

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

         MUSE's common stock is traded on the Nasdaq SmallCap(TM) Market under the symbol "MUZE" and on the Boston Stock Exchange under the symbols "MZE". The following table sets forth, for the periods indicated, the range of high and low bid prices of the common stock as reported by Nasdaq SmallCap Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

MUSE Common Stock                                                                        High               Low
-----------------                                                                        ----               ---
From November 17, 1998 (first trade date) through December 31, 1998                    $ 14.00            $  8.50
Quarter ended March 31, 1999                                                           $ 10.50            $  3.88
Quarter ended June 30, 1999                                                            $  8.13            $  3.88
Quarter ended September 30, 1999                                                       $  6.25            $  3.25
Quarter ended December 31, 1999                                                        $  4.063           $  2.625
Quarter ended March 31, 2000                                                           $  6.25            $  2.719
Quarter ended June 30, 2000                                                            $  5.375           $  2.00
Quarter beginning July 1, 2000 through July 31, 2000                                   $  3.375           $  2.50


          On May 4, 2000, the last trading day before the public announcement of the proposed acquisition of AVS, the last reported closing sales price per share of MUSE common stock was $4.375. On [ ], 2000, the last trading day before the date of this proxy statement/prospectus, the last reported closing sales price per share of MUSE common stock was $[ ].

         Since the securities of AVS are not publicly traded, they have no readily ascertainable market value.

         Since the market price of MUSE common stock is subject to fluctuation, the market value of the shares of MUSE common stock that holders of AVS capital stock will be entitled to receive pursuant to the merger may increase or decrease prior to and following the merger. The exchange ratio is fixed and will not be adjusted to compensate AVS's stockholders for decreases in the market price of MUSE common stock which could occur prior to the merger becoming effective. WE URGE STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR MUSE COMMON STOCK. WE CANNOT ASSURE YOU AS TO THE FUTURE PRICES OR MARKETS FOR MUSE COMMON STOCK.

         NEITHER MUSE NOR AVS HAS PAID ANY CASH DIVIDENDS IN THE PAST. BOTH MUSE AND AVS INTEND TO RETAIN FUTURE EARNINGS, IF ANY, TO FUND THE DEVELOPMENT AND GROWTH OF THEIR BUSINESS AND DO NOT ANTICIPATE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         Each of AVS and MUSE has made forward-looking statements in this proxy statement/prospectus, and in documents that are incorporated by reference in this proxy statement/prospectus, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of AVS and MUSE, including the anticipated benefits from the merger. Also, when AVS and MUSE use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors could affect the future financial results of AVS and MUSE and could cause the results to differ materially from those expressed in our forward-looking statements. Such factors include, without limitation, those disclosed in the "Risk Factors" section of this proxy statement/prospectus.

              SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION

         We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the MUSE information from the audited financial statements of MUSE as of and for each of the years ended September 30, 1996 through 1999. We derived the AVS information from the audited financial statements as of and for the years ended December 31, 1995 through 1999. The selected financial information as of and for the period ended March 31, 1999 and 2000 for MUSE and AVS are derived from unaudited condensed financial statements, which in the opinion of management of each of MUSE and AVS, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information for such periods. The selected financial information of MUSE is only a summary and should be read in conjunction with the historical financial statements of MUSE and related notes contained in the annual and quarterly reports and other information that MUSE has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page __ for information on where you can obtain copies of this other information. The selected financial information of AVS should be read in conjunction with AVS's audited financial statements and related notes for the years ended December 31, 1999, 1998 and 1997 and unaudited financial statements for the three months ended March 31, 1999 and 2000, included elsewhere in this proxy statement/prospectus.

MUSE HISTORICAL FINANCIAL INFORMATION

                                                                                          SIX MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,                  MARCH 31,
                                         ----------------------------------------------  ----------------------
                                           1996        1997        1998        1999        1999          2000
                                         --------    --------    --------    ----------  --------    ----------
In thousands, except per share data                                                          (UNAUDITED)
INCOME STATEMENT DATA:
Revenue..............................         $355        $756      $6,206      $1,723        $771     $5,050
Income (loss) from operations........      $(1,203)    $(2,049)     $1,123     $(5,248)    $(2,096)     $(388)
Net income (loss)....................      $(1,203)    $(2,049)       $324     $(5,112)    $(2,317)      $238
Basic earnings (loss) per share......       $(0.18)     $(0.28)      $0.04     ($0.51)      $(0.24)     $0.02
Diluted earnings (loss) per share....       $(0.18)     $(0.28)      $0.04     ($0.51)      $(0.24)     $0.02
Weighted Average Common Shares
  Outstanding........................        6,872       7,193       7,672     10,049        9,765      9,765
Weighted Average Dilutive Shares
  Outstanding........................        6,872       7,193       8,654     10,049        9,765     10,662


                                                        SEPTEMBER 30,                         MARCH 31,
                                         ----------------------------------------------  ----------------------
                                           1996        1997        1998        1999        1999          2000
                                         --------    --------    --------    ----------  --------    ----------
In thousands                                                                                 (UNAUDITED)
BALANCE SHEET DATA
Total Assets.........................       $1,180      $1,366     $12,813     $15,525     $18,723    $19,094
Long-term debt.......................           $0          $0          $0          $0          $0         $0
Shareholders equity (deficit)........         $940        $(58)    $11,214     $14,514     $17,643    $16,419

AVS HISTORICAL FINANCIAL INFORMATION

                                                                                                       THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                          MARCH 31,
                                            ---------------------------------------------------------  --------------------
                                             1995         1996         1997       1998        1999       1999         2000
                                            -------     --------     -------     -------     -------    ------       ------
In thousands, except per share data                                                                        (UNAUDITED)
INCOME STATEMENT DATA:
Revenue..............................       $19,408      $17,917     $18,575     $15,396     $13,775    $3,217       $3,339
Income (loss) from operations........          $753        $(829)      $(735)    $(5,889)       $667       $21         $130
Net income (loss)....................          $640        $(825)      $(819)    $(6,162)        $84     $(135)         $18
Basic earning per share..............         $0.16       $(0.20)     $(0.21)     $(1.73)      $0.02    $(0.04)       $0.00
Diluted earnings per share...........         $0.10       $(0.20)     $(0.21)     $(1.73)      $0.02    $(0.04)       $0.00
Weighted Average Common Shares
  Outstanding........................         3,991        4,136       3,882       3,572       3,641     3,641        3,641
Weighted Average Dilutive Shares
  Outstanding........................         6,320        4,136       3,882       3,572       5,511     3,641        5,511


                                                                   DECEMBER 31,                              MARCH 31,
                                            ---------------------------------------------------------  --------------------
                                             1995         1996         1997       1998        1999       1999         2000
                                            -------     --------     -------     -------     -------    ------       ------
In thousands                                                                                               (UNAUDITED)
BALANCE SHEET DATA
Total Assets.........................         $14,161     $12,218     $13,388      $6,158      $5,412     $5,420     $4,623
Long-term debt.......................             $86          $0      $2,984      $2,527      $3,113     $2,574     $3,085
Shareholders equity (deficit)........          $5,222      $4,456      $2,704     $(3,342)    $(3,268)   $(3,472)   $(3,200)

------------------------------------------------------------------------------------------------------------------------------------

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         We intend that the merger will be accounted for under the pooling-of-interests method of accounting, which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see "The Merger -- Accounting Treatment."

         The following unaudited pro forma condensed combined selected financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included elsewhere in this proxy statement/prospectus.

         We have presented below unaudited pro forma selected combined financial information that reflects the pooling-of-interests method of accounting and that is intended to provide you with a better picture of what our businesses might have looked like had they always been combined, i.e., giving effect to the merger between MUSE and AVS as if it had occurred on October 1, 1998 for income statements, and as of March 31, 2000 for the balance sheet. In addition, such pro forma information for the year ended September 30, 1999 and six months ended March 31, 1999 also include the acquisition by MUSE of Virtual Presence, Ltd. in November 1999 as if such acquisition occurred as of October 1, 1998. Such acquisition has been accounted for under the purchase method of accounting. The historical audited and pro forma unaudited financial information for Virtual Presence are included elsewhere in this proxy statement/prospectus. As a result of various factors, including any synergies which may have resulted, you should not rely on the unaudited pro forma selected combined financial information as being indicative of the historical results that would have occurred or the results that may be achieved after the merger.

             MUSE TECHNOLOGIES, INC AND ADVANCED VISUAL SYSTEMS INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                         (in thousands, per share data)


                                                                 SIX MONTHS              FISCAL YEAR ENDED
                                                               ENDED MARCH 31               SEPTEMBER 30
                                                           2000          1999            1999            1998
                                                          ----------------------------------------------------
Income Statement Data
Revenue                                                   $12,242        $7,345        $ 18,863      $ 23,338
Income (loss) from operations                                 199       (2,865)         (6,174)        (2,501)
Net income (loss)                                             535       (4,072)         (7,432)        (4,211)
Basic Earnings (loss) Per Share                              0.04        (0.36)          (0.60)         (0.46)
Diluted Earnings (loss) Per Share                            0.04        (0.36)          (0.60)         (0.46)
Weighted Average Common Shares Outstanding                 12,059       11,162          12,376          9,142
Weighted Average Dilutive Shares Outstanding               12,628       11,162          12,376          9,142

                                                         MARCH 31,
                                                            2000
                                                         ----------
Balance Sheet Data
Total Assets                                              $23,717
Long-term debt                                              2,201
Shareholders equity                                       $12,219

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, AVS stockholders should consider the following risk factors before they decide whether or not to vote in favor of the approval and adoption of the merger agreement.

RISKS RELATING TO THE COMBINED COMPANY

IF WE CANNOT SUCCESSFULLY INTEGRATE OUR COMPANIES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         The merger involves the integration of two companies that have previously operated independently. To combine AVS and MUSE, we will need to integrate and coordinate:

         o        the management and administrative functions,

         o        product offerings and sales,

         o        marketing, and

         o        research and development efforts of each company.

If we cannot successfully integrate our companies' operations, our business and the results of operations of the combined businesses could be adversely affected.

         Combining our companies will present a number of challenges, including:

         o the management of businesses with different customer bases and different approaches to manufacturing, sales and service, and

         o the integration of a number of geographically separated research and development and other facilities.

Whether or not this will succeed will depend largely on our companies' ability to retain key management, sales and research and development personnel. In addition, our management will be occupied with integrating our companies' operations following the merger and this may temporarily distract management from our companies' day-to-day businesses. We, thus, cannot assure you that our companies will be smoothly and successfully integrated.

THE FAILURE TO ATTRACT OR THE LOSS OF SENIOR MANAGEMENT PERSONNEL COULD DETRIMENTALLY IMPACT OUR BUSINESS.

         The success of our combined company depends to a significant extent on the efforts of our senior management. The loss of one or more of these individuals could adversely affect us. Our continued success will depend on our ability to retain existing, and attract additional, qualified senior management personnel. We may not be successful in doing this.

DIRECTORS AND CERTAIN OFFICERS OF AVS HAVE POTENTIAL CONFLICTS OF INTEREST IN RECOMMENDING THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT

         As of the record date, AVS officers and directors and their affiliates owned shares of AVS capital stock representing approximately 38% of the outstanding shares of AVS capital stock entitled to vote at the AVS special meeting. Under the merger agreement, AVS's officers and directors will receive the same consideration for their shares of AVS capital stock as the other AVS stockholders. The AVS stock options to purchase AVS common stock or Series C Preferred Stock outstanding immediately prior to the effective time of the merger that will be converted into options to acquire MUSE common stock in the merger held by all option holders, including the officers and directors of AVS, will become fully vested upon the completion of the merger. In addition, as part of the merger, certain AVS officers will continue to be employed by AVS after the merger.

         The receipt of compensation or other benefits in the merger for current directors and officers of AVS following completion of the merger, may influence these directors and officers in making their recommendation that you vote in favor of the adoption of the merger agreement.

RISKS RELATING TO THE MUSE COMMON STOCK ISSUED IN THE MERGER

THE VALUE OF MUSE COMMON STOCK RECEIVED WILL FLUCTUATE

         Upon completion of the merger, all shares of AVS capital stock will be converted into shares of MUSE common stock. The ratios at which the shares will be converted are fixed. However, the market price of MUSE common stock when the merger is completed may vary from its market price at the date of this document and at the date of the stockholder meeting of AVS. No adjustment for changes in the market price of MUSE common stock will be made. Stock price changes may result from a variety of factors that are beyond the control of MUSE, including:

         o        changes in its business,

         o        changes in operations and prospects,

         o        regulatory considerations and

         o        general stock market and economic conditions.

          Stockholders of AVS are urged to obtain current market quotations for MUSE common stock.

THE EQUITY LINE AGREEMENT AND CONVERTIBLE NOTE MAY HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

         The issuance of shares to be received by Kingsbridge Capital, Ltd. pursuant to an equity line agreement and a convertible note recently entered into or the exercise of warrants by Kingsbridge and the selling securityholders pursuant to a registration statement filed concurrently with this proxy statement/prospectus could have a dilutive impact on our stockholders. As a result, our net income or loss per share could be materially decreased in future periods, and the market price of our common stock could be materially and adversely affected. In addition, the common stock to be issued under the equity line agreement will be issued at a discount to the then-prevailing market price of the common stock. These discounted sales could have an immediate adverse effect on the market price of the common stock.

The issuance of such shares and the shares issuable upon exercise of warrants would have a further dilutive effect on our common stock and could adversely affect our stock price.

WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK.

         We have not paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth.

IF WE FAIL TO CONTINUE TO MEET NASDAQ'S SMALLCAP MARKET LISTING MAINTENANCE REQUIREMENTS, NASDAQ MAY DELIST OUR COMMON STOCK AND WARRANTS.

         There is a possibility that our common stock and warrants could be delisted from the Nasdaq Smallcap Market if we fail to meet the listing maintenance criteria. To qualify for continued inclusion in the Nasdaq SmallCap Market, we will have to maintain (a) either $2,000,000 in net tangible assets (total assets minus total liabilities and goodwill); market capitalization of $35,000,000; or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years; and (b) a market value of the public float of $1,000,000. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00. In the event of Nasdaq SmallCap Market delisting, trading, if any, in our securities may then continue to be conducted on the OTC Electronic Bulletin Board or in the non-Nasdaq over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. We will also have to comply with the maintenance criteria of the Boston Stock Exchange for continued listing on that exchange.

IF OUR SECURITIES BECOME SUBJECT TO THE PENNY STOCK RULES, THE SECURITIES MAY BECOME MORE DIFFICULT TO SELL.

         The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are equity securities with a price of less than $5.00 (other than securities registered on national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document approved by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson on the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

THE EXISTENCE OF REGISTRATION RIGHTS, WARRANTS AND STOCK OPTIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND OUR ABILITY TO OBTAIN ADDITIONAL EQUITY FINANCING ON FAVORABLE TERMS.

         In addition to the 10,808,882 shares of our common stock outstanding as of July 31, 2000, there are outstanding warrants to purchase 2,598,388 shares of our common stock. We have issued to the underwriter of our initial public offering for nominal consideration a unit purchase option to purchase 120,000 units consisting of 120,000 shares of our common stock and warrants to purchase 60,000 shares of common stock. We also have stock option plans pursuant to which options to purchase 2,760,847 shares of common stock are outstanding. The holders of warrants and the underwriter's unit purchase option have demand and/or piggyback registration rights. Continuum Resources International, ASA also possesses certain demand and piggyback registration rights with respect to the 1,000,000 shares of common stock held by Continuum and the 1,000,000 shares of common stock underlying its warrants. Kingsbridge also holds warrants to purchase an aggregate of 275,000 shares of our common stock and has also received registration rights with respect thereto. The existence of these registration rights, as well as the sale of shares of common stock pursuant to registration statements which we may be required to prepare, may have a depressive effect on the price of our common stock in the open market. In addition, the existence of such warrants and options and the registration rights referred to above may adversely affect the terms on which we can obtain additional equity financing. The holders of warrants are likely to exercise them at a time when we would otherwise be able to obtain capital on terms more favorable than those provided by the warrants.

RISKS RELATING TO MUSE'S BUSINESS

OUR FUTURE PROFITABILITY IS UNCERTAIN AND WE HAVE A HISTORY OF LOSSES AND ACCUMULATED DEFICIT WHICH MAY CONTINUE IN THE FUTURE.

         Our revenue to date has not been substantial, and any increase in revenue will be dependent upon our ability to market our products, either directly or through distributors or strategic partners. We expect to substantially increase our operating expenses in anticipation of increased revenue with no assurance that we will generate sufficient revenue to cover such expenses. Accordingly, we can not assure you that we will ever be able to successfully market and commercialize our products or that we will ever achieve sustained profitable operations.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE FOR OPERATIONS AND ACQUISITIONS.

         We have expended, and will need to expend, additional funds in order to continue our marketing and product development programs and for acquisitions. To date, we have completed a number of acquisitions and we are in the process of acquiring AVS. The acquisitions will require cash to fund the purchases and assimilation of the acquired businesses into our company. Our capital requirements depend on numerous factors, including:

         o the progress and strategic direction of our product development, marketing and sales programs;

         o our ability to enter into strategic arrangements or other marketing arrangements which result in the commercialization of our products;

         o        our need to purchase or lease additional capital equipment;
                  and

         o the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

To date, our principal source of funds has been from the sale of our debt and equity securities and revenues from sales activities. We have entered into an equity line agreement with Kingsbridge Capital Limited which allows us to issue and sell and requires Kingsbridge to purchase up to an aggregate of $18,000,000 of our common stock, subject to certain limitations based on market price and trading volume of our common stock and the satisfaction of other conditions. We cannot assure you that we will meet all of the conditions required to obtain financing under the equity line agreement. Further, if our current and projected needs change due to unanticipated events or otherwise, we may be required to obtain additional capital and there can be no assurance that additional financing will be available or that the terms of any financing will be acceptable to us. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our product development programs, including but not limited to the further development of our software products, or related products, or we may be forced to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to our technologies or products that we would not otherwise relinquish.

BECAUSE POTENTIAL CUSTOMERS MAY NOT ACCEPT OUR PRODUCTS WE MAY NEVER ACHIEVE ENOUGH SALES TO MAKE OUR BUSINESS PROFITABLE.

         The commercial success of our products will be dependent on their acceptance by potential customers. Our software products are based on technology that has had extremely limited marketplace acceptance and is subject to the risks of failure inherent in products based on new technologies. A significant portion of our resources will be used for research and development and marketing relating to our software and other products and services. There can be no assurance that we can or will develop marketable products. The failure of our products to achieve market acceptance would have a material adverse effect on us.

WE HAVE LIMITED SALES AND MARKETING CAPABILITIES.

         Our ability to generate revenue and profits from our software products is dependent upon our ability to successfully market our products. Our sales efforts for our software products will be undertaken by a direct sales force as well as potential strategic partners who can develop and market applications based on our software products in various industries. Substantial marketing efforts will be required to increase sales. In addition, we are subject to the risks inherent in any attempt to commercialize products based on emerging technology, many of which are not within our control. Our ability to generate revenue and profits is dependent upon the ability and success of our sales force and traditional marketing methods. We cannot assure you that we will be successful in our marketing efforts.

WE ARE DEPENDENT ON STRATEGIC PARTNERS TO HELP MARKET AND COMMERCIALIZE OUR SOFTWARE PRODUCTS.

         To the extent that we rely upon strategic partners to perform such functions as marketing or commercialization of applications based on our software products, we will be dependent upon the ability and willingness of those strategic partners to perform their obligations in a timely manner. The amount and timing of the allocation of resources by any strategic partner pursuant to its arrangement or agreement with us may be affected by numerous factors not within our control, including, but not limited to:

         o        a change in management or direction by the strategic partner,

         o the introduction by the strategic partner of products which may compete with our products or applications or

         o the strategic partner's perception of the market for our products.

         Conflicts of interest could arise between us and one or more of our strategic partners which, depending on the nature of the conflict, could have a material adverse effect upon our business, prospects and financial condition. Although we will seek to restrict our strategic partners from developing competitive products we may not be able either to obtain or enforce the restrictions. Our strategic partners or their affiliates may develop, either alone or with others, products which are competitive or have applications which are competitive with our products. Those conflicts could affect the support provided by the strategic partner for our products which could have a material adverse effect on us.

         Our ability to enter into arrangements with strategic partners on acceptable terms may be affected by our financial condition. To the extent that we are in a position where it requires substantial capital to fund our operations, it may be necessary for us to grant to strategic partners rights to our products or technology which we would not otherwise grant. There can be no assurance that we can or will be able to enter into strategic relationships or that any agreements or arrangements with strategic partners will generate revenue or profits for us.

OUR DEPENDENCE ON A LICENSE AGREEMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         One of our software products, MuSE (Multi-dimensional user oriented Synthetic Environment), is based on software which is licensed to us by Sandia Corporation. The license agreement grants us exclusive rights to develop and commercialize MuSE until October 2005 and thereafter provides a non-exclusive right through 2015. At the end of the period of exclusivity, we may request that Sandia extend our exclusivity through 2015, which determination shall be made in Sandia's sole discretion. Sandia Corporation has the right to terminate the license or make the license non-exclusive in the event we fail to pay the required royalties under the license agreement, with an annual minimum royalty of $20,000 through the year ending December 31, 2006. Any termination of the license agreement will have a material adverse effect on us. Furthermore, if and when the license becomes non-exclusive, other companies may obtain the rights to the MuSE technology to develop products which may compete with our products.

THE COMPUTER AND SOFTWARE INDUSTRIES ARE SUBJECT TO RAPID CHANGES IN TECHNOLOGY.

         The computer industry in general and the software industry in particular are subject to rapid changes in technology, which can make our hardware or software obsolete. Advances in technology create markets for new products and can change or reduce the market for existing products. There can be no assurance that future technological developments will not result in technologies which render our products or applications obsolete. In order for us to obtain market acceptance of our software and related products, we must be able to convince our potential customers and strategic partners that we have the technological capabilities to meet the technological demands of the marketplace. Furthermore, the willingness of a potential strategic partner to enter into an agreement or arrangement with us and to devote the financial and personnel resources to the development of applications using our software may be dependent on, among other factors, our ability or the ability of the strategic partner to offer solutions which are competitive with products developed and offered by others and whether those products can generate an acceptable market share.

WE MAY HAVE DIFFICULTY PROTECTING PATENTS AND OTHER PROPRIETARY RIGHTS TO OUR TECHNOLOGY AND INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND MAY RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

         We believe that patent and other protection of intellectual property rights is crucial to our business and that our future will depend in part on our ability to develop proprietary and/or patented products, maintain trade secret protection and operate without infringing the proprietary rights of others. Our products are based on patents and other proprietary technology developed by us and by Sandia Corporation or licensed to us by others. Patents have been issued separately to us and to Sandia Corporation with respect to various aspects of MuSE. However, no assurance can be given that the patents will be upheld if challenged. Any challenge to the validity of our patent or license rights, regardless of whether we ultimately prevail, could be expensive and could require us to use a significant portion of our resources for litigation, without any assurance of success.

         Under our license agreement with Sandia Corporation, Sandia has the obligation to defend the patents licensed to us against any claim of infringement or invalidity, as a result of which we will be dependent upon Sandia's willingness or ability to defend the patents against any claim.

         We cannot assure you that third parties will not challenge the validity and enforceability of the patent applications or any patents owned or issued in the future to us, or that the challenges will not be successful. We cannot assure you that patent infringement claims will not be asserted and found to have merit, that we will not be enjoined from using MuSE or licensing MuSE, or that we would not be forced to obtain a license and pay future royalty fees as well as past damages to the party claiming infringement.

         We will generally rely on a combination of trade secret, copyright, trademark and patent law to protect our proprietary rights in the intellectual property developed by us or licensed to us. Although we intend to provide products utilizing our software to our customers primarily in object code form, we cannot assure that unauthorized third parties will not be able to duplicate the software code.

BECAUSE OUR PRODUCT LIABILITY INSURANCE MAY BE INSUFFICIENT OR MAY NOT BE AVAILABLE IN THE FUTURE, OUR BUSINESS COULD BE SIGNIFICANTLY AFFECTED.

         The use of our products, including products designed and marketed by a potential strategic partner, or the distribution of products manufactured by others, may expose us to liability claims resulting from the use of such products. We currently maintain limited product liability insurance in the aggregate amount of $2,000,000 per occurrence with a total aggregate limit of $5,000,000, and we cannot assure you that the coverage will be adequate. Furthermore, we cannot assure you that adequate product liability insurance will be available to us or any of our strategic partners in the future at a reasonable cost, if at all. Our inability or the inability of any strategic partner to obtain sufficient coverage at an acceptable cost or to obtain other protection against potential liability could prevent or inhibit the commercialization of one or more of our proposed products. A successful product liability claim or a product recall would have a material adverse effect upon our business, prospects and financial condition.

OUR DEPENDENCE ON GOVERNMENT CONTRACTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         We maintain several Federal government contracts and receive grants from the Federal government, all of which are cancellable and subject to renegotiation at the option of the government for any reason. We derive a portion of current revenues, and expect to continue to derive a portion of our revenues in the near future, from government contracts. Accordingly, any cancellation or renegotiation relating to significant projects could have a material adverse impact on us.

OUR BUSINESS MAY BE SIGNIFICANTLY AFFECTED BY THE LOSS OF OUR KEY PERSONNEL.

         We are dependent upon the services of Brian Clark, President and Chief Financial Officer and John Hough, Managing Director of Virtual Presence. Given our early stage of development and the shortage of personnel trained in the application and adaptation of our MuSE product, we are dependent on our ability to identify, hire, train, retain and motivate high quality personnel, especially highly skilled engineers involved in the ongoing developments required to adapt MuSE to specific applications and solutions. Loss of the services of any of Messrs. Clark or Hough could have a material adverse effect on our operations and financial condition. We have entered into three-year employment agreements with Mr. Clark commencing as of June 1, 1998, providing for current annual compensation of $150,000 and with Mr. Hough commencing as of November 15, 1999, providing for current annual compensation of $150,000. Each agreement provides for certain bonuses, severance benefits and non-competition covenants and, in some cases, payments in the event of a change of control.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WHICH MAY ADVERSELY AFFECT OUR OPERATIONS.

         There are many companies, both public and private, engaged in developing and marketing products which compete or have applications which compete with our products. At the present time, AVS and divisions of Parametric Technologies, Engineering Animation and Computer Associates, among other companies, market competing products. We believe that the principal factors affecting our ability to compete include such factors as:

         o the functionality and architecture of MuSE and other software products developed by us,

         o the performance and benefits of specific applications created using our software products, and

         o the perceived ability of us and/or a strategic partner to support and service MuSE after installation.

         Most of the companies with which we compete and are expected to compete have substantially greater financial resources, research and development capabilities, sales and marketing staffs and distribution channels. We cannot assure you that our products and services will achieve sufficient quality, functionality or cost-effectiveness to compete with existing or future alternatives. Additionally, other major software companies may be able to develop competing products and, if our software products gain market acceptance, other more established companies may enter our markets.

OUR BUSINESS MAY BE SIGNIFICANTLY AFFECTED BY COST-REDUCTION PROGRAMS OF OUR CUSTOMERS.

         The pricing of our software products and software products in general may be affected by the continuing efforts of end-users and information technology managers to contain or reduce costs through various means, including curtailment of discretionary spending or reduction in the scope of or termination of existing projects. We cannot predict the effect that cost reduction measures or changes in the overall economy may have on our business, and we cannot assure you that those actions or changes in the economy will not have a material adverse effect on our business, financial condition and results of operations. Further, to the extent that those actions or changes have a material adverse effect upon the business, financial condition and profitability of other companies that are prospective strategic partners for our products, our ability to commercialize or distribute our products may be adversely affected.

QUARTERLY FLUCTUATIONS IN OUR BUSINESS COULD ADVERSELY AFFECT REVENUES, OPERATING RESULTS AND THE MARKET PRICE OF OUR COMMON STOCK

         Quarterly revenues and operating results will fluctuate as a result of a variety of factors. These factors, some of which are beyond our control, include:

         o the timing of the completion, material reduction or cancellation of major projects,

         o the loss of a major customer or the termination of a relationship with a strategic partner,

         o        timing of the receipt of new business,

         o        timing of the hiring or loss of personnel,

         o changes in the pricing strategies and business focus of us or our competitors,

         o capital expenditures, operating expenses and other costs relating to the expansion of operations,

         o general economic conditions and acceptance and use of our software products.

Revenues and operating results are difficult to forecast because of those fluctuations.

         The trading prices of our common stock and warrants are subject to fluctuation in response to quarterly variations in operating results, announcements of technological innovations or new products or services by us or our competitors, as well as other events or factors. In addition, the stock market has from time to time experienced price and volume fluctuations which have particularly affected the market price of technology-oriented and computer software companies, which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock and warrants.

RISKS RELATING TO AVS'S BUSINESS

AVS'S FAILURE, FOR ANY REASON, TO INCREASE REVENUES WOULD HAVE A MATERIAL ADVERSE EFFECT ON AVS'S BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

         AVS may not be able to obtain adequate financing to fund future operations. Although AVS has always been able to obtain adequate financing to run its operations, AVS is unsure about its ability to obtain adequate financing in the future. AVS expects that its available funds generated through operations will not be sufficient to meet its needs for working capital and capital expenditures through the next 12 months. AVS may need to raise additional funds prior to the expiration of such period if the merger is not completed. AVS cannot be certain that additional financing will be available to AVS on favorable terms when required, or at all.

AVS'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND YOU SHOULD NOT RELY ON THEM TO PREDICT AVS'S FUTURE OPERATING RESULTS.

         AVS's quarterly operating results have varied significantly in the past and are likely to vary significantly in the future. This variability is due to a variety of factors including:

         o the size and timing of significant orders and their fulfillment;

         o        significant international operations;

         o        demand for AVS's products;

         o        changes made in pricing policies by AVS or AVS's competitors;

         o the number, timing and significance of product enhancements and new product announcements made by AVS or AVS's competitors;

         o AVS's ability to develop, introduce and market new and enhanced versions of AVS's products on a timely basis;

         o        changes in the level of operating expenses;

         o        budgeting cycles of AVS's customers;

         o customer order deferrals in anticipation of enhancements or new products offered by AVS or AVS's competitors;

         o nonrenewal of maintenance agreements; product life cycles, software bugs and other product quality problems; personnel changes;

         o        changes in AVS's business strategy;

         o        the level of international expansion;

         o        seasonal trends; and

         o general domestic and international economic and political conditions.

IF AVS FAILS TO SUCCESSFULLY DEVELOP AND MARKET ITS PRODUCTS, AVS MAY NOT ACHIEVE PROFITABLE OPERATIONS.

         Any new product or version of software that is launched may not be developed successfully or marketed adequately. Failure to produce successful products in a timely manner could damage AVS's reputation and impair AVS's ability to attract new customers, which could cause AVS's net sales to fall below expectations. If AVS's new products do not achieve market acceptance, AVS's financial performance will be adversely affected as AVS is dependent on the acceptance of new products, and associated revenues to replace declining revenues on existing products as they mature.

AVS MAY NOT BE SUCCESSFUL IN MODIFYING AND ENHANCING ITS PRODUCTS TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE.

         The market for information technology and software development services utilizing AVS's type of products and services is continuing to develop. AVS's products currently operate on UNIX, Windows and Linux operating systems. AVS must, therefore, continually modify and enhance AVS's products to keep pace with changes in these operating systems and servers. If AVS's products are not compatible with new operating systems, Web Servers, browsers or database servers that achieve sufficient market penetration, AVS's business will be materially affected.

         AVS's revenues have been attributable to a limited number of products and related services. As a result, factors adversely affecting pricing of or demand for such products and services could have a material adverse effect on AVS's business, operating results and financial condition.

         AVS must develop strategic information technology solutions to keep pace with the continuing changes in information processing technology, evolving industry standards and client customization requirements. There can be no assurance that AVS will be successful in addressing whatever issues develop on a timely basis or that if addressed, AVS will be successful in the marketplace. Any delay or failure to anticipate and address new developments may have a material effect on business. In addition, there can be no assurance that products or technologies developed by other companies will not render AVS's products and services noncompetitive or obsolete.

AVS FACES COMPETITION FROM LARGER COMPANIES THAT HAVE GREATER RESOURCES.

The data visualization industry includes a number of participants, is subject to rapid changes and is highly competitive. AVS competes for customers and experienced personnel with companies that have significantly greater financial, technical and marketing resources and that generate greater revenues. Some of these competitors serve only their respective local markets. In the data visualization market, representative competitors of AVS include, among others, ILOG, Visual Insights, Numerical Algorithms Group (NAG), Research Systems Inc.
(RSI), Visual Numerics Inc. (VNI), Visual Mining Inc., Template Graphics Software Inc. (TGS), and Khoral Research Inc. Customers may also elect to use their internal information systems resources to satisfy their needs for software development.

AVS'S INTELLECTUAL PROPERTY MAY NOT BE FULLY PROTECTED AGAINST INFRINGEMENT.

         AVS relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect AVS's proprietary rights. These methods only provide limited protection. AVS currently has one patent pending. There is no guarantee that the patent will be granted, and if granted there is no assurance that the patent will adequately protect AVS's proprietary information. AVS has standard confidentiality agreements with its employees, consultants, clients and potential clients and AVS limits access to, and distribution of, AVS's proprietary information but there is no guarantee that these protections will adequately protect AVS's intellectual property. There can be no assurance that others will not develop technologies that are similar or superior to AVS's technology or design around AVS's proprietary rights. Despite AVS's efforts to protect AVS's proprietary rights, unauthorized parties may attempt to copy aspects of AVS's products or to obtain and use information that AVS regards as proprietary. Detecting unauthorized use of AVS's products is difficult, and while AVS is unable to determine the extent to which piracy exists, AVS expects that software piracy will be a persistent problem.

         In addition, AVS sells its goods in many foreign countries. The laws of some of these foreign countries do not protect AVS's proprietary rights as fully as do the laws of the United States. Because of this uncertainty, there can be no assurance that AVS's means of protecting AVS's proprietary rights abroad will be adequate.

AVS MAY BE ACCUSED OF INFRINGING PROPRIETARY RIGHTS OF OTHERS.

         There can be no assurance that third parties (including some of AVS's customers) will not claim that AVS has infringed their intellectual property rights. AVS expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in AVS's industry grows. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such agreements, if required, may not be on terms favorable to AVS. In the event of a successful claim of product infringement against AVS and AVS's failure or inability to license the infringed or similar technology, AVS's business, operating results and financial condition would be materially adversely effected.

AVS DEPENDS ON KEY PERSONNEL.

         AVS's success depends on the continuing contributions of AVS's key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect AVS's business. Hiring qualified key personnel in the current climate may be difficult as a result of intense market demand for personnel.

         AVS believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, customer support and product development personnel. AVS has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. Competition for qualified software developers, sales and other personnel is intense, and there can be no assurance AVS will be successful in attracting and retaining such personnel. Qualified project managers are in particularly great demand and are likely to remain a limited resource for the foreseeable future. Other companies have in the past, and may in the future, attempt to recruit AVS's employees. Failure to attract and retain key personnel could have a material adverse effect on AVS's business, operating results and financial condition.

THE UNPREDICTABLE NATURE OF FOREIGN MARKETS CAN HARM AVS'S BUSINESS OPERATIONS AND PROFITS.

         Revenues from AVS's foreign subsidiaries and distributors accounted for approximately 72% of AVS's total revenues in fiscal year 1999. AVS currently has international subsidiaries located in the United Kingdom, Denmark, France, Italy and Germany that have generated substantially all of AVS's direct international revenues to date. AVS has committed, and continues to commit, significant management time and financial resources to developing direct and indirect international sales and support channels. There can be no assurance, however, that AVS will be able to maintain or increase international market demand for AVS's products and services. To the extent that AVS is unable to do so in a timely manner, AVS's international sales will be limited, and AVS's business, operating results and financial condition would be materially adversely affected.

         International operations are always subject to certain risks, including the impact of recessions in foreign economies, the costs of localizing products for foreign markets, longer receivables collection periods and greater difficulty in collecting accounts receivable, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. AVS cannot be certain that AVS's distributors or resellers will be able to sustain or increase international revenues from licenses or from maintenance and service, or that any of these factors will not have a material adverse effect on AVS's future international revenues, business, operating results or financial condition.

AVS MAY BE ADVERSELY AFFECTED BY FLUCTUATIONS IN CURRENCY EXCHANGE RATES.

         AVS's products and services are generally sold in the local countries' currency. AVS cannot be certain that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenues from international sales and thus, AVS's business, operating results and financial condition.

AVS DEPENDS HEAVILY ON ITS KEY STRATEGIC RELATIONSHIPS WITH KUBOTA CORPORATION.

         AVS has a strategic and significant business relationship with Kubota Corporation. Kubota is a significant AVS stockholder and has exclusive rights to distribute AVS's products in Japan through its Japanese subsidiary KGT Inc. KGT provided approximately 15% of AVS's revenue in 1999. Failure to maintain this strategic relationship could have a material adverse impact on AVS's business.

POTENTIAL DEFECTS IN AVS'S PRODUCTS COULD HARM SALES AND SUBJECT AVS TO WARRANTY CLAIMS AND LAWSUITS.

         Software products as internally complex as those developed by AVS frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although AVS has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues or delay in market acceptance, which could have a material adverse effect upon AVS's business, operating results and financial condition.

         It is possible that the limitation of liability provisions contained in AVS's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although AVS has not experienced any product liability claims to date, the sale and support of AVS's software tools may entail the risk of such claims, which are likely to be substantial in light of the use of software in complex applications. Although AVS carries commercial product liability insurance, a successful product liability claim brought against AVS could have a material adverse effect upon AVS's business, operating results and financial condition.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

         This proxy statement/prospectus is being furnished to holders of capital stock of Advanced Visual Systems in connection with the solicitation of proxies by its board of directors for use at AVS's special meeting of stockholders to be held at [TIME], local time, on [DATE], at [PLACE], [ADDRESS], or any adjournment or postponement thereof.

         This proxy statement/prospectus is first being mailed to AVS stockholders on or about [DATE], 2000.

PURPOSE OF THE MEETING

         The AVS meeting has been called to consider and vote upon:

         o a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 18, 2000, by and among MUSE Technologies, Inc., a Delaware corporation, MUSE Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MUSE, and AVS. The merger agreement provides for the merger of MUSE Merger Sub with and into AVS with the result that AVS will become a wholly-owned subsidiary of MUSE. The merger agreement provides that AVS stockholders will receive in the merger one share of common stock, par value $.015 per share, of MUSE in exchange for each 3.286 outstanding shares of AVS common stock, AVS Series B Preferred Stock and AVS Series C Preferred stock that they own; and one share of MUSE common stock for each 0.649646 outstanding shares of AVS Series A Preferred Stock that they own. The merger agreement also provides that approval of the merger will constitute consent on behalf of AVS stockholders who vote in favor of the merger agreement and own 500 or more shares of AVS capital stock or are affiliates of AVS (i) to the delivery of a pro rata portion of their shares of MUSE common stock to be received by them in the merger, into escrow in connection with certain indemnification obligations of AVS, and (ii) to the appointment of one or more stockholder representatives as their attorneys-in-fact and agents to act on their behalf in all matters relating to the merger agreement and the escrow agreement; and

         o to transact such other business as may properly come before the AVS meeting.

RECORD DATE AND VOTING RIGHTS

         AVS has fixed the close of business on [DATE], 2000 as the record date for determining holders of AVS capital stock entitled to notice of, and to vote at, the AVS meeting. Only holders of record of AVS capital stock on that date will be entitled to notice of, and to vote at, the AVS meeting. On the record date, the following shares of capital stock of AVS were outstanding and entitled to vote:

         o        _______ shares of AVS common stock;

         o        _______ shares of AVS Series A Preferred Stock;

         o        _______ shares of AVS Series B Preferred Stock; and

         o        no shares of AVS Series C Preferred Stock.

Each record holder of AVS capital stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the AVS stockholders at the AVS meeting.

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of AVS capital stock entitled to vote at the AVS meeting is necessary to constitute a quorum and transact business at the AVS meeting. The adoption of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of AVS capital stock entitled to vote on that matter, each class or series voting separately as a class. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against the matters being voted upon. If a broker holding shares in street name returns an executed proxy that indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, those shares will count towards determining a quorum, but will have the effect of a vote against the matters being voted upon.

         On the record date, AVS's directors, executive officers and affiliates beneficially owned shares of AVS capital stock representing approximately 38% of the outstanding shares of AVS's capital stock and, pursuant to a voting agreement, have agreed to vote their shares in favor of the merger. Except for stockholders identified under "The Companies-- Advanced Visual Systems Principal Stockholders," as of the record date, to the knowledge of AVS, no other person beneficially owned more than five percent of the outstanding AVS capital stock.

PROXIES

         All shares of AVS capital stock that are entitled to vote and are represented at the AVS meeting by properly executed proxies received before or at the AVS meeting, and not duly and timely revoked, will be voted at the AVS meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted "for" approval and adoption of the merger agreement and approval of the merger. If any other matters are properly presented for consideration at the AVS meeting, including consideration of a motion to adjourn or postpone the AVS meeting to another time and/or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment.

SOLICITATION AND REVOCATION OF PROXIES

         REVOCATION. A stockholder of AVS may revoke his, her or its proxy at any time before its use:

         o by delivering to the Secretary of AVS a signed notice of revocation or a later, dated, signed proxy; or

         o        by attending the AVS meeting and voting in person.

Attendance at the AVS meeting will not, in itself, constitute the revocation of a proxy.

         All written notices of revocation and other communications with respect to revocation of AVS proxies should be sent to: Advanced Visual Systems Inc., 300 Fifth Avenue, Waltham, Massachusetts 02451, Attention: Thomas C. Chase, Secretary.

         COST OF SOLICITATION. The cost of solicitation of proxies will be paid by AVS. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of AVS without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. AVS will, upon request, reimburse them for their reasonable expenses in doing so.

         Holders of AVS capital stock should not send any certificates representing AVS capital stock with the enclosed proxy card. If the merger is approved, a letter of transmittal will be mailed after the effective time of the merger to each person who is a holder of outstanding AVS capital stock immediately before the effective time. AVS stockholders should send certificates representing AVS capital stock to the exchange agent only after they receive the instructions contained in the letter of transmittal and only in accordance with those instructions.

                                   THE MERGER

         Set forth below is a summary of the material terms and provisions of the merger agreement as it relates to the merger. This summary is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and which is incorporated herein by reference.

GENERAL DESCRIPTION OF THE MERGER

         THE MERGER. The merger agreement provides that, upon consummation of the merger, MUSE Merger Sub will merge with and into AVS. AVS will continue as the surviving corporation and become a wholly-owned subsidiary of MUSE. At the effective time of the merger:

         o each 3.286 outstanding shares of AVS common stock, other than shares owned by holders who are exercising appraisal rights under Delaware law, will be converted into the right to receive one share of MUSE common stock;

         o each 3.286 outstanding shares of AVS Series B Preferred Stock and/or Series C Preferred Stock, other than shares owned by holders who are exercising appraisal rights under Delaware law, will be converted into the right to receive one share of MUSE common stock;

         o each 0.649646 outstanding shares of AVS Series A Preferred Stock, $.10 par value, other than shares owned by holders who are exercising appraisal rights under Delaware law, will be converted to the right to receive one share of MUSE common stock;

         o        each treasury share of AVS will be canceled;

         o each outstanding share of common stock of MUSE Merger Sub will be converted into one share of common stock, no par value, of AVS, the surviving corporation in the merger; and

         o each AVS stock option to purchase AVS common stock or Series C Preferred Stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will cease to represent a right to acquire shares of AVS common stock or Series C Preferred Stock and will be converted, at the effective time of the merger, into a fully vested, immediately exercisable option to acquire, on substantially the same terms and conditions, the number of shares of MUSE common stock determined by dividing the number of shares of AVS common stock or Series C Preferred Stock subject to that AVS stock option by 3.286, rounded, if necessary, to the nearest whole share, at a price per share (rounded to the nearest whole cent) equal to the per share exercise price specified in that AVS stock option multiplied by 3.286.

No fractional shares of MUSE common stock will be issued in the merger. Instead, AVS stockholders will receive one share of MUSE common stock for the fraction they would have otherwise received. See "Conversion of Shares; Procedures for Exchange of Certificates; Dividends; No Fractional Shares."

         The merger agreement provides that MUSE will withhold from the consideration to be received by the AVS stockholders at the closing of the merger and place into escrow an aggregate of 160,000 shares of MUSE common stock in connection with the indemnification obligations of AVS. Only stockholders who vote in favor of the merger and who hold 500 or more shares of AVS capital stock prior to the merger or are affiliates of AVS will have their shares placed in escrow. For stockholders contributing to the escrow, the number of shares to be withheld will be determined according to each stockholder's pro rata portion of the shares of MUSE common stock received in the merger.

BACKGROUND OF THE MERGER

         In November 1998, AVS began discussions with Covington Associates LLC ("Covington"), an investment banking firm, with respect to the engagement of Covington to provide financial advisory services, to explore strategic alternatives, including a potential business combination, and to assist AVS in identifying and evaluating candidates for potential business combinations. AVS formally engaged Covington on April 1, 1999.

         From early 1999 through March 2000, AVS and Covington contacted fifty-six potential business combination partners to assess their level of interest in a transaction with AVS. Of the fifty-six parties contacted, eleven parties executed confidentiality agreements and requested and received confidential information about AVS. Of those parties who executed confidentiality agreements, six companies had meetings and discussions with AVS regarding a potential combination.

         On March 2, 2000 AVS entered into a letter of intent to sell a portion of its business to a private company (the "Company 1 Letter of Intent"). After having several discussion with Company 1, on April 14, 2000 AVS notified Company 1, that based on a substantial reduction of its offer, the negotiations were terminated, and therefore the exclusivity provisions of the letter of intent were no longer in effect.

         Concurrently with the discussions with Company 1, AVS held discussions with MUSE with respect to a different portion of the AVS business. On March 7, 2000, AVS met with MUSE to introduce the companies and their products and to discuss the possibility of MUSE becoming a re-seller for certain AVS products. MUSE and AVS also discussed whether there was a strategic fit of AVS's OpenViz product into certain MUSE products. AVS and MUSE met again on March 10, 2000 to continue discussions about a possible business relationship between the parties.

         On March 21, 2000, Brian Clark of MUSE sent a letter to John William Poduska indicating that MUSE was interested in acquiring the entire business of AVS, and suggested a meeting to discuss the possibility. On March 29, 2000, Russell Barbour contacted Mr. Clark to arrange a meeting. Mr. Barbour pointed out that discussions could not be held around the portion of the business that was covered by the

Company 1 Letter of Intent, but could discuss the possibility of MUSE acquiring the remaining portion of the business that focused on the OpenViz products.

         A meeting was held on April 4, 2000 in Boston attended by Mr. Poduska, Mr. Barbour and Ms. Ziegler from AVS and Mr. Clark, Steve Sukman and Mr. Meglan from MUSE. At the meeting the parties discussed the possibility of MUSE's acquiring the OpenViz products and business. The parties signed a mutual non-disclosure agreement on April 7, 2000. On April 15, 2000 Mr. Barbour called Mr. Clark to inform him that the letter of intent with Company 1 had been terminated. A meeting was set for April 19, 2000 between MUSE and AVS to discuss the possibility of MUSE's acquiring all of AVS. In preparation for the April 19, 2000 meeting, a more extensive non-disclosure agreement was executed by the parties on April 17, 2000.

         On April 19, 2000 a meeting was held in Boston to discuss the strategic fit between AVS and MUSE and the joint prospects of the two companies in the event of a potential business combination. The meeting was attended by Mr. Poduska, Mr. Barbour, and Ms. Ziegler from AVS and Mr. Clark, Mr. Sukman, John Hough from MUSE. General terms of a proposed business combination were discussed. Messrs. Poduska and Barbour of AVS agreed to discuss the proposed terms with the AVS board of directors.

         The AVS board of directors met on April 24, 2000, and at that meeting Mr. Barbour presented the outline of the MUSE offer to the board of directors. The board of directors determined that due to the material change in the offer from Company 1, it was in the best interest of AVS shareholders to move forward with negotiations with MUSE and to abandon further discussions with Company 1.

         MUSE and AVS met again at the MUSE corporate offices in Albuquerque, New Mexico on April 27, 2000, and with representatives from Kubota Corporation, a significant stockholder of AVS and distributor, through its subsidiary KGT, Inc. of AVS products in Japan, in San Jose, Texas on April 28, 2000. The purpose of the meeting with Kubota was to discuss Kubota and KGT's relationship with AVS and proposed continuing relationship with MUSE. There was a review and elaboration of the MUSE offer, and a discussion of the Kubota debenture held by AVS.

         On May 1, 2000 the AVS board of directors met to review the status of negotiations with MUSE. The AVS board of directors, after discussion, voted to authorize AVS management to enter into a letter of intent with MUSE, on substantially the terms discussed at the meeting (the "MUSE Letter of Intent"). On May 1, 2000 a meeting of senior AVS and MUSE technical staffs was held in Waltham, Massachusetts. On May 2, 2000 a meeting was held with sales, marketing and professional services management employees of the two companies to discuss the companies' products, services and sales and marketing activities and possible synergies. Also on May 2, 2000 a meeting was held among Messrs. Clark and Sukman of MUSE, Messrs. Poduska, Barbour, Spigel and Edmonds of AVS and Messrs. Covington and Dunn of Covington Associates to finalize the terms of an agreement that would be acceptable to both AVS and MUSE. On May 4, 2000 the MUSE Letter of Intent was executed by MUSE and AVS. A separate Stockholder Agreement was entered into as of May 5, 2000 by certain significant stockholders of AVS and certain members of the board of directors, including Kubota, Mr. Poduska and Mr. Spigel (collectively "AVS Affiliate Voting Agreements") whereby the AVS affiliates agreed to vote for the merger.

         Following the execution of the MUSE Letter of Intent, the parties negotiated the terms of the definitive merger agreement over a period of two months, continued their due diligence review of materials provided by each party, and reviewed the terms of various drafts of the merger agreement. In addition, the board met several times and material changes to the letter of intent were made. The AVS board of directors approved the merger agreement on June 30, 2000, subject to negotiation of certain changes in the escrow agreement and other terms. Such negotiation was completed on July 18, 2000, and the Merger Agreement was executed by MUSE, the Merger Sub and AVS on that date.

RECOMMENDATION OF THE AVS BOARD AND AVS'S REASONS FOR THE RECOMMENDATION

         The board of directors of AVS has approved the merger with MUSE and determined that the terms are fair to and in the best interests of the AVS stockholders. Therefore, the AVS board recommends that its stockholders vote in favor of the proposal to approve the merger with MUSE.

         In reaching its decision to approve the merger, the AVS board considered, with the assistance of management and its legal and financial advisors, the following material factors:

o that the merger will create a stronger company and offer the AVS stockholders an opportunity to receive shares in a publicly-held company while continuing to participate in the long-term growth of AVS's business through an ownership interest in MUSE;
o that AVS's available funds and cash generated from operations would not be sufficient to meet AVS's operating requirements in the absence of the merger, a different merger or financing or another significant change in the operations of AVS's business;
o that the merger would provide AVS with a better opportunity to permit AVS to continue operations which might not otherwise be available on terms beneficial to the AVS stockholders;
o that the merger provides AVS stockholders with MUSE Common Stock in a tax-free exchange at a premium over the fair market value of the AVS shares prior to the announcement of the merger;
o             the terms of the merger agreement;
o potential operating synergies and cost savings of the combined enterprise, including consolidation of administrative and support functions and the combination of sales forces and research and development capabilities;
o that the merger is expected to be accounted for as a pooling of interests;
o             that the merger is not subject to approval by MUSE stockholders;
              and
o publicly available information concerning the financial performance, condition, prospects and operations of MUSE.

         The foregoing discussion of information and factors considered by the AVS board is not intended to be exhaustive but is intended to include material factors considered. In light of the wide variety of factors considered, the AVS board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual directors may have given differing weights to different factors. After taking into consideration all of the factors set forth above, the AVS board approved the merger by unanimous vote of the directors present at the meeting and determined that the merger is fair to, and in the best interests of, AVS and its stockholders and has determined that AVS should proceed with the merger at this time. ACCORDINGLY, THE AVS BOARD RECOMMENDS THAT THE AVS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

MUSE'S REASONS FOR THE MERGER

         MUSE's primary reasons for seeking to consummate a business combination with AVS are the beliefs of MUSE's board of directors and management that a business combination would result in a number of benefits for MUSE and its stockholders. The Board of Directors of MUSE, with the assistance of management and its legal and financial advisors, have elected to proceed with the merger for the following reasons:

         o the technical expertise of AVS in the field of data visualization for the scientific and engineering industries;
         o the sizeable installed base of AVS customers and products, and the potential revenue and other opportunities that could derived therefrom;
         o the ability to add additional software products and professional service capabilities to those already offered by MUSE;
         o the existing international network of AVS sales and technical professionals;
         o perceived economic potential from the AVS product known as OpenViz;
         o        the terms of the merger agreement;
         o the potential operating synergies and cost savings of the combined enterprise, including consolidation of administrative and support functions and the combination of sales forces and research and development capabilities; and
         o that the merger is expected to be accounted for as a pooling-of-interests.

MERGER CONSIDERATION

         Upon consummation of the merger, each 3.286 outstanding shares of AVS common stock, AVS Series B Preferred Stock and AVS Series C Preferred Stock, and each 0.649646 outstanding shares of AVS Series A Preferred Stock, other than shares owned by holders who are exercising appraisal rights under Delaware law, will be converted automatically into the right to receive one share of MUSE common stock.

THE ESCROW AGREEMENT

          The merger agreement provides that MUSE will withhold from the consideration to be received by the AVS stockholders at the closing of the merger and place into escrow an aggregate of 160,000 shares of MUSE common stock in connection with the indemnification obligations of AVS. Only stockholders who vote in favor of the merger and who hold 500 or more shares of AVS capital stock prior to the merger or are affiliates of AVS will have their shares placed in escrow. For stockholders contributing to the escrow, the number of shares to be withheld will be determined according to each stockholder's pro rata portion of the shares of MUSE common stock received in the merger.

STOCK OPTIONS, PURCHASE AUTHORIZATIONS AND BENEFIT PLANS

         Under the merger agreement, each AVS stock option to purchase AVS common stock or Series C Preferred Stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will cease to represent a right to acquire shares of AVS common stock or Series C Preferred Stock and will be converted, at the effective time of the merger, into a fully vested, immediately exercisable option to acquire, on the same terms and conditions, the number of shares of MUSE common stock determined by dividing the number of shares of AVS common stock or Series C Preferred Stock subject to that AVS stock option by 3.286, rounded, if necessary, to the nearest whole share. The exercise price of these stock options will be the exercise price for the stock option immediately prior to the effective time of the merger multiplied by 3.286, rounded to the nearest whole cent.

         MUSE will file a registration statement covering the issuance of the shares of MUSE common stock subject to each AVS option as soon as practicable after completion of the merger.

         The merger agreement provides that all purchase authorizations under the AVS 1992 Stock Purchase Plan not exercised at least 30 days prior to the closing date of the merger will terminate as of that date. Also, the merger agreement provides that AVS will have its board of directors take the necessary actions to effect the cancellation and substitution of the AVS stock options and the termination of the purchase authorizations under the stock purchase plan, including but not limited to adopting resolutions terminating the stock option plan and the stock purchase plan effective no later than one day prior to the closing date of the merger.

         The merger agreement also provides that all AVS employees will continue on their existing benefit plans until such time after the effective time of the merger, in MUSE's sole and absolute discretion, as MUSE decides to convert to employee benefit plans and programs maintained by MUSE at that time.

APPRAISAL RIGHTS

         If you are an AVS stockholder who does not vote in favor of the merger agreement and who properly demands appraisal of your shares of AVS capital stock, you will be entitled to appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law.

         The following discussion only applies to AVS stockholders who wish to dissent from the merger. Only a holder of record of AVS shares may exercise appraisal rights.

         THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. IF YOUR SHARES ARE HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW IN A PROPER AND TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

         Under the Delaware General Corporation Law, if you follow the procedures set forth in Section 262, you will be entitled to have your AVS shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Court of Chancery.

         Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the AVS meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus will constitute this notice to AVS stockholders, and the applicable statutory provisions are attached as Appendix B to this proxy statement/prospectus. If you wish to exercise appraisal rights or to preserve your right to do so, you should review the following discussion and Appendix B carefully. If you fail to timely and properly comply with the procedures specified, you will lose appraisal rights.

         If you wish to exercise appraisal rights, you must:

         (1) deliver to AVS, before the vote on the merger at the AVS meeting, a written demand for appraisal; and

         (2) not vote in favor of the merger. To not vote in favor of the merger, you can either:

                  (a)      vote "no" in person or by proxy;

                  (b)      not vote at all;

                  (c)      abstain from voting; or

                  (d)      revoke a duly executed proxy.

However, if you vote in favor of the merger agreement, by proxy or in person, or return a signed proxy that does not contain voting instructions, and you do not revoke the proxy, you will waive your right of appraisal and nullify any previously filed written demand for appraisal. A vote against the merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. In addition, to exercise appraisal rights, you must hold of record your shares on the date you make the written demand for appraisal and must continue to hold your shares until the effective time of the merger. If you fail to comply with any of these conditions and the merger becomes effective, you will lose appraisal rights and receive instead MUSE common stock in accordance with the merger agreement.

         Only a holder of record of shares may assert appraisal rights for the shares registered in his, her or its name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder of record's name appears on his, her or its stock certificates. It must also state that the stockholder intends to demand appraisal of his, her or its shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners without exercising appraisal rights with respect to the shares held for other beneficial owners. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you should consult your broker to determine the appropriate procedures for making a demand for appraisal.

         All written demands for appraisal pursuant to Section 262 should be sent or delivered to Advanced Visual Systems Inc. at 300 Fifth Avenue, Waltham, Massachusetts 02451, Attention: Corporate Secretary.

         Within 10 days after the effective time of the merger, AVS, as the surviving corporation, must notify each holder of shares who has complied with
Section 262 and has not voted in favor of or consented to the merger of the date that the Merger has become effective. At any time within 60 days after the effective time of the merger, you have the right to withdraw your demand for appraisal and to accept the consideration offered in the merger. Within 120 days after the effective time of the merger, but not after that time, AVS or any holder of shares who is entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the dissenting shares. AVS is under no obligation to and has no present intention to file this petition. Accordingly, it is the obligation of the holders of shares to initiate all necessary action to perfect appraisal rights within the time prescribed in Section 262.

         Within 120 days after the effective time of the merger, if you have complied with the requirements for exercise of appraisal rights, you will be entitled, upon written request, to receive from AVS a statement setting forth the aggregate number of shares not voted in favor of the merger as to which demands for appraisal have been received and the aggregate number of holders of those shares. AVS must mail this statement to you within ten days after AVS receives a written request from you or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

         If a petition for an appraisal is timely filed by a holder of shares and a copy is served upon AVS, AVS will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares who have demanded appraisal and with whom agreements as to the value of their shares have not been reached. After notice to these stockholders as required by the Delaware Court of Chancery, the Court may conduct a hearing on this petition to determine those holders of shares who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders of shares who demanded appraisal to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Court of Chancery may dismiss the proceedings as to you.

         After determining the holders of shares entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. You should be aware that the fair value of your shares as determined by Section 262 could be more than, the same as or less than the consideration you would receive in the merger if you did not seek appraisal of your shares. Also, investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

         Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has stated, in Cede & Co. v. Technicolor, Inc., 684 A.2d 289, 299, that this "narrow exclusion does not encompass known elements of value, including those which exist on the date of the merger because of a majority acquirer's interim acquisition in a two-step cash-out transaction." In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

         If you have duly demanded an appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote your shares for any purpose or be entitled to the payment of dividends or other distributions on those shares. You will receive any dividends or other distributions payable to holders of record of shares as of a date before the effective time of the merger.

         If you demand appraisal of your shares under Section 262 but fail to perfect, or effectively withdraw or lose, your right to appraisal, your shares will be converted into the right to receive MUSE common stock pursuant to the merger agreement, without interest. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to AVS a written withdrawal of your demand for appraisal and an acceptance of the merger. However, any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of AVS, Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary that each holder of shares properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares who have properly demanded appraisal.

         IF YOU FAIL TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS, YOU MAY LOSE THESE RIGHTS. IN THAT CASE, YOU WILL RECEIVE MUSE COMMON STOCK IN ACCORDANCE WITH THE MERGER AGREEMENT.

EFFECTIVE TIME

         The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such other time as the parties may specify. This filing is expected to take place as soon as practicable after receipt of AVS stockholder approval and all required regulatory approvals and the satisfaction or waiver of the other conditions to the merger. It is currently anticipated that the effective time of the merger will occur during the fall of calendar 2000. There can be no assurance, however, that each condition to the merger will be satisfied by then. See "The Merger Agreement and Related Agreements-Conditions to the Merger."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

         As promptly as practicable after the effective time of the merger, MUSE will cause to be sent to each stockholder of record of AVS as of the effective time of the merger transmittal materials for use in exchanging certificates of AVS capital stock for certificates of MUSE common stock. The transmittal materials will contain information and instructions on how to surrender AVS capital stock certificates for new certificates representing MUSE common stock.

         No fractional shares of MUSE common stock will be issued to holders of AVS capital stock in the merger. Instead AVS stockholders will receive one share of MUSE common stock in lieu of the fraction they would have otherwise received following the effective time of the merger.

         Until a holder of AVS capital stock surrenders his, her or its certificates representing shares of AVS capital stock, the certificates will, after the effective time of the merger, represent for all purposes only the right to receive MUSE common stock specified in the merger agreement.

         ADVANCED VISUAL SYSTEMS STOCKHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM.

NASDAQ LISTING

         MUSE will use its commercially reasonable efforts to cause the shares of MUSE common stock to be issued in connection with the merger to be approved for quotation on the Nasdaq Stock Market or listed on such securities exchange as MUSE common stock is then listed, subject to official notice of issuance, as soon as practicable after completion of the merger.

EXPENSES

         Except for the costs and expenses incurred in connection with this proxy statement/prospectus, which will be shared equally by MUSE and AVS, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated in the merger agreement will be paid by the party incurring such costs or expenses.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the AVS board of directors for the merger, stockholders of AVS should be aware that certain executive officers and directors of AVS at the time of the approval of the merger agreement had interests in the merger, including those referred to below, that presented them with potential conflicts of interest. The AVS board was aware of these potential interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

         STOCKHOLDER AGREEMENTS. AVS entered into individual stockholder agreements with certain AVS stockholders:

Kubota Corporation
John William Poduska, Sr.
Poduska Family Limited Partnership
Thomas C. Chase, individually and as a trustee for various trusts
Wallace E. Smith
Masatoshi Kumagai
Marc R. Spigel

These stockholders combined represented approximately 38% of the AVS capital stock then outstanding.

         The stockholders signing the stockholder agreements agreed, among other things, to vote their shares of AVS capital stock in favor of the adoption of the merger agreement and approval of the merger and any other transactions contemplated by the merger agreement. The stockholders agreement provides that it will terminate upon the earlier of the completion of the merger or the termination of the merger agreement in accordance with its terms.

         AVS AFFILIATE AGREEMENTS. Rule 145 under the Securities Act of 1933 regulates the disposition of securities of "affiliates" of AVS in connection with the merger. AVS has delivered to MUSE a letter identifying all persons who are or may be deemed to be, at the time of the AVS meeting, "affiliates" of AVS for purposes of Rule 145 under the Securities Act. This letter may be further updated before the effective time of the merger. AVS has agreed to use its best efforts to cause each person who is identified as an affiliate to deliver to MUSE, before the effective time of the merger, a written affiliate's agreement. Under these affiliate's agreements, each affiliate will represent that he, she or it has been advised that the affiliate may not sell, transfer or otherwise dispose of MUSE common stock issued to the affiliate in the merger unless the sale, transfer or other disposition:

         (1)      has been registered under the Securities Act;

         (2) complies with the requirements of Rule 145 under the Securities Act; or

         (3) in the opinion of counsel reasonably acceptable to MUSE, is otherwise exempt from registration under the Securities Act.

Notwithstanding the foregoing, each affiliate will have further agreed not to acquire any shares of MUSE common stock and not to transfer or dispose of any of its shares of MUSE common stock prior to the date in which at least 30 days of combined results of operation of MUSE and AVS have been made publicly available.

         MUSE AFFILIATES AGREEMENT

         MUSE is required to obtain agreements from its affiliates similar to those required for AVS affiliates.

         NON-COMPETE/CONFIDENTIALITY AND TRADE SECRETS/INVENTION AGREEMENTS. Upon the consummation of the merger, AVS will enter into non-compete/confidentiality and trade secrets/invention agreements with the following AVS employees if such individuals have not already executed substantially similar agreements with AVS:

         Russell G. Barbour

         Melanie Ziegler

         Stig Jensen

         Timothy Dunn

         Michael Garrity

         Robert Mazika

         David Goughnour

         These agreements provide that, without the prior written consent of the board of directors of AVS, the employee may not:

         o directly or indirectly compete with the business or proposed business of AVS while employed by AVS;

         o while employed by AVS and for one year after termination, interfere with any business or employment relationship of AVS;

         o during and after his or her term of employment, divulge AVS's confidential information to any person, or use or exploit it for the employee's own benefit or for the benefit of anyone other than AVS;

         o during and after his or her term of employment, claim ownership of any confidential information conceived, discovered or made by him or her during the term of employment; and

         o claim any interest in any intellectual property conceived of, or developed during employment with AVS or for one year after termination which relates to the fields in which AVS may then be engaged or contemplates being engaged.

         STOCK OPTIONS. The AVS stock options to purchase AVS common stock or Series C Preferred Stock outstanding immediately prior to the effective time of the merger that will be converted into options to acquire MUSE common stock in the merger held by all option holders, including the officers and directors of AVS, will become fully vested upon the completion of the merger.

         AVS STOCK OWNERSHIP IN MUSE.

         As of the date hereof and prior to the effective date of the merger, no director, officer or affiliate of AVS beneficially owns or will own MUSE common stock.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

          The following are the material United States federal income tax consequences of the merger to holders of AVS capital stock who exchange their stock for MUSE common stock in the merger. This summary is for general information purposes only and may not consider all aspects of federal income taxation that may be relevant to you because of your particular circumstances.

         This discussion is generally limited to the United States federal income tax consequences to AVS stockholders who will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

          This summary does not deal with the United States federal income tax consequences to persons subject to special treatment under the Internal Revenue Code such as

         o        banks,

         o        thrifts,

         o        real estate investment trusts,

         o        regulated investment companies,

         o        insurance companies,

         o        dealers in securities or currencies,

         o        tax-exempt investors,

         o persons that will hold the securities as a position in a "straddle," or as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment,

         o        persons that have a "functional currency" other than the U.S.
                  Dollar,

         o        investors in pass-through entities, such as partnerships,

         o        foreign holders, and

         o holders who acquired their shares upon exercise of employee stock options or similar derivative securities or otherwise or from compensation.

Further, it does not include any description of any alternative minimum tax consequences or the consequences arising under United States federal gift and estate taxes or the tax laws of any state, local or foreign government that may be applicable to a holder of securities.

         This summary is based on the Internal Revenue Code, final and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof, as of today. All of these are subject to change, possibly with retroactive effect.

         You are advised to consult your tax advisor as to the United States federal income tax consequences of the merger for your particular circumstances, as well as the effect of any state, local, foreign or other tax laws and of potential changes in applicable tax laws.

         EXCHANGE OF AVS CAPITAL STOCK INTO MUSE COMMON STOCK

         You should not recognize income, gain or loss upon the exchange of the AVS capital stock into MUSE common stock. Your tax basis in MUSE common stock received upon conversion should generally be equal to your tax basis in the AVS capital stock exchanged. Your holding period in MUSE common stock received upon exchange should generally begin on the date you acquired the AVS capital stock.

ACCOUNTING TREATMENT

         The merger is intended to qualify as a pooling-of-interests. The pooling-of-interests method of accounting assumes the companies had always been combined, and the historical financial statements for periods prior to closing of the merger are restated as though the companies had always been combined as required under United States generally accepted accounting principles. The assets and liabilities of MUSE and AVS will be carried forward by the combined company at their historical recorded amounts.

RESALE OF MUSE COMMON STOCK FOLLOWING THE MERGER

         The shares of MUSE common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of MUSE common stock issued to any person who is deemed to be an "affiliate" of AVS at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of AVS and may include executive officers and directors of AVS, as well as significant stockholders of AVS. Affiliates may not sell their shares of MUSE common stock acquired in connection with the merger except pursuant to:

         o an effective registration statement under the Securities Act covering the resale of those shares;

         o an exemption under paragraph (d) of Rule 145 under the Securities Act; or

         o        any other applicable exemption under the Securities Act.

         MUSE's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of MUSE common stock to be received by AVS's affiliates in the merger.

                   THE MERGER AGREEMENT AND RELATED AGREEMENTS

         The following description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. Stockholders are urged to read the merger agreement in its entirety for a more complete description of the merger.

GENERAL

         The merger agreement provides that, on the terms and subject to the conditions of the merger agreement, MUSE Merger Sub, a wholly owned subsidiary of MUSE, will merge with and into AVS. As a result of this merger, AVS will continue as the surviving corporation and become a wholly owned subsidiary of MUSE. The combined entity will be named "MUSE Advanced Visual Systems Inc." The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such other time as the parties may specify. This filing is expected to take place as soon as practicable after receipt of AVS stockholder approval and the satisfaction or waiver of the other conditions to the merger. It is currently anticipated that the effective time of the merger will occur during the fall of 2000. We cannot assure you, however, that each condition to the merger will be satisfied by then.

CONSIDERATION TO BE RECEIVED IN THE MERGER

         The merger agreement provides that, upon consummation of the merger:

         o each 3.286 outstanding shares of AVS common stock, other than shares owned by holders who are exercising appraisal rights under Delaware law, will be converted into the right to receive one share of MUSE common stock;

         o each 3.286 outstanding shares of AVS Series B Preferred Stock and AVS Series C Preferred Stock, other than shares owned by holders who are exercising appraisal rights under Delaware law, will be converted into the right to receive one share of MUSE common stock; and

         o each 0.649646 outstanding shares of AVS Series A Preferred Stock, other than shares owned by holders who are exercising appraisal rights under Delaware law, will be converted to the right to receive one share of MUSE common stock.

         EXCHANGE OF SHARES. As soon as practicable after the effective time of the merger, MUSE will cause to be sent to each stockholder of record of AVS as of the effective time of the merger transmittal materials for use in exchanging certificates of AVS capital stock for certificates of MUSE common stock. The transmittal materials will contain information and instructions on how to surrender AVS capital stock certificates for new certificates representing MUSE common stock.

         No fractional shares of MUSE common stock will be issued to holders of AVS capital stock. Instead, AVS stockholders will receive one share of MUSE common stock for the fraction they would have otherwise received. See "The Merger Agreement-Conversion of Shares; Procedures for Exchange of Certificates; Dividends; No Fractional Shares."

         Until a holder of AVS capital stock surrenders his, her or its certificates representing shares of AVS capital stock, the certificates will, after the effective time of the merger, represent for all purposes only the right to receive the MUSE common stock specified in the merger agreement.

         AVS STOCKHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM.

THE ESCROW AGREEMENT

         The merger agreement provides that MUSE will withhold from the consideration to be received by the AVS stockholders at the closing of the merger and place into escrow an aggregate of 160,000 shares of MUSE common stock in connection with the indemnification obligations of AVS. Only stockholders who vote in favor of the merger and who hold 500 or more shares of AVS capital stock prior to the merger or are affiliates of AVS will have their shares placed in escrow. For stockholders contributing to the escrow, the number of shares to be withheld will be determined according to each stockholder's pro rata portion of the shares of MUSE common stock received in the merger.

         The Stockholder Representatives. It is a condition to the merger that MUSE and the stockholder representatives on behalf of certain AVS stockholders deliver 160,000 shares of MUSE common stock to an escrow agent in connection with certain indemnity obligations of AVS. Subject to AVS stockholder approval, the stockholder representatives will be Russell G. Barbour and John William Poduska, Sr., each of whom will have authority to act on behalf of and to bind each AVS stockholder for purposes of all matters relating to the merger agreement and, with respect to stockholders who vote in favor of the merger and own 500 or more shares or are affiliates of AVS, the escrow agreement.

CORPORATE MATTERS

         The merger agreement provides that the directors of MUSE Merger Sub immediately before the effective time of the merger will be the initial directors of AVS, as the surviving corporation.

CONDITIONS TO THE MERGER

         Under the merger agreement, the respective obligations of each party to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

         1. the adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of AVS capital stock;

         2. the AVS stockholders dissenting or capable of dissenting after the completion of the merger must not constitute in excess of 10% of the shares eligible to vote for approval of the merger;

         3. the absence of any law, judgment, order or proceeding preventing completion of the merger;

         4. all authorizations, permits, consents, orders or approvals of, or declarations or filings with, any governmental entity or other person or entity necessary to effect the transactions contemplated by the merger agreement must have occurred, been filed or been obtained;

         5. each of MUSE and AVS must have obtained all licenses, permits, approvals and other authorizations from all governmental entities, whether by transfer, reissuance, modification or otherwise, required to be obtained by it in connection with or for the operation of the business as presently conducted and contemplated in the merger agreement;

         6. the declaration of effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by the Securities and Exchange Commission, and the absence of any stop order or proceedings seeking a stop order;

         7. each of MUSE and AVS must have performed and complied with each agreement, covenant and obligation required to be performed or complied with by it under the merger agreement;

         8. AVS, since December 31, 1999, and MUSE, since March 31, 2000 (other than as otherwise publicly disclosed), must not have suffered any event, violation or other matter that would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, properties or prospects of such party ("Material Adverse Effect");

         9. the representations and warranties of each of MUSE and AVS must be true and correct in all respects as of the date of the merger agreement and as of the date of completion of the merger;

         10. each of MUSE and AVS must have delivered or caused to be delivered to the other each of the items required to be delivered in the merger agreement;

         11. AVS must have terminated its Executive Bonus Program and any similar programs with no Material Adverse Effect to AVS;

         12. AVS must have obtained Kubota Corporation's agreement with AVS that the merger will not trigger the conversion feature of the convertible promissory note and that such convertible promissory note will be exchanged for convertible debt of MUSE following the merger;

         13. AVS must have obtained the requisite vote of the holders of the Series A Preferred Stock and Series B Preferred Stock that the merger shall not be deemed to be a liquidation, dissolution or winding up of AVS for purposes of the liquidation preference provisions of such stocks;

         14. certain employees of AVS in the merger agreement must have entered into MUSE's standard confidentiality and trade secrets/inventions agreement unless such employees had entered into a similar agreement with AVS;

         15. MUSE will have obtained a letter from Feldman Sherb & Co., P.C., MUSE's independent public accountants, with respect to MUSE, and from Arthur Anderson, AVS's independent public accountants, with respect to AVS, to the effect that each of AVS and MUSE may participate in the merger in a manner so as to permit the merger to qualify as a pooling-of-interest; and

         16. each of MUSE and AVS will have obtained certain affiliate's agreements for purposes of qualifying the merger for pooling-of-interest accounting treatment.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various customary representations and warranties of the parties, including the following representations by AVS:

         o        organization, standing and qualification; subsidiaries;

         o        authority;

         o        capitalization, equity interest;

         o        consents and approvals, no violation of law;

         o        books and records;

         o financial statements; certain financial information; earning before interest and taxes

         o        absence of undisclosed liabilities;

         o        absence of certain changes or events;

         o        real property;

         o        leases;

         o        title to assets;

         o        intellectual property rights;

         o        contracts;

         o        litigation;



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

         o        plants, buildings, structures, facilities and equipment;

         o        insurance;

         o        employee benefit plans;

         o        tax matters;

         o        environmental matters;

         o        labor relations, employees;

         o        compliance with law;

         o        government permits;

         o        bank accounts, powers-of-attorney;

         o        brokers or finders;

         o        transactions with affiliates;

         o        customers and suppliers;

         o        accounts receivable and payables;

         o        guarantees;

         o        common activities;

         o        disclosure;

         o        information supplied;

         o        vote required; and

         o        absence of stockholder agreements.

         The following representations were also made by MUSE and MUSE Merger
         Sub:

         o        organization, standing and qualification;

         o        authority;

         o        capitalization;

         o        validity; issuance of shares;

         o        consents and approvals, no violation of law;

         o        brokers or finders;

         o        information supplied;

         o        public reports;

         o        operation of the surviving corporation; and

         o        disclosure.

CERTAIN COVENANTS

         NON-SOLICITATION. Under the merger agreement, AVS has agreed to immediately cease any existing discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to any Business Combination (as defined below). For a period from the date of the merger agreement to the date of the closing of the transactions contemplated by the merger agreement, AVS must not, and AVS must cause its respective affiliates and representatives not to, directly or indirectly, take any action to:

         (1) initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person or entity with respect to a Business Combination or engage in any Business Combination,

         (2) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination or

         (3) furnish or cause to be furnished any information with respect to AVS to any person or entity (other than MUSE) who AVS or any of its respective affiliates or representatives knows or has reason to believe is in the process of considering any Business Combination.

If AVS or any of its respective affiliates or representatives receives from any person or entity any offer, inquiry or informational request referred to above, AVS will, or will cause such affiliate or representative to, promptly advise such person or entity, by written notice, of the terms of the non-solicitation provision in the merger agreement and promptly, orally and in writing, advise MUSE of such offer, inquiry or informational request.

         "Business Combination" means any merger, consolidation or combination to which AVS is a party, any sale, dividend, split or other disposition of the capital stock of or other equity interest in AVS or any sale, dividend or other disposition of any of the assets and properties of AVS, other than the transactions contemplated in the merger agreement.

         CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, AVS has agreed that, during the period from the date of the merger agreement to the completion of the merger, it will carry on its business in the ordinary course in all material respects, substantially in the same manner as previously conducted, and will use its reasonable efforts to preserve intact its current business organization and reputation and to preserve its relationship with employees and with third parties.



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

         In addition to these agreements regarding the conduct of business generally, AVS has agreed to some specific restrictions relating to the following:

         o any change in its business or operations or in the manner of conducting its business;

         o the occurrence of any event, violation or other matter that would have a material adverse effect on its business, condition (financial or otherwise), assets, liabilities, operations, properties or prospects;

         o any material casualty loss (whether or not insured) or condemnation or other taking;

         o entering into any employment or consulting contract or commitment (whether oral or written) or compensation arrangement or employee benefit plan, or changed or committed to change (including any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution;

         o any dividend or other distribution in respect of its common stock or other capital stock or securities, or directly or indirectly redeeming, purchasing or otherwise acquiring any of its common stock or other capital stock or securities, or combining or subdividing or in any way change any of the terms or provisions of its common stock or other capital stock or securities;

         o any payments to or in respect of, or sale, transfer, or lease of any property or assets (real, personal or mixed, tangible or intangible) to, or entry into, amendment or waiver of any rights under any transactions, agreements or arrangements with or for the benefit of, any AVS stockholder or any of their respective affiliates, associates or family members or any of AVS's officers or directors or any affiliate or associate of its officers or directors;

         o any change in any accounting or tax principles, practices or methods, including its accounts payable or accounts receivable practices and terms (including reserves);

         o incurrence of liability (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due);

         o the canceling or waiving of rights with respect to any debts or other obligations owed to or claims held by AVS (including the settlement of any claims or litigation or other proceeding);

         o the accelerated or delayed collection of notes or accounts receivable generated by its business in advance of or beyond their regular due dates or the dates when the same otherwise would have been collected;

         o the termination or amendment of any contract under which AVS would receive from any person or entity or pay to any person or entity more than $50,000 in any calendar year or disposal of any item of intellectual property rights or allowing such rights to lapse;

         o any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in excess of $50,000 (or $100,000 in the aggregate); and



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

         o        incurrence of indebtedness.

         STOCKHOLDERS' MEETING. Under the merger agreement, AVS has agreed to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable in accordance with the Delaware General Corporation Law or solicit its stockholders by written consent for the purpose of considering and voting upon the approval of the merger, including the appointment of one or more stockholder representatives as the AVS stockholders' attorneys-in-fact and agents in connection with all matters relating to the merger agreement and, with respect to stockholders who vote in favor of the merger and own 500 or more shares or are affiliates of AVS, the escrow agreement. Subject to its fiduciary duties under applicable law, AVS has agreed to take all lawful actions to solicit the approval of the merger by AVS's stockholders.

         EMPLOYEE BENEFITS. Under the merger agreement, all AVS employees will continue on their existing benefit plans until such time after the closing date of the transactions contemplated in the merger agreement, in MUSE's sole and absolute discretion, as MUSE decides to convert to employee benefits plans and programs maintained by MUSE at that time.

         CERTAIN OTHER COVENANTS. The merger agreement contains certain other covenants including covenants relating to:

         o        preparation and filing of a proxy statement;

         o        access to information;

         o        pooling-of-interests accounting treatment;

         o        coordination and cooperation with respect to tax matters;

         o        preparing and filing of disclosure documents;

         o actions and filings with governmental bodies, agencies, officials or other authorities and third parties;

         o        public announcements;

         o        maintaining books and records;

         o AVS employees and affiliates entering into non-disclosure agreements;

         o        filing of a Form S-4 registration statement;

         o        government authorizations;

         o the listing of the MUSE common stock to be issued in the merger;

         o identifying affiliates of MUSE and AVS and the delivery of affiliate agreements;

         o        fees and expenses

         o        financial statements

         o        best efforts

         o        notification of certain matters; and

         o        insurance.

         FURTHER ACTION. The merger agreement provides that each of the parties to the merger agreement will use its best efforts to take all actions and to do all other things necessary, proper or advisable to:

         o consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement;

         o obtain in a timely manner all necessary waivers, consents and approvals;

         o        effect all necessary registrations and filings; and

         o otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under the merger agreement.

TERMINATION

         The merger agreement provides that it may be terminated and the merger may be abandoned:

         (1) at any time before the closing of the merger, by mutual written consent of MUSE and AVS;

         (2) at any time before the closing of the merger, by either MUSE or AVS:

                  (a) in the event of a material breach of the merger agreement by the non-terminating party or

                  (b) upon notification to the non-terminating party by the terminating party that the non-terminating party has failed to satisfy a condition set forth in the merger agreement or in any related agreement contemplated in the merger agreement required to be satisfied by such non-terminating party prior to or at the closing date of the merger; and

         (3) at any time after October 31, 2000 by either MUSE or AVS if the merger has not been consummated by that date.

However, the right to terminate pursuant to (2) or (3) above will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before that date.

         In the event of the termination of the merger agreement, the merger agreement provides that it will become void and there will be no liability on the part of any party except that the provisions with respect to public announcements in the merger agreement will continue to apply following the


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

termination. Notwithstanding anything to the contrary, if the termination of the merger agreement is made under clause (2) above, each party will remain liable to the other party for any misrepresentation or breach of the merger agreement by it existing at the time of such termination, and the injured party may seek such remedies, including damages and fees of attorneys, against the other with respect to any such misrepresentation or breach as are provided in the merger agreement or as are otherwise available at law or in equity.

AMENDMENT; WAIVER

         The merger agreement may be amended at any time in a writing signed by each of the parties. Once AVS stockholders have approved the merger, no amendment that by applicable law requires further approval by the AVS stockholders may be made without such further approval.

         At any time before the effective time of the merger, a party may in a writing signed by each party:

         (1) extend the time for performance of any of the obligations or other acts of the other parties;

         (2) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

         (3) waive compliance, where permissible, with any of the agreements or conditions contained in the merger agreement.

FEES AND EXPENSES

         Expenses incurred in connection with the filing fee for the registration statement and the printing and mailing of the proxy statement/prospectus and the preparation of the registration statement will be shared equally by MUSE and AVS. Otherwise, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, whether or not the merger is consummated.

         The fees and expenses expected to be incurred by MUSE and AVS in connection with the merger total approximately $800,000 to $1,000,000.

INDEMNIFICATION

         Under the merger agreement, those stockholders of AVS who vote in favor of the merger and who own 500 or more shares of AVS capital stock or who are AVS affiliates have agreed to indemnify MUSE against any damages arising from breaches of representations, warranties, agreements and covenants of AVS, provided that such liabilities may not exceed the value, as of the date of consummation of the merger, of 160,000 shares of MUSE common stock (except with respect to liabilities resulting from intentional torts). Such shares of MUSE common stock will be placed in escrow at the closing of the merger to support these indemnification provisions. Twelve months after the closing date of the merger, any escrowed shares not distributed or reserved for distribution to satisfy indemnification obligations will be distributed among the former stockholders of AVS from whom shares were withheld. The merger agreement also provides for indemnification by MUSE for breaches by MUSE of its representations, warranties, covenants and agreements.

STOCKHOLDER AGREEMENTS

         In connection with the merger agreement, AVS entered into individual stockholder agreements with certain AVS stockholders:

Kubota Corporation
John William Poduska, Sr.


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

Poduska Family Limited Partnership
Thomas C. Chase, individually and as a trustee for various trusts
Wallace E. Smith
Masatoshi Kumagai
Marc R. Spigel

These stockholders combined represented approximately 38% of the AVS capital stock then outstanding.

         The stockholders signing the stockholder agreements agreed, among other things, to vote their shares of AVS capital stock in favor of the adoption of the merger agreement and approval of the merger and any other transactions contemplated by the merger agreement. Each of the stockholder agreements provides that it will terminate upon the earlier of the completion of the merger or the termination of the merger agreement in accordance with its terms.

CONFIDENTIALITY AGREEMENT

         AVS and MUSE entered into mutual confidentiality agreements on April 7, 2000 and April 17, 2000 that provide for, among other things, the confidential treatment of the discussions regarding the merger and the exchange of confidential information concerning AVS and MUSE. AVS and MUSE subsequently entered into a letter of intent, dated May 4, 2000, that confirmed the obligations contained in the confidentiality agreements.

AGREEMENT OF AVS AFFILIATES

         Rule 145 under the Securities Act of 1933 regulates the disposition of securities of "affiliates" of AVS in connection with the merger. AVS has delivered to MUSE a letter identifying all persons who are or may be deemed to be, at the time of the AVS meeting, "affiliates" of AVS for purposes of Rule 145 under the Securities Act. This letter may be further updated before the effective time of the merger. AVS has agreed to use its best efforts to cause each person who is identified as an affiliate to deliver to MUSE, before the effective time of the merger, a written affiliate's agreement. Under these affiliate's agreements, each affiliate will represent that he, she or it has been advised that the affiliate may not sell, transfer or otherwise dispose of MUSE common stock issued to the affiliate in the merger unless the sale, transfer or other disposition:

         (1)      has been registered under the Securities Act;

         (2) complies with the requirements of Rule 145 under the Securities Act; or

         (3) in the opinion of counsel reasonably acceptable to MUSE, is otherwise exempt from registration under the Securities Act.

Notwithstanding the foregoing, each affiliate will have further agreed not to acquire any shares of MUSE common stock and not to transfer or dispose of any of its shares of MUSE common stock prior to the date in which at least 30 days of combined results of operation of MUSE and AVS have been made publicly available.

MUSE AFFILIATES AGREEMENTS

         MUSE is required to obtain agreements from its affiliates similar to those required for AVS affiliates.



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

                           INFORMATION CONCERNING MUSE

GENERAL

         MUSE was incorporated in Delaware on October 24, 1995 to develop and market data visualization and perceptual computing software and solutions designed to integrate and present complex types of scientific, engineering and other data. Perceptual computing involves presenting computer-based information in ways that make the information easier to understand by engaging multiple senses, such as sight, sound and touch, and to create artificial computer-based environments in which users can simulate and analyze many different types of industrial, scientific, medical, research and military issues.

         Perceptual computing can be further defined as the integration of concepts and technologies associated with virtual reality (the creation of artificial computerized environments), data visualization (the presentation of information using advanced graphics techniques), 3D graphics (the representation of computerized objects so that they appear three dimensional) and advanced input/output technologies (including touch feedback, voice command, voice synthesis and other forms of computer interaction).

         We develop and market several perceptual computing-based software products as well as provide comprehensive perceptual computing solutions for our customers. Solutions can include the creation of customized software products based on proprietary software and hardware manufactured by us and/or other companies, and the sale, installation and maintenance of computer hardware.

         Our customers are most commonly engineers, scientists, analysts, researchers, government personnel and other advanced computing professionals. However, our intent and current strategy is to expand our customer base to include all types of computer users in more general business and financial markets.

         The executive offices of MUSE are located at 1601 Randolph, SE, Albuquerque, New Mexico 87106, and its telephone number is (505) 843-6873.

RECENT DEVELOPMENTS

         On November 16, 1999, MUSE purchased all of the outstanding stock of Virtual Presence, Ltd., a 10 year old U.K. company that creates sophisticated 3D graphics solutions using proprietary and third party software and hardware. Virtual Presence, Ltd. (also know as MUSE Virtual Presence) is a wholly-owned subsidiary of MUSE that operates offices in London and Manchester, U.K., and is the majority shareholder of SimTeam SARL, a French company that provides products and services similar to those of MUSE Virtual Presence in France.

         On March 17, 2000, MUSE, through Virtual Presence, purchased all of the outstanding stock of Simulation Solutions, Ltd., a U.K. company involved in providing advanced solutions to the manufacturing industry using proprietary and third-party software and hardware. Simulation Solutions (also known as MUSE Simulation Solutions) operates from the Manchester, U.K. offices of Virtual Presence.

         On March 28, 2000, MUSE, through Virtual Presence, completed an asset purchase of theVRsource.com, an e-commerce Web site that is a reseller of hardware and software of MUSE and other companies that are used in virtual reality, data visualization and perceptual computing.



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

         On June 1, 2000, we entered into an equity line agreement with Kingsbridge Capital Limited. The equity line agreement entitles us to sell and obligates Kingsbridge to purchase, from time to time, up to $18,000,000 of our common stock. Our ability to require Kingsbridge to purchase MUSE common stock is subject to certain limitations based on the market price and trading volume of our common stock. Additionally, on August 7, 2000, we sold to Kingsbridge a convertible note in the principal amount of $1,000,000 with interest at the annual rate of 10%. The note is convertible into shares of MUSE common stock after the first anniversary of the issuance of such note at the per share rate of the lower of $2.375 or 88% of the average closing bid price for the five trading days prior to conversion. We also issued to Kingsbridge warrants to purchase 200,000 shares of MUSE common stock in connection with the equity line agreement exercisable at $3.76 per share over the four-year period commencing on November 28, 2000 and warrants to purchase 75,000 shares of MUSE common stock in connection with the note issuance exercisable at $2.6125 per share over the four year period commencing on August 7, 2001.

         On July 18, 2000, MUSE executed the merger agreement in connection with the acquisition by MUSE of AVS.

OPERATING UNITS

         We are organized into several operating units:

    o MUSE PERCEPTUAL COMPUTING is the developer and primary marketer of the MuSE software product and also provides customized MuSE-based software solutions to our customers. MUSE Perceptual Computing operates from offices in Albuquerque and Houston and as of August 1, 2000 employed a total of 30 full time personnel. MUSE Perceptual Computing sells and promotes its products primarily to the U.S. automotive, engineering, manufacturing, oil & gas, aerospace and fleet management industries. MUSE Perceptual Computing is an internal division of MUSE Technologies, Inc.

    o MUSE FEDERAL SYSTEMS GROUP distributes MuSE software and provides customized MuSE-based software solutions to agencies of the U.S. federal government and its contractors and subcontractors. MUSE Federal Systems Group employs 4 full time employees from an office in Arlington, VA. MUSE Federal Systems Group is a wholly owned subsidiary of MUSE.

    o MUSE VIRTUAL PRESENCE is a European distributor of 3D software and hardware products as well as a provider of custom development, integration and support services to the European defense, manufacturing, aerospace, medical, training and other industries. MUSE Virtual Presence employs 31 full-time employees at offices in London and Manchester (U.K.) and is the majority shareholder of SimTeam SARL, a French company that employs 5 persons and provides services similar to that of MUSE Virtual Presence in France. MUSE Virtual Presence has limited business activities in the U.S. and is in the process of establishing a U.S. sales force. MUSE Virtual Presence and SimTeam are also distributors of MuSE software and services in Europe.

    o MUSE SIMULATION SOLUTIONS is an advanced consulting firm specializing in manufacturing simulation for plant and equipment. MUSE Simulation Solutions provides software, hardware and professional services in the field of virtual prototyping and simulation-based design and process development. MUSE Simulation Solutions has 3 full-time employees and operates from the Manchester (U.K.) offices of MUSE Virtual Presence.



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

    o MUSE VRSOURCE is an E-commerce retailer of advanced visualization and perceptual computing hardware and software. From an online operation (www.musevrsource.com), MUSE VRsource sells equipment, software and other products to an international clientele of corporations, government agencies and educational institutions for use in virtual reality and perceptual computing applications. MUSE VRsource employs one full-time employee and is an international distributor of MuSE software.

         The MUSE family of companies is generally focused on providing customers with perceptual computing and data visualization solutions in the form of:

         1. Perceptual computing software products that our customers can use to create software solutions on their own;
         2. Turn-key perceptual computing solutions that help a customer solve a particular problem;
         3. Training and support for our perceptual computing software products and solutions;
         4. Computing hardware and peripheral devices that are used in perceptual computing; and
         5.       Professional installation, maintenance and support services.

         Our belief is that by providing all of the above products and services, our customers will be able to satisfy most of their perceptual computing, data visualization and virtual reality requirements from a related group of companies whose focus and expertise is primarily in the field of computer graphics software and hardware. We further believe that our ability to provide such a sweeping range of products and services to multiple international market segments is a distinct advantage over companies that provide only limited aspects of our products and services. As the market for our products and services grows, we believe that MUSE will be poised to capture a significant share of such market and establish an international brand reflecting MUSE's position as a leader in providing perceptual computing, virtual reality and data visualization software and solutions.

INDUSTRY OVERVIEW

         Our software products and consulting services have historically been oriented towards meeting the needs of the advanced industrial, federal, scientific and research sectors of the computer industry, and for migration to more conventional business and financial desktop computing arenas. Each of these market sectors has been affected by several trends that have influenced our strategy and direction:

    1. Corporations, government agencies and individual computer users are dealing with increasingly larger and more complex quantities of information, most of which is in the form of computer-based data. Making sense of this information is becoming more and more difficult, and the disparity of data formats commonly prevents such information from being integrated into a single computing environment in which a user can observe, analyze, and interact with the information.

    2. Advances in multiprocessing chip technology and enhanced graphics card capabilities have empowered Windows platform computers and workstations to match the performance of several UNIX class machines, which until recently had been the standard of sophisticated computing tasks in many industries. The decreasing cost of Windows hardware and the large number of installed Windows operating systems has created a large and growing population of computer users who are capable of taking advantage of new software technologies.

    3. Wide adoption of the Internet in nearly every business sector has afforded new possibilities and demands for remote collaboration, content delivery, data presentation and remote data access.



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    4.   Advances in 3D graphics software and technology have created a paradigm of "visual computing" in several industries, most notable of which are the design, engineering, manufacturing and military sectors. Visual computing is used to create and manipulate true-color, three-dimensional objects representing complex data with extreme precision and speed, thereby enhancing understanding. In visual computing, a three-dimensional full color image replaces the two-dimensional screen image. The use of visually rich images makes it possible to represent complex data more understandably as well as to simulate real-world characteristics.

         We believe that these trends have created a unique and significant business opportunity and that data visualization-related software, professional services and related hardware will continue to grow in demand from both established and emerging markets. As these markets expand, customers will likely turn to companies such as MUSE, that have proven experience with hardware, software, installation, support, maintenance and training.

         We further believe that our software and services enhance visual computing by rendering 3 or more dimensions of data and utilizing multi-sensory techniques (the integration of sight, sound and touch) to create a highly interactive computing experience that is more like real life and is known as perceptual computing. Perceptual computing integrates and extends data visualization, virtual reality and simulation technologies by leveraging some of the most basic and powerful human skills of trend analysis, pattern recognition and anomaly detection to make many different types of digital information easier to understand.

PRODUCTS & SERVICES

         We have developed and are currently marketing the following products and services:

         o MUSE(R)(Multi-dimensional user oriented Synthetic Environment). MuSE is a software development toolkit that is used by skilled computer programmers to create software applications for end-users that can be installed on different computing platforms (Windows NT, UNIX, etc.) and take advantage of different physical or logical input and output devices (keyboards, mice, voice recognition, speech synthesis, etc.). MuSE was first developed at Sandia National Laboratories in 1991 and licensed to MUSE in 1995. Since being licensed to MUSE, we have made numerous enhancements to the MuSE software and added extensive capabilities and functionalities beyond those of the core software licensed from Sandia Corporation (see page xx). Multiple users can employ MuSE to share the same MuSE-based software application and collaborate from remote locations over computer networks. We believe MuSE represents a new approach to computer interaction by facilitating the integration of diverse types of data into a single presentation environment and by presenting this data using sight, sound and other methods of representation in a manner that enhances an end-user's ability to analyze and understand this data. This process is known as "perceptual computing" because it engages multiple senses and leverages the perceptual skills of computer users. Computer Graphics World magazine awarded us its prestigious "Innovation Award" for our advances in the fields of human computer interaction (1996) and network collaboration (1997). The MuSE software sells for a base price of $14,000 for the Windows version and $22,000 for the UNIX version. Programming, maintenance, support and other services are provided for additional fees.



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

         o FRAMESET(TM)is a delivery and administration system for computer-based simulation, education and training. The first version of FrameSET was completed by MUSE Virtual Presence in November 1999. FrameSET has been designed to act as a host for any distributed training software. It is built around Internet browser technology to provide an easily configurable and customizable, hardware- and content-neutral environment for delivering educational curricula. FrameSET is in the process of being enhanced to allow connectivity over internal networks and the Internet, whereby trainees will have the ability to communicate and collaborate with other users in any global location and to permit remote mentoring, remote assessment, monitoring of progress and feedback for trainees wherever they are situated. We hope to use FrameSET to form a global medical network of communication and education, increasing the quality and consistency of medical training curricula worldwide. FrameSET sells for a base price of $65,000. Programming, maintenance, support and other services are provided for additional fees.

         o MIST(TM)(Minimally Invasive Skills Trainer) is an advanced (but simple-to-use) computer-based system designed to teach and assess minimally invasive surgical skills, and has been validated through extensive clinical trials at leading hospitals and educational facilities. The MIST system integrates two standard surgical instruments with a personal computer. A color monitor displays the movement of the surgical instruments in real-time 3D graphics, which was completed by MUSE Virtual Presence's London-based medical software group in 1998. The 3D graphics provide an abstracted representation of the human abdominal cavity in the form of simple geometric shapes. This enables medical students to develop and refine the key psychomotor skills required to become a proficient laparoscopic surgeon. Trainees are guided through a series of six exercises of progressive complexity that imitate techniques employed in surgical procedures. MIST sells for a base price of $20,000. Programming, maintenance, support and other services are provided for additional fees. The second release of MIST (scheduled for Summer 2000) includes six additional tasks relating to gynecological surgical skills.

         o ICTS(TM)(Interventional Cardiology Training Simulator) is in the final stages of development and is designed to reproduce the physics and physiology of the human cardiovascular system in the thorax, to enable medical students users to learn how to perform cardiac catheterization. The system incorporates a haptic feedback interface to give users a natural and realistic way to interact with the simulation. The FrameSET instructional system is linked to the simulation to provide a learning environment framework. When completed, the training simulation will contain a series of modules that replicate the haemodynamics, blood flow and dye contrast media mixing, and catheter-vasculature physical interaction. An additional module produces a synthetic x-ray image to replicate the fluoroscopic image used by interventional cardiologists to guide them during their work. The complex mathematics of the simulation are adapted from standard cardiovascular modeling and analysis literature. ICTS sells for a base price of $75,000. Programming, maintenance, support and other services are provided for additional fees.

         o CUSTOMIZED APPLICATION DEVELOPMENT represents a significant portion of revenue for most MUSE operating units and is a particular strength of our company. Many of our customers request and pay for our computer programmers to utilize our software products (and/or those of other companies that we represent) to create a computer program or complete software solution that is entirely unique to a very particular problem that the customer is attempting to solve. Despite the fact that many of our customers have skilled programmers on their staff,


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

                  they often turn to MUSE for extremely advanced application development projects. Custom applications can be produced for use by a single user at the client company, or, when used by multiple users, can sometimes produce additional royalty or licensing revenue. Often, these custom applications (or portions thereof) can be reutilized in other custom applications for future customers, or added to our software as new features or capabilities. The price of a MUSE custom application can range from approximately $25,000 to $1,000,000 or more.

         o PERCEPTUAL COMPUTING HARDWARE includes highly advanced UNIX computers; personal computers of varying sophistication; computer display screens and projection systems; peripheral devices such as joysticks, head tracking devices, haptic feedback units, stereoscopic glasses; or any other piece of hardware that a customer might desire or require to take advantage of our software or services, or those provided by other companies. We offer these products to our customers because in many cases they are an integral part of perceptual computing, because we have developed significant relationships with many of the manufacturers of these products, because they afford us additional revenue and profit opportunity, and because we believe that our customer is better served by being able to purchase these products from one company that can also provide support and training. None of the hardware products offered to our customers are manufactured directly by a MUSE operating unit, and we do not inventory any products. Upon receipt of a signed purchase order from a customer we place an order with a third party manufacturer and collect payment from the customer upon delivery and/or installation of the part. We represent approximately 50 manufacturers and offer approximately 200 different products that range in price from under $100 to over $750,000 each. All MUSE operating units offer hardware to their customers.

         o VISUALIZATION FACILITIES are rooms or theaters that are specifically designed to present information using perceptual computing software and hardware to groups of decision makers. Advanced computers and projection systems can be used to produce extremely high resolution images with clarity and real time performance that are ideal for digital prototype presentation, high resolution mapping, command and control of processes and corporate planning and briefing applications. Visualization facilities have gained acceptance in the manufacturing, digital prototyping, engineering, process plant design and oil/gas exploration & production industries. Because of our expertise in the field of perceptual computing, we have begun specifying hardware and software to be utilized in these industries that have embraced large-scale data visualization. None of the hardware products offered to our customers are manufactured directly by a MUSE operating unit, and we do not inventory any products. Upon receipt of a signed purchase order from a customer we place an order with a third party manufacturer and collect payment from the customer upon delivery and/or installation of the part. We represent approximately 5 manufacturers of large-scale visualization facilities and offer approximately 35 different equipment configurations that range in price from approximately $20,000 to over $750,000 each. MUSE Virtual Presence and MUSE VRsource are the primary resellers of visualization facilities, however other MUSE operating units can refer interested customers to the primary reselling units.

         o SYSTEMS INTEGRATION, MAINTENANCE AND SUPPORT services are provided by MUSE Virtual Presence and MUSE VRsource to customers with varying types of perceptual computing hardware and software systems. Many customers require technical assistance in configuring, installing and maintaining advanced equipment, as well as training on new systems and performing routine service on sophisticated hardware. In addition, MUSE Perceptual


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

                  Computing and MUSE Federal Systems Group provide training and support to their customers. Training costs range from $2,500 to $10,000 per session; software maintenance is routinely 15% of the cost of the software; maintenance contracts can range from $2,000 to $20,000 per month; and installation and systems integration services range from $2,000 to $20,000 per site. These services can be customized into comprehensive programs that are priced in accordance with the scope of engagement and length of contract.

         o SYNTHETIC TRAINING SYSTEMS are PC-based simulators that permit students to experience a computerized recreation of complex equipment, facilities or systems (such as jet fighter cockpits or nuclear power plant control rooms), and to interact with the features and complexities of these systems in a lifelike manner. The advantage of synthetic training systems is that they can be far less costly than traditional simulators or physical mockups, have been demonstrated to be far more effective in terms of training speed and efficiency than traditional systems, and minimize the requirement for high-demand/high-cost equipment (such as actual aircraft) to be removed from service for training purposes. MUSE Virtual Presence has developed an advanced synthetic trainer for the Royal Air Force that now serves as the validation and successful model for similar systems to be sold into the military, industrial and commercial markets.

CUSTOMERS

         The MUSE companies have built an international clientele for their perceptual computing products and services. The following is a partial list of customers for each MUSE operating unit:

         MUSE PERCEPTUAL COMPUTING: Goodyear Tire & Rubber, Continuum Resources, Boeing, Schlumberger, Chevron Research, Lockheed Martin, Jet Propulsion Laboratory, Los Alamos National Laboratory, Sandia National Laboratories, Arizona State University, Washington State University.

         MUSE FEDERAL SYSTEMS GROUP: NASA (multiple facilities and programs), U.S. Navy (multiple facilities and programs), U.S. Air Force, U.S. Department of Transportation, Science Applications International Corporation (SAIC), U.S. Joint Chiefs of Staff.

         MUSE VIRTUAL PRESENCE: British Telecom, Fluor Daniel, British Aerospace, Nestle U.K., European Union, Lever Brothers, Lloyds Bank, Proctor & Gamble, Rolls Royce, Johnson & Johnson, Royal Air Force, Ethicon, Unilever, Alenia-Marconi, Severn Trent Water, Diageo, Proctor & Gamble, Guidant Corporation.

         MUSE SIMTEAM: Electricite de France, Renault, Institut de France Petroleum, French Army, Schneider, Ecole des Mines, Lectra.

         MUSE SIMULATION SOLUTIONS: British Aerospace, Vickers Defense, DERA, Bombardier.

         MUSE VRSOURCE: Brazilian Army, Michigan University, Technopia (Columbia), Systema Informatica (Greece), Pro Systems (Netherlands), Computer Graphica (Italy).


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


STRATEGY

         From the beginning of our 1999 fiscal year until the second quarter of our 2000 fiscal year, the primary sales strategy for MUSE Perceptual Computing and MUSE Federal Systems Group was to distribute our software products and services through a network of resellers that had extensive vertical market expertise. Because the MuSE software product was designed to serve the unique needs of many different industries, management believed that it would be more efficient to identify resellers, distributors, service providers and other experts in a select few industries to sell MuSE software to their existing and potential customers. That distribution strategy, known as the Strategic Reselling Partner (SRP) program, has produced lower than expected results to date, and while several SRP distributors continue to promote and offer the MuSE software product and services, management believes that establishing a direct sales relationship with potential customers will shorten the sales cycle, optimize profitability, and ensure that MuSE software is effectively introduced into our target markets.

         MUSE Virtual Presence, MUSE VRsource and MUSE Simulation Solutions have historically sold products only using their own direct sales force, without any dependence on resellers or third party representatives.

         Each MUSE operating unit is presently focused on generating revenue and new business from well-defined industry sectors. Our objective is to optimize the sale of software, hardware and services into each of these markets. Since each MUSE operating unit has a distinctive expertise in each sector, they are not seen as competing with one another despite the fact that they may be conducting sales activities within the same general market sector. Most market sectors have multiple areas of specialty and technical requirements.

----------------------------------------------------------------------------------------------------------------------
                              MUSE
                           Perceptual       MUSE Federal       MUSE Virtual      MUSE Simulation
Industry Focus             Computing       Systems Group         Presence           Solutions         MUSE VRsource
                              (US)              (US)          (U.S. & Europe)    (U.S. & Europe)     (International)
----------------------------------------------------------------------------------------------------------------------
Automotive                     X                                     X                  X                   X
----------------------------------------------------------------------------------------------------------------------
Manufacturing                  X                                     X                  X                   X
----------------------------------------------------------------------------------------------------------------------
Engineering                    X                                     X                  X                   X
----------------------------------------------------------------------------------------------------------------------
Aerospace                      X                 X                   X                  X                   X
----------------------------------------------------------------------------------------------------------------------
Defense                                          X                   X                  X                   X
----------------------------------------------------------------------------------------------------------------------
Scientific                     X                                                                            X
----------------------------------------------------------------------------------------------------------------------
Fleet Mgmt.                    X                                                                            X
----------------------------------------------------------------------------------------------------------------------
Training                                                             X                                      X
----------------------------------------------------------------------------------------------------------------------
Education                                                            X                                      X
----------------------------------------------------------------------------------------------------------------------
Medical                                                              X                                      X
----------------------------------------------------------------------------------------------------------------------
Entertainment                                                        X                                      X
----------------------------------------------------------------------------------------------------------------------
Oil & Gas                      X                                                                            X
----------------------------------------------------------------------------------------------------------------------
Vis. Facilities                                                      X                                      X
----------------------------------------------------------------------------------------------------------------------
Decision Support               X
----------------------------------------------------------------------------------------------------------------------
Hardware                                                             X                                      X
----------------------------------------------------------------------------------------------------------------------

         We believe that the above distribution of market focus provides the greatest opportunity for revenue generation and growth since the majority of the targeted industries have already embraced various aspects of perceptual computing.

         Our plan is for MUSE Perceptual Computing and MUSE Federal Systems Group to focus exclusively on U.S. customers and for MUSE Virtual Presence and MUSE Simulation Solutions to focus primarily on European opportunities with an eventual expansion into U.S. markets.

         Since MuSE, FrameSET, MIST and ICTS are software products that are in relatively early stages of their development and deployment, we plan to dedicate limited resources to their continued enhancement and capability. Future development efforts are expected to be focused on adding specific features requested by customers, meeting the requirements of modifications or enhancements to the operating systems that they utilize, and responding to new features and capabilities offered by competitors.


SALES AND MARKETING

Our current sales and marketing staff consists of 20 full-time employees:

         o MUSE Perceptual Computing employs 8 full-time sales and marketing personnel, 7 of which provide marketing, public relations, graphic and Web design services to the entire MUSE family of companies, including a Vice President of Marketing and a Vice President of Communications;
         o MUSE Federal Systems Group employs 2 dedicated sales personnel plus the services of its divisional President who is engaged in full-time sales activities;
         o MUSE Virtual Presence employs 6 dedicated sales personnel including a Managing Director of Sales and Vice President of Business Development;
         o MUSE Simulation Solutions employs 1 dedicated salesperson; o SimTeam employs 2 dedicated sales personnel; and
         o        MUSE VRsource employs 1 dedicated salesperson.

         We are presently in the process of hiring additional sales and marketing personnel with expertise in the field of perceptual computing, with particular emphasis on expansion of the MUSE Perceptual Computing and the MUSE Virtual Presence sales forces.

         At present, the sales force of each operating unit represents the products and services of that unit to its customers. When a salesperson identifies an opportunity to sell a product or service of an affiliated operating unit, the sales lead is turned over to the appropriate unit. Since each unit tends to offer specific products to specific target markets, we feel that this strategy best serves both the company and its customers, however, we anticipate that selected products and services will be offered by multiple units in the near future.

         Historically, we have not utilized print or display advertising to sell our products. Instead, we have relied on strategic media relations to place product articles, customer testimonials and success stories into selected trade publications, which we believe is more cost effective and informational than traditional print advertising. As selected target markets mature, however, we believe that our media relations practice can be augmented by highly targeted print advertising and direct mail campaigns. Advertising and direct mail promotions can be expensive and require consistent, repetitive messaging to be effective.

         We attend a substantial number of market-specific trade shows at which large groups of potential customers congregate to see the latest developments in their industry. Trade shows permit us to demonstrate our software and services and directly meet with potential customers to discuss their needs. The cost of trade shows is extremely expensive; however, we attempt to mitigate the cost of selected shows by appearing in the exhibition booth of promotional partners (such as Hewlett Packard, SGI and Sun Computer) to reduce the size and cost of our participation.

         We routinely engage in non-exclusive joint promotions with hardware companies whose products we offer. Joint promotions can take the shape of trade shows, customer visits, printed brochures and/or Web-based promotions. Most commonly, hardware vendors desire software and applications to demonstrate their products, which we provide in exchange for exhibit booth space, free hardware or exposure.

STRATEGIC RESELLING PARTNERSHIPS AND OTHER MATERIAL CONTRACTS

         One of our sales strategies is to build a direct sales force that can identify revenue opportunities outside of the customer base served by our SRP program. As a result of the significant lead time necessary to create an effective direct sales force and consummate additional distribution and reseller relationships, our quarterly results are expected to fluctuate significantly depending on the timing of completion of such arrangements and any up front fees and sales commitments associated therewith. Accordingly, results in any one quarter are not indicative of results to be experienced in subsequent quarters.

         Our SRP program is based on establishing revenue-generating partnerships with proven and qualified sales organizations operating in vertical markets in which MUSE Perceptual Computing is operating or has targeted. Our SRP program was designed to provide several benefits to MUSE and the reselling partner by:

         o Generating revenue opportunities through the licensing and resale of MuSE software;
         o Producing ongoing revenues through the licensing and sale of product upgrades and through service, support and maintenance agreements;
         o Creating additional revenues through the development of specialized applications appropriate to the specific vertical market; and
         o Producing new product development initiatives that result from customer feedback and product modification requests.

         Under our SRP program, resellers can secure territorial or vertical market exclusivity by paying an up-front fee to MUSE, or enter into a non-exclusive commitment for representation of MuSE software in selected markets. Both exclusive and non-exclusive SRP agreements establish an anticipated revenue goal for the reseller over the multi-year period of their agreement. The relative value of each vertical market or territory is established by mutual agreement between MUSE and the SRP. The valuation is based upon third-party data and market projection analysis that are obtained from one or more industry experts.

         To become an SRP, a candidate must possess any or all of the following qualifications:

         o The reseller must have a significant or prominently emerging position within its vertical market and a business model and product/service offering that is synergistic with MUSE's strategic plan;

         o The reseller must have the resources to sell, support and develop specialized applications that take advantage of MuSE software;
         o The reseller must have existing customers who are capable of purchasing MuSE software; and
         o The reseller must have sufficient economic backing and financial resources to undertake an aggressive sales and marketing effort of MuSE software to its customers.

         In June 1998, we entered into a strategic reselling partner agreement with Continuum Resources International, ASA, a Norwegian Company, with respect to distribution of our products and services in the oil and gas industry worldwide. In exchange for such exclusive rights, Continuum Resources paid us a non-refundable license fee of $5,000,000. Minimum sales commitments totaling $12,000,000 through 2001 were modified in June 2000 due to significant pricing reductions in the cost of our products and to enable Continuum Resources to implement its business plan. The modified agreement requires Continuum Resources to generate minimum revenues of $250,000 during the next fiscal year with minimum requirements for succeeding years to be established by mutual agreement by December 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         In December 1998, we entered into a non-exclusive strategic reselling partner agreement with Intergraph Corp., an automated business solutions company with customers worldwide in a variety of commercial sectors and government. The agreement with Intergraph provides Intergraph with the non-exclusive right to resell our products and services worldwide in exchange for minimum annual sales commitments aggregating $4 million through 2001.

         In February 1999, we entered into non-exclusive reseller agreements under our strategic reselling partner program with Analytical Mechanics Associates, a technical consulting firm, and Federal Data Corporation, an information technology provider serving primarily the Federal government. Each agreement is for a term of three years with minimum sales commitments of $3 million over the term of the agreement.

         In March 2000, we entered into a non-exclusive reseller agreement under our strategic reselling partner program with Pentagon Engineering , a Best of Class reseller of Hewlett-Packard hardware and the premier Co-Create software VAR for the US, as well as a developer of custom solutions for the engineering and automotive industries. Under the terms of a three-year non-exclusive agreement, Pentagon Engineering has committed to $1,000,000 over the term of the agreement.

         In July 2000, we entered into a non-exclusive reseller agreement under our SRP program with Science Applications International Corporation (SAIC), a diversified high-technology research and engineering company that offers a broad range of expertise in analysis, computer system development and integration, technical support services, and computer hardware and software products. Under the terms of the agreement, SAIC plans to offer MuSE products and services within the U.S. to all federal agencies and companies that are qualified to perform work for a federal agency. International orders must be pre-approved by MUSE Federal Systems Group. The term of the agreement is through May 30, 2003. The agreement requires minimum sales commitments over the term aggregating $2 million.

         Although our existing strategic reselling partner agreements provide for minimum annual sales commitments, failure to satisfy such commitments will only permit us to terminate such strategic reselling partner agreement. Accordingly, we cannot assure you that the threat of termination of any strategic reselling partner agreement will be an effective deterrent against any breach of that strategic reselling partner agreement or that such minimum sales commitments will be realized.

         Our current strategy is to expand our sales force and convert all operating units to a primarily direct sales model where a combination of products and services are offered to our customers. For the MUSE Perceptual Computing unit, this represents a material departure from our original business plan of dependence on SRPs and a belief that the company would take on the primary dimensions of a "software publisher" with revenue being generated from software licensing and royalty income. Management still believes that long-term revenue can be generated from conventional royalty/licensing publishing practices by resellers and directly by MUSE; however, as a means of creating a larger installed base of users, we believe that the current sales strategy of MUSE Perceptual Computing should be focused on direct contact with corporations and government agencies that have complex data integration and data analysis challenges and large populations of users. We believe that select target markets can benefit from an integrated deployment of MUSE software and professional services, and that a direct sales effort will produce faster and more significant revenues.

         In April 1999, we entered into a three-year agreement with The Goodyear Tire & Rubber Company to develop applications using our advanced visualization and network collaboration software. We agreed to provide software, system design, consulting, and technical support services to Goodyear on a project-by-project basis. The agreement includes a three-year renewal option and provides exclusivity for consulting or application design services within the tire and rubber manufacturing business throughout its term, provided that they satisfy the minimum annual project commitments. Sales activities in the tire and rubber manufacturing industry by our strategic reselling partner's are not affected by this agreement.

         In January 2000, MUSE Virtual Presence entered into an agreement with Guidant Corporation to provide a sophisticated cardiology training simulator to Guidant's European headquarters in Belgium. Under the terms of a contract valued at approximately $500,000, MUSE Virtual Presence will undertake custom software development work to adapt the company's existing IST (Interventional radiology/cardiology Simulation-based Trainer) system.

         In April 2000, MUSE Virtual Presence was awarded a major contract with the Manchester Visualization Centre to provide hardware, software and services at one of the world's most sophisticated facilities for advanced research and development, interactive computer graphics, multimedia, image processing and visualization. The contract, valued at $1,000,000, provides for MUSE Virtual Presence to perform extensive work at the Manchester Visualization Centre, which is located at the University of Manchester in the United Kingdom. The project will transform computational systems into high-performance visual computing platforms for researchers, students and commercial users to project real-time graphics in a three-screen theater. Included in the project is the installation of MuSE and FrameSet software.

ACQUISITION STRATEGY

         Over the past year, MUSE commenced an acquisition strategy that was designed to achieve the following goals:

         o Add new products, services and capabilities to our core business;
         o        Create an international presence, primarily in Europe;
         o        Add new industries to our target markets;
         o        Add qualified technical personnel to our ranks;
         o Add revenue and other forms of economic opportunity from existing or imminent projects or products;

         o Build an international brand that is synonymous with perceptual computing software and solutions.

         Our acquisition strategy was motivated by an awareness that perceptual computing, data visualization and virtual reality were beginning to transcend their "emerging industry" status and a belief that a company with a broad array of products, services and offices could better serve a host of customers in an array of industries.

         As well, a series of corporate consolidations have taken place over the past several years, in which emerging perceptual computing firms have been acquired by larger companies. The more prominent and significant acquisitions included:

         o        Sense8 being acquired by Engineering Animation, Inc.
         o        Division being acquired by Parametric Technologies
         o        Multigen-Paradigm being acquired by Computer Associates

         Each of these significant acquisitions positioned software products that compete with MUSE into a well-financed and high profile corporate setting that could be seen as providing exceptional advantage over our products and services. Management saw the deployment of an aggressive MUSE acquisition strategy as a response to competitive threats and market opportunities.

         Management believes that our acquisition efforts to date, including the acquisition of AVS, will significantly reposition MUSE as a major contender for perceptual computing market leadership and will provide MUSE with a majority of the benefits set forth above.

         On November 16, 1999, MUSE purchased all of the outstanding stock of Virtual Presence, Ltd., a 10-year old United Kingdom company that creates sophisticated 3D graphics solutions using proprietary and third party software and hardware. Virtual Presence, Ltd. (also know as MUSE Virtual Presence) is a wholly-owned subsidiary of MUSE that operates offices in London and Manchester, United Kingdom., and is the majority shareholder of SimTeam SARL, a French company that provides products and services similar to those of MUSE Virtual Presence in France.

         On March 17, 2000, MUSE purchased all of the outstanding stock of Simulation Solutions, Ltd., a U.K. company involved in providing advanced solutions to the manufacturing industry using proprietary and third-party software and hardware. Simulation Solutions (also known as MUSE Simulation Solutions) operates from the Manchester, U.K. offices of Virtual Presence.

         On March 28, 2000, MUSE completed an asset purchase of theVRsource.com, an e-commerce Web site that is a reseller of hardware and software from MUSE and other companies that is used in virtual reality, data visualization and perceptual computing.

         On July 18, 2000, MUSE executed the merger agreement in connection with the acquisition by MUSE of AVS.

         At present, management continues to review acquisition candidates whose products or business strategy complements that of MUSE.

COMPETITION

         We believe that the current market for MuSE and other visual computing software products is relatively small and fragmented. However, based upon publicly available market research, we believe that this market will grow rapidly over the next decade. We believe that no single company dominates the market at the present time; however, a number of emerging companies are aggressively pursuing opportunities in this market, including AVS, with which we have recently entered into a merger agreement, and divisions of Parametric Technologies, Engineering Animation and Computer Associates. Many of the companies with whom we compete or expect to compete have substantially greater financial resources, research and development capabilities, sales and marketing staffs and distribution channels and are better known than we.

         We believe that the principal factors affecting our ability to compete are the capabilities, functionality and architecture of our products; our ability to provide expert professional services; the quality, ease of use by end-users, performance and functionality of the derivative applications developed and marketed by us; the effectiveness in marketing and distributing our products and services; and price.

         MuSE, FrameSET, MIST and ICTS have all been developed to meet the demands of new or emerging customer requirements. To that end, very few software products compete with them on a feature-by-feature basis. Other companies, however, do manufacture and market software that competes with selected features of each product. Many of these companies have economic and marketing resources that are far greater than those of our company. Because the market for perceptual computing software is just beginning to take on formal dimensions and because some of our competitors have extensive product lines and long standing relationships with leading corporations and government agencies, we may not be able to compete with these products despite what we believe are superior features and capabilities of our software.

         The following competing software products have been identified by management:

o        MUSE: Dvise(TM) by Division, a unit of Parametric Technologies;
         WorldToolKit(TM) by Sense8, a unit of Engineering Animation, Inc.; AVS/Express(TM) by Advanced Visual Systems; and Vega(TM) by Multigen-Paradigm, a unit of Computer Associates. Each of these competitors offers a less sophisticated (but often easier to use) paradigm of perceptual computing. We believe that MuSE offers a more robust development platform than competing products and can facilitate the integration of diverse data formats more effectively. In addition, MuSE offers built-in collaboration and sophisticated automatic perceptual computing capabilities.

o FRAMESET: A number of products exist to provide for the delivery of training course materials over wide area networks. Management believes that none of these, however, is specifically designed for the management and delivery of 3D materials, and we believe that our product will prove attractive specifically to the developers of simulation systems - particularly in the growing medical market.

o MIST: Management believes that no other computer-based training product exists for laparoscopic surgery psycho-motor skills training, including from traditional 'box-based' trainers (where students manipulate objects in a physical environment using standard instruments). Unlike MIST, these traditional training methodologies do not incorporate performance metrics.



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

         o ICTS: Management believes that ICTS is currently the only product commercially available for the simulation of coronary radiology. Colorado Medical and a consortium headed from Singapore are currently developing similar products, but their price-point in the market is anticipated to be many times that of ICTS, requiring graphics workstations rather than a PC platform for delivery.

         Numerous solutions providers could be seen as competitors to our professional consulting service, some of which have marketing budgets and programming staffs that are significantly larger than ours. These include:

         o SGI: Despite its large presence in the 3D graphics marketplace, SGI is hampered by customer perception of being a proprietary solutions provider and hardware manufacturer. Since a significant portion of SGI's revenue is achieved through the reseller channel (including MUSE Virtual Presence), it is unlikely that SGI will become a primary competitor without damaging its existing revenue sources. MUSE Virtual Presence continues to work with SGI in Europe to leverage major opportunities on a partnership basis.

         o EDS: Has made brief forays into the visualization and simulation marketplaces. Management believes that its lack of technical expertise in visualization and simulation has limited its success. However, EDS may become a significant competitor in the future if it perceives major benefits are to be gained in the marketplace.

         The market for perceptual computing hardware is large and extremely competitive. In many instances, we compete directly with manufacturers that have independent sales forces as well as many other distributors of their products. Manufacturers and large resellers also have a greater ability to reduce the cost of their products to customers. We do not have any exclusive reseller agreements with manufacturers and in some cases we have a limited geographic territory in which we can sell certain products. We offer over 200 products to our customers and the following is a list of companies with whom we compete for large hardware transactions:

         o        SGI. SGI has a policy to not directly compete with resellers.
                  Management believes that our ability to provide professional services provides us with a competitive advantage.

         o TAN GMBH: TAN is a German manufacturer of visualization equipment with a strong installed base in continental Europe. Management believes that our ability to provide professional services provides us with a competitive advantage.

         o TRIMENSION LTD.: Trimension is an internationally recognized leader in visualization facilities.

         As the perceptual computing market grows, new software and hardware products will inevitably become available and additional service providers will emerge as competitors. We cannot be assured that we will be able to compete with these companies or that our existing customers will not turn to our competitors for products and services.

THE LICENSE AGREEMENT

         Pursuant to the license agreement with Sandia Corporation, we received
(i) a limited exclusive worldwide license to use and reproduce the MuSE software, (ii) a license to create derivative works of MuSE software and (iii) the right to distribute and sublicense the MuSE software. The license agreement


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provides us with a ten-year exclusive license with respect to the MuSE software, and thereafter provides a non-exclusive right through 2015. After the end of the exclusive ten-year period, we may request that Sandia Corporation extend the exclusivity through 2015, which determination shall be made in Sandia Corporation's sole discretion and subject to continued royalty payments under the license agreement. If the license agreement continues in force for a total of 20 years, our rights under the license agreement convert to a paid-up non-exclusive license.

         We are required to pay royalties (with an annual minimum royalty of $20,000) for the term of the license agreement, based on our gross revenues, less cost of goods sold and certain other expenses, from the sale of products utilizing MuSE. Additionally, we paid a one-time license fee of $400,000 in connection with the acquisition of the license agreement from Viga Technologies Corporation in 1995. We are also required to retain the services of key personnel capable of supporting the MuSE software. The license agreement is terminable by Sandia Corporation in the event of a breach thereunder by us (including, without limitation, due to failure to pay minimum royalties in the annual amount of $20,000), or in Sandia Corporation's discretion, in the event of any breach of the license agreement, Sandia Corporation may convert the license into a non-exclusive license or otherwise reduce our rights thereunder.

         As part of the license agreement, we have agreed to grant Sandia Corporation an irrevocable non-exclusive license to use the MuSE software (and all enhancements, modifications and corrections made by us) and to develop derivative works based on the MuSE software for internal use at Sandia Corporation.

         Under the license agreement, we bear the risk that the information and technology licensed from Sandia Corporation and incorporated in the MuSE software may infringe the rights of third parties and must indemnify Sandia Corporation in respect of any claims for copyright infringement brought against them and arising from the development and distribution of the programs incorporated in the MuSE software. We have agreed to treat the originally licensed MuSE software as proprietary to Sandia Corporation. However, enhancements and modifications to such original software, which have been extensive, are considered proprietary to us.

INTELLECTUAL PROPERTY RIGHTS

         We have been advised that Sandia Corporation has filed patent applications for aspects of the MuSE software and holds copyrights to the MuSE software. We depend on Sandia Corporation for the protection of the intellectual property covered by the license agreement. We cannot assure you that Sandia Corporation will be able to patent other inventions present in the MuSE software or otherwise protect the proprietary intellectual property covered by the license agreement.

         We have filed and are in the process of filing patent applications for Continuum and related technologies, and also filed trademark and logo applications.

         We will generally rely on a combination of trade secret, copyright, trademark and patent law to protect our proprietary rights in the intellectual property developed by us. Although we intend to provide products utilizing the MuSE software to its customers primarily in object code form, we cannot assure you that unauthorized third parties will not be able to copy the software. In addition, we cannot assure you that our competitors will not independently utilize existing technologies to develop products that are substantially equivalent or superior to our software. We could incur substantial costs in defending itself


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or our licensees in litigation brought by third parties, or in seeking a determination of the scope and validity of the proprietary rights of others.

RESEARCH AND PRODUCT DEVELOPMENT

         We believe that our future success depends in large part upon the timely enhancement of existing products and the development of new products and MuSE-based applications by our customers and third party software developers. We are currently developing new software products relating to information management with broad applications in the commercial, government and education markets and enhancing existing products to improve price and performance, expand product capabilities, simplify user interfaces, help define and support emerging industry standards, and develop interoperability with most products and devices commonly used in our targeted markets. MuSE-based products operate on a broad range of platforms and with a variety of display and input/output devices. We also believe that it is beneficial to work with third parties to accomplish these goals and have, in the past, received funding from outside sources, such as grants from government organizations, to develop products and applications. We intend to continue to pursue such external research and development funding sources.

         For fiscal 1999, fiscal 1998 and fiscal 1997, our research and development expense was approximately $2,303,000, $957,000 and $742,000, respectively. We sponsored all research and development expenses except for payments derived from Small Business Innovative Research grants from the Federal government of approximately $341,000 which were included in revenue in fiscal 1998 and related to development of certain applications of MuSE.

EMPLOYEES

         As of July 31, 2000, we have 64 full-time employees. We believe that our relationships with our employees are satisfactory. We have no history of any work stoppages and none of our employees are currently represented by a union.

FACILITIES

         We have completed the construction of a synthetic environment laboratory and other facilities to develop and demonstrate applications of MuSE within our Albuquerque headquarters. We lease 8,762 square feet of office and laboratory space in Albuquerque, New Mexico and by amendment of our lease, have leased an additional 8,787 square feet of space at our Albuquerque headquarters. The lease, as amended, provides for base rental payments of approximately $17,600 per month. The amended lease extends the termination date until January 31, 2001.

         We lease 2,342 square feet of office space and demonstration facilities in Arlington, VA. This lease provides for rental payments of $4,977 per month and terminates on January 31, 2003. We believe that such properties are adequately insured and are suitable for their intended purposes.

         MUSE Virtual Presence leases approximately 3,500 square feet of space in London at a rental of $4,500 per month on a lease expiring in 2023. Additionally, the company leases a 5,000 square foot central development facility outside of Manchester (U.K.) at a rental of $ 3,500 per month on a lease expiring in June 2003. MUSE SimTeam leases approximately 1,800 square feet of space in Paris for a rental of $2,750 per month on a lease expiring in May 2001.



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LEGAL PROCEEDINGS

         We are not a party to any material pending legal proceedings.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following presentation of management's discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, the accompanying notes thereto and other financial information appearing elsewhere in this proxy statement/prospectus. This section and other parts of this report contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

OPERATIONAL OVERVIEW

         MUSE receives revenue from the sale and licensing of its software products, the sale of third-party manufactured hardware and software, and by providing consulting, training, support and maintenance services.

         From the beginning of our 1999 fiscal year until the second quarter of our 2000 fiscal year, the primary sales strategy for MUSE Perceptual Computing and MUSE Federal Systems Group was to distribute our software products and services through a network of resellers that had extensive vertical market expertise. Because the MuSE software product was designed to serve the unique needs of many different industries, management believed that it would be more efficient to identify resellers, distributors, service providers and other experts in a select few industries to sell MuSE software to their existing and potential customers. That distribution strategy, known as the Strategic Reselling Partner (SRP) program, has produced lower than expected results to date, and while several SRP distributors continue to promote and offer the MuSE software product and services, management believes that establishing a direct sales relationship with potential customers will shorten the sales cycle, optimize profitability, and ensure that MuSE software is effectively introduced into our target markets.

         Our current strategy is to expand our sales force and convert all operating units to a primarily direct sales model where a combination of products and services are offered to our customers. For the MUSE Perceptual Computing unit, this represents a material departure from our original business plan of dependence on SRPs and a belief that the company would take on the primary dimensions of a "software publisher" with revenue being generated from software licensing and royalty income. Management still believes that long-term revenue can be generated from conventional royalty/licensing publishing practices by resellers and directly by MUSE; however, as a means of creating a larger installed base of users, we believe that the current sales strategy of MUSE Perceptual Computing should be focused on direct contact with corporations and government agencies that have complex data integration and data analysis challenges and large populations of users. We believe that select target markets can benefit from an integrated deployment of MUSE software and professional services, and that a direct sales effort will produce faster and more significant revenues.

         Revenue is generated through a direct sales process as well as by authorized resellers. As a result of significant lead time necessary to market and consummate such direct sales and reseller agreements, our quarterly results are expected to fluctuate significantly depending on the timing of completion of such


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arrangements and any up front fees and sales commitments associated therewith.
Accordingly, results in any one quarter are not indicative of results to be expected in subsequent quarters. Currently, our SRP program has been requiring a greater than anticipated sales cycle and therefore, sales attributable to resellers for the period ended March 31, 2000 were not significant.

         Although our existing reseller agreements provide for minimum annual sales commitments, failure to satisfy those commitments merely permit us to terminate that agreement. Accordingly, we cannot provide assurance that the threat of terminating any strategic reselling partner agreement is an effective deterrent against a breach of the agreement that the minimum sales commitments have not been realized.

         In June 1998, we entered into a strategic reselling partner agreement with Continuum Resources International, ASA, a Norwegian company, with respect to distribution of our products and services in the oil and gas industry worldwide. In exchange for such exclusive rights, Continuum Resources paid us a non-refundable license fee of $5,000,000. Minimum sales commitments totaling $12,000,000 through 2001 were modified in June 2000 due to significant pricing reductions in the cost of our products and to enable Continuum Resources to implement its business plan. The modified agreement requires Continuum Resources to generate minimum revenues of $250,000 during the next fiscal year with minimum requirements for succeeding years to be established by mutual agreement by December 31, 2000.

         In December 1998, we entered into a non-exclusive strategic reselling partner agreement with Intergraph Corp., an automated business solutions company with customers worldwide in a variety of commercial sectors and government. Our agreement with Intergraph provides them with the non-exclusive right to resell our products and services worldwide in exchange for minimum annual sales commitments aggregating $4 million through 2001. As of June 30, 2000, Intergraph has not yet generated any sales of MUSE software under the agreement.

         In February 1999, we entered into non-exclusive reseller agreements under our strategic reselling partner program with Analytical Mechanics Associates (AMA) , a technical consulting firm, and Federal Data Corporation
(FDC), an information technology provider serving primarily the Federal government. Each agreement is for a term of three years with minimum sales commitments of $3 million over the term of the agreement. As of June 30, 2000, AMA has not yet generated any sales of MUSE software and FDC has produced approximately $50,000 in sales of MUSE software.

         In March 2000, we entered into a non-exclusive reseller agreement under our strategic reselling partner program with Pentagon Engineering, a Best of Class reseller of Hewlett-Packard hardware and the premier Co-Create software VAR for the U.S., as well as a developer of custom solutions for the engineering and automotive industries. Under the terms of a three-year non-exclusive agreement, Pentagon Engineering has committed to $1,000,000 over the term of the agreement.

         In July 2000, we entered into a non-exclusive reseller agreement under our SRP program with Science Applications International Corporation (SAIC), a diversified high-technology research and engineering company that offers a broad range of expertise in analysis, computer system development and integration, technical support services, and computer hardware and software products. Under the terms of the agreement, SAIC plans to offer MuSE products and services within the U.S. to all federal agencies and companies that are qualified to perform work for a federal agency. International orders must be pre-approved by MUSE Federal Systems Group. The term of the agreement is through May 30, 2003. The agreement requires minimum sales commitments over the term aggregating $2 million.



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         In April 1999, we entered into a three-year agreement with Goodyear
Tire & Rubber Company to develop applications using our advanced visualization and network collaboration software. We will provide software, system design, consulting, and technical support services to Goodyear on a project-by-project basis. The agreement includes a three-year renewal option and provides Goodyear with exclusivity for consulting or application design services within the tire and rubber manufacturing business throughout its term, provided that minimum annual project commitments are satisfied. Sales activities in the tire and rubber manufacturing industry by our strategic reselling partners are not affected by this agreement.

         In January 2000, MUSE Virtual Presence entered into an agreement with Guidant Corporation to provide a sophisticated cardiology training simulator to Guidant's European headquarters in Belgium. Under the terms of a contract valued at approximately $500,000, MUSE Virtual Presence will undertake custom software development work to adapt the company's existing IST (Interventional radiology/cardiology Simulation-based Trainer) system.

         In April 2000, MUSE Virtual Presence was awarded a major contract with the Manchester Visualization Centre to provide hardware, software and services at one of the world's most sophisticated facilities for advanced research and development, interactive computer graphics, multimedia, image processing and visualization. The contract, valued at $1,000,000, provides for MUSE Virtual Presence to perform extensive work at the Manchester Visualization Centre, which is located at the University of Manchester in the United Kingdom. The project will transform computational systems into high-performance visual computing platforms for researchers, students and commercial users to project real-time graphics in a three-screen theater. Included in the project is the installation of MuSE and FrameSet software.

         As a result of the resignation of an executive officer in 1999 and the purchase of certain of his shares, the excess of the consideration paid over the value of the shares purchased of $563,685 is reflected as costs in excess of the value of repurchased stock on the Statement of Operations.

         In 1999, we formed MUSE Federal Systems Group, Inc., a wholly owned subsidiary that will provide software and consulting services exclusively to federal agencies and government contractors. Through direct sales efforts and resellers, MUSE Federal Systems Group plans to broaden its customer base and develop special capabilities and services that are designed to meet the unique requirements of governmental agencies. MUSE Federal Systems Group received all requisite government approvals to operate as a government contractor with security clearances during the second fiscal quarter of this year.

         On November 16, 1999, we completed the acquisition of Virtual Presence Ltd., a provider of interactive visualization solutions for companies in the European defense, medical and manufacturing industries. We acquired Virtual Presence for a total of $300,000 in cash at the closing, $300,000 in notes payable over a nine-month period and 430,839 shares of our common stock, subject to certain restrictions. Of those shares, 205,522 are subject to adjustment in the event that the price of the common stock over the twenty trading days prior to November 15, 2000 is less than $4.41 per share. We expect that the acquisition of Virtual Presence will enhance our capabilities in providing interactive visualization solutions and broaden our market presence in both the United States and Europe.

         On March 17, 2000, we acquired Simulation Solutions, Ltd., a U.K. company that provides advanced software and consulting services in the field of plant and equipment manufacturing simulation. We acquired Simulation Solutions for a total of $117,333 in cash and 44,895 shares of our common stock.


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Simulation Solutions has been incorporated into our existing European operation.
The contribution to revenues as a result of this acquisition has not been significant to date.

         On March 28, 2000, we purchased theVRsource.com, a prominent e-commerce site for advanced visualization and virtual reality hardware, from The VRSource, Inc., a Colorado corporation, for $400,000 in cash. TheVRsource.com website offers high performance peripheral devices from leading hardware manufacturers including Polhemus, Ascension, FakeSpace, Virtual Technologies, Sony and Virtual Research Corporation. The contribution to revenues as a result of this acquisition has not been significant to date.

         On May 4, 2000, our CEO and Chairman resigned. As a result of certain severance arrangements and repurchase of stock options to purchase 750,000 shares of MUSE common stock in connection with his resignation, we expect to incur a charge to earnings in the third fiscal quarter of approximately $990,000. As part of the resignation arrangement, we will make certain of these payments over a two-year period.

         On May 4, 2000, we entered into a letter of intent to acquire AVS through a stock-for-stock exchange. Definitive merger documents were executed on July 18, 2000. We believe that the acquisition, upon completion, will create one of the software industry's leading companies dedicated to developing and integrating software and solutions using 3D graphics technology. Pursuant to the merger agreement, we will issue a maximum of 2.1 million shares of common stock in exchange for all of the common and preferred shares of AVS, a maximum of 1.3 million employee stock options and the assumption of approximately $2 million in debt, as more fully described elsewhere in this proxy statement/prospectus. We anticipate that the acquisition will be completed during our fourth fiscal quarter. The acquisition is subject to a number of conditions and we cannot assure you that it will be successfully consummated.

RESULTS OF OPERATIONS FOR FISCAL 1999 AND FISCAL 1998

         Revenues for the fiscal years ended September 30, 1999 ("fiscal 1999") and September 30, 1998 ("fiscal 1998") were $1,723,267 and $6,206,135, respectively. The decrease in revenue of $4,482,868 or 72% was due to the Continuum Resources International ASA Agreement and the receipt of $5,000,000 in connection therewith in fiscal 1998, which was not duplicated in fiscal 1999. Actual product and contract sales increased by $517,132 or 42% in fiscal 1999. We also received interest income in fiscal 1999 of $729,061 as compared to $0 in fiscal 1998.

         Total operating expenses for fiscal 1999 were $6,970,962 as compared to total operating expenses of $5,083,588 for fiscal 1998. The increase of $1,887,374 or 37% reflects additional salaries, general and administrative expenses and increased research and development expenses. Research and development expenditures for fiscal 1999 increased $1,345,939 or 141% over the same period in fiscal 1998 due to increases in engineering and technical personnel (from 8 to 24) and equipment purchases. Selling, general and administrative expenses for fiscal 1999 increased $1,478,358 or 55% over the same period in fiscal 1998 due primarily to increases in sales and marketing personnel and increased costs for trade shows and advertising. During fiscal 1998, we repriced employee stock options from an exercise price of $7.60 per share to an exercise price of $2.50 per share, resulting in a one-time non-cash expense of $948,355.

         Total other income for fiscal 1999 of $134,737 consisted of interest income of $729,061 offset by charges of $563,685 related to costs in excess of the value of repurchased stock of a former executive


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officer and interest expense of $30,678. For the previous fiscal year, other expense consisted of $798,653 in interest charges from notes payable.

         Accordingly, the net loss for fiscal 1999 of $5,112,948 as compared to net income of $323,894 for fiscal 1998, reflected the significant increases in costs related to the hiring of additional personnel, increased research and development costs, and the $563,685 charge related to costs in excess of the value of repurchased stock without a proportional increase in revenues for such periods.

RESULTS OF OPERATIONS FOR INTERIM PERIOD ENDED MARCH 31, 2000

         Revenues for the six month period ended March 31, 2000 was $5,050,369 compared to revenues of $771,340 for the six month period ended March 31, 1999. The increase of 554% for the six month period compared to the same period last year is due primarily to the acquisition of Virtual Presence, which accounted for the majority of revenues for the six month period of fiscal 2000, together with increases in product and contract sales during such period. Revenues for the six month period ended March 31, 1999 have been reclassified to segregate product and contract revenue from interest income of $342,535.

         Total operating expenses for the six month period ended March 31, 2000 was $5,438,313 as compared to total operating expenses of $2,867,335 for the six month period ended March 31, 1999. The increase of $2,570,979 or 90% for the six month period of fiscal 2000 is reflective of the additional costs associated with the consolidation of expenses of Virtual Presence and Simulation Solutions offset in part by software development costs related to products that have attained technological feasibility and therefore are required to be capitalized. During the six month period ended March 31, 1999, software development costs have been expensed. The net capitalized value of software production costs at March 31, 2000 was $2,273,435. The increased costs, both capitalized and expensed, represent the continued effort to develop a technical staff to meet the growing demands of customers as well as the additional costs related to the Virtual Presence and Simulation Solutions staff. Cost of products sold of $1,881,409 for the six month period ended March 31, 2000 reflects the cost of hardware and related products sold by Virtual Presence. Cost of product sold of the corresponding periods in the prior year were immaterial. Selling, general and administrative expenses increased $816,476 or 44% for the six month period ended March 31, 2000 compared to the same period ended March 31, 1999. The increase in expenses is primarily due to the consolidation of Virtual Presence and Simulation Solutions.

         Net other income for the six month period ended March 31, 2000 of $626,239 reflects an increase of $847,309 compared to the same period of the prior fiscal year. The increase in income is reflective of higher interest income over the prior years as well as the non-recurring expense incurred in the period ended March 31, 1999 for costs in excess of the value of repurchased stock.

         Accordingly, the net income for the six month period ended March 31, 2000 of $238,295 compared to the net loss of ($2,317,065) for the same period in fiscal 1999, reflects the significant impact of the Virtual Presence and Simulation Solutions acquisitions not only with respect to revenues generated, but also increased operating costs of the combined operations and significant increases in product and service revenues from the Company's core products.



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LIQUIDITY AND CAPITAL RESOURCES

         Historically, our capital requirements have been funded through a series of debt and equity financings and revenues received through the strategic reselling partner program. During fiscal 2000, revenues generated from direct sales activities have also funded portions of our capital needs.

         In July 1998, we sold 1,000,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock to Continuum Resources for an aggregate purchase price of $8,000,000. In October 1998, we loaned $1,000,000 to a subsidiary of Continuum Resources for the establishment of a Houston facility. The loan is payable on demand and bears interest at the rate of 12% per annum. The loan remains outstanding as of the date hereof. We are currently in discussions with Continuum Resources to formalize a payment strategy. Pursuant to a written agreement with Continuum Resources dated June 2000, Continuum Resources has acknowledged its payment obligations on the loan. In the event we cannot reach agreement on payment terms or such payment is not made upon demand, we will be entitled to terminate the reseller agreement and Continuum Resources' exclusive distribution rights for MuSE software in the oil and gas industry. We have been informed that Continuum Resources is currently in the process of raising additional capital through a private offering and other financing activities, however, we cannot provide assurance that they will be successful in those efforts or that the loan will be repaid in the near future. Accordingly, although repayment of the loan is not contingent on such capital raising efforts, we may be obligated to partially or fully write down the value of the loan as circumstances warrant.

         On November 19, 1998, we consummated an initial public offering through the sale of 1,200,000 shares of common stock and Class A Warrants to purchase 600,000 shares of common stock and received gross proceeds of $9,600,000. Additionally, on December 2, 1998, the underwriter of our initial public offering exercised its over-allotment option in full and we received gross proceeds of $1,440,000. Total net proceeds to us from the initial public offering were approximately $9,200,000.

         Pursuant to his employment agreement, in January 1999, Brian Clark, our President and Chief Financial Officer, was given a loan in the principal amount of $75,000 in connection with his relocation to New Mexico. The loan bears interest at the rate of 5% per annum and is secured by a pledge of vested stock options having a value equal to the principal amount of the loan.

         On November 16, 1999, we completed the acquisition of Virtual Presence for a total of $300,000 in cash at the closing, $300,000 in notes payable over a nine month period and 430,839 shares of MUSE common stock, subject to certain restrictions. Of such shares, 205,522 are subject to adjustment in the event that the average price of MUSE common stock over the twenty day period prior to November 15, 2000 is less than $4.41 per share.

         In December 1999, we entered into a one-year agreement with Josephthal & Co., Inc. whereby Josephthal will provide us with financial advisory services. In connection with this agreement, we paid $75,000 to Josephthal and granted Josephthal three-year warrants to purchase 75,000 shares of MUSE common stock at $3.90 (representing 120% of the market price of the common stock on the date of grant). We are also required to pay Josephthal $10,000 per month commencing on June 1, 2000 and certain out-of-pocket expenses. This agreement is terminable upon 10 days written notice by either party.

         Our primary sales strategy is to build a direct sales force that can identify revenue opportunities outside of the customer bases served by our SRP program. As a result of the significant lead time necessary to create an effective direct sales force and consummate additional distribution and reseller


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relationships, our quarterly results are expected to fluctuate significantly depending on the timing of completion of such arrangements and any up front fees and sales commitments associated therewith. Accordingly, results in any one quarter are not indicative of results to be experienced in subsequent quarters.

         On March 17, 2000, we acquired Simulation Solutions for $117,333 in cash and 44,895 shares of MUSE common stock. On March 28, 2000, we acquired theVRsource.com for $400,000 in cash.

         On May 4, 2000, we entered into a letter of intent to acquire AVS through a stock-for-stock exchange. The acquisition, upon completion, would create one of the software industry's leading companies dedicated to developing and integrating software and solutions using 3D graphics technology. Pursuant to the merger agreement, we will issue a maximum of 2.1 million shares of common stock in exchange for all of the common and preferred shares of AVS, a maximum of 1.3 million employee stock options and the assumption of approximately $2 million in debt, as more fully described elsewhere in this proxy statement/prospectus. We anticipate that the acquisition will be completed during our fourth fiscal quarter. The acquisition is subject to a number of conditions and we cannot assure you that it will be successfully consummated.

         In May 2000, in connection with the letter of intent with AVS, AVS borrowed $1,000,000 from MUSE. The note is payable on demand and bears interest at the rate of 10% per annum payable monthly in advance.

         On June 1, 2000, we entered into an equity line agreement with Kingsbridge Capital Limited. The equity line agreement entitles us to sell and obligates Kingsbridge to purchase, from time to time, up to $18,000,000 of our common stock. Our ability to require Kingsbridge to purchase MUSE common stock is subject to certain limitations based on the market price and trading volume of our common stock. Additionally, on August 7, 2000, we sold to Kingsbridge a convertible note in the principal amount of $1,000,000 with interest at the annual rate of 10%. The note is convertible into shares of MUSE common stock after the first anniversary of the issuance of such note at the per share rate of the lower of $2.375 or 88% of the average closing bid price for the five trading days prior to conversion. We also issued to Kingsbridge warrants to purchase 200,000 shares of MUSE common stock in connection with the equity line agreement exercisable at $3.76 per share over the four-year period commencing on November 28, 2000 and warrants to purchase 75,000 shares of MUSE common stock in connection with the note issuance exercisable at $2.6125 per share over the four year period commencing on August 7, 2001.

         We estimate that we will expend approximately $750,000 for the purchase of computer hardware and software during fiscal 2000 primarily in connection with the establishment of MUSE Federal Systems Group and to upgrade and expand the capabilities of Virtual Presence. To date $475,000 of such capital expenditures have been made.

         For the six months ended March 31, 2000, there was a net decrease in cash of $5,545,334 as compared to a net increase in cash of $12,134,747 for the six month period ended March 31, 1999. The decrease in cash is primarily attributable to the acquisition of subsidiaries for $1,070,348, increases in accounts receivable of $2,247,901 and increase in other assets of $2,298,513. For the six month period ended March 31, 1999, the increase in cash was primarily attributable to the receipt of proceeds from our initial public offering, collection of a stock subscription receivable and collection of accounts receivable associated with a strategic reselling partner agreement.

         Our capital requirements depend on numerous factors, including the progress of our product development programs, our ability to enter into strategic arrangements or other marketing arrangements which result in the commercialization and distribution of our products, the need to purchase or lease additional capital equipment and the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights and the anticipated combination of our operations with those of AVS. Based upon our current plans we believe that current cash resources of approximately $2,000,000, the net proceeds from the equity line agreement and convertible note financing with Kingsbridge, other contemplated debt and equity financing activities as well as anticipated funds to be generated from operations (including MUSE Virtual Presence and the planned acquisition of AVS), will be sufficient to satisfy our needs for at least the next 12 months. However, if our current and projected needs change due to unanticipated events or otherwise, or our currently contemplated financing arrangements are not available to us, we may be required to obtain additional capital from other sources and there can be no assurances that additional financing will be available or that the terms of any financing will be acceptable to us.

         In the event the AVS merger is consummated, it is anticipated that we will require significant additional funds in order to complete the effective combination of our operations (including international operations) and to continue to fund certain projects under development. We cannot assure you that such funds will be available or that we can effectively combine our operations with those of AVS as anticipated. The dollar amount required to successfully market the combined product and service offerings of MUSE and AVS has not yet been determined, however, we believe that it will be significant and may not produce immediate results. We plan to develop combined marketing strategies and operating budgets in the near term to determine the amount of cash required to integrate existing operations, create a new corporate identity, launch new products, revitalize existing products, produce new marketing and promotional materials, expand an international sales force, create an effective customer and product support organization and invest in new technology development.

          We continually explore strategic, joint venture and acquisition opportunities both in the United States and abroad. From time to time, we may be involved in negotiations for strategic reselling partner arrangements, other strategic relationships, joint ventures, financing arrangements or possible acquisitions, however, current negotiations, if any, are too preliminary to warrant disclosure at this time. We will keep investors informed as such negotiations mature.


MANAGEMENT

Directors and Executive Officers

         Our directors, executive officers and key employees are as follows:

NAME                       AGE                           POSITION

Brian R. Clark             42              President, Chief Financial Officer,
                                           Secretary, Treasurer and Director
John Hough                 47              Managing Director of Virtual Presence
                                           and Director
Steve Sukman               42              Senior Vice President
Jack C. Berenzweig         57              Director

Edward A. Masi                        52                               Director


         Brian R. Clark has been a director since December 1999, our Chief Financial Officer since October 1996, our Treasurer and Secretary since October 1997 and our President since March 2000. Prior to that, Mr. Clark was an executive with Optimax Securities Corporation, a corporation engaged in investment banking, from 1995 until October 1996; Chief Financial Officer of Softcop International, a software development company, from 1993 to 1995; Manager of Business Development for Royal Insurance Company of Canada, from 1989 to 1993; and a Chartered Accountant with Deloitte & Touche from 1985 to 1989.

         John Hough has been a director since January 2000 and Managing Director of Virtual Presence since November 1999. Mr. Hough founded Virtual Presence, Ltd. in 1991 as an offshoot of the consultancy and software company Strategy in Computing Ltd. of which he was a principal. He sold his interest in Strategy in Computing in 1994 to concentrate on the virtual reality marketplace. Prior to establishing Virtual Presence, Mr. Hough held various management and senior sales positions in the computer software and hardware industry. Mr. Hough was previously a member of the United Kingdom's Department of Trade and Industry Foresight Committee on virtual reality and is now an elected member of the steering group of the United Kingdom virtual reality forum, set up under the auspices of the Department of Trade and Industry.

         Steve Sukman joined our company as Director of Communications in August 1998 after having served as a public relations consultant to MUSE for more than one year prior to his employment with us. He was promoted to Vice President of Communications in June 1999 and to Senior Vice President in June 2000. Prior to joining MUSE, Mr. Sukman engaged in his own consulting practice where he specialized in providing corporate communications services to technology companies with complex products in emerging and specialized markets. He formerly served as Vice President of Potomac West Properties from 1990 through 1992 and Vice President of Los Angeles Restaurant Group from 1992 through 1994.

         Jack C. Berenzweig has been a director since May 1999. Mr. Berenzweig currently practices law with Brinks Hofer Gilson and Lione, a Chicago intellectual property law firm, which he joined in 1968. He is a graduate of Cornell University, where he obtained a bachelor's degree in electrical engineering, and American University Law School where he obtained a Juris Doctorate degree and was a member of the Law Review. He is presently a director and Vice Chairman of the Brand Names Educational Foundation and a former member of the board of directors of the International Trademark Association. In addition, he is an ad hoc member of the Asian Patent Attorneys' Association Anti-counterfeiting Committee.

         Edward A. Masi has been a director since January 1997. Since June 1997, Mr. Masi has been a private consultant for a variety of companies. From March 1992 until June 1997, Mr. Masi was a corporate vice president at Intel Corporation, responsible for the management of the super-computer business and the commercial server product development division. From May 1980 until June 1992, Mr. Masi was Executive Vice President of Sales, Marketing and Service at Cray Research. Prior to his work for Cray, Mr. Masi held various sales and marketing positions at IBM, where he began his career.

         Until November 15, 2001, HD Brous & Co., Inc., the underwriter of our initial public offering, has the right to designate one nominee, reasonably acceptable to our company, for election to the Board of Directors. However, no such nominee has as yet been designated.

         We have established an Audit Committee composed of Messrs. Berenzweig and Masi, both non-employee directors, and have adopted an Audit Committee Charter to determine the adequacy of internal controls and other financial reporting requirements. We have also established a Compensation Committee composed of Messrs. Berenzweig and Masi to review general policy matters relating to compensation and benefits of employees.


PRINCIPAL STOCKHOLDERS


          The following table shows the beneficial ownership of MUSE's outstanding shares of common stock as of June 30, 2000 by those persons who MUSE knows to beneficially own more than 5% of MUSE's common stock, each of MUSE's directors and officers, and all officers and directors as a group. Prior to the merger, percentage ownership of common stock is based on 10,808,882 shares of common stock outstanding as of June 30, 2000. After giving effect to the merger, it is expected that 12,908,882 shares of MUSE common stock will be issued and outstanding. The current business address of each of MUSE's directors and officers is 1601 Randolph SE, Suite 210, Albuquerque, New Mexico 87106.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to the common stock shown as beneficially owned by them.

                                                                          PERCENT OF COMMON STOCK
                                                                             BENEFICIALLY OWNED
                                         Number of
Name of Beneficial Owner                 Shares (1)           Before the Merger              After the Merger
------------------------                 ----------           -----------------              ----------------
Continuum Resources
   International, ASA (2)               2,000,000               16.9%                         14.4%
   Risayika Haymering 224
   4056 Tananger, Norway
Creve Maples                              723,355                6.7%                          5.6%
   1401 Catron SE
   Albuquerque, NM 87123
Brian Clark (3)                           428,097                3.8%                          3.2%
John Hough (4)                            315,317                2.9%                          2.4%
Steve Sukman (5)                          143,250                1.3%                          1.1%
Edward A. Masi (6)                         54,671                *                             *
Jack Berenzweig (7)                        30,000                *                             *
Directors and executive officers
 as a group (5 persons)(8)                971,335                8.4%                          7.1%

*  Less than one percent
----------------------
(1) Includes currently exercisable options and warrants to purchase shares of MUSE common stock issuable upon the exercise of such options and warrants for each named person.

(2) Continuum Resources is a wholly-owned subsidiary of The Norex Group, AS, a publicly-held Norwegian company. Includes 1,000,000 shares of MUSE common stock issuable upon the exercise of warrants.

(3) Includes 428,097 shares of MUSE common stock issuable upon the exercise of options.

(4) Includes 90,000 shares of MUSE common stock issuable upon the exercise of options.

(5) Includes 143,250 shares of MUSE common stock issuable upon the exercise of options.

(6) Includes 54,671 shares of MUSE common stock issuable upon the exercise of options.

(7) Includes 30,000 shares of MUSE common stock issuable upon the exercise of options.

(8) Includes an aggregate of 225,317 shares of MUSE common stock and 746,018 shares of MUSE common stock issuable upon exercise of options.



                           INFORMATION CONCERNING AVS

DESCRIPTION OF BUSINESS

         AVS is a global provider of data visualization solutions. AVS software and services help companies transform massive quantities of data into visual representations. AVS provides tools for developers who build customized visualization software, as well as ready-to-use applications for end users who analyze information contained in graphical representations. Products are deployed in Microsoft Windows, UNIX, Intranet, and Internet environments. AVS provides comprehensive product support and the professional services required to build customer solutions. AVS markets its products and services through a direct sales force in North America and Europe and through indirect channels such as distributors and independent software vendors worldwide. Kubota Corporation, a significant stockholder of AVS, has distribution rights in Japan to AVS products through its subsidiary KGT Inc.

         As of July 31, 2000, AVS employed 83 individuals.

DESCRIPTION OF PROPERTY

         AVS's executive and corporate offices comprise 14,429 square feet of a facility at 300 Fifth Avenue, Waltham, Massachusetts under lease agreements that expire on December 31, 2002. In addition AVS has a lease for and has sub-leased 10,770 square feet of the Waltham facility to two other companies. AVS also maintains a total of eight leased sales offices in the following locations:
United Kingdom, France, Germany, Italy, Denmark, California and Virginia. AVS believes that its facilities are adequate for its current operations.

LEGAL PROCEEDINGS

         From time to time, AVS is involved in litigation relating to claims arising out of its operations in the normal course of business. AVS is not a party to any legal proceedings which, if decided adversely to the company, in management's opinion would have a material adverse effect on AVS's results of operations or financial position.

AVS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following presentation of management's discussion and analysis of the financial condition and results of operations of AVS should be read in conjunction with the Consolidated Financial Statements of AVS, the accompanying notes thereto and other financial information appearing elsewhere in this proxy statement/prospectus. This section and other parts of this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties. The actual results of AVS may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation--Factors Affecting Operating Results" and "Risk Factors."

OVERVIEW

         AVS was incorporated in November 1991 and commenced operations in January 1992. AVS is a global provider of data visualization solutions. AVS's software and services help its customers transform massive quantities of data into visual representations. AVS provides tools for developers who build customized visualization software, as well as ready-to-use applications for end users who analyze information contained in graphical representations.

         Prior to 1999, AVS derived revenue from product, consulting and maintenance services related to five product lines: AVS5, AVS/Express, Viz/Express, Toolmaster and Gsharp. In 1997 AVS began development of a suite of software components, which support both the Microsoft Component Object Model, the JavaBean model and are web-deployable, to allow developers to extend commercial and custom-developed business intelligence solutions to encompass business-class data visualization. In 1999 AVS introduced these software components to the market, and started to derive revenue from this new product line named OpenViz. AVS believes that as the markets for AVS5, AVS/Express, Viz/Express, Toolmaster and Gsharp continue to mature, the continued growth of AVS will require the successful introduction of new products and further enhancements to its existing products. There can be no assurance that AVS will continue to design, develop, and release successful new product offerings in the future.

         During 1997 AVS changed its marketing strategy from a products oriented sale strategy to a consulting services oriented sale strategy. The majority of the increase in revenue in 1997 and the beginning of 1998 was from two customers, and as those projects were completed in early 1998, AVS was unable to replace such accounts, and had expanded its operations significantly during 1998. As a result of the change of strategy and the inability to secure enough consulting work and related revenue to support its expanded workforce, AVS reduced its workforce in July 1998, and again in November 1998. The 1998 reductions included a complete turnover in the executive management team. Under new leadership in November 1998 AVS resumed its prior strategy of a product oriented sale strategy with related consulting services to support the sale strategy. AVS incurred $1.4 million in expenses related to the reduction of the workforce in 1998. The failure of this sales strategy, and the related use of company resources significantly limited AVS's ability to invest in sales and marketing needed to increase revenue in 1998 and 1999. In addition AVS's product lines that existed prior to 1999 are maturing, and limited product development resources were directed to AVS's new product line, OpenViz. Management anticipates that the OpenViz product line, with an increase in sales and marketing expenditures, will lead to an increase in revenue in the future. However, there can be no assurance that the anticipated demand for OpenViz will materialize or lead to an increase in revenue.

         Kubota Corporation, together with its subsidiary, KGT Inc., is AVS's largest customer, accounting for approximately 15% of AVS's revenues in fiscal 1999. No other customer accounted for more than 10% of AVS's revenues in fiscal 1999. In September 1999, AVS entered into an agreement with KGT, Inc., a subsidiary of Kubota, which agreement granted KGT a perpetual royalty free license to sell certain products in Japan. AVS recognized $1.1 million of revenue in 1999 related to this license and will continue to receive royalty revenue in the future.

         On May 4, 2000, AVS entered into a letter of intent to be acquired by MUSE, a company in the business of developing and marketing software products designed to enhance the user's ability to integrate, present, analyze and better understand complex types of data and information and to provide comprehensive software and hardware solutions, systems integration and training and support services, through a stock-for-stock exchange. Pursuant to the merger agreement, MUSE will issue a maximum of 2.1 million shares of common stock in exchange for all the common and preferred shares of AVS, a maximum of 1.3 million shares of common stock subject to employee stock options and the assumption of approximately $2 million in debt. It is anticipated that the acquisition will be completed during AVS's fourth fiscal quarter. The acquisition is subject to a number of conditions and there can be no assurance that it will be successfully consummated.

RESULTS OF OPERATIONS

         AVS receives revenues from sales and licensing of its products and providing consulting and maintenance services related thereto. The license agreements are generally for perpetual licenses, related consulting services and annual maintenance services. Revenue from software license agreements is recognized upon execution of a contract and shipment of the software provided that no significant post delivery obligations remain and the related receivable is deemed collectible by management. Revenue from consulting services is recognized when the services are delivered. If an acceptance period is required for products or services, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period, unless some additional performance target is mandated, in which case revenue is recognized upon satisfaction of that target, as defined in the applicable software licensing and services agreement. Revenue from maintenance services is recognized ratably over the term of the related contracts. There can be no assurance that AVS will be able to enter into new license agreements at the current rate or to maintain the current pricing for its products and services.

         The following table sets forth, for the fiscal periods indicated, certain items from the statement of operations data in dollars and as a percentage of revenues for fiscal years ended December 31, 1997, 1998, and 1999. The historical results are not necessarily indicative of results to be expected for any future period. All dollar amounts are in thousands.

                                                    1997                      1998                     1999
                                             -------------------------------------------------------------------------
                                              Amount   % Revenue         Amount  % Revenue       Amount   % Revenue
                                              ------   ---------         ------  ---------       ------   ---------
Revenue                                      $18,575     100%          $15,396       100%        $13,775     100%
Cost of software licenses                      1,320       7%              426         3%            148       1%
Cost of support and other                      1,365       7%            1,116         7%            630       5%
Cost of professional services                  1,814      10%            3,533        23%          1,640      12%
Sales and marketing                            9,011      49%            8,250        54%          5,938      43%
Product development                            4,029      22%            4,439        29%          3,079      22%
General and administrative                     1,771      10%            2,098        14%          1,673      12%
Restructuring                                      -       0%            1,423         9%              -       0%
Interest income, net                             224       1%              180         1%             82       1%
Other expense, net                                39       0%              204         1%            507       4%
Provision for income taxes                       268       1%              249         2%            158       1%
Net income (loss)                               (819)     -4%           (6,162)      -40%             84       1%

The following table sets forth, for the fiscal periods indicated, certain items from the statement of operations data in dollars and as a percentage of revenues for the three month periods ended March 31, 1999, and 2000. The historical results are not necessarily indicative of results to be expected for any future period. All dollar amounts are in thousands.

                                              March 31, 1999           March 31, 2000
                                         ---------------------------------------------------
                                             Amount    % Revenue       Amount   % Revenue
                                             ------    ---------       ------   ---------
Revenue                                      $3,217       100%         $3,339     100%
Cost of software licenses                        41         1%             77       2%
Cost of support and other                       162         5%            181       5%
Cost of professional services                   444        14%            349      10%
Sales and marketing                           1,471        46%          1,558      47%
Product development                             721        22%            666      20%
General and administrative                      357        11%            378      11%
Restructuring                                     -         0%              -       0%
Interest income, net                              4         0%             67       2%
Other expense, net                              122         4%            168       5%
Provision for income taxes                       38         1%             11       0%
Net income (loss)                              (135)       -4%             18       1%

REVENUE

     Revenue decreased 17% from $18.6 million in 1997 to $15.4 million in 1998 and 11% to $13.8 million in 1999. The decrease in revenue from 1997 to 1998 was primarily due to a change in company strategy in 1997 that focused sales from a product oriented sale with related consulting services, to a consulting services oriented sale with related product and to maturation of the existing products. The resulting 30% decrease in product revenue was offset in part by an 8% increase in consulting services revenue. In addition there was an 11% decrease in maintenance revenue primarily due to lower product revenue and to maturing products. The decrease in revenue from 1998 to 1999 was primarily due to a 49% decrease in consulting services revenue due to AVS's change in focus back to a product oriented sale, and a 12% decrease in maintenance revenue due to maturing products and a related decrease in product revenue from the direct sales channel. Product revenue increased 9% from 1998 to 1999. The increase in product revenue includes $1.1 million related to a licensing agreement with KGT. Excluding the KGT agreement, product revenue would have decreased 9% from 1998 to 1999. In August 1999, AVS announced and started to market its new product line OpenViz. The decrease in product revenue from 1998 to 1999 is primarily due to maturing product revenues decreasing faster than new product line revenue has increased.

         Revenue for the three month period ended March 31, 2000 was $3,339,000, compared to revenue of $3,217,000 for the three month period ended March 31, 1999. The increase of 4% for the most recent three month period compared to the same period last year are due primarily to a 20%, or $263,000, increase in product sales revenue offset in part by a 9%, or $126,000, decease in support and other revenue and a 3%, or $15,000, decrease in professional services revenue. Product revenues increased for the three month period ended March 31, 2000 over the same period last year even after considering that product revenues from our distributor in Japan, KGT Inc., was $245,000 lower in the most recent three month period, due to the licensing agreement entered into with KGT in September 1999.

OPERATING EXPENSES

         Operating expenses increased 10% from $19.3 million in 1997 to $21.3 million in 1998 and decreased 38% to $13.1 million in 1999. The build up in expense during 1997 and through July 1998 was due to building the workforce to support anticipated revenue from a strategic focus on consulting oriented sales. In 1998 AVS incurred $1.4 million in expense related to the reduction of the workforce resulting from the lack of planned revenue. During 1997 the workforce increased by 37 to 142 at December 31, 1997. During 1998 the workforce increased by 19 to a high of 161 in June, then decreased by 61 to 100 at December 31, 1998. During 1999 the workforce decreased by 11 to 89 at December 31, 1999.

         Operating expenses increased less than 1% from $3,196,000 in the three month period ended March 31, 1999 to $3,209,000 in the three month period ended March 31, 2000. The workforce decreased by 6, from 87 at March 31, 1999 to 81 at March 31, 2000.

         Cost of software licenses. Cost of software licenses consists primarily of the cost of providing electronic media, manuals and shipping costs associated with software license sales. From 1997 to 1998 Cost of software licenses decreased $894,000 (68%) to $426,000 primarily as a result of a reduction in headcount, lower product sales and cost savings associated with the delivery of software products. From 1998 to 1999 Cost of software licenses decreased $278,000 (65%) to $148,000 primarily as a result of additional cost savings associated with using more electronic media and less published texts in the delivery of software products.

         For the three month period ended March 31, 2000 cost of software licenses increased $36,000 (88%) to $77,000 compared to the three month period ended March 31, 1999, primarily as a result of increased product sales.

         Cost of professional services. Cost of professional services consists primarily of payroll and related expenses associated with our consulting staff. From 1997 to 1998 Cost of professional services increased $1,719,000 (95%) to $3,533,000 as a result of increases in headcount. From 1998 to 1999 Cost of professional services decreased $1,983,000 (54%) to $1,640,000 as a result of decreases in headcount related to the restructuring of AVS.

         For the three month period ended March 31, 2000, cost of professional services decreased $95,000 (21%) to $349,000 compared to the three month period ended March 31, 1999, primarily as a result of decreases in headcount.

         Cost of support services. Cost of support services consists primarily of payroll and related expenses associated with our customer service staff. From 1997 to 1998 Cost of support services decreased $249,000 (18%) to $1,116,000 as a result of decreases in headcount due to lower support revenue. From 1998 to 1999 Cost of support services decreased $486,000 (44%) to $630,000 as a result of decreases in headcount related to the restructuring of AVS and lower support revenue.

         For the three month period ended March 31, 2000 cost of support services increased $19,000 (12%) to $181,000 compared to the three month period ended March 31, 1999.

         Product development. Product development expense consists primarily of payroll and related expenses associated with our product development staff. Starting in the third quarter of 1997 an increasing percentage of product development effort went towards the development of the OpenViz product. From 1997 to 1998 Product development expense increased $410,000 (10%) to $4,439,000 as a result of increases in headcount for development of OpenViz. From 1998 to 1999 Product development expense decreased $1,360,000 (31%) to $3,079,000 as a result of decreases in headcount related to the restructuring of AVS.

         For the three month period ended March 31, 2000 product development expense decreased $55,000 (8%) to $666,000 compared to the three month period ended March 31, 1999, primarily as a result of decreases in headcount.

         Sales and marketing. Sales and marketing expense consists primarily of payroll and related expenses associated with AVS sales and marketing staff, sales office expenses and discretionary expenses to market AVS's products. From 1997 to 1998 Sales and marketing expense decreased $761,000 (8%) to $8,250,000 as a result of decreases in headcount and lower discretionary marketing expenses. From 1998 to 1999 Sales and marketing expense decreased $2,312,000 (28%) to $5,938,000 primarily as a result of decreases in headcount related to the restructuring of AVS and lower discretionary marketing expenses.

         For the three month period ended March 31, 2000 sales and marketing expense increased $87,000 (6%) to $1,558,000 compared to the three month period ended March 31, 1999, primarily as a result of higher discretionary marketing expenses offset in part by decreases in headcount.

         General and administrative. General and administrative expense consists primarily of payroll and related expenses associated with our executive and finance staff, and professional fees. From 1997 to 1998 General and administrative expense increased $327,000 (18%) to $2,098,000 as a result of increases in headcount. From 1998 to 1999 General and administrative expense decreased $425,000 (20%) to $1,673,000 primarily as a result of decreases in headcount related to the restructuring of AVS.

         For the three month period ended March 31, 2000 general and administrative expense increased $21,000 (6%) to $378,000 compared to the three month period ended March 31, 1999, primarily as a result of increases in payroll costs.

         Interest income, net. Interest income, net consists of interest earned on cash and cash equivalents and short-term investments and other income. Interest income, net decreased $44,000 (20%) to $180,000, and $98,000 (54%) to
$82,000, from 1997 to 1998 and 1998 to 1999, respectively, due to lower interest income on lower cash and cash equivalent and short-term investment balances in each year, and $49,000 of other income in 1999 related to a lower than expected payment for a 1997 acquisition due to the departure of an employee.

         For the three month period ended March 31, 2000 interest income, net increased $63,000 (1575%) to $67,000 compared to the three month period ended March 31, 1999, primarily due to other income.

         Other expense, net. Other expense, net consists primarily of interest paid on borrowings and foreign exchange gains and losses. Other expense, net increased $165,000 (423%) to $204,000, and $303,000 (149%) to $507,000, from
1997 to 1998 and 1998 to 1999, respectively due to higher interest expense on higher borrowings in each year, and exchange losses primarily related to receivables denominated in European currencies. Interest expense increased $182,000 to $193,000 from 1997 to 1998, and $19,000 to $212,000 from 1998 to 1999. Exchange losses decreased $17,000 to $11,000 from 1998 to 1999 and increased $285,000 to $296,000 from 1998 to 1999 primarily as a result of a change to invoicing in local currencies from the United States and an unfavorable change in foreign exchange rates.

         For the three month period ended March 31, 2000 other expense, net increased $46,000 (38%) to $168,000 compared to the three month period ended March 31, 1999, primarily due to higher exchange losses primarily related to receivables denominated in European currencies.

         Income taxes. Income taxes are primarily due to foreign tax treaty withholdings and foreign income taxes. Income taxes decreased $19,000 (7%) to $249,000, and $91,000 (37%) to $158,000, from 1997 to 1998 and 1998 to 1999, respectively.

         For the three month period ended March 31, 2000 income taxes decreased $27,000 (7%) to $11,000 compared to the three month period ended March 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

         From inception through 1997 AVS was funded through its initial investment and cash generated from operations. During 1997 AVS changed its marketing strategy from a products oriented sale strategy to a consulting services oriented sale strategy. The strategic change required an investment beyond the resources that were available and projected to be generated from operations. AVS has been funded through a variety of debt financings since 1997.

         In August 1999, AVS modified an existing loan agreement with a bank. The new agreement is for a $1,000,000 revolving line of credit. Advances under the revolving line of credit are based on AVS's qualified accounts receivable and is limited by the outstanding balance under its equipment line of credit. The line is secured by all corporate assets and was due in June 2000. $879,743 was outstanding under this facility as of June 30, 2000. AVS is currently in discussions with the bank to extend this line through October 31, 2000.

         In addition to the revolving line of credit, AVS entered into stand-by accounts receivable purchase agreement whereby AVS can sell to the bank $1,000,000 of additional qualified receivables. As of June 30, 2000, there were no advances under this agreement.

         In December 1997, AVS entered into a convertible subordinated promissory note agreement with Kubota. In exchange for a $2,000,000 payment, Kubota received a convertible subordinated promissory note due December 2001. The note, which is subordinated to all AVS's senior indebtedness, bears interest at the rate of 5% per year, payable on January 1, 1999. Thereafter, interest is payable quarterly in arrears. Kubota has the right to convert the Note into fully paid shares of AVS's common stock, at a conversion price of $3 per share.

         In May 1999, AVS entered into an agreement with a leasing company to provide financing of certain equipment. AVS may finance up to $500,000 under this agreement, of which $171,000 is outstanding as of June 30, 2000. The amounts outstanding under this financing agreement are subordinate to any bank debt. The term of this agreement is three years and borrowings bear interest at 16.96% per year.

         In May 2000, in connection with the letter of intent with MUSE, AVS borrowed $1,000,000 from MUSE. The note is payable on demand and bears interest at the rate of 10% per annum, payable monthly in advance.

         AVS anticipates that it will expend approximately $100,000 for the purchase of computer hardware and software during fiscal 2000. The funds will come from operations or the equipment lease line. This hardware and software is needed to update existing infrastructure and sales demonstration equipment to meet the increasing demands of selling and marketing AVS products and services.

         AVS believes that available funds and cash generated from operations would not be sufficient to meet AVS's operating requirements, assuming no change in the operations of AVS's business. As a result, beginning in November 1998 AVS has been working with an investment banker to find a strategic partner to merge with. AVS's future liquidity and capital resources will be dependent on a number of factors including its ability to obtain adequate financing to fund future operations.

         Net cash used in operating activities was $258,000 for the year ended December 31, 1997, $4,500,000 for the year ended December 31, 1998, and $1,800,000 for the year ended December 31, 1999. Cash used in operating activities for 1997 primarily resulted from net losses and an increase in accounts receivable and a decrease in deferred revenues, which were partially offset by increases in accounts payable and accrued expenses. Cash used in operating activities for 1998 primarily resulted from net losses and a decrease in deferred revenues, which were partially offset by a decrease in accounts receivable. Cash used in operating activities for 1999 primarily resulted from net losses and an increase in accounts receivable, a decrease in accounts payable and accrued expenses and deferred revenues. Net cash used in operating activities was $616,000 for the three months ended March 31, 1999, and net cash provided by operating activities was $250,000 for the three months ended March 31, 2000. Cash used in operating activities for the three months ended March 31, 1999 resulted primarily from net losses and payments related to the 1998 restructuring of AVS. Cash provided by operating activities for the three months ended March 31, 2000 resulted primarily from a decrease in accounts receivable, which were partially offset by a decrease in accounts payable, accrued expenses and deferred revenues.

         Net cash provided by (used in) investing activities was $6,100,000 used for the year ended December 31, 1997, $4,600,000 provided for the year ended December 31, 1998, and $4,000 used for the year ended December 31, 1999. Cash used in investing activities was primarily related to short-term investments and purchase of equipment.

         Net cash used in investing activities was $14,000 for the three months ended March 31, 1999 and $34,000 for the three months ended March 31, 2000. Cash used in investing activities was primarily related to short-term investments and purchases of equipment.

         Net cash provided by (used in) financing activities was $2,200,000 provided for the year ended December 31, 1997, $379,000 used for the year ended December 31, 1998, and $586,000 provided for the year ended December 31, 1999. Net cash provided by financing activities in 1997 was primarily from the issuance of a $2,000,000 convertible subordinated promissory note to Kubota Corporation, a significant stockholder (the note bears interest at 5% and matures in December 2001), an increase in bank financing of $984,000 and $386,000 from the exercise of stock options, offset partially by a stock re-purchase program that used $1,200,000. Net cash used in financing activities in 1998 was primarily from a $456,000 net reduction in bank borrowings, offset partially by a $77,000 increase from the exercise of stock options. Net cash provided by financing activities in 1999 was primarily from a $330,000 advance under an equipment lease line and a net $352,000 increase in bank borrowings, offset partially by $96,000 of principal payments on the equipment lease line.

         Net cash provided by (used in) financing activities was $47,000 provided for the three months ended March 31, 1999 and $30,000 used for the three months ended March 31, 2000. Net cash provided by financing activities in the three months ended March 31, 1999 was primarily from a $116,000 increase in bank borrowings, partially offset by $69,000 of principal payments on the equipment lease line. Net cash used by financing activities in the three months ended March 31, 2000 was from principal payments on the equipment lease line.

         In the event the merger with MUSE is consummated, AVS will be obligated to pay certain fees to its financial advisor in the amount of $315,000.

         To date inflation has not had a material impact on AVS's financial results; however, in 1999 AVS experienced the demands of a very tight labor market, and had to adjust salaries on several occasions to meet market demands. There can be no assurance, however, that inflation may not adversely affect AVS's financial results in the future.

         As of December 31, 2000, AVS has a net operating loss carryforward position fully offset by a full valuation reserve, primarily generated from its predecessor company, Stardent Computer Inc. If and when this net operating loss carryforward position is applied, it would yield a tax benefit of $44.5 million.

NEW ACCOUNTING STANDARDS

         In June 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on AVS's consolidated financial statements.

FACTORS AFFECTING OPERATING RESULTS

Uncertainty of Future Profitability and Substantial Retained Deficit

         Any increase in revenue will be dependent upon the ability of AVS to market its software, either directly or through distributors. AVS's quarterly operating expenses approximate AVS's quarterly revenue with no assurance that AVS will generate sufficient revenue to cover such expenses in the future. Accordingly, there can be no assurance that AVS can or will ever achieve profitable operations. At December 31, 1999 AVS had a retained deficit of $7.4M.

Quantitative and Qualitative Disclosures About Market Risk

         To date, we have not engaged in trading market risk sensitive instruments or purchasing hedging instruments that would be likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. We have not purchased options or entered into swaps of forward or futures contracts. Our primary market risk exposure is that of foreign currency fluctuation on foreign denominated accounts receivable and of interest rate risk on borrowings under our credit lines, which are subject to interest rates based on the banks' prime rate. A change in the value of our accounts receivable and in the applicable interest rate would affect the rate at which AVS could borrow funds.


MANAGEMENT

Directors and Officers


         AVS's directors and officers are as follows:


          NAME                AGE                        POSITION
          ----                ---                        --------
John William Poduska, Sr.     62        Chairman of the Board; Director
Russell G. Barbour            49        President and Chief Executive Officer, Director
Stig Jensen                   36        Vice President, International Sales
Marc R. Spigel                43        Vice President, Finance and Administration
Melanie Ziegler               37        Vice President, Product Development/Professional Services
Ian R. G. Edmonds             60        Director
R. Douglas Kahn               47        Director
Masatoshi Kumagi              47        Director
David Mandelkern              41        Director
Wallace E. Smith              59        Director
Thomas C. Chase               57        Secretary


JOHN WILLIAM PODUSKA, SR. was Chairman, Chief Executive Officer and founder of Stardent Computer Inc., a predecessor company of AVS. Prior to founding Stardent, he was Chairman and Chief Executive Officer and President of Apollo Computer, Inc., and founder and Vice President of Research and Development of Prime Computer. He was also an assistant professor of electrical engineering at Massachusetts Institute of Technology in Cambridge, Massachusetts. In addition to his role as Chairman of the Board for AVS since November, 1991, Mr. Poduska currently sits on the board of Cambridge Technology Partners, Safeguard Scientifics, Union Pacific Resources, Multi Gen Inc., ICE, Exa

Corporation, XL Vision and EVS. Mr. Poduska received a Bachelor of Science degree, a Master of Science degree and a Ph.D. in electrical engineering and computer sciences from MIT.

RUSSELL G. BARBOUR has been the President and Chief Executive Officer and a director of AVS since November, 1998. Mr. Barbour was the Vice President of Product Development for AVS from April 1997 until November 1998 when he assumed his current responsibility. Prior to joining AVS, Mr. Barbour was President of Acuity Software, a privately held producer of software development tools. Mr. Barbour was also a senior software executive at Apollo Computer Inc. where he held the position of Vice President of Advanced Technology. Prior to Apollo, he held management and technical positions at Prime Computer and Honeywell Information Systems.

STIG JENSEN has been the Vice President, European Operations of AVS since July, 1996 and Vice President, International Sales since January, 1999. Mr. Jensen was employed by UNIRAS, a private graphic software company, in a variety of sales and support functions. When UNIRAS was acquired by AVS in 1993, Mr. Jensen was the Sales Manager for the Scandinavian region. In 1996, Mr. Jensen was promoted to Vice President, International Sales.

MARC R. SPIGEL has been the Vice President of Finance and Administration and Chief Financial Officer of AVS since August, 1998. Mr. Spigel served as Controller of AVS from 1992 until August 1998 when he assumed his current responsibilities. Prior to Joining AVS, he was Assistant Controller at Stardent Computer, Inc., a manager of accounting and financial reporting at Harcourt General, and an auditor at KPMG Peat Marwick. Mr. Spigel is a Certified Public Accountant.

MELANIE S. ZIEGLER has been the Vice President, Product Development and General Manager, Professional Services Division of AVS since November 1998. Ms. Ziegler was a Director of Software Engineering for AVS from August 1997 until November 1998, when she assumed her current responsibility. Prior to joining AVS, she was Manager of Product Development & Engineering Services at TASC for TASC-COLD, an advanced electronic archiving and retrieval product which was subsequently spun of as Adesso Software. Previously, she held several other management positions at TACS and lead software engineering positions with Merit Technology, Inc., E-Systems and Texas Instruments. Ms. Ziegler received her Bachelor of Arts in mathematics and computer science from the University of Rochester in Rochester.

IAN R. G. EDMONDS has been a director of AVS from November, 1991 until July, 1996 and again from January 1999 to present. Mr. Edmonds is currently serving as a consultant with AVS. Prior to that position, Mr. Edmonds was the President of SRR Solutions, Inc. SRR Solutions provides enterprise wide client/server credit and collections solutions to Fortune 2000 clients. Mr. Edmonds held vice president roles in engineering, marketing and customer service with Prime Computer and Stellar Computer. He also served as President of Stardent Computer Inc., the UNIRAS Division of AVS Inc. and Winsbrook Software, Inc.

R. DOUGLAS KAHN has been a director of AVS since November, 1994. Mr. Kahn is the Chief Operating Officer for PanAmSat Corporation. Prior to that position, Mr. Kahn was Chairman and founder of MatchPoint Systems, Inc., an Internet consulting and technology services company. He also served as President and Chief Executive Officer of Easel Corporation, a software development tools company, and as Vice President, International, for McCormack & Dodge Corp. (now Dunn & Bradstreet Software) and as a management consultant for Price Waterhouse & Co.

MASATOSHI KUMAGAI has been a director of AVS since February 1992. Mr. Kumagai is Manager of Administration of Kubota Graphics Technologies Inc., the Kubota Corporation subsidiary responsible for Kubota's software businesses.

DAVID MANDELKERN has been a director of AVS since June 1992. Mr. Mandelkern is Chairman, President and founder of Almond Seed Software Inc., a software company providing UNIX applications. Prior to that position, he was President and Chief Executive Officer of Talarian Software, a company offering software development tools for client-server applications.

WALLACE E. SMITH has been a director of AVS since November, 1998. Mr. Smith is Chairman and Chief Executive Officer of Appian Graphics, a multi-monitor solution provider specializing in the development of multiple monitor graphics and software. Previous positions included service as President of Ravisent Technologies, President and Chief Executive Officer of Number 9 Software Technology, President and Chief Executive Officer of Exa Corporation, a venture funded company focused on a revolutionary new Digital Fluids Dynamics product for the simulation of fluid flows, and Senior Vice President of Stardent Computer Inc.

THOMAS C. CHASE is an attorney and has been a member of Hill & Barlow, a Professional Corporation, Boston, Massachusetts, since 1992.

PRINCIPAL STOCKHOLDERS OF AVS

         The following table sets forth selected ownership information with respect to the beneficial ownership of AVS's stock as of June 30, 2000 for (1) each of the executive officers of AVS; (2) each director of AVS; (3) all directors and executive officers of AVS as a group; and (4) each person who is known by AVS to own beneficially more than 5% of any class of AVS stock.

         Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power or shares this power with his or her spouse with respect to all shares of capital stock listed as owned by that person or entity. Ownership of less than 1% is designated in the table by an asterisk.

         The percent of class reflected as owned by persons listed in the following table is based on 3,730,112 shares of AVS common stock, 187,266 shares of AVS Series A preferred stock, and 1,641,765 shares of AVS Series B preferred stock outstanding as of June 30, 2000, plus individual options within each class which are exercisable within 60 days from the date hereof.

         The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days from the date hereof through the exercise of any stock option or other right.

         Unless otherwise indicated, the address of these individuals is 300 Fifth Avenue, Waltham, Massachusetts 02451.

                                            PERCENT    SERIES A   PERCENT
NAME OF BENEFICIAL            COMMON           OF     PREFERRED      OF
    OWNER                      STOCK         CLASS      STOCK      CLASS
----------------------- ------------------ --------- ----------- ---------
Executive Officers
and Directors
Russell G. Barbour            200,000(2)    5.1%
Marc R. Spigel                118,000(4)    3.1%
John William                  117,923(6)    3.1%
Poduska, Sr.
Stig Jensen                   100,000(8)    2.6%
Melanie S. Ziegler             23,000(10)     *
Ian R.G. Edmonds
64 Slough Road
Harvard, MA 01451
R. Douglas Kahn                45,000(13)   1.2%
One Pickwick Plaza
Greenwich, CT 06830
Masatoshi Kumagai                   1         *
c/o KGT
2-8-8 Shinjuka-ku
Tokyo 160 Japan
David Mandelkern               45,000(15)   1.2%
P.O. Box 3564
Stanford, CA
94309-3564
Wallace E. Smith                7,050         *
18 Hartwell Avenue
Lexington, MA 02421
Officers and                  655,974      15.0%
Directors as a Group
Thomas C. Chase               480,896(18)  12.9%
One International
Place
Boston, MA 02110
Kubota Corporation            826,568(20)  18.8%     187,266     100%
2-47 Shikitsuhigashi
1-chome
Naniwa-ku, Osaka
556-8601 Japan
George F. Brandt, Jr.         300,000       8.0%
2881 Vallejo Street
San Francisco, CA


                                                                                        AGGREGATE
                                                                                       PERCENT OF
                                                                                       OUTSTANDING
                                                                                         CAPITAL
                                                                           PERCENT     STOCK ON AN
                             SERIES B       PERCENT       SERIES C            OF           AS-
NAME OF BENEFICIAL           PREFERRED         OF         PREFERRED         CLASS       CONVERTED
    OWNER                      STOCK         CLASS          STOCK            (1)          BASIS
----------------------- ------------------ --------- ------------------ ------------- ------------
Executive Officers
and Directors
Russell G. Barbour                                         500,000(3)        100%     11.2%
Marc R. Spigel                                             160,000(5)        100%      4.8%
John William                                               200,000(7)        100%      5.5%
Poduska, Sr.
Stig Jensen                                                160,000(9)        100%      4.5%
Melanie S. Ziegler                                         200,000(11)       100%      3.9%
Ian R.G. Edmonds                                            60,000(12)       100%        *
64 Slough Road
Harvard, MA 01451
R. Douglas Kahn                                            100,000(14)       100%      2.5%
One Pickwick Plaza
Greenwich, CT 06830
Masatoshi Kumagai                                                                        *
c/o KGT
2-8-8 Shinjuka-ku
Tokyo 160 Japan
David Mandelkern                                            80,000(16)       100%      1.9%
P.O. Box 3564
Stanford, CA
94309-3564
Wallace E. Smith                  252         *            160,000(17)       100%      2.9%
18 Hartwell Avenue
Lexington, MA 02421
Officers and                      252         *          1,600,000           100%     28.9%
Directors as a Group
Thomas C. Chase               128,292(19)   7.3%                                      11.0%
One International
Place
Boston, MA 02110
Kubota Corporation          1,024,383      62.4%                                      36.7%
2-47 Shikitsuhigashi
1-chome
Naniwa-ku, Osaka
556-8601 Japan

George F. Brandt, Jr.                                                                  5.4%
2881 Vallejo Street
San Francisco, CA 94123

Henry T. Cochran        210,000(21)      5.6%                                             832        *                         3.8%
3 Union Park, #5
Boston, MA 02118

Paul J. Esdale          190,000          5.1%                                                                                  3.4%
6 Fairway Drive
Andover, MA 02173

--------------------------

(1)      No shares of Class C Preferred Stock have been issued.

(2) Includes options to purchase 200,000 shares of common stock, of which 156,000 will be vested within 60 days hereof, and 44,000 will automatically vest at closing.

(3) Includes options to purchase 500,000 shares of Class C preferred stock, of which 250,000 will be vested within 60 days hereof, and 250,000 will automatically vest at closing.

(4) Includes options to purchase 23,000 shares of common stock, of which 19,430 will be vested within 60 days hereof, and 3,570 will automatically vest at closing.

(5) Includes options to purchase 160,000 shares of Class C preferred stock, of which 80,000 will be vested within 60 days hereof, and 80,000 will automatically vest at closing.

(6) Includes options to purchase 60,000 shares of common stock, of which 53,200 will be vested within 60 days hereof, and 6,800 will automatically vest at closing.

(7) Includes options to purchase 200,000 shares of Class C preferred stock, of which 100,000 will be vested within 60 days hereof, and 100,000 will automatically vest at closing.

(8) Includes options to purchase 100,000 shares of common stock, of which 85,750 will be vested within 60 days hereof, and 14,250 will automatically vest at closing.

(9) Includes options to purchase 160,000 shares of Class C preferred stock, of which 80,000 will be vested within 60 days hereof, and 80,000 will automatically vest at closing.

(10) Includes options to purchase 23,000 shares of common stock, of which 15,770 will be vested within 60 days hereof, and 7,230 will automatically vest at closing.

(11) Includes options to purchase 200,000 shares of Class C preferred stock, of which 100,000 will be vested within 60 days hereof, and 100,000 will automatically vest at closing.

(12) Includes options to purchase 60,000 shares of Class C preferred stock, of which 30,000 will be vested within 60 days hereof, and 30,000 will automatically vest at closing..

(13) Includes options to purchase 45,000 shares of common stock, of which 40,100 will be vested within 60 days hereof, and 4,900 will automatically vest at closing.

(14) Includes options to purchase 100,000 shares of Class C preferred stock, of which 50,000 will be vested within 60 days hereof, and 50,000 will automatically vest at closing.

(15) Includes options to purchase 45,000 shares of common stock, of which 41,050 will be vested within 60 days hereof, and 8,950 will automatically vest at closing.

(16) Includes options to purchase 60,000 shares of Class C preferred stock, of which 30,000 will be vested within 60 days hereof, and 30,000 will automatically vest at closing.

(17) Includes options to purchase 160,000 shares of Class C preferred stock, of which 80,000 will be vested within 60 days hereof, and 80,000 will automatically vest at closing.

(18) Includes 412,105 shares of common stock held in trusts of which Mr. Chase is either sole trustee, in which case he has sole voting and investment power, or a co-trustee, in which case he shares the voting and investment power. Mr. Chase disclaims beneficial ownership in these shares. Also includes 2,256 shares of common stock held by Mr. Chase's spouse. Mr. Chase is Secretary of AVS.

(19) Includes 66,890 shares of Class B preferred stock held in trusts of which Mr. Chase is a co-trustee. Mr. Chase disclaims beneficial ownership in these shares.

(20) Includes 666,667 shares of common stock issuable pursuant to a Convertible Subordinated Promissory Note dated December 29, 1997.

(21) Includes 10,000 shares of common stock held in an insurance trust for the benefit of Mr. Cochran.







            MARKET PRICE OF AND DIVIDENDS ON AVS'S CAPITAL STOCK AND
                          RELATED STOCKHOLDER MATTERS

         There is no established public market for AVS's capital stock.

         AVS has never declared or paid cash dividends on its capital stock. AVS expects to retain future earnings, if any, for the development of its business and does not anticipate paying cash dividends in the foreseeable future.

                        DESCRIPTION OF MUSE CAPITAL STOCK


         This section of this proxy statement/prospectus describes the material terms of the capital stock of MUSE under the certificate of incorporation and bylaws that will be in effect immediately after the merger is completed. The following also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as "Delaware law". The terms of the MUSE certificate of incorporation and the MUSE bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

GENERAL

         The authorized capital stock of MUSE consists of 50,000,000 shares of common stock, par value $.015 per share. As of July 31, 2000, 10,808,882 shares of MUSE Common Stock were outstanding. Following the completion of the merger, we anticipate that approximately 12,908,882 shares of MUSE common stock will be outstanding.

MUSE COMMON STOCK

         Voting Rights. The holders of MUSE common stock have the right to cast one vote for each share of MUSE common stock they hold of record on all matters on which stockholders of MUSE are generally entitled to vote.

         Dividends. The holders of MUSE common stock are entitled to receive dividends or other distributions when, as and if declared by MUSE's board of directors out of funds legally available for the dividends or other distributions.

         Preemptive And Other Rights. The holders of MUSE common stock have no preemptive or cumulative voting rights and no rights to convert their shares of common stock into any other securities. All of the outstanding shares of common stock are, and the shares of common stock being offered by MUSE hereby will be, fully paid and non-assessable.

         Liquidation Rights. On liquidation, dissolution or winding up of MUSE, the holders of MUSE common stock are entitled to receive pro rata the net assets of MUSE remaining after the payment of all creditors and liquidation preferences, if any.

         Listing. MUSE common stock is quoted on the Nasdaq Small Cap under the symbol "MUZE" and the Boston Stock Exchange under the symbol "MZE."

         Transfer Agent. The transfer agent for MUSE common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

         Director's Liability. MUSE's certificate of incorporation provides that, to the fullest extent permitted by Delaware law, a director of MUSE will not be liable to MUSE or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited:

         (1) for any breach of the director's duty of loyalty to MUSE or its stockholders;

         (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

         (4) for any transaction from which the director derives an improper personal benefit.

         The effect of this provision of MUSE's certificate of incorporation is to eliminate the rights of MUSE and its stockholders to recover monetary damages against a director for breach of his or her fiduciary duty of care, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (1) through (4) above. This limitation on liability does not apply to violations of the federal securities laws. This provision also does not limit or eliminate the rights of MUSE or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, MUSE's certificate of incorporation provides that MUSE will indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

         SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. MUSE is subject to
Section 203 of the Delaware General Corporation Law. Section 203 relates to an "interested stockholder," defined by the Delaware General Corporation Law as a person who is the owner of 15% or more of a corporation's voting stock, or who is an affiliate or associate of a corporation, and was the owner of 15% or more of that corporation's voting stock within the prior three years. In general,
Section 203 prevents an interested stockholder from engaging in a business combination with a Delaware corporation for three years following the date the person became an interested stockholder unless:

         (1) before the person became an interested stockholder, the board of directors of the corporation approved the transaction or the business combination in which the interested stockholder became an interested stockholder;

         (2) upon consummation of the transaction in which the interested stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced. This excludes shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         (3) following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

A "business combination" generally includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.




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

WARRANTS

         There are outstanding warrants to purchase 460,888 shares of our common stock at an exercise price of $7.60 per share, which expire in April 2001.

         On July 15, 1998, we issued to Continuum Resources a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $9.60 per share. This warrant expires on June 30, 2003.

         On November 19, 1998, we issued to HD Brous & Co., Inc., the underwriter of our initial public offering, a unit purchase option to purchase 120,000 units at an exercise price of $13.20 per unit, such units, in the aggregate, consisting of (i) 120,000 shares of our common stock and (ii) class B redeemable common stock purchase warrant to purchase 60,000 shares of common stock. The unit purchase option expires on November 18, 2003.

         On December 1, 1999, we issued to Josephthal a warrant to purchase 82,500 shares of our common stock at an exercise price of $3.90 per share. This warrant expires on November 30, 2002.

         On June 1, 2000, in connection with the equity line agreement, we issued to Kingsbridge a warrant to purchase 200,000 shares of our common stock at an exercise price of $3.76 per share. This warrant is exercisable commencing November 28, 2000 and expires on November 27, 2004.

         On August 7, 2000, in connection with the convertible note, we issued to Kingsbridge a warrant to purchase 75,000 shares of our common stock at an exercise price of $2.6125 per share. This warrant is exercisable commencing on August 7, 2001 and expires on August 6, 2005.

         The warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, including stock dividends, stock splits, recapitalizations, and for other extraordinary events. Certain of the warrants and the unit purchase option have demand and/or piggyback registration rights with respect to the underlying shares of common stock.

CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS

         There are outstanding Class A Redeemable Common Stock Purchase Warrants to purchase an aggregate of 600,000 shares of our common stock, which warrants were registered in our IPO. The holder of each warrant is entitled to purchase one share of common stock at an aggregate exercise price of $9.60 per share. The warrants terminate on November 15, 2003. Holders of the warrants will only be able to exercise the warrants if (a) a current prospectus under the Securities Act relating to the shares of common stock issuable upon exercise of the warrants is then in effect, and (b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the states in which the various holders of warrants reside.

         The public warrants are subject to redemption by MUSE, on not more than 60 nor less than 30 days' written notice, at a price of $.01 per warrant, if the average closing price per share of the common stock is at least $12.00, subject to adjustment, for the twenty day period ending not earlier than five days prior to the date the warrants are called for redemption. Holders of warrants will automatically forfeit their rights to purchase the shares of common stock issuable upon exercise of such warrants unless the warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding warrants must be redeemed. The warrants can only be redeemed if, on the date the warrants are called for redemption, there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and the common stock is listed on the Nasdaq Stock Market or such other stock market which is acceptable to the underwriter of our IPO.

         The holders of the outstanding warrants have been given the opportunity to profit from a rise in the market for the shares of our common stock with a resulting dilution in the interests of stockholders. The holders of the outstanding warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the outstanding warrants. Such facts may adversely affect the terms on which we could obtain additional financing.


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


                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

         MUSE and AVS are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of MUSE capital stock and AVS capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of AVS capital stock will become holders of MUSE common stock and their rights will be governed by Delaware law, MUSE's certificate of incorporation and MUSE's bylaws.

         This section of this proxy statement/prospectus describes the material differences between the rights of MUSE stockholders and AVS stockholders. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. All MUSE stockholders and AVS stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of both MUSE and AVS. Copies of the certificates of incorporation and bylaws of MUSE and AVS will be sent to MUSE stockholders and AVS stockholders, as applicable, upon request. See "Where you can find more information."

AUTHORIZED CAPITAL STOCK

         MUSE. MUSE's total number of authorized shares of capital stock is 50,000,000 shares of common stock, par value $0.015 per share.

         AVS. AVS's total number of authorized shares of capital stock is 17,000,000, consisting of 12,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.10 per share, divided into three series of preferred stock: 190,000 shares of Series A stock, convertible into shares of common stock, 1,775,000 shares of Series B stock, also convertible into shares of common stock, and 2,000,000 shares of Series C stock. The number of authorized shares of AVS's preferred or common stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority in voting power of AVS's stock entitled to such vote. This vote will not require the holders of the preferred stock and common stock to vote separately as a class.

PREEMPTIVE RIGHTS

         Under Delaware law, stockholders have no preemptive rights unless these rights are provided for in the corporation's certificate of incorporation. Neither MUSE's nor AVS's certificate of incorporation provides for preemptive rights.

QUORUM

         MUSE. MUSE's bylaws provide that, at any stockholders' meeting, the holders of a majority of the issued and outstanding shares of the company entitled to vote at the meeting must be present or represented by proxy to constitute a quorum for the transaction of any business. In the absence of a quorum, a majority of the shares entitled to vote which is present or by proxy at such meeting may adjourn the meeting in the manner provided by MUSE's bylaws, until holders of the amount of shares required to constitute a quorum are present in person or by proxy.

         AVS. AVS's bylaws provide that a majority of all then issued and outstanding shares of voting stock entitled to vote, represented in person or by proxy, constitutes a quorum at a stockholders' meeting, except where a larger vote is required by law, by the certificate of incorporation or by the bylaws. In the absence of a quorum, a less interest may adjourn any meeting in the manner provided by AVS's bylaws, until holders of the amount of shares required to constitute a quorum are present in person or by proxy.

STOCKHOLDER VOTING

         MUSE. MUSE's bylaws provide that each share of MUSE common stock entitles the stockholder to one vote per share on all matters submitted to a vote of stockholders. MUSE's bylaws also provide that at any meeting, whenever any corporate action is to be taken by vote of the stockholders, such action will be authorized by a majority of the votes cast at a meeting of stockholders, except that all elections will be decided by a plurality of the votes cast. Delaware law provides a procedure for obtaining the written consent of stockholders in lieu of a meeting.

         AVS. AVS's certificate of incorporation provides that the holders of AVS common stock are entitled to one vote for each share held at all meetings of stockholders. The certificate of incorporation also provides that the holders of AVS preferred stock are entitled to the number of votes equal to the number of shares of AVS common stock into which each share of preferred stock could be converted on the record date for the vote or written consent of stockholders. AVS's certificate of designation, number, voting powers, preferences and rights of Series C preferred stock provides that the holders of the Series C preferred stock have no rights to convert Series C shares into any other securities of the company. Therefore, Series A and Series B preferred shares have voting rights derived from their potential conversion into common shares as indicated above, but Series C preferred shares have no voting power except with respect to actions which materially and adversely affect the rights of the Series C as a class. However, as stated in AVS's certificate of incorporation, any action of the company that materially and adversely alters or changes the rights, preferences or privileges of a series of preferred stock requires the approval of the holders of more than a majority of the outstanding shares of such affected series.

         The AVS bylaws provide that any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

         AVS's certificate of incorporation does not permit cumulative voting.

SPECIAL MEETINGS OF STOCKHOLDERS

         MUSE. MUSE's bylaws provide that a special meeting of stockholders for any purpose or purposes may be held at any time. A special meeting may be called at any time by MUSE's president or by a majority of the directors then in office, and will be called by MUSE's secretary at the written request of stockholders holding of record (in the aggregate) at least 10% of the issued and outstanding shares of the company entitled to vote at such meeting. Special meetings may be held within or without the State of Delaware at such place and time and on such date as is specified in the secretary's call.

         AVS. AVS's bylaws provide that a special meeting of stockholders may be called by the board of directors or by a writing filed with the AVS secretary signed by either the AVS president or by a majority of the directors. A special meeting may be held either within or without the State of Delaware at such time and place and for such purposes as are specified in the call.

DIRECTORS

         MUSE. MUSE's bylaws provide that the number of directors constituting the MUSE board is one or more members, the number to be fixed by the board. Directors need not be MUSE stockholders. Each director serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. The MUSE certificate of incorporation gives the board the authority to confer the power to appoint one member to the board to the holders of any bonds, debentures or other obligations issued or to be issued by MUSE.

         AVS. AVS's bylaws provide that the number of directors that constitutes the AVS board is not fewer than one nor more than nine, as may be fixed for any corporate year and elected by the stockholders at the annual meeting. During any year, the board may be enlarged and additional directors elected to complete the enlarged number by the stockholders at any meeting or by a vote of a majority of the directors then in office. The stockholders may, at any meeting held for the purpose during such year, decrease, to not fewer than one, the number of directors as fixed or enlarged and remove directors to the decreased number. Each director serves until his or her successor is elected and qualified or until his or her earlier resignation or removal. Directors need not be AVS stockholders.

REMOVAL OF DIRECTORS

         MUSE. MUSE's bylaws provide that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Directors may resign at any time upon written notice to MUSE.

         AVS. AVS's bylaws provide that a director may be removed from office by vote of a majority of the capital stock issued and outstanding and entitled to vote thereon.

VACANCIES ON THE BOARD OF DIRECTORS

         MUSE. MUSE's bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of directors then in office (though less than a quorum) or by a sole remaining director. When one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, have the power to fill such vacancy or vacancies, with the vote to take effect when such resignation or resignations become effective. A director elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

         AVS. AVS's bylaws provide that any vacancy occurring in any directorship and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office (though less than a quorum) or by a sole remaining director. Each replacement director will serve for the unexpired term of his or her predecessor and until his or her successor has been duly elected and qualified or for a shorter period to be specified at the filling of the vacancy or until a successor has been chosen by the stockholders.

AMENDMENT TO CERTIFICATE OF INCORPORATION

         Generally. Delaware law provides that amendments to a corporation's certificate of incorporation must be approved by the board of directors and by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote upon the proposed amendment, unless a higher vote is required by the company's certificate of incorporation.

         MUSE. As MUSE's certificate of incorporation is silent on the subject, Delaware law will govern any amendments to MUSE's certificate of incorporation.

         AVS. AVS's certificate of incorporation explicitly reserves the corporation's right to amend, alter, change or repeal any provisions in its certificate of incorporation in the manner now or later permitted by Delaware law.

AMENDMENT OF BYLAWS

         Generally. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board also may be delegated the power by the corporation's certificate of incorporation.

         MUSE. MUSE's certificate of incorporation authorizes the board to adopt, amend or repeal MUSE's bylaws. MUSE's bylaws provide that the bylaws may be amended or repealed, and any new by-law may be adopted, by the stockholders entitled to vote or by the board.

         AVS. AVS's certificate of incorporation authorizes the board to make bylaws, and from time to time alter, amend or repeal any bylaws. Any bylaws made by the board may be altered, amended or repealed by the stockholders at any meeting of stockholders by the affirmative vote of the holders of a majority of the stock present and voting at such meeting, provided that notice that an amendment is to be considered and acted upon is inserted in the notice or waiver of notice of such meeting.

STATE ANTI-TAKEOVER STATUTES

         General. Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or within a three-year period did own, 15% or more of the corporation's voting stock, unless:

         o prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

         o the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

         o at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66%
                 of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

         o mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

         o specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

         o other transactions resulting in a disproportionate financial benefit to an interested stockholder.

         The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market or held of record by more than 2,000 stockholders.

         MUSE. Because MUSE has not adopted any provision in its certificate of incorporation or bylaws to "opt-out" of the Delaware business combination statute, the Delaware business combination statute applies to MUSE.

         AVS. Because AVS has not adopted any provision in its certificate of incorporation or bylaws to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving AVS.

APPRAISAL/DISSENTERS' RIGHTS

         Under Delaware law, no appraisal rights are granted to stockholders who dissent from a sale, lease or exchange of all or substantially all of the assets of a corporation. Delaware law further provides that generally no appraisal rights are granted to stockholders who dissent from a merger or consolidation for which a stockholder vote is required if the shares of the class of stock voting are listed on a national securities exchange or the Nasdaq National Market System or held of record by more than 2,000 stockholders. However, stockholders will have appraisal rights if they are required in connection with the merger or consolidation to accept for their stock anything other than:

         (1) stock of the corporation surviving or resulting from the merger or consolidation;

         (2) stock of any other corporation listed on a national securities exchange or the Nasdaq National Market System or held of record by more than 2,000 stockholders;

         (3)      cash in lieu of fractional shares; or

         (4)      any combination of (1), (2) and (3) above.

Under the merger agreement, the stockholders of AVS are entitled to appraisal rights.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Generally. Delaware law grants each corporation the power to indemnify any or all of its directors, officers, employees or agents who were or are a party or are threatened to be made parties to an action of any kind by reason of the fact of such persons' connection with the corporation but only when such persons' conduct is determined to be worthy of indemnification. To the extent that a director or officer of a corporation has been successful in defense of any action, suit or proceeding, he or she will be indemnified against all costs, charges and expenses, including attorneys' fees, actually and reasonably incurred by him or her or on his or her behalf.

         MUSE. MUSE's certificate of incorporation provides that MUSE will indemnify, to the fullest extent permitted by the Delaware law, any and all persons whom it has the power to indemnify. It also provides that no director will be personally liable to MUSE or MUSE's stockholders for monetary damages for breach of fiduciary duty as a director, except that a director will be so liable if he or she (i) breached the director's duty of loyalty to MUSE or MUSE's stockholders, (ii) intentionally acted, or omitted to act, in bad faith,
(iii) paid dividends or purchased stock unlawfully, or (iv) derived an improper personal benefit from any transaction. MUSE's bylaws reiterate the Delaware statute and MUSE's certificate of incorporation and provide additional information concerning indemnification.

         AVS. AVS's certificate of incorporation provides that no director will be personally liable to AVS or AVS's stockholders for monetary damages for breach of fiduciary duty as a director, except that a director will be so liable if he or she (i) breached the director's duty of loyalty to AVS or AVS's stockholders, (ii) intentionally acted, or omitted to act, in bad faith, (iii) paid dividends or purchased stock unlawfully, or (iv) derived an improper personal benefit from any transaction. Modification or repeal of this provision will not increase the personal liability of any AVS director for any act taking place prior to such modification or repeal.

INSURANCE

         Delaware law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, whether or not the corporation would have the power to indemnify such person against any particular act.

                                  OTHER MATTERS


         As of the date of this proxy statement/prospectus, the AVS board knows of no matters that will be presented for consideration at the AVS meeting, other than as described in this proxy statement/prospectus. If any other matters properly come before the AVS meeting and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of AVS.

                                     EXPERTS

         The consolidated financial statements of MUSE and its subsidiaries as of September 30, 1999, and for each of the years in the two-year period ended September 30, 1999, have been audited by Feldman Sherb & Co., P.C., independent certified public accountants, as set forth in their report with respect to these financial statements. These financial statements are included in MUSE's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999, and are included elsewhere in this proxy statement/prospectus in reliance upon the report given and upon the authority of Feldman Sherb & Co. as experts in accounting and auditing.

         The financial statements of Virtual Presence Limited and its subsidiaries as of March 31, 1999 and 1998 and for each of the years in the two year period ended March 31, 1999 have been audited by Pridie Brewster, independent chartered accountants and registered auditors, as set forth in their report with respect to these financial statements. The financial statements are included elsewhere in this proxy statement/prospectus in reliance upon the report given and upon the authority of Pridie Brewster as experts in accounting and auditing.

         The financial statements of AVS and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report with respect to these financial statements. These financial statements are included elsewhere in this proxy statement/prospectus in reliance upon the report given and upon the authority of Arthur Andersen LLP as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the MUSE common stock issuable under the merger and certain legal matters relating to the merger and the transactions contemplated thereby have been passed upon for MUSE by Proskauer Rose LLP, New York, New York. Hill & Barlow, a Professional Corporation, Boston, Massachusetts, is acting as counsel to AVS in connection with the merger and the transactions contemplated thereby.

         Hill & Barlow, a Professional Corporation, Boston, Massachusetts, counsel to AVS, will pass upon for AVS the material federal income tax consequences relating to the merger.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         Representatives of Arthur Andersen LLP will be present at the AVS meeting and will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

                       WHERE YOU CAN FIND MORE INFORMATION

         MUSE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Judiciary Plaza, Room 1024  Seven World Trade Center  Citicorp Center
450 Fifth Street, N.W.      Suite 1300                500 West Madison Street, Suite 1400
Washington, D.C. 20549      New York, New York 10048  Chicago, Illinois 60661

         You can also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, at prescribed rates.

         The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like MUSE, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

         MUSE has filed with the Securities and Exchange Commission a registration statement on Form S-4 that registers the shares of MUSE common stock to be issued in exchange for shares of AVS capital stock upon completion of the merger. That registration statement, including the attached exhibits and schedules, contains additional relevant information about MUSE and the MUSE common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

         If you would like to request documents, please do so by _________ to receive them before the stockholders' meeting.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                           FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus contains forward-looking statements. These statements relate to future events or the future financial performance of MUSE and AVS. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements only reflect management's expectations and estimates. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined on pages ___ to ___ under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements. We are not undertaking any obligations to update any forward-looking statements contained in this proxy statement/prospectus to reflect any future events or developments.

                          INDEX TO FINANCIAL STATEMENTS


MUSE TECHNOLOGIES, INC.
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998
     Report of Feldman Sherb & Co., P.C., Independent Auditors...................................................F-2
     Balance Sheets..............................................................................................F-3
     Statements of Operations....................................................................................F-4
     Statements of Stockholders' Equity..........................................................................F-5
     Statements of Cash Flows....................................................................................F-6
     Notes to Financial Statements...............................................................................F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2000.................................................F-18
     Balance Sheet...............................................................................................F-18
     Statement of Operations.....................................................................................F-19
     Statements of Cash Flows....................................................................................F-20
     Notes to Financial Statement................................................................................F-21

VIRTUAL PRESENCE LIMITED REPORT AND ACCOUNTS, 31ST MARCH 1999....................................................F-24
     General Information.........................................................................................F-25
     Directors' Report...........................................................................................F-26
     Report of Independent Auditors..............................................................................F-28
     Profit and Loss Account.....................................................................................F-29
     Balance Sheet...............................................................................................F-30
     Cashflow Statement..........................................................................................F-31
     Notes to the Accounts.......................................................................................F-32
     Pro Forma Financial Information.............................................................................F-32
     Notes to the Pro Forma Financial Statements.................................................................F-39

ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999, 1998 AND 1997
      Report of Arthur Andersen LLP, Independent Public Accountants..............................................F-43
      Balance Sheets.............................................................................................F-44
      Statements of Operations...................................................................................F-45
      Statements of Stockholders' Equity.........................................................................F-46
      Statements of Cash Flows...................................................................................F-47
      Notes to Financial Statements..............................................................................F-48

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2000
      Balance Sheets.............................................................................................F-63
      Statements of Operations...................................................................................F-64
      Statements of Cash Flows...................................................................................F-65
      Notes to Financial Statements..............................................................................F-66

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     Balance Sheet...............................................................................................F-68
     Statements of Operations....................................................................................F-69
     Statements of Cash Flows....................................................................................F-70
     Notes to Condensed Combined Financial Statements............................................................F-73

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and
Board of Directors of
MUSE Technologies, Inc.
Albuquerque, New Mexico

We have audited the accompanying balance sheet of MUSE Technologies, Inc. as of September 30, 1999, and the related statements of operations, stockholders' equity and cash flows, for the years ended September 30, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MUSE Technologies, Inc. as of September 30, 1999, and the results of their operations and their cash flows, for the years ended September 30, 1999 and 1998 in conformity with generally accepted accounting principles.



                                        /s/Feldman Sherb Horowitz & Co., P.C.
                                        Feldman Sherb Horowitz & Co., P.C.
                                        Certified Public Accountants

New York, New York
December 3, 1999

                             MUSE TECHNOLOGIES, INC.
                                 BALANCE SHEET
                               SEPTEMBER 30, 1999

                                     ASSETS

CURRENT ASSETS:
     Cash                                                  $12,064,734
     Accounts receivable                                       667,593
     Notes receivable - related parties (including
        interest receivable of $90,922)                      1,145,922
     Other current assets                                      117,870
                                                           -----------
         TOTAL CURRENT ASSETS                               13,996,119

PROPERTY AND EQUIPMENT - net                                 1,162,797

NOTES RECEIVABLE - RELATED PARTIES
        (including interest receivable of $9,955)              284,955
OTHER ASSETS                                                    81,574
                                                           -----------
         TOTAL ASSETS                                      $15,525,445
                                                           ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                         $ 23,165
     Accrued liabilities                                       922,751
     Capital lease - current portion                            16,478
                                                           -----------
         TOTAL CURRENT LIABILITIES                            $962,394

CAPITAL LEASE, less current portion                             49,150
                                                           -----------

         TOTAL LIABILITIES                                   1,011,544
                                                           -----------
STOCKHOLDERS' EQUITY
     Common stock, $.015 par value, 50,000,000 shares
          authorized, issued and outstanding 10,333,148        154,997
     Additional paid-in capital                             23,609,620
     Stock subscription receivable                             (87,500)
     Treasury stock - 155,263 shares, at cost                 (776,315)
     Accumulated Deficit                                    (8,386,901)
                                                           -----------
         TOTAL STOCKHOLDERS' EQUITY                         14,513,901
                                                           -----------

                                                           $15,525,445
                                                           ===========


                       See notes to financial statements.

                             MUSE TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS

                                                   Years Ended September 30,
                                                  ----------------------------
                                                      1999            1998
                                                  ------------    ------------
REVENUES                                          $  1,723,267    $  6,206,135
                                                  ------------    ------------

EXPENSES:
  Selling, general and administrative expenses       4,180,717       2,702,359
  Research and development                           2,302,885         956,946
  Non-cash imputed compensation expense                   --           948,355
  Depreciation                                         487,360         475,928
                                                  ------------    ------------

TOTAL EXPENSES                                       6,970,962       5,083,588
                                                  ------------    ------------

NET OPERATING INCOME (LOSS)                         (5,247,695)      1,122,547
                                                  ------------    ------------

OTHER INCOME (EXPENSE):

  Costs in excess of value of repurchased stock       (563,636)           --
  Interest income                                      729,061            --
  Interest expense                                     (30,678)       (798,653)
                                                  ------------    ------------
TOTAL OTHER INCOME (EXPENSE):                          134,747        (798,653)
                                                  ------------    ------------

NET INCOME (LOSS)                                 $ (5,112,948)   $    323,894
                                                  ============    ============

NET INCOME (LOSS) PER SHARE:
     Basic                                        $      (0.51)   $       0.04
                                                  ============    ============
     Diluted                                      $      (0.51)   $       0.04
                                                  ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES:
     Basic                                          10,048,842       7,672,010
                                                  ============    ============
     Diluted                                        10,048,842       8,654,838
                                                  ============    ============

                       See notes to financial statements.

                                                                   MUSE TECHNOLOGIES, INC.
                                                             STATEMENT OF STOCKHOLDERS' EQUITY

                                                                Additional      Stock                                      Total
                                                                 Paid-in    Subscription   Treasury     Accumulated   Stockholders'
                                          Shares      Amount     Capital     Receivable     Stock         Deficit        Equity
                                        ---------- ---------- ------------  ------------  ----------    ------------  ------------
BALANCE - October 1, 1997                7,278,279  $ 109,174  $ 3,518,471   $   (87,500) $       --    $ (3,597,847) $    (57,702)
 Issuance of common stock pursuant to
  consulting agreements                      4,058         61       30,780          --            --              --        30,841
 Sale of common stock pursuant to
  private placements                     1,412,566     21,188    9,637,285          --            --              --     9,658,473
 Conversion of notes into
  common stock                              68,880      1,033      308,927          --            --              --       309,960
 Exercise of stock options                     110          2          273          --            --              --           275
 Non-cash imputed compensation
  expense                                     --         --        948,355          --            --              --       948,355
 Net income                                   --         --           --            --            --         323,894       323,894
                                        ---------- ---------- ------------  ------------  ------------   ------------  ------------

BALANCE - September 30, 1998             8,763,893    131,458   14,444,091       (87,500)         --      (3,273,953)   11,214,096
 Issuance of common stock pursuant to
  initial public offering                1,380,000     20,700    9,083,393          --            --              --     9,104,093
 Purchase of common shares for treasury       --         --           --            --        (776,315)           --      (776,315)
 Issuance of common stock pursuant to
  exercise of cash-less options            155,265      2,329       (2,329)         --            --              --            --
 Exercise of stock options                  33,990        510       84,465          --            --              --        84,975
 Net loss                                     --         --           --            --            --      (5,112,948)   (5,112,948)
                                        ---------- ---------- ------------  ------------  ------------   ------------  ------------

BALANCE - September 30, 1999            10,333,148 $  154,997 $ 23,609,620  $    (87,500) $   (776,315)  $(8,386,901) $ 14,513,901
                                        ========== ========== ============  ============  ============   ============  ============

                             MUSE TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                     Years Ended September 30
                                                                                ------------------------------------
                                                                                      1999              1998
                                                                                ------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss) income                                                              $ (5,112,948)      $    323,894
     Adjustment to reconcile net income (loss) to net cash
         provided by (used in) operating activities:
              Depreciation                                                                487,360           475,928
              Amortization of discount                                                     25,521           585,886
              Amortization of finance cost                                                  -               138,421
              Non-cash imputed compensation expense                                         -               948,355
              Repurchase of common shares for treasury                                  (776,315)             -
              Issuance of common shares for consulting expense                              -                30,841
              Issuance of common shares for interest expense                                -                 9,960
     Changes in assets and liabilities:
              Decrease/(increase) in accounts receivable                                3,696,407        (4,148,551)
              Decrease in prepaid assets                                                   22,877               377
              Increase in interest receivable                                            (100,877)            -
              Increase in other current assets                                           (117,870)            -
              Increase in other assets                                                    (52,332)           (6,590)
              Decrease in accounts payable                                               (111,934)          (76,893)
              (Increase)/decrease in accrued liabilities                                   71,093           647,971
                                                                                ------------------------------------
     CASH USED IN OPERATING ACTIVITIES                                                 (1,969,018)       (1,070,401)
                                                                                ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
              Purchase of property and equipment                                       (1,143,672)         (147,521)
                                                                                ------------------------------------
     CASH USED IN INVESTING ACTIVITIES                                                 (1,143,672)         (147,521)
                                                                                ------------------------------------
              Net proceeds from sale of stock                                           9,104,093         5,411,561
              Receipt of stock subscription receivable                                  4,000,000             -
              Net proceeds from exercise of stock options                                  84,975               275
              Net proceeds from issuance of notes payable                                   -               677,241
              Deferred offering cost                                                      363,860          (363,860)
              Issuance of notes receivable                                            (1,275,000)             -
              Principal payments of capital lease obligations                            (14,907)           (17,828)
              Borrowings -  line of credit                                                  -               (50,000)
              Repayments of notes payable                                               (625,000)        (1,187,500)
                                                                                ------------------------------------
     CASH PROVIDED BY FINANCING ACTIVITIES                                             11,638,021         4,469,889
                                                                                ------------------------------------

NET INCREASE IN CASH                                                                    8,525,331         3,251,967

CASH - Beginning of year                                                                3,539,403           287,436
                                                                                ------------------------------------

CASH - End of year                                                                  $  12,064,734      $  3,539,403
                                                                                ====================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during the year for:
         Interest                                                                   $      30,678      $     59,778
                                                                                ====================================
     Non-cash financing and investing activities:

        (1)  Issuance of common shares pursuant                                             2,329             -
             to exercise of cash-less options
        (2)  Convertible notes converted to common stock                                    -               300,000
        (3)  Reclass of stock subscription receivable
             to note receivable                                                             -                87,500
        (4)  Common stock issued in conjunction with note issuance                          -               306,250
        (5)  Purchase of equipment through leases payable                                  68,321             4,398

                             MUSE TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

              YEARS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998


1.       THE COMPANY

         MUSE Technologies, Inc. (the "Company") was incorporated in Delaware on October 24, 1995 to develop and market software products, designed to enhance the user's ability to understand and analyze data and information and to provide solutions to complex data integration and data management problems. The multisensory capabilities of the software ("MuSE"), enables the user to present information in real time using visual, auditory, tactical and other analytical tools. The Company has also developed a proprietary software product, "Continuum", designed for multiuser, real-time collaboration within the MuSE environment.

         In December, 1995 the Company acquired substantially all assets and liabilities from Viga Technologies Corporation ("Viga"), an affiliate with common ownership. As part of the acquisition Viga agreed to transfer the License Agreement to the Company.

         The Company commenced operations in December 1995. Prior to entering into an exclusive marketing agreement in June 1998 (see note 14), the majority of the Company's revenue had been generated from products utilizing the MuSE technology and applied research and development services for customers in the Federal, corporate and nonprofit markets of the United States. Sales to the United States government represented $830,242 or 48%, and $906,055 or 15%, of revenue in 1999 and 1998, respectively. Accounts receivable from the United States government were $346,086 and $361,000 at September 30, 1999 and 1998, respectively. The Company does not require collateral on its accounts receivable.

         In November 1998, the Company completed an initial public offering of its securities. A total of 1,200,000 units were sold for $8.00 per unit for a total of $9,600,000. Each unit consists of one share of the Company's common stock and warrants to purchase common stock equal to one-half share of common stock for each warrant. Warrants can be used to purchase only whole shares of common stock. The warrants are exercisable upon issuance until November 13, 2003 at $9.60 per share of common stock. Net proceeds after underwriting commissions and other related fees were approximately $7,900,000.

         In December 1998, an additional 180,000 shares were subsequently issued pursuant to the underwriter's over allotment option. Net proceeds after underwriting commissions and other related fees were approximately $1,300,000.

         In July 1999 the Company created a whole owned subsidiary, MUSE Federal Systems Group Systems Group, Inc. (the "Subsidiary") to market the Company's software to various agencies of the federal government. Activity for the Subsidiary has not commenced as of September 30, 1999.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         b. Revenue Recognition - The Company licenses software to end users under license agreements. The Company recognizes revenues in accordance with Statement of Position 97-2 ("SOP 97-2"), issued by the American Institute of Certified Accountants. SOP 97-2, is effective on a prospective basis for fiscal years beginning after December 15, 1997. The adoption of the new SOP is not expected to have a material effect on the Company's financial statements.

         c. Research and Development - Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been immaterial.

         d. Property and Equipment - Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over three years, which is the estimated useful life of the assets.

         e. Net Income (Loss) Per Share - Basic earnings (loss) per share is computed using the weighted average number of shares of outstanding common stock. Diluted per share amounts also include the effect of dilutive common stock equivalents from the assumed exercise of stock options.

         f. Income Taxes - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

         g. Stock Based Compensation - The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"), under which no compensation cost is recognized. In fiscal 1997, the Company adopted SAS No. 123, "Accounting for Stock-Based Compensation," ("SAS 123") for disclosure purposes, and has adopted the proforma disclosure requirements of SAS 123.

         h. Fair Value of Financial Instruments - The Company's financial instruments under Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures About Fair Value of Financial Instruments," includes cash, accounts receivable, notes receivable, and accounts payable. The Company believes that the carrying amounts of these accounts are a reasonable estimate of their fair value because of the short-term nature of such instruments.

         i. Impairment of Long-Lived Assets - The Company reviews long-lived assets and certain identifiable assets on a quarterly basis for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At September 30, 1999, the Company does not believe that any impairment has occurred.

3.       PROPERTY AND EQUIPMENT

         Property and equipment at September 30, 1999 is as follows:


                  Computer equipment                $          2,603,453

                  Furniture and fixtures                         196,102
                                                        -----------------
                                                               2,799,555

                  Less: accumulated depreciation               1,636,758
                                                        -----------------
                                                    $          1,162,797
                                                        =================

4.       ISSUANCES OF STOCK AND DEBT

          (i) During June 1997, the Company issued $1,237,500 principal amount of, 8% promissory notes and shares of the Company's common stock for which it received net proceeds of $1,113,750. The principal balance and accrued interest were due and payable upon the earlier of the one year anniversary of the date of the note or seven days after the consummation of an initial public offering. During the year ended September 30, 1998, $937,500 of such notes were repaid and $300,000 plus accrued interest of $9,960 was converted into common stock.

          (ii) In September 1997, the Company sold to an officer 11,513 shares of Common Stock at a purchase price of $7.60 per share for an aggregate of $87,500. Payment of the purchase price was made by issuance of a non-recourse promissory note secured by a pledge of the shares purchased. The officer had agreed to pay such loan within six months of the effective date of the Company's initial public offering. Subsequent to September 30, 1999 the promissory note was paid in full.

          (iii) In April and May 1998, the Company received net proceeds of $1,411,500 from the sale in a private placement of 35.5 units at $45,000 per unit. Each unit consisted of 10,000 shares of the Company's common stock and a series A common stock purchase warrant to purchase 10,000 shares of common stock.

          (iv) During the year ended September 30, 1998, the Company issued $875,000 of promissory notes at 8% interest, attached with shares of the Company's common stock for which it received net proceeds of $688,131. The principal balance and accrued interest were payable upon the earlier of the one year anniversary of the date of the note or seven days after the consummation of an initial public offering. For valuation purposes, $306,250 debt discount was allocated to the common stock, less $48,448 attributed to offering costs. A total of 57,566 shares of the

                  Company's common stock was issued. The Company repaid $625,000 and $250,000 of such notes during the years ended September 30, 1999 and 1998, respectively.

          (v) On July 15, 1998, the Company sold 1,000,000 shares of common stock and common stock purchase warrants for the purchase up to 1,000,000 shares of common stock at $9.60 per share. Such warrants are exercisable upon issuance through June 30, 2003. The common stock and the warrants were sold as a unit for $8,000,000. The Company received $4,000,000 as of September 30, 1998 with respect to such sale. The remaining $4,000,000 was received in November 1998.

                  The Company paid its Vice President of Sales and Marketing and two other executives a commission of $520,000 in connection with this investment. The warrants are redeemable by the Company at any time after December 31, 1998 at $.01 per warrant upon 30 days prior notice, provided that the following criteria are satisfied: (a) with respect to redemption of up to 50% of the warrants, the average closing price of the Common Stock as listed on the Nasdaq Stock Market (or other securities exchange) is at least $14.40 for the twenty day period ending at least two days before the redemption date, or
                  (b) with respect to redemption of up to 100% of the warrants, the average closing price of the Common Stock as listed on the Nasdaq Stock Market (or other securities exchange) is at least $19.20 for the twenty day period at least two days before the redemption date, and (B) the Company is engaged in a subsequent underwritten public offering of its securities in which the managing underwriter thereof requires redemption of such warrants.

          (vi) In November 1998, the Company completed an initial public offering of its securities. A total of 1,200,000 units were sold for $8.00 per unit for a total of $9,600,000. Each unit consists of one share of the Company's common stock and warrants to purchase common stock equal to one-half share of common stock for each warrant. Warrants can be used to purchase only whole shares of common stock. The warrants are exercisable upon issuance until November 13, 2003 at $9.60 per share of common stock. Net proceeds after underwriting commissions and other related fees were approximately $8,360,000.

                  In December 1998 an additional 180,000 shares were subsequently issued pursuant to the underwriters over allotment option. Net proceeds after underwriting commissions and other related fees was approximately $1,253,000.

          (vii) In March 1999, the Company's Chief Technical Officer resigned as an employee of the Company and entered into a consulting arrangement with the Company. Pursuant to the terms of an a Employment Termination Agreement, the Company paid this officer an aggregate of $1,340,000 in exchange for, among other things: a non-compete agreement, repurchase of 155,263 shares of common stock, and the right of first refusal on future sales of common stock. The Company charged $563,685 of the consideration paid as costs in excess of the value of repurchased stock on the Statements of Operations. The balance of the payment is accounted for as the repurchase of treasury stock for $776,315, representing a market value of $5.00 per share. In addition, this officer exercised on a cashless basis, options to purchase an aggregate of 310,526 shares of common stock at an exercise price of $2.50 per share.

          (viii) In the year ended September 30, 1999 the Company issued 33,990 shares of common stock, pursuant to the exercise of stock options at an exercise price of $2.50 per share.

5.       STOCK OPTIONS AND WARRANTS

         The Company currently has two stock option plans with essentially identical terms and conditions. Under the 1995 Stock Option Plan, the Company may grant non-qualified stock options to purchase up to 3,586,513 shares of common stock. Under the 1996 Stock Option Plan, the Company may grant non-qualified or incentive stock options to purchase up to 1,644,737 shares of common stock. Options may be granted to employees, officers, directors, consultants and independent contractors. Under the Plans, options may be issued for periods up to ten years and become exercisable in varying amounts based on a vesting schedule. Generally, options are granted at prices equal to market value on the date of the grant.

         For disclosure purposes the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted during the years ended September 30, 1999 and 1998: (i) annual dividends of $0.00,(ii) expected volatility of 68% and 50% for the years ended September 30, 1999 and 1998, respectively, (iii) risk-free interest rate of 5.7%, and (iv) expected option lives of five and six years for the years ended September 30, 1999 and 1998, respectively. The weighted average fair value of the stock options granted for the years ended September 30, 1999 and 1998 was $5.61 and $2.79, respectively.

         See Note 4 with respect to the issuance of warrants by the Company.

         The following table summarizes the changes in options and warrants outstanding, and the related exercise price for shares of the Company's common stock:

                                           Stock Options
                             ------------------------------------------------------------
                                Shares        Exercise Price (1)       Exercisable
                             ------------   ----------------------    ---------------
  Outstanding at
  October 1, 1997              1,066,446    $         2.50-7.60            307,610
                                                                      ===============
     Granted                     689,804                   2.50                 __
     Granted                     727,500                   7.50                 __
     Canceled                    (24,671)                  2.50                 __
     Exercised                      (329)                  2.50                 __
                              -----------   ----------------------    ---------------
     Outstanding at
      September 30, 1998       2,458,750              2.50-7.60          1,426,035
                                                                      ===============
     Granted                     545,850              3.50-9.89                 __
     Canceled                   (171,711)                  2.50                 __
     Canceled                   (102,000)                  7.50                 __
     Exercised                  (189,253)                  2.50                 __
                              -----------   ----------------------    ---------------
     Outstanding at
      September 30, 1998       2,541,636    $         2.50-7.60          1,372,417
                              ===========   ======================    ===============

                  Warrants
-------------------------------------------
  Shares      Exercise Price    Exercisable
-----------  ----------------  ------------
   445,362             7.60        445,362
   423,881             4.50             __
 1,000,000             9.60             __
        __               __             __
        __               __             __
-----------  ----------------  ------------
 1,869,243        4.50-9.60      1,869,243
        __               __             __
        __               __             __
        __               __             __
        __               __             __
-----------  ----------------  ------------
 1,869,243        4.50-9.60      1,869,243
===========  ================  ============

         (1) As a result of the March 5, 1998 1-for-3.04 reverse stock split, the exercise price of the options under the Company's 1995 and 1996 stock option plans was $7.60. In April 1998, the exercise price of the options was reduced to $2.50 per share. The above table reflects such repricing. The Company incurred a non-cash compensation expense of $948,355 related to such repricing.


         Had compensation cost for the Company's two option plans been determined in accordance with SFAS 123, the Company's net income (loss) and income (loss) per share would have been decreased (increased) to the pro forma amounts indicated below:

                                                                            Years Ended September 30,
                                                                     ------------------------------------
                                                                           1999                1998
                                                                     ----------------     ---------------
        Net income (loss):......................    As reported      $     (5,112,948)    $       323,894
                                                    Pro forma        $     (7,047,379)    $      (127,077)

        Net income (loss) per share.............
                 Basic                              As reported      $          (0.51)    $         0.04
                                                    Pro forma        $          (0.70)    $        (0.02)

                 Diluted                            As reported      $          (0.51)    $         0.04
                                                    Pro forma        $          (0.71)    $        (0.01)

6.       EMPLOYMENT AGREEMENTS

         Effective June 1, 1998 the Company has entered into three year employment agreements with various officers of the Company as follows:

              - The President of the Company receives an annual base salary of $215,000 and a bonus of up to $134,000 upon the Company achieving certain performance objectives. The President also received options to purchase Common Stock of the Company at an exercise price of $7.50 per share, which vests as follows:
                  100,000 shares on June 1, 1999, 125,000 shares on June 1, 2000 and 150,000 shares on June 1, 2001. The President, as part of the agreement, received on December 2, 1998 a five year loan in the amount of $150,000 bearing interest at 5% per year, in connection with his relocation to New Mexico. The note is secured by options to acquire 21,249 shares of common stock.

              - The Vice-President of Sales and Marketing receives an annual base salary of $150,000. This officer will receive commissions under the Company's Sales Compensation Plan. The officer also received options to purchase Common Stock of the Company at an exercise price of $7.50 per share, which vests as follows:
                  30,000 shares on June 1, 1999, 37,500 shares on June 1, 2000 and 50,000 shares on June 1, 2001.

              - The Chief Financial Officer receives an annual base salary of $150,000 and a bonus of up to $65,000 upon the Company achieving certain performance objectives. This officer also received options to purchase Common Stock of the Company at an exercise price of $7.50 per share, which vests as follows:
                  30,000 shares on June 1, 1999, 37,500 shares on June 1, 2000 and 50,000 shares on June 1, 2001. Such officer, as part of the agreement, received on January 20, 1999 a five year loan in the amount of $75,000 bearing interest at 5% per year, in connection with his relocation to New Mexico. The note is secured by options to acquire 10,715 shares of common stock.

         Under the above agreements, if such officer is terminated by the Company other than for cause (as defined in each employment agreement), or if the officer dies or becomes permanently disabled, all stock options held by such officer shall immediately vest upon such termination and such officer shall receive severance payments in an amount equal to one year's base salary. Each of the employment agreements also contain provisions relating to severance payments equal to the salary and bonus for the remainder of the employment term plus an additional one year's base salary in the event of a change in control (as defined in the employment agreement). In addition to the above agreements, effective August 1, 1998 the Company entered into a three year employment agreement with an employee to serve as the Company's Director of Product Development at an annual salary of $90,000. During the year ended September 30, 1999, this employee's title changed to Managing Director of Strategic Development, with an amended annual salary of $117,000.

- The employment agreement with the Chief Technical Officer of the Company was terminated in March 1999 (see Note 4-(viii)). As of the date of the termination agreement, the officer entered into a consulting agreement with the Company until December 31, 1999 for: (i) $3,000 per month from the date of the termination agreement until June 30, 1999 and (ii) from July 1, 1999 until December 31, 1999 at an annualized rate of $175,000, based upon days actually employed.

7.       RETIREMENT PLAN

         In October 1996, the Company established a defined contribution plan (SARSEP plan) covering substantially all employees. Under the terms of the plan, eligible employees may contribute up to fifteen percent of their compensation, subject to statutory limitations. The Company charged to operations $47,995 and $27,759, representing 3% and 2% percent of eligible employees compensation, for their contribution to the plan for the years ended September 30, 1999 and 1998 respectively.

8.       LICENSE AGREEMENT

         The Company's license agreement, for the "MuSE" technology grants the Company exclusive rights to develop and commercialize MuSE until October 2005 and thereafter provides a non-exclusive right through 2015. At the end of such ten year period of exclusivity, the Company may request the licensor to extend exclusivity through 2015, which determination shall be made in the licensor's sole discretion. The licensor has the right to terminate the license or make the license non-exclusive in the event the Company fails to pay the required royalties under the license agreement, with an annual minimum royalty of $20,000 through the year ended December 31, 2006. The Company is also obligated to pay an annual license fee of $10,000 through the year ending December 31, 1999 and a one-time payment of $20,000 prior to July 1999.

9.       NOTES RECEIVABLE - RELATED PARTIES

         Notes receivable consists of the following as of September 30, 1999:

         a.       Employee Shareholders - Two notes each for $25,000 bearing interest at 5% per annum, with principal and interest due upon maturity at December 2, 2001. The notes are each secured by
                  10,000 shares of the Company's common stock.                      $ 50,000

         b.       Shareholder:

                  -   In October 1998 and November 1998, respectively, the Company issued two notes in the principal amounts of $250,000 and
                      a $750,000. The maker of the note is the entity that
                      purchased 1,000,000 shares of the Company's common stock
                      in July 1998. The notes, which are payable upon demand,        100,000
                      are interest free for


                                      F-14

                      the first sixty days from issuance and after such period bear interest at 12% per year. As of September 30, 1999, demand for payment has not been made by the Company.


                  -   In 1997 Viga reduced by $55,000 the purchase price that the
                      Company had paid to acquire the assets and rights to the
                      license agreement for the MuSE Techonolgy. Viga issued a
                      note for the $55,000, bearing interest at 6.50% due in
                      November 2001. Subsequent to September 30, 1999, this note plus accrued interest has been satisfied. Approximately
                      $2,600 of accrued interest due the Company was forgiven,
                      upon repayment.                                                 55,000

         c.       Officers - In conjunction with employment agreements
                  (see Note 6), the Company's President and Chief Financial
                  Officer were issued notes in the principal amounts of
                  $150,000 and $75,000, respectively, bearing interest at
                  5% per year. The note principal and accrued interest are
                  due upon maturity on December 2, 2003. The notes are
                  secured by options to acquire 21,249 and 10,715 shares,
                  respectively, of the Company's common stock.                       225,000
                                                                                   ---------

                                                                                  $1,330,000
                                                                                   =========

     10. INCOME TAXES

         A reconciliation between the federal statutory tax rate and the effective income tax rate for the years ended September 30, 1999 and 1998 are as follows:

                                                                                 1999          1998
                                                                               --------      --------
        Statutory Federal income tax rate                                        (34%)          34%
        Benefit of operating loss carry forwards                                  __           (34%)
        Losses for which no benefit is provided                                   34%
                                                                               --------      --------
        Effective income tax rate                                                  0%            0%
                                                                               ========      ========

         As of September 30, 1999 the Company had net operating loss carry forwards of approximately $ 6,700,000 for federal tax purposes, $1,800,000 expiring in 2012 and $4,900,000 expiring in 2019. The resulting tax deferred tax asset of approximately $2,400,000 has been offset by a corresponding valuation allowance.

11.      LEASES

         The Company leases its laboratory and office facilities under non-cancelable lease arrangements. Rent expense for 1999 and 1998 was $114,579 and $104,712 respectively.

         In June 1999, the Company entered into a sublease agreement with a stockholder to lease office space in Houston, Texas at a monthly rental of $3,000, expiring in June 2000.

         Future minimum lease payments under noncancellable operating leases include: a lease for the facility of MUSE Federal Systems Group Systems whose operations have not commenced as of September 30, 1999 and the existing and expanded lease on the Albuquerque facility. Expansion at Albuquerque occurred subsequent to September 30, 1999.

                                2000             $  221,096

                                2001                 70,316
                                                    -------
                                                    291,412
                                                    =======

12.      GOVERNMENT CONTRACTS

         The Company derives a portion of its revenue from contracts with the Federal government. Recognition of revenue is generally conditioned upon compliance with terms and conditions of the contracts and applicable Federal regulations. Substantially all contracts are subject to audit by agencies of the Federal government or their designees. Disallowances by Federal officials as a result of these audits may become liabilities of the Company. The Company has not recorded any liability for disallowances which may be determined in the future.

13.      CONCENTRATION OF CREDIT RISK

         During the year ended September 30, 1999 the Company maintained cash at financial institutions in excess of the Federal Depository Insurance Corp. ("FDIC") limit of $100,000. At September 30, 1999 cash deposits exceed the FDIC limit by approximately $11,964,000.

14.      MARKETING AGREEMENTS

              - In June 1998, the Company entered into an agreement with an entity which grants them the rights to market, sell and distribute the Company's products. This entity is the same that purchased 1,000,000 shares of the Company's common stock in July 1998.

                  Under the terms of the agreement, the Company received a $5,000,000 non-refundable fee granting the entity exclusive worldwide selling rights of the Company's products in the oil and gas industry for three years.

                  The agreement is for an initial term of three years with a provision for three successive three year renewal periods. The agreement provides for the Company to receive a minimum of $12,000,000 from the entity for the sale of MuSE software over the initial term of the agreement. As of September 30, 1999, the Company is in the process of modifying the terms of the agreement, due to the entity not having attained its sales commitment under the agreement.

              - In December 1998, the Company entered into a non-exclusive agreement with an entity which grants them the rights to market, sell and distribute the Company's products, in exchange for minimum annual sales commitments aggregating $4,000,000 through 2001.

              - In February 1999, the Company entered into two non-exclusive agreements with two entities, that primarily service the Federal government, that grants them the rights to market, sell and distribute the Company's products, in exchange for minimum annual sales commitments for each agreement aggregating $3,000,000 through the three year term of the agreements.

              - In June 1999, the Company entered into an agreement with an entity to provide software, system design, consulting and technical services on a project by project basis. The agreement is for three years, and provided exclusivity for consulting or application deigns, within the entity's industry of specialization, provided that minimum annual project commitments are satisfied.

15.      SUBSEQUENT EVENTS

         On November 16, 1999 the Company completed the acquisition of Virtual Presence Limited ("VPL"), a private company incorporated in the United Kingdom. VPL is a provider of interactive visualization solutions for companies in the European defense, medical and manufacturing industries. The Company acquired VPL for a total of $600,000 in cash payable over a nine month period and 430,839 shares of the Company's common stock valued at approximately $1,300,000, subject to certain restrictions. Of such shares, 205,522 are subject to adjustment in the event that the price of the common stock over the twenty trading days prior to November 15, 2000 is less than $4.41 per share.

                             MUSE TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                                   (UNAUDITED)

                                     ASSETS

CURRENT ASSETS
      Cash                                                              $     6,301,368
      Accounts Receivable                                                     3,327,172
      Inventory                                                                  89,507
      Prepaids                                                                  412,127
                                                                        ---------------
           TOTAL CURRENT ASSETS                                              10,130,174
                                                                        ---------------
PROPERTY AND EQUIPMENT - NET                                                  1,896,015
                                                                        ---------------

NOTES RECEIVABLE                                                              1,293,708
                                                                        ---------------
OTHER ASSETS
      Goodwill-Net                                                            3,090,417
      Capitalized Development Costs-Net                                       2,273,435
      Other Assets                                                              410,198
                                                                        ---------------
           TOTAL OTHER ASSETS                                                 5,774,050
                                                                        ---------------

           TOTAL ASSETS                                                  $   19,093,947
                                                                        ===============

                           LIABILITIES & STOCKHOLDERS EQUITY

CURRENT LIABILITIES
      Accounts Payable                                                   $    1,073,009
      Accrued Liabilities                                                     1,425,350
      Note Payable                                                               17,365
      Current Portion Lease Payable                                              40,325
                                                                        ---------------
TOTAL CURRENT LIABILITIES                                                     2,556,049

LONG-TERM LIABILITIES
      Lease Payable-less current portion                                        119,160
                                                                        ---------------
TOTAL LIABILITIES                                                             2,675,209
                                                                        ---------------

STOCKHOLDERS EQUITY
      Common stock, par value $.015, authorized 50,000,000 shares;
       issued and outstanding 10,808,882                                        162,133
      Additional Paid in Capital                                             25,176,941
      Stock Subscription Receivable                                                   0
      Accumulated Deficit                                                   (8,144,021)
      Less: Treasury Stock at Cost                                            (776,315)
                                                                        ---------------
TOTAL STOCKHOLDERS EQUITY                                                    16,418,738
                                                                        ---------------
TOTAL LIABILITIES & EQUITY                                               $   19,093,947
                                                                        ===============

                       See notes to financial statements.

                                  MUSE TECHNOLOGIES, INC.
                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                        (UNAUDITED)

                                                                   SIX MONTHS ENDED
                                                                      MARCH 31
                                                          ----------------------------------
                                                              2000                   1999
                                                          -----------             ----------
REVENUE                                                    $5,050,369              $771,340
                                                          -----------           ------------

EXPENSES:
            Cost of products sold                           1,881,409                    --
            Selling, general and administrative
              expenses                                      2,680,085             1,863,609
            Research and Development                          359,314               744,290
            Amortization                                      148,218                    --
            Depreciation                                      369,287               259,436
                                                           ----------          ------------
TOTAL OPERATING EXPENSES                                    5,438,313             2,867,335
                                                           ----------          ------------
NET OPERATING  LOSS                                          (387,944)           (2,095,995)
                                                           ----------          ------------

OTHER INCOME (EXPENSE)
            Loss on Foreign Currency Transactions             (11,673)                   --
            Cost in excess of value of repurchased stock           --              (563,605)
            Interest Expense                                  (21,594)                   --
            Interest Income                                   659,506               342,535
                                                           ----------          ------------
TOTAL OTHER INCOME (EXPENSE)                                  626,239              (221,070)
                                                           ----------          ------------

NET INCOME (LOSS)                                            $238,295           ($2,317,065)
                                                           ==========          ============
NET INCOME (LOSS) PER SHARE
Basic and assuming dilution                                     $0.02                ($0.24)
                                                           ==========          ============

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:                                 10,662,102             9,765,431
                                                           ==========          ============


                       See notes to financial statements.

                                                 MUSE TECHNOLOGIES, INC.
                                           CONSOLIDATED STATEMENT OF CASH FLOWS
                                                       (UNAUDITED)

                                                                              SIX MONTHS ENDED          SIX MONTHS ENDED
                                                                               MARCH 31, 2000            MARCH 31, 1999
                                                                           ------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
            NET INCOME (LOSS)                                                   $     238,295             $ (2,317,065)
            Adjustments to reconcile net income (loss) to net cash
            provided by (used in) operating activities:
                      Depreciation                                                    369,287                  259,436
                      Amortization                                                    160,945                   25,521
            CHANGES IN ASSETS & LIABLITIES
            (Increase)/Decrease In Accounts in Accounts Receivable                 (2,247,901)               3,909,061
            Decrease In Accounts in Inventory                                         (39,162)                       -
            Increase in Prepaid Assets                                               (177,089)                 (14,410)
            Increase in Other Assets                                               (2,298,513)                 (96,365)
            Decrease in Accounts Payable                                               81,827                  (30,197)
            Decrease in Accrued Liabilities                                          (213,125)                (719,241)
            Due to shareholder                                                              -                  563,605
                                                                                -------------             ------------
            NET CASH PROVIDED BY (USED IN)
            OPERATING ACTIVITIES                                                   (4,125,436)               1,580,345
                                                                                -------------             ------------
CASH FLOWS FROM INVESTING ACTIVITIES
            Purchase of Property and Equipment                                       (327,391)                (972,773)
            Acquisition of Subsidiary                                              (1,070,348)                       -
                                                                                -------------             ------------
            CASH USED IN INVESTING ACTIVITIES                                     (1,397,739)                (972,773)
                                                                                -------------             ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
            Net proceeds from sale of stock                                                 -                9,885,605
            (Increase)/Decrease In Notes Receivable                                   137,169                  (75,000)
            Collection  of Stock Subscription Receivable                               87,500                4,000,000
            Loans to officers and stockholders                                              -               (1,150,000)
            Acquisition of Treasury Stock                                                   -                 (500,000)
            Principal payments on capital leases                                      (21,455)                  (8,430)
            Repayments of notes payable affiliates                                          -                 (625,000)
            Repayments of notes payable-others
                                                                                    (225,373)                        -
                                                                                -------------             ------------
            NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                      (22,159)               11,527,175
                                                                                -------------             ------------
NET INCREASE/(DECREASE) IN CASH                                                   (5,545,334)               12,134,747
CASH - BEGINNING OF PERIOD                                                         11,846,702                3,539,403
                                                                                -------------             ------------
CASH - END OF PERIOD                                                            $   6,301,368             $ 15,674,150
                                                                                =============             ============



                       See notes to financial statements.

                          NOTES TO FINANCIAL STATEMENTS

1.       THE COMPANY

         MUSE Technologies, Inc. (the "Company") was incorporated in Delaware on October 24, 1995 to develop and market software products designed to enhance the user's ability to understand and analyze data and information and to provide solutions to complex data integration and data management problems. The multisensory capabilities of the software ("MUSE"), enables the user to present information in real time using visual, auditory, tactical and other analytical tools. MUSE is based on software licensed to the Company by Sandia Corporation ("Sandia") pursuant to a license agreement dated October 9, 1995 (the "License Agreement"). The Company has also developed a proprietary software product, "Continuum", designed for multiuser, real-time collaboration within the MUSE environment. As described in Note 4 below, on November 16, 1999, the Company purchased all of the outstanding stock of Virtual Presence, Ltd., a U.K. company, and on March 17, 2000, the Company purchased all of the outstanding stock of Simulation Solutions, Ltd., also a U.K. company. On March 28, 2000, the Company completed an asset purchase of the VRsource.com, an e-commerce website.

2.       BASIS OF PRESENTATION

         In the opinion of management, the Company's unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position, and results of operations for the periods presented. The results have been determined on the basis of generally accepted accounting principles applied consistently with the Form 10-K for the year ended September 30, 1999.

         Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended September 30, 1999 and included elsewhere in this proxy/prospectus.

3.        NOTES RECEIVABLE

         In December 1998 and January 1999, the Company loaned an aggregate of $225,000 to two executive officers pursuant to their employment contracts in connection with their relocation to New Mexico. Notes receivable also includes two demand notes in the aggregate principal amount of $1,000,000 due from Continuum Resources International, ASA, plus accrued interest thereon.

4.       ACQUISITIONS

         On November 16, 1999, the Company completed its acquisition of Virtual Presence, Ltd., a U.K. company, and all its subsidiaries for cash, notes and issuance of stock.

         The following table gives an aggregate summary of the acquisition in financial terms:

         Purchase Price (including value of stock)           $  1,946,372
         Acquisition Costs                                        118,588
         Fair Value of Assets Acquired                         (1,384,443)
         Fair Value of Liabilities Assumed                      1,488,560
                                                            -------------
         Goodwill                                           $   2,169,077
                                                            =============

         The detailed components consist of the following:

         Purchase Price

                  Cash                                       $    300,000
                  Notes                                           300,000
                  Common Stock (430,839 shares)                 1,346,372
                                                             ------------
                                                             $  1,946,372
                                                             ============

         Fair Value of Assets Acquired

                  Accounts Receivable                        $    139,193
                  Inventory                                        50,345
                  Property, Plant and Equipment                   713,063
                  Intangible Assets                               339,048
                  Other                                           142,794
                                                             ------------
                                                             $  1,384,443
                                                             ============

         Liabilities Assumed

                  Accounts Payable                            $   891,285
                  Accrued Liabilities                             239,225
                  Assumed Notes                                   358,050
                                                              -----------
                                                              $ 1,488,560
                                                              ===========

         On March 17, 2000, the Company acquired all of the stock of Simulation Solutions, Ltd. ("Simulation Solutions"), an advanced software and consulting firm specializing in manufacturing simulation for plant and equipment. The Company acquired Simulation Solutions for a total of $117,333 in cash and 44,895 shares of the Company's common stock. Simulation Solutions will be incorporated into the Company's existing European operations.

         On March 28, 2000, the Company purchased certain assets from The VRSource, Inc., a Colorado corporation, for $400,000 in cash. The assets include a website, the VRsource.com, a prominent e-commerce site for advanced visualization and virtual reality hardware.

         The following table summarizes pro forma consolidated results of operations (unaudited) of the Company, and the above acquisitions as though the acquisitions had been consummated at October 1, 1998. The pro forma amounts give effect to the appropriate adjustments for the fair value of assets acquired and amortization of goodwill, depreciation and debt incurred and resulting interest expense.

                                                   Six Months Ended
                                      -----------------------------------------
                                       March 31, 2000            March 31, 1999
                                       --------------            --------------

Total Revenue                         $  6,031,908               $  1,515,920
Net (Loss)                                 (77,523)                (2,303,350)
Net (Loss) per share                          (.01)                      (.22)
Weighted Average Number of Shares       10,808,882                 10,619,627


5.       FINANCIAL ADVISORY AGREEMENT

         In December 1999, the Company entered into a one year agreement with an entity for financial advisory services. In connection with such agreement the Company paid $75,000 and granted warrants which expire in three years to purchase 75,000 shares of the Company's common stock at an exercise price of $3.90. Also, effective June 1, 2000 the Company is required to pay such entity $10,000 per month and certain out of pocket expenses. This agreement is terminable upon 10 days written notice by either party.


6.       SUBSEQUENT EVENTS

         On May 4, 2000, the Company's CEO and Chairman, resigned from both positions. As a result of certain severance arrangements and repurchase of stock options to purchase 750,000 shares of the Company's common stock in connection with his resignation, the Company expects to incur a charge to earnings in the third fiscal quarter of approximately $990,000. As part of the resignation arrangement, the Company will make certain of these payments in varying amounts over a two-year period.

         On May 5, 2000, the Company announced that it had entered into a letter of intent to acquire Advanced Visual Systems Inc. ("AVS"), a company in the business of data visualization, through a stock-for-stock exchange. Pursuant to the letter of intent, the Company will issue a maximum of 2.1 million shares of common stock in exchange for all the common and preferred shares of AVS, a maximum of 1.3 million employee stock options and the assumption of approximately $2 million in debt. It is anticipated that the acquisition will be completed during the Company's fourth fiscal quarter. The acquisition is subject to a number of conditions and there can be no assurance that it will be successfully consummated. On July 19, 2000, the Company announced that it had executed a definitive agreement to acquire AVS. It is anticipated that the acquisition will be completed in Fall 2000.

         On May 6, 2000, the Company announced that it had obtained a $18 million equity-based line of credit form Kingsbridge Capital Limited, an institutional investor specializing in equity line financing. Proceeds form the transaction are intended for working capital to fund the Company's continuing expansion, as well as data visualization software products. Under the terms of the financing arrangement, the Company can incrementally draw up to $18 million cash over a two-year period in exchange for the Company's common stock, issued at a 10 to 12 percent discount on a five-day average of the lowest intra-day price of the Company's shares at the time of the funding. The decision to draw funds, as well as the timing and amount drawn are at the Company's discretion.

                            VIRTUAL PRESENCE LIMITED

                               REPORT AND ACCOUNTS


                                 31ST MARCH 1999













                                 PRIDIE BREWSTER
                              CHARTERED ACCOUNTANTS
                                  CAROLYN HOUSE
                             29-31, GREVILLE STREET
                                 LONDON EC1N 8RB
                                     ENGLAND

                            VIRTUAL PRESENCE LIMITED






DIRECTORS:                   J.E. Hough
                             D.E. Hendon
                             R.J. Stone
                             J.D. Gregory
                             R.H. Allardice (Appointed 13th July 1998)
                             M.J. Walker     (Appointed 19th July 1999)
                             N.A. Eldred        (Appointed 13th July 1998)
                             J. Cumberland  (Appointed 8th June 1999)


SECRETARY:                   T.M.S. Jenkins





REGISTERED OFFICE            Canvas House
AND PRINCIPAL PLACE          Jubilee Yard
OF BUSINESS:                 Queen Elizabeth Street
                             London SE1
                             England.





AUDITORS:                    Pridie Brewster
                             Chartered Accountants
                             Carolyn House
                             29-31, Greville Street
                             London EC1N 8RB
                             England.





COMPANY NUMBER:           2632764

                            VIRTUAL PRESENCE LIMITED

                                DIRECTORS' REPORT

The directors present their report and audited accounts for the year ended 31st March 1999.

ACTIVITIES

The principal activity of the company during the year was the retailing of computer software and hardware.

ACQUISITION

On 1st April 1998 the company acquired 76% of the issued share capital of Sim Team SARL.

RESULTS

The results for the year are set out on page 3.


DIRECTORS' RESPONSIBILITIES

Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that year. In preparing those financial statements, the directors are required to:

         select suitable accounting policies and then apply them consistently;

         make judgements and estimates that are reasonable and prudent;

         prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

DIRECTORS

The directors who served during the year, and their interests in the ordinary shares of the company, were as follows:-

                                    31.3.99                31.3.98
                                Ordinary(pound)1       Ordinary(pound)1
                                ----------------       ----------------
J.D. Gregory                           -                      -
D.E. Hendon                            -                      -
J.E. Hough                        95,000                 95,000
R.J. Stone                             -                      -
R.H. Allardice                         -                      -
N.A. Eldred                            -                      -

AUDITORS

The auditors, Pridie Brewster, Chartered Accountants, have signified their willingness to continue in office and a motion for their re-appointment will be put before the annual general meeting.

BY ORDER OF THE BOARD

N.A. ELDRED
SECRETARY

                            VIRTUAL PRESENCE LIMITED

                         REPORT OF INDEPENDENT AUDITORS

                            TO THE BOARD OF DIRECTORS


We have audited the accompanying balance sheet of Virtual Presence Limited as of 31st March 1999 and the related profit and loss account and statement of cash flows for the year ended 31st March 1999, and the comparative figures for the year ended 31st March 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Virtual Presence Limited at 31st March 1999 and the results of its operation and its cash flows for the year ended 31st March 1999, and the comparative figures for the year ended 31st March 1998, in conformity with accounting principles generally accepted in the United Kingdom.





Pridie Brewster                                           Carolyn House
Chartered Accountants                                     29-31 Greville Street
Registered Auditor                                        London EC1N 8RB
27th January 2000                                         England

                            VIRTUAL PRESENCE LIMITED

                             PROFIT AND LOSS ACCOUNT

                  FOR THE YEARS ENDED 31ST MARCH 1999 AND 1998



                                                                Notes             1999             1999              1998
                                                                -----             ----             ----              ----
                                                                                  (pound)                $           (pound)

TURNOVER                                                            1           1,952,141        3,145,290         1,288,977
Cost of sales                                                                  (1,370,325)      (2,207,868)         (839,919)
                                                                           --------------    -------------      ------------
GROSS PROFIT                                                                      581,816          937,422           449,058

Administrative expenses                                                          (540,063)        (870,150)         (344,171)
                                                                           --------------    -------------      ------------
OPERATING PROFIT                                                                   41,753           67,272           104,887

Permanent diminution in value of investment                                      (157,246)        (253,355)                -
Write off of inter group debt                                                    (163,537)        (263,491)                -

                                                                           --------------    -------------      ------------
(Loss)/profit on ordinary activities before interest                             (279,030)        (449,574)          104,887

Interest receivable                                                                     -                -                72

Interest payable and similar charges                                              (71,565)        (115,306)          (22,168)
                                                                           --------------    -------------      ------------
(Loss)/profit on ordinary activities before tax                                  (350,595)        (564,880)           82,791

Tax on profit on ordinary activities                                                    -                -            (2,500)
                                                                           --------------    -------------      ------------
(DEFICIT)/RETAINED PROFIT AT END OF YEAR                                         (350,595)        (564,880)           80,291
                                                                           --------------    -------------      ------------




There were no other recognized gains or losses in the year other than those shown above.

                            VIRTUAL PRESENCE LIMITED

                  BALANCE SHEET AS AT 31ST MARCH 1999 AND 1998

                                                                      ASSETS
                                                                    ----------
                                 Notes               1999                1999                1998
                                 -----               ----                ----                ----
                                                (pound)                   $              (pound)
CURRENT ASSETS
Stocks                             5                  24,006              38,678              13,202
Debtors                            6                 401,958             647,635             356,440
Cash at bank and in hand                               8,065              12,995              15,125
                                                 -----------          ----------          ----------
                                                     434,029             699,308             384,767

FIXED ASSETS
Intangible assets                 1,2                138,680             223,441              90,000
Tangible assets                   1,3                423,276             681,982             216,049
Investments                        4                  41,677              67,150             157,246
                                                     _______             _______             _______
                                                     603,633             972,573             463,295


                                                 -----------          ----------          ----------
 Total Assets                                      1,037,662           1,671,881             848,062
                                                 ===========          ==========          ==========


                                                                      LIABILITIES AND EQUITY
                                                                      ----------------------
CREDITORS (amounts falling due
within one year)                   7                 992,922           1,599,796             419,411



CREDITORS (amounts falling due
after more than one year)          8                  41,617              67,053              74,933


CAPITAL AND RESERVES
Called up share capital            9                 304,727             490,976             304,727
Share premium account                                  6,009               9,682               6,009
Profit and loss account                             (307,613)           (495,626)             42,982


                                               -------------        ------------        ------------
Shareholder's funds               11                   3,123               5,032             353,718
                                               -------------        ------------        ------------
                                                   1,037,662           1,671,881             848,062
                                               =============        ============        ============

                            VIRTUAL PRESENCE LIMITED

                               CASHFLOW STATEMENT

                  FOR THE YEARS ENDED 31ST MARCH 1999 AND 1998

                                                             1999                            1999                        1998
Reconciliation of operating profit to net                   (pound)                            $                        (pound)
cashflow from operating activities

Operating profit                                               41,753                         67,272                     105,040
Depreciation of tangible assets                               115,631                        186,305                      61,579
Amortisation of intangible assets                              20,920                         33,706                      10,015
Profit on disposal of tangible assets                         (10,560)                       (17,014)                    (19,390)
Decrease in stock                                             (10,804)                       (17,407)                      3,341
Increase in debtors                                           (45,518)                       (73,339)                   (164,397)
Increase In creditors                                         568,875                        916,572                     129,869
                                                         --------------                --------------              --------------
Net cashflow from operating activities                        680,297                      1,096,095                     126,057
                                                         --------------                --------------              --------------
Net cash inflow from operating activities                                   680,297                     1,096,095        126,057

Returns on investments and servicing of finance
Interest received                                              -                               -                              73
Interest paid                                                 (71,565)                      (115,306)                    (22,362)
                                                         --------------                --------------              --------------
Net cash outflow for returns on investments and
servicing of finance                                                        (71,565)                     (115,306)       (22,289)

Taxation                                                                      2,500                         4,028          -

Capital expenditure and financial investment
Payments to acquire intangible assets                         (69,600)                      (112,140)                    (50,436)
Payments to acquire tangible assets                           (72,251)                      (116,411)                   (150,234)
Payments to acquire investments                               (41,677)                       (67,150)                   (136,127)
Receipts from sales of tangible assets                         25,599                         41,245                      66,510
                                                         --------------                --------------                ------------
Net cashflow for capital expenditure                                       (157,929)                     (254,456)      (270,287)
                                                                          ---------                     ---------    -----------
Net cashflow before management of liquid resources
  and financing                                                             453,303                       730,361       (166,519)

Financing
Issue of share capital                                              -                              -                     116,002
Issue of loan capital                                               -                              -                      50,436
Issue of loan stock                                                 -                              -                      10,087
Bank loan repayments                                                -                              -                     (25,432)
Capital element of finance leases                             (10,799)                       (17,399)                    (11,648)
                                                                                                                   --------------
Net cashflow from financing                              ______________     (10,799)    ______________    (17,399)       139,445

Decrease in cash in the year                                                442,504                       712,962        (27,074)

                            VIRTUAL PRESENCE LIMITED

                              NOTES TO THE ACCOUNTS

                  FOR THE YEARS ENDED 31ST MARCH 1999 AND 1998

1.       ACCOUNTING POLICIES

         The principal accounting policies which are adopted in the preparation of the company's accounts are as follows:-

         Accounting Convention

         The accompanying financial statements have been prepared in accordance with United Kingdom generally accepted accounting principles which do not differ in any significant aspect from United States generally accepted accounting policies.

         Turnover

         Turnover consists of amounts receivable for work carried out during the year, less credit notes on completed contracts, net of trade discounts and value added tax. No deferrals of maintenance contracts have been made in these accounts since it is viewed by the directors that no future material expenditure will be incurred.

         Depreciation

         Depreciation has been provided at the following rates, in order to write off the assets over their estimated useful lives:-

         Land and Buildings Leasehold       -        50% straight line
         Plant and Machinery                -        25% straight line
         Fixtures and Fittings              -        15% straight line
                                            -        15% - 20% Reducing Balance
         Motor Vehicles                     -        25% straight line

         Stocks

         Stock has been valued at the lower of cost and net realisable value.

         Deferred Taxation

         Provision is made at the current corporation tax rate for deferred taxation, calculated by the liability method, on all timing differences, to the extent that it is probable that the tax will become payable.

         Leasing and Hire Purchase Commitments

         Assets held under finance leases and hire purchase contracts are capitalised in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the profit and loss account over the year of the contract.

         Foreign Currency

         Foreign currency transactions were translated into sterling in the original UK accounts at the exchange rate in operation on the date on which the transaction occurred.


         Development Expenditure

         Development costs have been capitalised in accordance with SSAP 13.

         Cashflow
         The cashflow statement has been prepared in accordance with IAS 7.

                            VIRTUAL PRESENCE LIMITED

                              NOTES TO THE ACCOUNTS

                  FOR THE YEARS ENDED 31ST MARCH 1999 AND 1998

2.       INTANGIBLE ASSETS
                                                           Development
                                                              Costs
                                                         (pound sterling)

         COST
        At beginning of year                                   100,000
        Capitalised during year - additions                     69,600
                                                        --------------
         At end of year                                        169,600
                                                        --------------
         AMORTISATION
         At beginning of year                                   10,000
         Amortisation for year                                  20,920
                                                        --------------
         At end of year                                         30,920
                                                        ==============
         NET BOOK VALUE
         At 31.3.99                                            138,680
                                                        ==============
         At 31.3.98                                             90,000
                                                        ==============

3.       TANGIBLE ASSETS
                                                Land and          Other Tangible
                                               Buildings           Fixed assets           Total
                                           (pound sterling)      (pound sterling)    (pound sterling)
         COST
         At beginning of year                     24,105             338,627             362,732
         Transferred from group
         Company                                                     245,651             245,651
         Additions                                 9,922              82,324              92,246
         Disposals                                                   (16,022)            (16,022)
                                            ---------------------------------------------------------
         At end of year                           34,027             650,580             684,607
                                            =========================================================

         DEPRECIATION
         At beginning of year                      7,202             139,481             146,683
         Charge for year                           7,202             108,429             115,631
         Adjustment on disposal                                         (983)               (983)
                                            ---------------------------------------------------------
         At end of year                           14,404             246,927             261,331
                                            =========================================================

         NET BOOK VALUE
         At 31.3.99                               19,623             403,653             423,276
                                            =========================================================

         At 31.3.98                               16,903             199,146             216,049
                                            =========================================================

                            VIRTUAL PRESENCE LIMITED

                              NOTES TO THE ACCOUNTS

                  FOR THE YEARS ENDED 31ST MARCH 1999 AND 1998


3.       TANGIBLE ASSETS (CONTINUED).

         The net book value of fixed assets includes an amount of (pound)81,701 (1998 - (pound)71,826) in respect of assets held under hire purchase contracts. The depreciation charge in respect of such assets amounted to (pound)29,870 (1998 - (pound)47,796) for the year.



4.       FIXED ASSETS INVESTMENT
                                            $            Shares in
                                                         subsidiary
                                                         undertakings
                                                       (pound sterling)
         COST
         At beginning of year                                157,246
         Additions                                            41,677

                                                       -------------------
         At end of year                                      198,923
                                                       ===================

         PROVISION FOR DIMINUTION IN
         VALUE
         At beginning of year                             -
         Charge for year                                     157,246

                                                       -------------------
         At end of year                                      157,246
                                                       ===================

         NET BOOK VALUE
         At 31.3.99                                           41,677
                                                       ====================

                            VIRTUAL PRESENCE LIMITED

                              NOTES TO THE ACCOUNTS

                  FOR THE YEARS ENDED 31ST MARCH 1999 AND 1998



5.       STOCKS
                                                                                          1999             1998
                                                                                          ----             ----
                                                                                    (pound sterling)  (pound sterling)

         Finished goods                                                                    24,006           13,202
                                                                                          =======          =======
6.       DEBTORS
                                                                                          1999             1998
                                                                                          ----             ----
                                                                                    (pound sterling)  (pound sterling)
         Trade debtors                                                                    332,910          296,445
         Amount due from subsidiary undertaking                                             3,863            5,188
         Other debtors                                                                      1,733            1,726
         Prepayment and accrual income                                                     63,452           53,081
                                                                                          -------          -------
                                                                                          401,958          356,440
                                                                                          =======          =======


7.       CREDITORS (amounts falling due within one year)
                                                                                          1999             1998
                                                                                          ----             ----
                                                                                    (pound sterling)  (pound sterling)

         Bank loans and overdrafts                                                         29,383           41,879
         Net obligations under finance lease and hire purchase agreements                  13,687            9,055
         Trade creditors                                                                  264,717          186,799
         Taxation and social security                                                      69,565           44,901
         Payments received on account                                                     122,896           54,936
         Other creditors                                                                  492,674           81,841
                                                                                          -------          -------

                                                                                          992,922          419,411
                                                                                          =======          =======


8.       CREDITORS (amounts falling due after more than one year)                         1999             1998
                                                                                          ----             ----
                                                                                    (pound sterling)  (pound sterling)

         Bank loans                                                                        10,881           38,861
         Net obligations under finance leases and hire purchase consultants                30,736           26,072
         Other Creditors                                                                        -           10,000
                                                                                           41,617           74,933
                                                                                          =======          =======

                            VIRTUAL PRESENCE LIMITED

                              NOTES TO THE ACCOUNTS

                  FOR THE YEARS ENDED 31ST MARCH 1999 AND 1998


9.       CALLED UP SHARE CAPITAL

                                                                           Authorised               Allotted and fully paid
                                                                           ----------               -----------------------
                                                                   1999             1998              1999             1998
                                                                   ----             ----              ----             ----

         Ordinary shares of(pound sterling)1 each                95,000           95,000            95,000           95,000
         Cumulative convertible participating preferred
           ordinary shares of (pound sterling)1 each             77,727           77,727            77,727           77,727
         Preference shares of(pound sterling)1 each             132,000          132,000           132,000          132,000
                                                            --------------   -------------     -------------    -------------
                                                                304,727          304,727           304,727          304,727
                                                            ==============   =============     =============    =============


10.      EMPLOYEES

         There were no employees during the year apart from directors.

                                                                                                      1999             1998
                                                                                                      ----             ----
         The costs were:
                                                                                                (pound sterling) (pound sterling)
         Salaries                                                                                     474,782          303,255
         Social security costs                                                                         55,172           38,007
                                                                                                      -------          -------
                                                                                                      529,954          341,262
                                                                                                      =======          =======

11.      RECONCILIATION OF MOVEMENTS ON SHAREHOLDERS' FUNDS
                                                                                                      1999              1998
                                                                                                      ----              ----
                                                                                                (pound sterling) (pound sterling)

         (Loss)/Profit for the financial year                                                        (350,595)          80,291
         Opening shareholders' funds                                                                  353,718          273,427
                                                                                                      -------          -------
         Closing shareholders' funds                                                                    3,123          353,718
                                                                                                      =======          =======

12.      DIRECTORS' EMOLUMENTS
                                                                                                       1999            1998
                                                                                                       ----            ----
                                                                                                (pound sterling) (pound sterling)

         Emoluments for qualifying services                                                           141,000          117,557
                                                                                                      =======          =======

PRO FORMA FINANCIAL INFORMATION

     Introduction

     On November 16, 1999, MUSE Technologies, Inc., a Delaware corporation (the "Registrant"), acquired all the issued and outstanding capital stock and preference shares of Virtual Presence, Ltd., a company organized under the laws of England, from the shareholders of Virtual Presence in exchange for $600,000 cash payable over a nine month period and 430,839 shares of the Company's common stock, subject to certain restrictions. Of such shares, 205,522 are subject to adjustment in the event that the price of the common stock over the twenty trading days prior to November 15, 2000 is less than US $4.41 per share.

     The accompanying unaudited pro forma consolidated balance sheet is presented to illustrate the effect of the Transaction on the financial statements, and assumes the Transaction was completed on October 1, 1998.

     The unaudited pro forma financial statements are included for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the Transaction taken place as of the date or for the periods presented. These unaudited pro forma financial statements and the accompanying notes may not be indicative of future financial position. The unaudited pro forma information should be read in conjunction with the historical financial statements of Virtual Presence, Ltd., a company organized under the laws of England, and the Registrant presented herein. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

                            MUSE Technologies, Inc.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            As of September 30, 1999

                                                                         (Unaudited)
                                                           MUSE              VPL
                                                       September 30     September 30        Pro Forma            Pro Forma
                                                           1999             1999           Adjustments        Balance Sheet
                                                     -----------------------------------  -------------------------------------
                          ASSETS
CURRENT ASSETS:
      Cash and equivalents                                $12,064,734            $9,662        (402,588) (A)       $11,671,808
      Accounts receivable, net                                667,593           732,440                              1,400,033
      Notes receivable - related parties                    1,145,922                --                              1,145,922
      Inventories                                                  --            52,126                                 52,126
      Other current assets                                    117,870           125,611                                243,481
                                                     -----------------------------------  -------------------------------------
      Total current assets                                 13,593,531           919,839        (402,588)            14,513,370

      Intangible assets                                            --           333,967                                333,967
      Property, plant and equipment                         1,162,797           732,218                              1,895,015
      Notes receivable - related parties                      284,955                --                                284,955
      Other assets                                             81,574            68,592                                150,166
      Goodwill                                                                                2,351,313  (A)         2,351,313
                                                     -----------------------------------  ---------------     -----------------
      Total assets                                        $15,525,445        $2,054,617      $1,948,725            $19,528,786
                                                     ===================================  ===============     =================

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

      Trade accounts payable                                  $23,165          $817,684                               $840,849
      Accrued liabilities                                     922,751         1,437,410           300,000 (A)        2,660,161
      Capital lease - current portion                          16,478            22,526                                 39,004
      Bank loans                                                   --            40,028                                 40,028
                                                     -----------------------------------    -------------     -----------------
      Total current liabilities                               962,394         2,317,648           300,000            3,580,042

LONG-TERM LIABILITIES:
      Capital lease - less current portion                     49,150            39,321                                 88,471
                                                     -----------------------------------                      -----------------

      Total Liabilities                                     1,011,544         2,356,970                              3,668,514

STOCKHOLDERS' EQUITY:
      Common stock                                            154,997           501,520        (501,520) (A)           161,460
                                                                                                  6,463  (A)
      Additional paid-in capital                           24,949,529                --       1,339,909  (A)        24,949,519
      Share premium account                                        --             9,890          (9,890) (A)                --
      Stock subscription receivable                          (87,500)                --                                (87,500)
      Treasury stock                                        (776,315)                --                               (776,315)
      Accumulated deficit                                 (8,386,901)         (813,763)         813,763  (A)        (8,386,901)
                                                     -----------------------------------  ---------------     -----------------
      Total stockholders' equity                          14,513,901          (302,353)        (513,787)            15,860,273
                                                     -----------------------------------  ---------------     -----------------
                                                         $15,525,445        $2,054,617       $1,948,725            $19,528,786
                                                     ===================================  ===============     =================

        The accompanying notes are an integral part of these statements.


                                      F-40

                             MUSE Technologies, Inc.
                   Pro Forma Condensed Statement of Operation
                      For the Year ended September 30, 1999
                                   (Unaudited)

                                                       MUSE           VPL                                    Pro Forma
                                                    September 30   September 30            Pro Forma            Statement of
                                                       1999           1999               Adjustments            Operations
                                                    -----------------------------      -----------------     -----------------
Sales:
        Total sales                                  $1,723,267       $3,859,506                                   $5,582,773

Cost of Sales:
        Total cost of sales                                  --        1,954,166                                    1,954,166
                                                    -----------------------------                            -----------------

Gross margin                                          1,723,267        1,905,340                                    3,628,607

Selling, general and administrative                   4,180,717        1,947,562                                    6,128,279
Research and development                              2,302,885               --                                    2,302,885
Depreciation                                            487,360          193,590                                      680,950
Amortization of goodwill                                     --               --                109,655 (B)           109,655
                                                    -----------------------------      -----------------     -----------------
        Total operating expenses                      6,970,962        2,141,152                109,655             9,221,769
                                                    -----------------------------      -----------------     -----------------

Operating income                                    (5,247,695)        (235,812)              (109,655)           (5,593,162)

Other income (expense):
        Costs in excess of value of repurchased
          stock                                       (563,636)               --                                    (563,636)
        Interest income                                 729,061               --                                      729,061
        Interest expense                               (30,678)        (115,081)                                    (145,759)
        Other, net                                           --            4,386                                        4,386
                                                    -----------------------------      -----------------     -----------------
        Total other (expenses) income                   134,747         (110,695)                    --                24,052

                                                    -----------------------------      -----------------     -----------------
Net Income (Loss)                                   ($5,112,948)      ($346,507)             ($109,655)          ($5,569,110)
                                                    =============================      =================     =================

Net income per common and common Equivalent shares:
        Basic                                           ($0.51)                                                       ($0.53)
                                                    ============                                             =================

        Diluted                                         ($0.51)                                                       ($0.53)
                                                    ============                                             =================

Weighted average common and common Equivalent
shares used in computing per Share
amounts:
        Basic                                        10,048,842                                 430,839            10,479,681
                                                    ============                       =================     =================

        Diluted                                      10,048,842                                 430,839            10,479,681
                                                    ============                       =================     =================


        The accompanying notes are an integral part of these statements.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

1.       Pro Forma Balance Sheet Adjustments

                  A. Recording the acquisition of Virtual Presence and consolidation with MUSE Technologies, Inc.

2.       Pro Forma Statement of Operations Adjustments

                  B.       Recording of amortization expenses

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Advanced Visual Systems Inc.:

We have audited the accompanying consolidated balance sheets of Advanced Visual Systems Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Visual Systems Inc. And subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                      /s/ Arthur Andersen
                                         ---------------------------
                                          Arthur Andersen



Boston, Massachusetts
March 17, 2000

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES
             CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1999 AND 1998

                                     ASSETS                                    1999              1998
        CURRENT ASSETS:
           Cash and cash equivalents                                     $       826,920    $     2,027,789
           Short-term investments                                                      -            120,886
           Accounts receivable, less allowance for doubtful accounts
             of $156,452 and $330,000 in 1999 and 1998, respectively           3,583,150          2,521,640
           Inventories                                                             8,104             41,101
           Other current assets                                                  234,745            173,161
                                                                         ---------------    ---------------

                 Total current assets                                          4,652,919          4,884,577
                                                                         ---------------    ---------------
        PROPERTY AND EQUIPMENT, AT COST:
           Computer equipment and software                                     3,372,350          3,353,480
           Office equipment                                                      723,933            733,647
           Leasehold improvements                                                250,778            241,697
                                                                         ---------------    ---------------

                                                                               4,347,061          4,328,824

           Less--Accumulated depreciation and amortization                      3,706,115          3,166,197
                                                                          ---------------    ---------------

                                                                                 640,946          1,162,627
                                                                         ---------------    ---------------

        OTHER ASSETS                                                             118,041            111,167
                                                                         ---------------    ---------------
                                                                         $     5,411,906    $     6,158,371
                                                                         ===============    ===============

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
        CURRENT LIABILITIES:
           Current portion of long-term debt                             $     1,008,488    $       275,316
           Accounts payable                                                      850,063            841,640
           Accrued expenses                                                    2,677,550          3,629,128
           Deferred revenues                                                   2,038,492          2,502,137
                                                                         ---------------    ---------------
                Total current liabilities                                      6,574,593          7,248,221
                                                                         ---------------    ---------------

        LONG-TERM DEBT, NET OF CURRENT PORTION                                   105,100            252,376
                                                                         ---------------    ---------------

        CONVERTIBLE NOTE PAYABLE TO KUBOTA                                     2,000,000          2,000,000
                                                                         ---------------    ---------------
        COMMITMENTS (Note 8)
        STOCKHOLDERS' DEFICIT:
           Convertible preferred stock, $0.10 par value-
             Authorized--5,000,000 shares
               Series A, designated 190,000 shares-
                 Issued and outstanding--187,266 shares in 1999 and
                   1998 (liquidation preference of $4,500,002)                    18,727             18,727
               Series B, designated 1,775,000 shares-
                 Issued and outstanding--1,641,765 shares in 1999 and
                   1998 (liquidation preference of $164,176)                     164,176            164,176
           Common stock, $0.01 par value-
             Authorized--12,000,000 shares
             Issued and outstanding--3,640,862 shares in 1999 and 1998            36,409             36,409
           Paid-in capital                                                     3,973,950          3,973,950
           Retained deficit                                                   (7,402,082)        (7,486,089)
           Cumulative translation adjustment                                     (58,967)           (49,399)
                                                                         ---------------    ---------------

                 Total stockholders' deficit                                  (3,267,787)        (3,342,226)
                                                                         ---------------    ---------------

                                                                         $     5,411,906    $     6,158,371
                                                                         ===============    ===============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999


                                                                          1999             1998              1997

REVENUES:
   Software licenses                                                $    6,760,846    $    6,213,980   $    8,824,927
   Support and other                                                     5,532,896         6,251,971        7,040,427
   Professional services                                                 1,481,522         2,930,352        2,709,525
                                                                    --------------    --------------   --------------

                                                                        13,775,264        15,396,303       18,574,879
                                                                    --------------    --------------   --------------

COSTS AND EXPENSES:
   Cost of software licenses                                               148,387           425,750        1,319,694
   Cost of support and other                                               629,679         1,116,050        1,365,118
   Cost of professional services                                         1,640,397         3,533,128        1,813,783
   Sales and marketing                                                   5,937,575         8,249,075        9,011,356
   Product development                                                   3,078,755         4,439,292        4,029,321
   General and administrative                                            1,673,485         2,098,215        1,771,214
   Restructuring                                                                 -         1,423,410                -
                                                                    --------------    --------------   --------------

                                                                        13,108,278        21,284,920       19,310,486
                                                                    --------------    --------------   --------------

         Income (loss) from operations                                     666,986        (5,888,617)        (735,607)

INTEREST INCOME, NET                                                        82,307           179,867          223,923

OTHER EXPENSE, NET                                                        (507,122)         (204,067)         (39,359)
                                                                    --------------    --------------   --------------

         Net income (loss) before provision for income taxes               242,171        (5,912,817)        (551,043)

PROVISION FOR INCOME TAXES                                                 158,164           249,121          268,320
                                                                    --------------    --------------   --------------

         Net income (loss)                                          $       84,007    $   (6,161,938)  $     (819,363)
                                                                    ==============    ==============   ==============
BASIC NET INCOME (LOSS) PER SHARE                                   $        0.02     $       (1.73)   $       (0.21)
                                                                    =============     ==============   ==============
DILUTED NET INCOME (LOSS) PER SHARE                                 $        0.02     $       (1.73)   $       (0.21)
                                                                    =============     ==============   ==============
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                                3,640,862         3,572,008        3,882,033
                                                                    ==============    ==============   ==============
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                              5,510,723         3,572,008        3,882,033
                                                                    ==============    ==============   ==============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999

                                 CONVERTIBLE PREFERRED STOCK                     COMMON STOCK
                        ----------------------------------------------   ---------------------------
                              SERIES A                SERIES B
                        ----------------------    --------------------
                        NUMBER OF    $0.10 PAR    NUMBER OF   $0.10 PAR      NUMBER OF    $0.01 PAR
                         SHARES        VALUE       SHARES       VALUE          SHARES        VALUE
                        ----------   -----------  ---------   ---------      ----------   ----------
BALANCE, DECEMBER 31,      187,266     $18,727    1,774,792    $177,479       4,176,052     $41,761
1996

Sale of common stock             -           -            -           -         417,575       4,176
Repurchase and
   retirement of                 -           -     (133,027)    (13,303)              -           -
   preferred stock
Repurchase and
   retirement of                 -           -            -           -      (1,035,393)    (10,354)
   common stock
Cumulative translation           -           -            -           -               -           -
   adjustment
Net loss                         -           -            -           -               -           -
Total comprehensive              -           -            -           -               -           -
   loss

BALANCE, DECEMBER 31,      187,266      18,727    1,641,765     164,176       3,558,234      35,583
   1997
Sale of common stock             -           -            -           -          82,628         826
Cumulative translation           -           -            -           -               -           -
   adjustment
Net loss                         -           -            -           -               -           -
Total comprehensive              -           -            -           -               -           -
   loss

BALANCE, DECEMBER 31,      187,266      18,727    1,641,765     164,176       3,640,862      36,409
   1998
Cumulative translation           -           -            -           -               -           -
   adjustment
Net income                       -           -            -           -               -           -
Total comprehensive              -           -            -           -               -           -
   income
BALANCE, DECEMBER 31,
      1999                 187,266     $18,727    1,641,765    $164,176       3,640,862     $36,409
                           =======     =======    =========    ========       =========     =======
                        RETAINED        CUMULATIVE         TOTAL
   PAID-IN CAPITAL      EARNINGS        TRANSLATION     STOCKHOLDERS'      COMPREHENSIVE
                       (DEFICIT)        ADJUSTMENT    EQUITY (DEFICIT)     INCOME (LOSS)
   ---------------     ----------       -----------   ----------------     -------------
      $4,666,211        $(504,788)        $56,798        $4,456,188
                                                                             $     -

         382,230                -               -           386,406                -

        (126,375)               -               -          (139,678)               -


      (1,025,039)               -               -        (1,035,393)                -

               -                -        (144,550)         (144,550)           (144,550)

               -         (819,363)              -          (819,363)           (819,363)
                                                                              ---------
               -                -               -                 -          $ (963,913)
                                                                             =========

       3,897,027       (1,324,151)        (87,752)        2,703,610
                                                                             $     -
          76,923                -               -            77,749               -
               -                -          38,353            38,353              38,353

               -       (6,161,938)              -        (6,161,938)         (6,161,938)
                                                                            -----------
               -                -               -                 -         $(6,123,585)
                                                                            ===========

       3,973,950       (7,486,089)        (49,399)       (3,342,226)        $      -
               -                -          (9,568)           (9,568)             (9,568)

               -           84,007               -            84,007              84,007
                                                                           ------------
               -                -               -                 -        $     74,439
                                                                           ============
      $3,973,950      $(7,402,082)       $(58,967)      $(3,267,787)
      ==========      ===========        ========       ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999

                                                                         1999          1998            1997
                                                                    -----------    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                $    84,007    $(6,161,938)    $ (819,363)
   Adjustments to reconcile net loss to net cash used in
     Depreciation and amortization                                      618,120        470,315      1,022,414
     Changes in assets and liabilities-
       Accounts receivable, net                                      (1,061,510)     1,789,907       (450,889)
       Inventories                                                       32,997          5,886         35,895
       Other current assets                                             (61,584)       135,370         14,572
       Accounts payable and accrued expenses                           (925,475)       (83,045)       549,600
       Accrued royalty obligations                                      (17,680)       (93,930)        25,886
       Deferred revenues                                               (463,645)      (551,055)      (636,437)
                                                                    -----------    -----------    -----------

              Net cash used in operating activities                  (1,794,770)    (4,488,490)      (258,322)
                                                                    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                 (117,634)      (303,968)    (1,074,747)
   Decrease/(increase) in short-term investments, net                   120,886      4,901,443     (5,022,329)
   Increase in other assets                                              (6,874)       (10,383)          --
                                                                    -----------    -----------    -----------

              Net cash (used in) provided by investing activities        (3,622)     4,587,092     (6,097,076)
                                                                    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from debt                                                 1,210,145        527,692        983,954
   Payments on debt                                                    (624,249)      (983,954)          --
   Proceeds from issuance of convertible note payable to Kubota            --             --        2,000,000
   Sale of common stock                                                    --           77,749        386,406
   Repurchase and retirement of common stock                               --             --       (1,035,393)
   Repurchase and retirement of preferred stock                            --             --         (139,678)
                                                                    -----------    -----------    -----------

              Net cash provided by (used in) financing activities       585,896       (378,513)     2,195,289
                                                                    -----------    -----------    -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                  11,627         38,353       (144,550)
                                                                    -----------    -----------    -----------

DECREASE IN CASH AND CASH EQUIVALENTS                                (1,200,869)      (241,558)    (4,304,659)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          2,027,789      2,269,347      6,574,006
                                                                    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $   826,920    $ 2,027,789    $ 2,269,347
                                                                    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for-
     Interest                                                       $   287,155    $    93,533    $     2,500
                                                                    ===========    ===========    ===========
     Income taxes                                                   $   234,356    $   182,544    $   111,650
                                                                    ===========    ===========    ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



(1)      ORGANIZATION

          Advanced Visual Systems Inc. (the Company) develops and delivers visual information solutions. The Company's products are sold through a direct sales force in North America and Europe and through such indirect channels as distributor networks and independent software vendors. Kubota Corporation (Kubota), which owns 151,476 shares of the Company's common stock, 187,266 shares of the Series A convertible preferred stock and 1,024,383 shares of the Series B convertible preferred stock, has distribution rights in Japan. In 1997, the Company issued a $2,000,000 convertible promissory note payable to Kubota (see Note 4(b)).

          Principal risks to the Company include the ability to obtain adequate financing to fund future operations, dependence on key individuals, competition from substitute products and larger companies and the need for successful development and marketing of products to obtain profitable operations. On December 31, 1999, the Company had a working capital deficit of approximately $2,000,000 and will need to extend the bank line of credit that expires in June, 2000 or obtain additional adequate financing, if available, to fund future operations.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          (a)     Principles of Consolidation

                  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

         (b)      Revenue Recognition

                  The Company recognizes software license revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, Software Revenue Recognition. Revenue from software licensing is recognized upon shipment of the software provided that the fee is fixed or determinable and that collectibility of the revenue is probable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period, unless some additional performance target is mandated, in which case revenue is recognized upon satisfaction of that target, as defined in the applicable software license agreement.

                  The Company also offers support contracts and consulting and training services. Support revenues are recognized ratably over the term of the related contracts. Consulting and training revenues are recognized in the period the services are performed. If the Company estimates a loss relating to a contract or project, the loss is recorded immediately. Amounts received in advance for support contracts are recorded as deferred revenues in the accompanying consolidated balance sheets.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                  (Continued)

         (c)      Cash Equivalents and Short-Term Investments

                  Cash equivalents include highly liquid investments purchased with maturities of less than 90 days. As of December 31, 1999, cash equivalents consist primarily of investments secured by U.S. government obligations and deposits in money market funds. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company considers its investments as held to maturity and, accordingly, carries its investments at amortized cost. Short-term investments have maturities greater than 90 days but less than a year and consist primarily of Treasury securities.

         (d)      Inventories

                  Inventories are stated at the lower of cost (first-in, first-out) or market.

         (e)      Property and Equipment

                  The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation using the straight-line method over the estimated useful lives of the related assets, which are between two and five years. Leasehold improvements are amortized in accordance with the lesser of their estimated useful lives or the remaining term of the facility lease.

         (f)      Management Estimates and Financial Instruments

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimated fair value of the Company's financial instruments, which include cash and cash equivalents, accounts receivable and accounts payable, approximates their reported amounts.

       (g)        Research and Development Costs

                  The Company has historically capitalized computer software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Capitalization of computer software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability require considerable judgment by management with respect to certain external factors, including anticipated future revenues, estimated economic life and changes in software and hardware technology. The Company has historically amortized computer software development costs over the lesser of their expected product lives or three years.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

                  In 1997, the Company determined that it could not substantiate the future realization of its capitalized software development costs and purchased computer software. Therefore, the Company charged approximately $405,000 to cost of software licenses in 1997, which represents the net book value of the previously capitalized software development costs and purchased software.

         (h)      Income Taxes

                  Income taxes are provided in accordance with SFAS No. 109, Accounting for Income Taxes. The Company recognizes a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences and carryforwards to the extent that they are realizable (see Note 6).

         (i)      Comprehensive Income

                  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company's comprehensive income (loss) for the years ended December 31, 1999, 1998 and 1997 are $74,439, $(6,123,585) and $(963,913),
                  respectively. The primary difference between net income (loss) and comprehensive income (loss) is the Company's cumulative translation adjustment.

         (j)      Concentrations of Credit Risk

                  Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains the majority of its cash balances with financial institutions. Concentrations of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited.

                  One customer accounted for 17% of total revenue for the year ended December 31, 1999. No customers accounted for greater than 10% of total revenues for the years ended December 31, 1997 and 1998. In addition, no customers accounted for greater than 10% of the total accounts receivable balance as of December 31, 1999 and 1998.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

         (k)      Net Income (Loss) per Share

                  Basic net income (loss) per common share was computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income per common share was computed by dividing net income
                  (loss) by weighted average number of common shares outstanding during the year, assuming dilution. Common stock equivalents consist of common stock issuable on the exercise of outstanding options and conversion of redeemable convertible preferred stock.

                  Calculations of basic and diluted weighted average per common shares and potential common share are as follows:

                                       Year Ended December 31,
                               -----------------------------------------
                                  1999          1998           1997
                              -----------   ------------   ------------
Net income (loss)             $    84,007   $(6,161,938)   $  (819,363)
                              ===========   ============   ============

Weighted average
number of common
shares outstanding              3,640,862     3,572,008      3,882,033

Potential common
shares pursuant to
convertible preferred stock     1,829,031          --             --

Potential common
shares pursuant to
stock options and warrants         40,830          --             --
                              -----------   ------------   ------------

Diluted weighted
average shares                  5,510,723     3,572,008      3,882,033
                              ===========   ============   ============

Basic net income (loss)
per share                     $      0.02    $    (1.73)    $    (0.21)
                              ===========   ============   ============

Diluted net income
(loss) per share              $      0.02    $    (1.73)    $    (0.21)
                              ===========   ============   ============

                  For the years ended December 31, 1998 and 1997, diluted net loss per common share is the same as basic net loss per common share, since the effects of the Company's potentially dilutive securities are antidilutive. Antidilutive securities, which consist of options to purchase common stock, warrants, and potential common shares pursuant to redeemable convertible preferred stock that are not included in diluted net loss per share were 4,391,681 and 4,669,081 as of December 31, 1998 and 1997, respectively.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

         (l)      Stock-Based Compensation for Employees

                  The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 defines a fair-value-based method of accounting for employee stock options and other stock-based compensation. Compensation expense related to employee stock-based compensation arising from this method of accounting can be reflected in the financial statements or, alternatively, the pro forma net income (loss) and income (loss) per share effect of the fair-value-based accounting can be disclosed in the financial footnotes. The Company has adopted the disclosure-only alternative (see Note 5(c)).

         (m)      New Accounting Standards

                  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.


(3)      ACCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                                  DECEMBER 31
                                          -------------------------
                                             1999            1998
                                          ----------     ----------
      Payroll and fringe benefits         $  823,527     $  976,865
      Accrued reorganization                 230,894        878,487
      Accrued other                        1,623,129      1,773,776
                                          ----------     ----------
                                          $2,677,550     $3,629,128
                                          ==========     ==========

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)


(4)      LONG-TERM DEBT

         Long-term debt consists of the following:


Revolving line of credit for borrowings
up to $1,000,000 that bears interest at
a rate of prime (7.75% at
December 31, 1998) plus 1.75%                 $        -       $  527,692

Revolving line of credit for borrowings
up to $1,000,000 that bears interest at
a rate of prime (8.50% at
December 31, 1999) plus 1.50%                    879,743            -

Equipment lease that bears interest at
16.96% per annum and matures on
November 13, 2001                                233,845            -

Convertible promissory note payable for
$2,000,000 to Kubota Corporation that bears
interest at 5% and matures in
December, 2001                                 2,000,000        2,000,000
                                              ----------       ----------
Less-Current portion
                                               3,113,588        2,527,692
                                               1,008,488          275,316
                                              ----------       ----------
                                              $2,105,100       $2,252,376
                                              ==========       ==========

         (a)      Lines of Credit

                  In August 1999, the Company modified an existing loan agreement with a bank. The new agreement is for a $1,000,000 revolving line of credit. Advances under the revolving line of credit are based on the Company's qualified accounts receivable as defined and is limited by the outstanding balance under its equipment line of credit. The line is secured by all corporate assets and is due in June 2000. The Company must meet certain financial covenants, as defined, under this line of credit.

                  In addition to the revolving line of credit, the Company entered into a stand-by accounts receivable purchase agreement whereby the Company can sell to the bank $1,000,000 of additional qualified receivables. As of December 31, 1999, there were no advances under this agreement.

                  In connection with the line of credit amendment, the Company issued warrants to purchase 10,000 shares of the Company's common stock to the bank at a price of $0.01 per share. The Company computed the value of these warrants using the Black-Scholes option pricing model, noting the charge to be immaterial to the consolidated financial statements.

         (b)      Convertible Note Payable to Kubota

                  On December 26, 1997, the Company entered into a convertible subordinated promissory note agreement with Kubota Corporation, a related party (see Note 1). In exchange for a $2,000,000 payment, Kubota received a convertible subordinated promissory note (the Note) due December 2001. The Note, which is subordinated to all the Company's senior

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                    (Continued)

                  indebtedness, bears interest at the rate of 5% per year, payable January 1, 1999; thereafter, it is payable quarterly in arrears. After February 1, 1999, Kubota has the right to convert the Note into fully paid shares of the Company's common stock, at a conversion price of $3 per share based on a formula relating to the Company's revenues for the year ended December 31, 1998. Kubota has not exercised its right to convert. The Note will automatically be converted into shares of common stock immediately before the Company is consolidated or merged into any other corporation in which the Company is not the continuing entity, a sale of substantially all the assets of the Company, or the closing of a public offering of at least $5,000,000.

         (c)      Leasing Agreement

                  On May 6, 1999, the Company entered into an agreement with a leasing company to provide financing of certain equipment. The Company may finance up to $500,000 under this agreement, of which $233,845 is outstanding as of December 31, 1999. The amounts outstanding under this financing agreement are subordinate to any bank debt (see Note 3(a)). The term of this agreement is three years and borrowings bear interest at 16.96% per year.

         (d) Maturities of long-term debt are approximately as follows as of December 31, 1999:

                YEARS ENDING
                 DECEMBER 31                         AMOUNT
                -------------                      ----------
                     2000                          $1,008,000
                     2001                           2,105,000
                                                   ----------
                                                   $3,113,000
                                                   ==========


(5)      STOCKHOLDERS' EQUITY

         (a)      Convertible Preferred Stock

                  In general, holders of convertible preferred shares have voting rights equal to the number of shares of common stock into which their preferred shares are convertible and vote in a single class with the holders of common stock. Convertible preferred shares are convertible into common shares at any time based on the conversion ratios defined in the Company's certificate of incorporation. As of December 31, 1999, the outstanding preferred shares were convertible at a ratio of one to one. Pursuant to the Company's certificate of incorporation, the conversion ratios are subject to adjustment upon the declaration of a stock dividend payable in shares of common stock or by a subdivision of common stock, a combination of the outstanding shares of common stock or any capital reorganization or reclassification of the stock of the Company.

                  In the event of liquidation, the holders of the Series A convertible preferred shares (Series A) have a liquidation preference equal to $24.03 per share plus any declared and

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

                  unpaid dividends. This preference entitles the holders to its liquidation preference in full, prior to payments to the other holders of preferred shares. The Series B convertible preferred shares (Series B) have a liquidation preference equal to $0.10 per share plus any declared but unpaid dividends. Generally, upon liquidation and after the payment of the Series A and the Series B liquidation preferences, the holders of the preferred shares and common shares will receive all of the remaining assets of the Company on a pro rata basis.

                  Holders of convertible preferred shares participate with the holders of common shares in any dividends paid or set aside for payment. No dividends have been declared through December 31, 1999. In 1997, the Company repurchased 133,027 shares of Series B preferred stock for $139,678 and 1,035,393 shares of common stock for $1,035,393.

         (b)      Nonconvertible Preferred Stock

                  In January 1999, the Company designated 2,000,000 shares as Series C Preferred Stock. There are no shares of Series C Preferred Stock outstanding as of December 31,1999. The Series C Preferred Stock is not convertible and does not have a liquidation preference. Holders of Series C Preferred Stock participate with the holders of common shares in voting and dividend rights.

         (c)      Stock Plans

                  The Company accounts for its stock-based compensation plans under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and has adopted for fiscal years beginning after December 15, 1995 the disclosure-only alternative under SFAS No. 123, Accounting for Stock-Based Compensation, which requires disclosure of the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted, as well as certain other information.

                  The Company has adopted two stock plans that, in the aggregate, authorize the granting of up to 9,095,000 common shares and 2,000,000 Series C preferred shares in the form of stock options, purchase authorizations or bonuses. The Board of Directors may, from time to time, reallocate available shares among the two plans.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)


                1992 STOCK OPTION PLAN

                The AVS 1992 Stock Option Plan provides for the granting of options to purchase up to 6,100,000 common shares and 2,000,000 Series C preferred shares, as amended in March 1999. The options either qualify as incentive stock options under the Internal Revenue Code or are nonqualified stock options that are not intended to so qualify. Options under this plan may be granted to key employees, directors and other individual contributors. Options granted under this plan will be exercisable at such intervals as the Board of Directors determines at the time of grant. In any event, options granted under this plan will be exercisable no later than nine years from the date of grant (five years for incentive stock options held by any 10% stockholder). Options granted under this plan are subject to certain transfer restrictions and, under certain circumstances, repurchase by the Company at the exercise price. The exercise price will be determined by the Board of Directors at the time of grant. In general, the exercise price will not be less than 100% or 85% of the fair market value of common stock, as determined by the Board of Directors, on the date of grant for incentive stock options and nonqualified stock options, respectively, and not less than 110% of fair market value of common stock in the case of incentive stock options granted to 10% stockholders.

                The following table summarizes the AVS 1992 Stock Option Plan activity:

                                                                 WEIGHTED
                                   NUMBER OF                      AVERAGE
                                    SHARES     OPTION PRICE    EXERCISE PRICE
                                  ----------   ------------    --------------
Outstanding, December 31, 1996     2,574,850    $0.10-$2.10         $1.05
   Granted                         1,050,050           1.00          1.00
   Exercised                        (217,575)     0.40-1.70          0.85
   Canceled                         (567,275)     0.70-2.10          0.99
                                  ----------    -----------
Outstanding, December 31, 1997     2,840,050      0.10-2.10          1.01
   Granted                           299,400           1.00          1.00
   Exercised                         (19,605)     0.70-1.00          0.93
   Canceled                         (557,195)     0.70-1.00          0.78
                                  ----------    -----------
Outstanding, December 31, 1998     2,562,650      0.10-2.10          1.06
   Granted                         4,889,180            .20          0.20
   Canceled                       (1,341,200)     0.20-2.10          0.67
                                  ----------    -----------         -----
Outstanding, December 31, 1999     6,110,630    $0.10-$2.00         $0.43
                                  ==========    ===========         =====
Exercisable, December 31, 1999     1,946,557    $0.10-$2.00         $0.58
                                  ==========    ===========         =====


                The Company has computed the pro forma disclosures required under SFAS No. 123 for all stock options granted under the 1992 AVS Stock Option Plan during 1999, 1998 and 1997 using the Black-Scholes option pricing model prescribed by SFAS No. 123.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

                The assumptions used, weighted average information and the pro forma effect of applying SFAS No. 123 for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                     1999             1998              1997
                                  ---------        ----------       ----------
Risk-free interest rates          4.8%-6.38%       5.50%-5.74%      5.80%-6.95%
Expected dividend yield               -                 -                -
Expected lives                     7 years           7 years          7 years
Expected volatility                   -                 -                -
Weighted average grant-date
 fair value of options granted
 during the period, net of an
 estimated termination rate
 of 40%                             $0.13             $0.32            $0.38
Weighted average exercise price
 of options granted during the
 period, net of an estimated
 termination rate of 40%            $0.20             $1.00            $1.00
Weighted average remaining
 contractual life of options
 outstanding                     7.39 years         7.24 years       7.99 years
Weighted average exercise price
 of 1,946,557, 832,156, and
 806,518 options exercisable
 at December 31, 1999, 1998,
 and 1997, respectively             $0.58             $0.97            $0.99
Pro forma net loss                $(18,550)        $(6,326,516)     $(970,796)


              STOCK PURCHASE PLAN

              The AVS 1992 Stock Purchase Plan provides for purchase authorizations or bonuses of up to 2,995,000 common shares. Purchase authorizations or bonuses under this plan may be granted to key employees, directors and other individual contributors. Purchase authorizations granted under this plan will be exercisable no later than 60 days from the date of grant. Common stock purchased or bonused under this plan is subject to certain transfer restrictions and, under certain circumstances, repurchase by the Company at the purchase or bonus price. The purchase price will be determined by the Board of Directors at the time of grant. The purchase price will be no less than 85% of the fair market value of common stock, as determined by the Board of Directors, on the date of grant. At December 31, 1999, there are 2,202,620 vested shares outstanding under the plan.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

(6)      INCOME TAXES

          Net income (loss) before provision for income taxes for the three years ended December 31, 1999, 1998 and 1997 was as follows:

                                        1999          1998         1997
                                     ---------    -----------    ---------
Domestic                             $ 393,405    $(5,582,494)   $(781,416)
Foreign                               (151,234)      (330,323)     230,373
                                     ---------    -----------    ---------
   Total pretax income (loss)        $ 242,171    $(5,912,817)   $(551,043)
                                     =========    ===========    =========


          The provision for income taxes for the three years ended December 31, 1999, 1998 and 1997 consisted of the following:

                                            1999           1998         1997
                                           --------    -----------    ---------
Current tax expense-
  Federal                                  $      -    $         -    $       -
  State                                           -          5,000       10,000
  Foreign income                             65,329         69,983       65,343
  Foreign withholding                        92,835        174,138      192,977
                                           --------    -----------    ---------
                                            158,164        249,121      268,320
                                           --------    -----------    ---------
Deferred tax expense-
  Federal                                   102,957     (1,756,211)    (348,886)
  State                                       8,969       (526,110)     171,024
                                           --------    -----------    ---------
                                            111,926     (2,282,321)    (177,862)
                                           --------    -----------    ---------

Change in valuation reserve                (111,926)     2,282,321      177,862
                                           --------    -----------    ---------

                                           $158,164    $   249,121    $ 268,320
                                           ========    ===========    =========

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)



          The income tax provision is different from the amount that results from applying the federal statutory rate of 34% to pretax earnings as a result of the following:

                                                   1999           1998           1997
                                               -----------    -----------    -----------
Tax at federal statutory rate                  $    82,343    $(2,010,357)   $  (187,000)
Differences due to-
  State income taxes, net of federal benefit         5,920       (343,933)       119,000
  Foreign withholding taxes                         92,835        182,292        193,000
  Foreign taxes                                    116,744        174,138        (13,000)
  Other taxes provided                             (27,752)       (35,340)       (21,542)
  (Decrease)/increase in valuation reserve        (111,926)     2,282,321        177,862
                                               -----------    -----------    -----------

                                               $   158,164    $   249,121    $   268,320
                                               ===========    ===========    ===========


          The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                         1999            1998
                                    ------------    ------------
Net operating loss carryforwards    $ 44,539,000    $ 44,483,000
Acquired research and development        338,000         375,000
Nondeductible reserves                   223,000         200,000
Nondeductible accruals                   339,000         509,000
Other temporary differences              227,000         212,000
Valuation reserve                    (45,666,000)    (45,779,000)
                                    ------------    ------------
                                    $          -    $          -
                                    ============    =============

          At December 31, 1999, the Company has net operating loss carryforwards of approximately $129,982,000, a significant portion of which was generated by its predecessor, Stardent Computer Inc. The net operating losses are subject to expiration at various dates from 2001 to 2008. The amount of net operating loss carryforwards that may be used to offset future taxable income may be limited due to expiration and possible ownership changes. As a result, the Company carries a 100% valuation reserve against its otherwise recognizable net deferred tax asset.

(7)      RESTRUCTURING CHARGES

          In 1998, the Company recorded approximately $1,423,000 of restructuring costs as a result of a corporate downsizing. These charges met the criteria set forth in Emerging Issues Task Force Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)


          The components of the restructuring costs during the year ended December 31, 1998 are as follows:

                                                       COST
                                                    ----------
Severance, benefits and associated costs            $  870,000
Lease termination costs                                323,000
Closed facilities                                       75,000
Legal and other professional fees                      155,000
                                                    ----------
                                                    $1,423,000
                                                    ==========


          As of December 31, 1999, the Company has approximately $230,000 of remaining accrual related to the restructuring. The remaining costs are primarily related to lease termination costs, the majority of which will be utilized during 2000.

(8)      COMMITMENTS

         (a)      Leases

                  The Company leases its facilities under noncancelable operating leases. Future minimum lease payments under all operating leases at December 31, 1999 are approximately as follows:

                                                     OPERATING LEASE
    YEARS ENDING                                       COMMITMENTS
    ------------                                       -----------
        2000                                           $1,315,000
        2001                                            1,244,000
        2002                                            1,195,000
        2003                                              159,000
                                                       ----------
           Total minimum lease payments                $3,913,000
                                                       ==========

                  Rent expense recorded by the Company in the accompanying consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997 was approximately $1,595,000, $1,225,000 and $821,000, respectively.

         (b)      Royalty Obligations

                  The Company has entered into technology and marketing agreements with several organizations that require the Company to make royalty payments based on a percentage of net revenues of certain products sold.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

(9)      CAPITAL ACCUMULATION PLAN

          The Company maintains the AVS Employees' Capital Accumulation Plan (the Plan), covering all eligible employees, as defined by the Plan. In 1999, 1998 and 1997, the Company contributed approximately $32,000, $135,000 and $83,000, respectively, to the Plan.

(10)     SEGMENT AND GEOGRAPHIC INFORMATION

          The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate, discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS No. 131, is the chief executive officer.

          The Company measures operating results as a single reportable segment, which provides data visualization solutions to enable companies to transform massive quantities of data into visual representations. The Company's approach is based on the way that management organizes the business within the Company for making operating decisions and assessing performance.

          Revenues, operating income (loss) and identifiable assets for the Company's domestic and foreign operations for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:

                                                               FOREIGN
                                           UNITED STATES     OPERATIONS    ELIMINATIONS    CONSOLIDATED
                                           -------------    ------------   -------------  --------------
Fiscal 1999-
   Sales to unaffiliated customers          $ 11,753,296    $  1,762,968    $    259,000   $ 13,775,264
   Transfers between geographic locations     (2,808,821)           --         2,808,821           --
                                            ------------    ------------   ------------   -------------

         Total sales                        $  8,944,475    $  1,762,968    $  3,067,821   $ 13,775,264
                                            ============    ============   ============   =============

   Income (loss) from operations            $  3,500,898    $ (3,092,912)   $    259,000   $    666,986
                                            ============    ============   ============   =============

   Identifiable assets                      $  6,614,744    $  2,928,212    $ (4,131,050)  $  5,411,906
                                            ============    ============   ============   =============

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                   (Continued)

Fiscal 1998-
   Sales to unaffiliated customers               $ 6,896,754  $ 8,408,248   $    91,301  $15,396,303
   Transfers between geographic locations          3,514,886    1,424,307    (4,939,193)           -
                                                 -----------  -----------   -----------  -----------
         Total sales                             $10,411,640  $ 9,832,555   $(4,847,892) $15,396,303
                                                 ===========  ===========   ===========  ===========
   (Loss) income from operations                 $(7,665,817) $ 1,685,900   $    91,300  $ 5,888,617
                                                 ===========  ===========   ===========  ===========
   Identifiable assets                           $ 5,218,919  $ 5,355,940   $(4,416,488) $ 6,158,371
                                                 ===========  ===========   ===========  ===========
Fiscal 1997-
   Sales to unaffiliated customers               $ 8,839,556  $ 9,735,323   $         -  $18,574,879
   Transfers between geographic locations          4,230,193    1,569,271    (5,799,464)           -
                                                 -----------  -----------   -----------  -----------
         Total sales                             $13,069,749  $11,304,594   $(5,799,464) $18,574,879
                                                 ===========  ===========   ===========  ===========
   (Loss) income from operations                 $(1,081,980) $   346,373   $         -  $  (735,607)
                                                 ===========  ===========   ===========  ===========
   Identifiable assets                           $ 9,084,547  $ 4,303,948   $         -  $13,388,495
                                                 ===========  ===========   ===========  ===========

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                 Amounts in ($000)

                                         March 31, 2000   December 31, 1999
                                         --------------   -----------------
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents                  $ 1,061          $   827
  Accounts Receivable Trade - Net              2,766            3,583
  Inventories                                      8                8
  Prepaid Expenses                               159              235
                                             -------          -------
     Total Current Assets                      3,994            4,653

PROPERTY AND EQUIPMENT - NET                     512              641

OTHER ASSETS                                     117              118
                                             -------          -------
          Total Assets                       $ 4,623          $ 5,412
                                             =======          =======


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                         March 31, 2000   December 31, 1999
                                         --------------   -----------------
CURRENT LIABILITIES:
  Short-term Senior Debt                     $ 1,003          $ 1,008
  Accounts Payable                               606              850
  Accrued Expenses                             2,523            2,678
  Deferred Support Revenue                     1,609            2,039
                                             -------          -------
     Total Current Liabilities                 5,741            6,575

LONG-TERM DEBT
  Capital Equipment Financing                     82              105
  Subordinated Debt                            2,000            2,000
                                             -------          -------
    Total Long-term Debt                       2,082            2,105

STOCKHOLDERS' DEFICIT                         (3,200)          (3,268)
                                             -------          -------
       Total Liabilities and Stockholders'
              Equity (Deficit)               $ 4,623          $ 5,412
                                             =======          =======



                       See notes to financial statements.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                      Amounts in ($000)
                                                                    except per share data
                                                             FOR THE THREE MONTHS ENDED MARCH 31,
                                                                  1999               2000
                                                             --------------     -------------
REVENUES
Software Licenses                                                 $1,342             $1,605
Support and other                                                  1,332              1,206
Professional services                                                543                528
                                                                  ------             ------
                                                                   3,217              3,339
                                                                  ------             ------
COSTS AND EXPENSES
Cost of software licenses                                             41                 77
Cost of support and other                                            162                181
Cost of professional services                                        444                349
Sales and marketing                                                1,471              1,558
Product development                                                  721                666
General and administrative                                           357                378
                                                                  ------             ------
                                                                   3,196              3,209
                                                                  ------             ------
Income from operations                                                21                130
                                                                  ------             ------
Interest income, net                                                   4                 67
Other expense, net                                                   122                168
                                                                  ------             ------
Net income (loss) before provision for income taxes                  (97)                29
                                                                  ------             ------
Provision for income taxes                                            38                 11
                                                                  ------             ------
Net income (loss)                                                   (135)                18
                                                                  ======             ======
Basic net income (loss) per share                                 $(0.04)            $    -
Diluted net income (loss) per share                               $(0.04)                 -
                                                                  ======             ======
Basic weighted average shares outstanding                          3,641              3,641
                                                                  ======             ======
Diluted weighted average shares outstanding                        3,641              5,511
                                                                  ======             ======

                     See footnotes to financial statements.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                         Amounts in ($000)
                                                                FOR THE THREE MONTHS ENDED MARCH 31,
                                                                        1999              2000
                                                                     ----------        ----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                     $ (135)           $   18
 Adjustments to reconcile net loss to net cash provided from
  (used in) operating activities--
 Depreciation                                                             190               164
 Changes in assets and liabilities--
 Accounts receivable, net                                                  14               818
 Inventories                                                               10                 -
 Other current assets                                                     (44)               75
 Accounts payable and accrued expenses                                   (723)             (608)
 Deferred revenues                                                         72              (217)
                                                                       ------            ------
  Net cash (used in) provided by operating activities                    (616)              250
                                                                       ------            ------
 CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment                                      (11)              (35)
 Decrease/(increase) in short-term investments, net                        10
 Increase in other assets                                                 (13)                1
                                                                       ------            ------
 Net cash (used in) provided by investing activities                      (14)              (34)
                                                                       ------            ------
 CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt                                                       116
 Payments on debt                                                         (69)              (30)
                                                                       ------            ------
 Net cash provided by (used in) financing activities                       47               (30)
                                                                       ------            ------
 EFFECT OF EXCHANGE RATE CHANGES ON CASH                                    1                48
                                                                       ------            ------
 (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                        (582)              234
                                                                       ------            ------
 CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         2,028               827
                                                                       ------            ------
 CASH AND CASH EQUIVALENTS, END OF PERIOD                              $1,446            $1,061
                                                                       ======            ======

                     See footnotes to financial statements.

                  ADVANCED VISUAL SYSTEMS INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000

1.       ORGANIZATION

         Advanced Visual Systems Inc. (AVS) develops and delivers visual information solutions. AVS's products are sold through a direct sales force in North America and Europe and through such indirect channels as distributor networks and independent software vendors. Kubota Corporation (Kubota), which owns 151,476 shares of AVS's common stock, 187,266 shares of the Series A convertible preferred stock and 1,024,383 shares of the Series B convertible preferred stock, has distribution rights in Japan. In 1997, the AVS issued a $2,000,000 convertible promissory note payable to Kubota.

         Principal risks to AVS include the ability to obtain adequate financing to fund future operations, dependence on key individuals, competition from substitute products and larger companies and the need for successful development and marketing of products to obtain profitable operations. On March 31, 2000, the Company had a working capital deficit of approximately $1,747,000 and will need to extend the bank line of credit that expires in June 2000 or obtain additional adequate financing, if available, to fund future operations.

2.       BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form S-4 Item 17.b. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included For further information, refer to the financial statements and footnotes thereto appearing elsewhere in this proxy statement/prospectus.

3.       ACCCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                         March 31, 2000   December 31, 1999
                                         --------------   ------------------
   Payroll and fringe benefits               $  791            $  824
   Accrued reorganization                       115               231
   Accrued other                              1,617             1,623
                                             ------            -------
                                             $2,523            $2,678
                                             ======            =======

4.       SUBSEQUENT EVENTS

         On May 4, 2000, AVS entered into a letter of intent to be acquired by Muse Technologies Inc. ("MUSE"), a company in the business of developing and marketing software products designed to enhance the user's ability to understand and analyze data and information and to provide solutions to complex data integration and data management problems, through a stock-for-stock exchange. Pursuant to the letter of intent, the MUSE will issue a maximum of 2.1 million shares of common stock in exchange for all the common and preferred shares of AVS, a maximum of 1.3 million employee stock options and the assumption of approximately $2 million in debt. It is anticipated that the acquisition will be completed during the Company's third fiscal quarter. The acquisition is subject to a number of conditions and there can be no assurance that it will be successfully consummated.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         We intend that the merger will be accounted for under the pooling-of-interests method of accounting, which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see "The Merger -- Accounting Treatment."

         The following unaudited pro forma condensed combined financial statements assume a business combination between MUSE and AVS accounted for as a pooling-of-interests and are derived from the historical consolidated financial statements and the related notes, which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined consolidated balance sheet combines MUSE's balance sheet as of March 31, 2000 with AVS's balance sheet as of the same date. The unaudited pro forma condensed combined statements of operations combine MUSE's historical results of operations for the fiscal years ended September 30, 1999, and 1998 and the six months ended March 31, 2000 with AVS's results of operations for the same periods. The pro forma statement of operations data assume the combination occurred at the beginning of the earliest period presented while the pro forma balance sheet data assume the combination took place on March 31, 2000.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies following the merger.

         In addition, the pro forma information for the year ended September 30, 1999 and six months ended March 31, 1999 also includes the acquisition by MUSE of Virtual Presence, Ltd. in November 1999 as if such acquisition occurred as of October 1, 1998. Such acquisition has been accounted for under the purchase method of accounting.

         These unaudited pro forma condensed combined financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of MUSE, AVS, and Virtual Presence included elsewhere in this proxy statement/prospectus.

    UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2000
                                 (In thousands)

                                                                           Pro Forma        Adjusted
                                                       MUSE       AVS     Adjustments     Balance Sheet
                                                    --------   --------   -----------     -------------
                   ASSETS
CURRENT ASSETS:
      Cash and equivalents                           $ 6,301    $1,062                       $ 7,363
      Accounts receivable, net                         3,327     2,766                         6,093
      Notes receivable - related parties current       1,009         0                         1,009
      Inventories                                         90         8                            98
      Other current assets                               412       159                           571
                                                    --------   -------     -------          --------
      Total current assets                            11,139     3,995                        15,134

      PROPERTY AND EQUIPMENT-NET                       1,896       512                         2,408

      OTHER ASSETS
      Goodwill-Net                                     3,090         -                         3,090
      Capitalized Development Costs-Net                2,273         -                         2,273
      Notes Receivable-related parties                   285         -                           285
      Other Assets                                       410       117                           527
                                                    --------   -------     -------          --------
      Total assets                                   $19,093    $4,624     $    -            $23,717
                                                    ========   =======     =======          ========

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

      Accounts Payable                                $1,073      $606                       $ 1,679
      Accrued liabilities                              1,425     2,523      1,000 (A)          4,948
      Notes Payable-current portion                       18       880                           898
      Capital lease - current portion                     40       123                           163
      Deferred Revenue                                     -     1,609                         1,609
                                                    --------   -------     -------          --------
      Total current liabilities                        2,556     5,741      1,000              9,297

LONG-TERM LIABILITIES:
      Capital lease - less current portion               119        82                           201
      Convertible Note Payable                             -     2,000                         2,000
                                                    --------   -------    --------         ---------

      Total Liabilities                                2,675     7,823      1,000             11,498

STOCKHOLDERS' EQUITY:
      Common stock                                       162        36         (6)               192
      Preferred Stock                                      -       183       (183)                 -
      Additional paid-in capital                      25,177     3,974        189             29,340
      Treasury stock                                    (777)        -                          (777)
      Cummulative translation adjustment                   -       (14)                           (14)
      Accumulated deficit                             (8,144)   (7,378)    (1,000) (A)       (16,522)
                                                    --------   -------     -------         ---------
      Total stockholders' equity                      16,418    (3,199)    (1,000)            12,219
                                                    --------   -------     -------          --------
                                                     $19,093    $4,624     $     -           $23,717
                                                    ========   =======     =======           =======


(a) Represents estimated merger transaction costs. See footnote A.3

                 See notes to pro forma financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 2000
                      (In thousands, except per share data)

                                                                                                       Pro Forma
                                                    MUSE               AVS                             Statement
                                                  March 31           March 31     Pro Forma               of
                                                    2000               2000       Adjustment          Operations
                                                 ------------      ----------- ----------------       -----------------
Revenues:                                          $5,050            $7,192            --               $12,242
                                                   -------           -------       ---------            --------

Expenses:
         Cost of product sold                       1,881             1,141            --                 3,022
         Selling, general and administrative        2,680             3,730            --                 6,410
         Research and development                     360             1,518            --                 1,878
         Depreciation                                 369               216            --                   585
         Amortization                                 148                 0            --                   148
                                                   -------           -------       ---------            --------
         Total operating expenses                   5,438             6,605            --                12,043
                                                   -------           -------       ---------            --------

Net Operating Income (Loss)                          (388)              587            --                   199
                                                   -------           -------       ---------            --------

Other income (expense):
         Loss on Foreign Currency Transactions        (12)             (210)           --                  (222)
         Interest income                              660                17            --                   677
         Interest expense                             (22)             (105)           --                  (127)
         Other, net                                     0                62            --                    62
         Restructuring Expenses                         0                 0            --                     0
         Taxes                                          0               (54)           --                   (54)
                                                   -------           -------       ---------            --------
         Total other (expenses) income                626              (290)           --                   336
                                                   -------           -------       ---------            --------
Net Income                                           $238              $297            --                  $535
                                                   =======           =======       =========            ========
Net income per share
         Basic                                      $0.02             $0.08            --                 $0.04
                                                   =======           =======       =========            ========
         Diluted                                    $0.02             $0.05            --                 $0.04
                                                   =======           =======       =========            ========
Weighted average common shares:
         Basic                                     10,662             3,641         (2,244)              12,059
                                                   =======           =======       =========            ========
         Diluted                                   10,662             5,511         (3,545)              12,628
                                                   =======           =======       =========            ========

                 See notes to pro forma financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 31, 1999
                      (In thousands, except per share data)

                                                         MUSE             AVS                            Pro Forma
                                                       March 31         March 31         Pro Forma      Statement of
                                                         1999             1999           Adjustment      Operations
                                                     -----------       ---------       --------------   -------------
Revenues:                                                $771            $6,574               -             $7,345
                                                     ---------         ---------        -----------       ---------

Expenses:
         Cost of product sold                               -             1,678               -              1,678
         Selling, general and administrative            1,864             3,567               -              5,431
         Research and development                         744             1,690               -              2,434
         Depreciation                                     259               408               -                667
         Amortization                                       -                 -               -                  -
                                                     ---------         ---------        -----------       ---------

         Total operating expenses                       2,867             7,343               -             10,210
                                                     ---------         ---------        -----------       ---------

Net Operating Income (Loss)                            (2,096)             (769)              -             (2,865)
                                                     ---------         ---------        -----------       ---------

Other income (expense):
         Loss on Foreign Currency Transactions              -               (29)              -                (29)
         Cost in excess of value of repurchased stock    (564)                -               -               (564)
         Interest income                                  343                 -               -                343
         Interest expense                                   -                 -               -                  -
         Other, net                                         -              (175)              -               (175)
         Restructuring Expenses                             -              (620)              -               (620)
         Taxes                                              -              (162)              -               (162)
                                                     ---------         ---------        -----------       ---------
         Total other (expenses) income                  (221)              (986)              -             (1,207)
                                                     ---------         ---------        -----------       ---------

Net Loss                                             ($2,317)           ($1,755)              -            ($4,072)
                                                     =========         =========        ==========        =========

Net loss per share
         Basic                                        ($0.24)            ($0.48)              -             ($0.36)
                                                     =========         =========        ==========        =========

         Diluted                                      ($0.24)            ($0.48)              -             ($0.36)
                                                     =========         =========        ==========        =========

Weighted average common shares:
         Basic                                          9,765             3,641           (2,244)           11,162
                                                     =========         =========       ===========        =========

         Diluted                                        9,765             3,641           (2,244)           11,162
                                                     =========         =========       ===========        =========


                 See notes to pro forma financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1999
                      (In thousands, except per share data)

                                                                               MUSE/VPL
                                                                               Pro Forma                                Combined
                                            MUSE          VPL        MUSE/VPL  Statement        AVS         MUSE/AVS    Pro Forma
                                        September 30  September 30  Pro Forma      of       September 30   Pro Forma   Statement of
                                            1999          1999     Adjustments  Operations      1999      Adjustments   Operations
                                          ---------    ----------  -----------  ---------     ---------- ------------  ------------
Revenues:                                    $1,724      $3,860                   $5,584        $13,279         -        $18,863
                                           --------     --------    -----        -------        -------    ----------    --------

Expenses:
            Cost of product sold                  -       1,954                    1,954          2,914         -          4,868
            Selling, general and
              administrative                  4,181       1,948                    6,129          7,100         -         13,229
            Research and development          2,303           -                    2,303          3,195         -          5,498
            Depreciation                        487         194                      681            651         -          1,332
            Amortization of goodwill              -           -       110 (D)        110              -         -            110
                                           --------     --------    -----        -------        -------    ----------    --------
            Total operating expenses          6,971       4,096       110         11,177         13,860         -         25,037
                                           --------     --------    -----        -------        -------    ----------    --------

Net Operating loss                           (5,247)       (236)     (110)        (5,593)          (581)        -         (6,174)
                                           --------     --------    -----        -------        -------    ----------    --------

Other income (expense):
            Loss on Foreign Currency
                 Transactions                     -                                    -           (295)        -           (295)
            Costs in excess of value of
                 repurchased stock             (564)          -                     (564)             -         -           (564)
            Interest income                     729           -                      729             30         -            759
            Interest expense                    (31)       (115)                    (146)          (212)        -           (358)
            Other, net                            -           4                        4             53         -             57
            Restructuring Expenses                -           -                        -           (620)        -           (620)
            Taxes                                 -           -                        -           (237)        -           (237)
                                           --------     --------    -----        -------        -------   ----------     --------
            Total other (expenses) income       134       (111)         -             23         (1,281)        -         (1,258)
                                           --------     --------    -----        -------        -------    ----------    --------
Net Income (Loss)                           ($5,113)      ($347)    ($110)       ($5,570)       ($1,862)        -        ($7,432)
                                           ========     ========    =====        =======        =======   ==========     ========
Net income per share
            Basic                            ($0.51)                              ($0.53)        ($0.51)        -         ($0.60)
                                           ========                              =======        ========  ==========     ========
            Diluted                          ($0.51)                              ($0.53)        ($0.51)        -         ($0.60)
                                           ========                              =======        ========  ==========     ========
Weighted average common shares:
            Basic                            10,049                   431         10,480          3,641     (1,745)       12,376
                                           ========                 =====        =======        =======   ==========     ========
            Diluted                          10,049                   431         10,480          3,641     (1,745)       12,376
                                           ========                 =====        =======        =======   ==========     ========


                 See notes to pro forma financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR YEAR ENDED SEPTEMBER 30, 1998
                      (In thousands, except per share data)

                                                                                                       Pro Forma
                                                       MUSE        AVS                                 Statement
                                                     September   September        Pro Forma               of
                                                      30 1998     30 1998        Adjustment           Operations
                                                     ----------  ----------    ---------------        ----------
Revenues:                                              $6,206      $17,132             --                $23,338
                                                     --------    ---------         ---------           --------

Expenses:
         Cost of product sold                              -        5,282              --                 5,282
         Selling, general and administrative           3,651       10,499              --                14,150
         Research and development                        957        4,443              --                 5,400
         Depreciation                                    476          531              --                 1,007
                                                     --------    ---------         ---------           --------
         Total operating expenses                      5,084       20,755              --                25,839
                                                     --------    ---------         ---------           --------
Net Operating Income (Loss)                            1,122       (3,623)             --                (2,501)
                                                     --------    ---------         ---------           --------
Other income (expense):
         Loss on Foreign Currency Transactions             -         (152)             --                  (152)
         Interest income                                   -          232              --                   232
         Interest expense                               (799)           -              --                  (799)
         Other, net                                        -            -              --                     -
         Restructuring Expenses                            -         (800)             --                  (800)
         Taxes                                             -         (191)             --                  (191)
                                                     --------    ---------         ---------          ----------
         Total other (expenses) income                 (799)         (911)             --                (1,710)
                                                     --------    ---------         ---------          ----------

Net Income (Loss)                                       $323      ($4,534)             --               ($4,211)
                                                     ========    =========         =========          ==========

Net Income (Loss) per share
         Basic                                         $0.04       ($1.17)             --                ($0.46)
                                                     ========    =========         =========          ==========

         Diluted                                       $0.04       ($1.17)             --                ($0.46)
                                                     ========    =========         =========          ==========

Weighted average common shares:
         Basic                                         7,672        3,882           (2,412)               9,142
                                                     ========    =========         =========          ==========

         Diluted                                       8,655        3,882           (2,412)               9,142*
                                                     ========    =========         =========         ==========

*  On a pro forma basis, there should be no dilution.



                 See notes to pro forma financial statements.

A.       MUSE/AVS Notes to Pro Forma Condensed Combined Financial Statements:

         1.    PRO FORMA SHARE ISSUANCE

                  The unaudited pro forma condensed combined financial statements reflect the issuance of one share of common stock of MUSE in exchange for each 3.286 outstanding share of AVS common stock, Series B Preferred Stock and Series C Preferred Stock; and one share of MUSE common stock for each 0.649646 outstanding shares of AVS Series A Preferred Stock. The actual number of shares of MUSE common stock to be issued will be based on the number of outstanding shares of AVS common and Preferred stock outstanding at the effective time of the merger.

                  The following table provides the pro forma share issuance's in connection with the merger as of March 31, 2000.

       AVS common and Series B and C preferred
       shares outstanding as of March 31, 2000                 5,523,798

       Exchange Ratio                                         3.286 to 1
                                                       -----------------

       Subtotal of shares of MUSE stock exchanged              1,681,010

       AVS Series A preferred shares outstanding
       as of March 31, 1999                                      187,266

       Exchange Ratio                                      .6497646 to 1
                                                         ---------------

       Subtotal of MUSE stock exchanged                          288,258

       TOTAL MUSE shares exchanged                             1,969,268

       Number of shares of MUSE common stock
       outstanding as of March 31, 2000                       10,808,882
                                                        ----------------

       Number of shares of MUSE common stock
       outstanding as of March 31, 2000 assuming
       completion of the merger on that date                  12,778,150
                                                         ===============

                  In addition, at the effective time of the AVS merger, MUSE will assume all of the outstanding AVS stock options with the number of shares and the option price appropriately adjusted by the exchange ratio. At March 31, 2000, AVS had options outstanding to purchase 4,807,730 shares of AVS common stock and Class C preferred stock, which would become options to purchase 1,463,095 shares of MUSE common stock.

         2.       PRO FORMA COMBINED PER SHARE AMOUNTS

                  The pro forma combined basic net income or loss per share amounts are based on MUSE's weighted average shares outstanding for the respective periods plus AVS's weighted average common and preferred shares outstanding for the respective periods multiplied by the exchange ratio.

         3.       MERGER TRANSACTION COSTS

                  MUSE and AVS estimate they will incur costs in connection with the merger in the range of $800 thousand to $1 million. Such costs include direct transaction costs of approximately $800 thousand, consisting primarily of business consulting fees paid to investment bankers, legal and accounting fees and expenses, certain filing fees and approximately $100 thousand for certain exit costs resulting from the merger. MUSE is only in the preliminary stages of determining such exit costs which could include, among other things, charges related to severance for certain employees of AVS or MUSE who will not remain with the combined company following the merger, lease payments for duplicate facilities which will no longer be used, costs to be incurred to terminate contracts with third parties who provide redundant or conflicting services and write-off of duplicative equipment and other fixed assets. Accordingly, such estimates of costs are preliminary and, therefore, subject to change. MUSE anticipates having an exit plan in place at the time the merger is consummated which is currently expected to be in the fourth quarter of 2000, at which time the exit costs, as well as the direct transaction costs, will be charged to operations.

                  The Pro Forma Condensed Combined Balance Sheet as of March 31, 2000 gives effect such expenses using the maximum of $1.0 million of the range above, less the related income tax effect, but such expenses have not been reflected in the Pro Forma Condensed Combined Consolidated Statements of Operations.

B. With respect to the acquisition of Virtual Presence Ltd. see notes to Pro Forma financial statements on Page F-43.

                                                                     APPENDIX A








                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                          ADVANCED VISUAL SYSTEMS INC.,
                              MUSE MERGER SUB, INC.
                                       AND
                             MUSE TECHNOLOGIES, INC.




                            Dated as of July 18, 2000

                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I

          THE MERGER..............................................................................................2
          Section 1.1      The Merger.............................................................................2
          Section 1.2      Closing Date/Effective Time of the Merger..............................................2
          Section 1.3      Certificate of Incorporation...........................................................2
          Section 1.4      Bylaws.................................................................................3
          Section 1.5      Directors of Surviving Corporation.  ..................................................3
          Section 1.6      Effect on Capital Stock................................................................3
          Section 1.7      Exchange of AVS Stock..................................................................4
          Section 1.8      No Fractional Securities...............................................................5
          Section 1.9      Stock Options; Stock Purchase Plan.....................................................5
          Section 1.10     Dissenting Shares......................................................................6
          Section 1.11     Reorganization.........................................................................6
          Section 1.12     Pooling of Interests...................................................................6

ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF AVS...................................................................7
          Section 2.1      Organization, Standing and Qualification; Subsidiaries.................................7
          Section 2.2      Authority..............................................................................7
          Section 2.3      Capitalization; Equity Interest........................................................8
          Section 2.4      Consents and Approvals; No Violation...................................................9
          Section 2.5      Books and Records......................................................................9
          Section 2.6      Financial Statements; Certain Financial Information; EBIT.............................10
          Section 2.7      Absence of Undisclosed Liabilities....................................................11
          Section 2.8      Absence of Certain Changes or Events.  ...............................................12
          Section 2.9      Real Property.........................................................................13
          Section 2.10     Leases................................................................................13
          Section 2.11     Title to Assets.......................................................................14
          Section 2.12     Intellectual Property Rights..........................................................14
          Section 2.13     Contracts.............................................................................17
          Section 2.14     Litigation............................................................................17
          Section 2.15     Plants, Buildings, Structures, Facilities and Equipment...............................18
          Section 2.16     Insurance.............................................................................18
          Section 2.17     Employee Benefit Plans................................................................18
          Section 2.18     Tax Matters...........................................................................20
          Section 2.19     Environmental Matters.................................................................23
          Section 2.20     Labor Relations; Employees............................................................24
          Section 2.21     Compliance with Law...................................................................25
          Section 2.22     Government Permits....................................................................26

                                        i




          Section 2.23     Bank Accounts; Powers-of-Attorney.....................................................26
          Section 2.24     Brokers or Finders....................................................................26
          Section 2.25     Transactions with Affiliates..........................................................26
          Section 2.26     Customers and Suppliers...............................................................27
          Section 2.27     Accounts Receivable and Payables......................................................27
          Section 2.28     Guarantees............................................................................28
          Section 2.29     Common Activities.....................................................................28
          Section 2.30     Disclosure............................................................................28
          Section 2.31     Information Supplied..................................................................28
          Section 2.32     Vote Required.........................................................................29
          Section 2.33     No Stockholder Agreements.............................................................29

ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF MUSE AND SUB.........................................................29
          Section 3.1      Organization, Standing and Qualification..............................................29
          Section 3.2      Authority.............................................................................29
          Section 3.3      Capitalization........................................................................30
          Section 3.4      Validity; Issuance of Shares..........................................................30
          Section 3.5      Consents and Approvals; No Violation..................................................30
          Section 3.6      Brokers or Finders....................................................................31
          Section 3.7      Information Supplied..................................................................31
          Section 3.8      Public Reports........................................................................32
          Section 3.9      Operation of the Surviving Corporation................................................32
          Section 3.10     Disclosure............................................................................32

ARTICLE IV

          COVENANTS..............................................................................................33
          Section 4.1      Conduct of Business...................................................................33
          Section 4.2      Access to AVS Information.............................................................33
          Section 4.3      Best Efforts..........................................................................34
          Section 4.4      No Solicitation by AVS................................................................34
          Section 4.5      Fees and Expenses.....................................................................35
          Section 4.6      Public Announcements..................................................................35
          Section 4.7      Books and Records.....................................................................35
          Section 4.8      Compliance with Laws, Orders  and Contracts...........................................35
          Section 4.9      Certain Activities between Signing and Closing........................................35
          Section 4.10     Tax Matters...........................................................................36
          Section 4.11     AVS Employee and Affiliate Non-Disclosure.............................................37
          Section 4.13     Closing Financial Statements..........................................................38
          Section 4.14     Employee Benefits Matters.............................................................38
          Section 4.15     Preparation of Proxy Statement; Stockholders Meeting..................................38
          Section 4.16     Pooling...............................................................................41

                                       ii




          Section 4.17     NASDAQ Listing........................................................................41
          Section 4.18     AVS Affiliates........................................................................41
          Section 4.19     Notification of Certain Matters.......................................................41
          Section 4.20     Insurance.............................................................................42

ARTICLE V

          CONDITIONS.............................................................................................42
          Section 5.1      Conditions to Obligations of MUSE.....................................................42
          Section 5.2      Conditions to Obligations of AVS......................................................44

ARTICLE VI

          INDEMNIFICATION AND SURVIVAL...........................................................................45
          Section 6.1      Indemnification.......................................................................45
          Section 6.2      Survival Periods......................................................................48
          Section 6.3      Escrow Agreement......................................................................48
          Section 6.4      Limitation of Liability...............................................................49

ARTICLE VII

          TERMINATION............................................................................................49
          Section 7.1      Termination...........................................................................49
          Section 7.2      Effect of Termination.................................................................50

ARTICLE VIII

          MISCELLANEOUS..........................................................................................50
          Section 8.1      Notices...............................................................................50
          Section 8.2      Descriptive Headings; Definitions; Certain Interpretation.............................51
          Section 8.3      Counterparts; Effectiveness...........................................................52
          Section 8.4      Entire Agreement; Assignment..........................................................52
          Section 8.5      Amendment.............................................................................52
          Section 8.6      Extensions; Waiver....................................................................53
          Section 8.7      Governing Law.........................................................................53
          Section 8.8      Specific Performance..................................................................53
          Section 8.9      Parties in Interest...................................................................53
          Section 8.10     Severability..........................................................................53
          Section 8.11     Consent to Service of Process.........................................................53

                              LIST OF DEFINED TERMS

                                                                      PAGE

Acquisition Proposal....................................................35
Affiliate...............................................................51
Affiliate Agreement.....................................................41
Agreement................................................................1
Audited Financials......................................................10
Authorization Termination Date...........................................5
Authorizations..........................................................42
AVS......................................................................1
AVS Affiliate...........................................................41
AVS Capital Stock........................................................3
AVS Common Stock.........................................................3
AVS Disclosure Schedule..................................................7
AVS Parties.............................................................45
AVS Recommendation......................................................40
AVS Stockholder Meeting.................................................39
AVS Stockholders.........................................................1
Books and Records.......................................................10
Business.................................................................1
Business Combination....................................................35
Certificate..............................................................3
Certificate of Merger....................................................2
Change..................................................................40
Change in the AVS Recommendation........................................40
Claim Notice............................................................46
Closing..................................................................2
Closing Balance Sheet...................................................38
Closing Date.............................................................2
Closing Financial Statements............................................38
Code.....................................................................6
Contaminant.............................................................23
Contracts...............................................................17
Core Software Products..................................................16
Determination Date......................................................38
DGCL.....................................................................2
Dispute Period..........................................................46
Dissenting Stock.........................................................6
DOL.....................................................................19
EBIT....................................................................11
Effective Time...........................................................2
Environmental Laws......................................................23

ERISA...................................................................19
ERISA Affiliate.........................................................18
Escrow Agent.............................................................4
Escrow Agreement.........................................................1
Escrow Amount............................................................4
Escrow Consent..........................................................40
Exchange Act............................................................29
Exchange Agent...........................................................4
Exchange Ratio...........................................................3
Expiration Date.........................................................48
Financial Statements....................................................10
Form S-4................................................................38
GAAP.....................................................................1
Governmental Permits....................................................26
income taxes............................................................22
Indebtedness............................................................11
Indemnified Party.......................................................46
Indemnifying Party......................................................46
Indemnity Notice........................................................47
Intellectual Property Rights............................................15
Interim Balance Sheet...................................................10
IRS.....................................................................19
Laws....................................................................25
Leased Real Property....................................................13
Lien....................................................................52
Liquidation Preference Waiver...........................................43
Loss....................................................................24
Material Adverse Effect.................................................12
Merger...................................................................1
Merger Consideration.....................................................3
MUSE.....................................................................1
MUSE Common Stock........................................................1
MUSE Disclosure Schedule................................................31
MUSE Material Adverse Effect............................................40
MUSE Option..............................................................5
MUSE Parties............................................................45
MUSE SEC Reports........................................................32
Option Plan..............................................................5
Order....................................................................9
Person..................................................................52
Plan....................................................................18
Proceeding..............................................................17
Proxy Statement/Prospectus..............................................38
Qualifying Amendment....................................................39

Release.................................................................23
Representatives.........................................................33
Required AVS Vote.......................................................29
Resolution Period.......................................................47
return..................................................................22
SEC.....................................................................28
Securities Act..........................................................28
Series A Preferred Stock.................................................3
Series B Preferred Stock.................................................3
Series C Preferred Stock.................................................3
Share Issuance..........................................................38
Stock Option.............................................................5
Stock Purchase Plan......................................................6
Stockholder Representatives..............................................1
Sub......................................................................1
Sub Common Stock.........................................................4
Surviving Corporation....................................................2
tax.....................................................................22
Third Party Claim.......................................................46
Threshold Amount........................................................11
WARN Act................................................................25

                                     ANNEXES

Annex A           Closing Deliveries
Annex B           Stockholders' Ownership

                                    EXHIBITS

Exhibit A         Form of Escrow Agreement
Exhibit B         Form of Officer's Certificate of AVS
Exhibit C         Form of Secretary's Certificate of AVS
Exhibit D         Form of Opinion of Counsel to AVS
Exhibit E         Form of Officer's Certificate of MUSE
Exhibit F         Form of Secretary's Certificate of MUSE
Exhibit G         Form of Opinion of Counsel to MUSE
Exhibit H         Form of Officer's Certificate of Sub
Exhibit I         Form of Secretary's Certificate of Sub
Exhibit J1        Form of MUSE's Standard Non-Compete/Confidentiality and Trade
                  Secrets/Invention Agreement
Exhibit J2        Form of Agreement Regarding Proprietary Information and
                  Inventions, Non-Competition, Arbitration, At-Will Employment
                  and Other Matters
Exhibit K         Form of Affiliate Agreement


                                    SCHEDULES

Schedule A        Intentionally Omitted
Schedule B        AVS Employees to Execute Confidentiality Agreements
Schedule C        Terms of Convertible Note Exchange

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 18, 2000, among MUSE Technologies, Inc., a Delaware corporation ("MUSE"), MUSE Merger Sub, Inc., a Delaware corporation ("Sub") organized solely for the purpose of consummating the transactions contemplated hereby and a wholly-owned subsidiary of MUSE, and Advanced Visual Systems Inc., a Delaware corporation ("AVS").


                  WHEREAS, AVS, together with its subsidiaries, is engaged in the business of developing and delivering visual information solutions (the "Business");

                  WHEREAS, the Boards of Directors of MUSE and AVS deem it advisable and in the best interests of each corporation and its respective stockholders that MUSE and AVS engage in a business combination in order to advance the long-term strategic business interests of MUSE and AVS;

                  WHEREAS, the combination of MUSE and AVS shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

                  WHEREAS, in furtherance thereof, the respective Boards of Directors of MUSE and AVS have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which all shares of capital stock of AVS issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of common stock, par value $.015 per share, of MUSE (the "MUSE Common Stock") as set forth in Section 1.6;

                  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests transaction under United States generally accepted accounting principles ("GAAP");

                  WHEREAS, as a condition to the consummation of the Merger, the stockholders of AVS who voted in favor of the Merger and who own no fewer than 500 shares of AVS Capital Stock or who are AVS Affiliates (as hereafter defined) (the "AVS Stockholders") will consent to the escrow of a pro rata portion of the MUSE Common Stock to be received in the Merger as set forth in Section 1.6 (d) and shall appoint and authorize one or more stockholder representatives (the "Stockholder Representatives"), to enter into an escrow agreement on behalf of each of the AVS Stockholders in the form of Exhibit A hereto (the "Escrow Agreement");

                  NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the Delaware General Corporations Law (the "DGCL"), Sub shall be merged with and into AVS at the Effective Time. Following the Merger, the separate corporate existence of Sub shall cease and AVS shall continue as the surviving corporation (the "Surviving Corporation") under the name "MUSE Advanced Visual Systems Inc." and shall continue to be governed by the laws of the State of Delaware. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of AVS and Sub, including but not limited to the Distributor Agreement dated April 1, 1998 between AVS and Kubota Graphics Technology, Incorporated, as subsequently amended by Amendment Number 1 dated as of September 30, 1999, shall be vested in the Surviving Corporation, and all debts, liabilities and duties of AVS and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  Section 1.2 Closing Date/Effective Time of the Merger.

                  (a) Subject to the terms and conditions set forth in Article V and the termination rights set forth in Article VII, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article V or on such other date and location as agreed to in writing by the parties (the "Closing Date"). At the Closing, AVS, Sub and MUSE shall deliver or cause to be delivered the items set forth in Annex A.

                  (b) At the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or such subsequent time as is agreed upon by MUSE and AVS and specified in the Certificate of Merger (the date and time the Merger become effective being the "Effective Time").

                  Section 1.3 Certificate of Incorporation. Pursuant to the Merger, the certificate of incorporation of AVS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Section 1 of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the Corporation is MUSE Advanced Visual Systems Inc."

                  Section 1.4 Bylaws. Pursuant to the Merger, the bylaws of AVS, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, by the certificate of incorporation or by applicable law.

                  Section 1.5 Directors of Surviving Corporation. The directors of Sub in office immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation, or as otherwise provided by law or their earlier death, resignation or removal.

                  Section 1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by reason of the Merger and without any action on the part of the holder of any shares of the capital stock of AVS or the holder of any shares of capital stock of Sub:

                  (a) Capital Stock of AVS. Each 3.286 shares of (a) common stock, $.01 par value, of AVS (the "AVS Common Stock"), (b) Series B Preferred Stock, $.10 par value, of AVS ("Series B Preferred Stock"), and (c) Series C Preferred Stock, $.10 par value, of AVS ("Series C Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares of capital stock of AVS to be canceled in accordance with Section 1.6 (b) hereof and any shares of Dissenting Stock (as defined in Section 1.10 hereof)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of MUSE Common Stock (the "Exchange Ratio"). Each 0.649646 shares of Series A Preferred Stock, $.10 par value, of AVS ("Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any Shares of Dissenting Stock) shall be converted into the right to receive one validly issued, fully paid and non-assessable shares of Muse Common Stock. All shares of AVS Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "AVS Capital Stock") shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of AVS Capital Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of AVS Capital Stock, except as provided herein or by law. The maximum number of shares of MUSE Common Stock to be issued in exchange for the outstanding shares of AVS Capital Stock (inclusive of shares underlying director options and outstanding warrants) shall be an aggregate of 2,095,000 shares of MUSE Common Stock1 (the "Merger Consideration").

--------
       (1) May be adjusted as a result of the exercise of non-director options of AVS.

                  (b) Cancellation of Treasury Stock. All AVS Capital Stock, if any, that are held by AVS as treasury shares shall be canceled and retired and cease to exist, and no securities of MUSE or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Common Stock of Sub. Each share of common stock, par value $.01, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock, no par value, of the Surviving Corporation.

                  (d) Escrow Amount. Notwithstanding anything to the contrary contained herein, MUSE shall withhold from the Merger Consideration according to each AVS Stockholder's pro rata portion of the shares of MUSE Common Stock otherwise deliverable at the Closing to the AVS Stockholders and place into escrow an aggregate of 160,000 shares of MUSE Common Stock (such shares are hereinafter collectively referred to as the "Escrow Amount") in connection with the indemnification obligations of the AVS Stockholders under this Agreement and related documents and the transactions contemplated hereby and thereby. The terms and conditions of such escrow are more fully set forth in the Escrow Agreement. MUSE shall deliver to the Bank of Albuquerque, N.A., as Escrow Agent (the "Escrow Agent"), pursuant to the terms of the Escrow Agreement, certificates of shares of MUSE Common Stock representing the Escrow Amount.

                  (e) Delivery of Merger Consideration. At the Effective Time, delivery of the Merger Consideration (less the Escrow Amount) shall be made to the Exchange Agent (as defined in Section 1.7), in trust for the benefit of each holder of shares of AVS Capital Stock in proportion to its ownership of AVS Capital Stock as set forth on Annex B hereto (less any MUSE Common Shares included in the Escrow Amount).

                  Section 1.7 Exchange of AVS Stock.

                  (a) Prior to the Effective Time, MUSE shall appoint American Stock Transfer & Trust Company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, MUSE shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of AVS Capital Stock, certificates representing MUSE Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of AVS Capital Stock.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as MUSE may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor one or more shares of MUSE Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section
1.6 (after taking into account all shares of AVS Capital Stock then held by such holder) after giving effect to the Escrow Amount. In the event of a transfer of ownership of AVS Capital Stock which is not registered in the transfer records of AVS, one or more shares of MUSE Common Stock evidencing, in the aggregate, the proper number of shares of MUSE Common Stock may be issued with respect to such AVS Capital Stock to such transferee if the Certificate representing such shares of AVS Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of MUSE Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a stockholder of MUSE or a holder of shares of MUSE Common Stock. Notwithstanding any other provisions of this Agreement, each holder of shares of AVS Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to a fraction of a share of MUSE Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu of thereof, one whole share of MUSE Common Stock.

                  Section 1.9 Stock Options; Stock Purchase Plan. (a) (i) Each option to purchase AVS Common Stock or Series C Preferred Stock (incentive stock option or nonqualified stock option, as the case may be) (a "Stock Option") granted under The AVS 1992 Stock Option Plan (the "Option Plan") prior to the Effective Time and which remains outstanding immediately prior to the Effective Time, whether vested or unvested, shall cease to represent a right to acquire shares of AVS Common Stock or Series C Preferred Stock and shall be converted, at the Effective Time, into a fully vested, immediately exercisable option to acquire, on substantially the same terms and conditions as were applicable under the Option Plan (but taking into account any changes thereto provided for in the Option Plan or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of MUSE Common Stock determined by dividing the number of shares of AVS Common Stock or Series C Preferred Stock subject to such Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of MUSE Common Stock, at a price per share (rounded to the nearest whole cent) equal to the per share exercise price specified in such Stock Option multiplied by the Exchange Ratio (a "MUSE Option"); provided, however, the MUSE Options will be governed by the MUSE 1996 Stock Incentive Plan and the stock option agreements granted thereunder. Prior to the Effective Time, the MUSE Board of Directors shall have taken all action necessary under the MUSE 1996 Stock Incentive Plan to permit the grant of the MUSE Options on the terms set forth herein. The maximum number of shares of MUSE Common Stock to be issued upon exercise of all outstanding Stock Options subsequent to the Merger shall be

1,313,000.2 (ii) All Purchase Authorizations under the Advanced Visual Systems Inc. 1992 Stock Purchase Plan (the "Stock Purchase Plan") not exercised at least 30 days prior to the Closing Date (the "Authorization Termination Date") shall terminate as of the Authorization Termination Date. (iii) The Board of Directors of AVS shall take all necessary actions to effect the cancellation and substitution of Stock Options and the termination of the Purchase Authorization as set forth above, including but not limited to adopting resolutions terminating the Option Plan and the Stock Purchase Plan effective no later than one day prior to the Closing Date.

                           (b) As soon as reasonably practicable following the
Closing Date, MUSE shall use all reasonable efforts to file a registration statement on Form S-8 covering the shares of MUSE Common Stock issuable under the MUSE 1996 Stock Incentive Plan.

                  Section 1.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of AVS Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of AVS Capital Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Stock") in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 1.10, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of AVS revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Stock pursuant to Section 262 of the DGCL shall cease. AVS shall give MUSE prompt notice of any demands received by AVS for appraisals of shares of Dissenting Stock and MUSE shall have the right to participate in all negotiations and proceedings with respect to such demands. AVS shall not, except as required by applicable law or with the prior written consent of MUSE, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

                  Section 1.11 Reorganization. The parties intend that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to report the Merger for federal and state income tax purposes in a manner consistent with such characterization. The parties agree to take no position at any time which is inconsistent with such intention, except as otherwise required by law.

--------
     (2) May be adjusted as a result of pre-closing exercise of non-director options.

                  Section 1.12 Pooling of Interests. The parties acknowledge that it is a condition of AVS's and MUSE's obligations hereunder that the Merger qualify for pooling of interests accounting treatment (a "Pooling") under Opinion No. 16 of the Accounting Principles Board ("APB 16"). Each of the AVS Affiliates (as defined below) shall execute and deliver to MUSE Affiliate Agreements (as defined below) as contemplated by Section 4.18 below, to ensure compliance by each AVS Affiliate with the restrictions required to allow such accounting treatment to be utilized.


                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF AVS

                  Except as otherwise set forth in the AVS disclosure schedule delivered to MUSE and Sub concurrently with the parties' execution of this Agreement (the "AVS Disclosure Schedule"), which statements contained in the AVS Disclosure Schedule shall also be deemed to be representations and warranties made and given by AVS and each of its subsidiaries under this Article II of this Agreement, AVS hereby represents and warrants to each of MUSE and Sub as follows:

                  Section 2.1 Organization, Standing and Qualification; Subsidiaries.

                  (a) AVS and each of its subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. AVS and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which its property is owned, leased or operated or the nature of the Business conducted by it makes such qualification or licensing necessary. Section 2.1 of the AVS Disclosure Schedule lists all lines of business constituting the Business, the names (registered or otherwise) in which AVS does business, the complete and correct list of all AVS's subsidiaries and their respective jurisdictions of incorporation or organization (such list to include the ownership structure of each subsidiary and the jurisdictions in which each AVS subsidiary is doing business and whether each subsidiary is qualified or licensed to do business in such jurisdictions) and the names and titles of all officers and directors of AVS. AVS has not engaged in lines of business other than the Business in the past. AVS has delivered to MUSE or its counsel complete and correct copies of its certificate of incorporation and bylaws, as currently in effect, and has heretofore made available to MUSE a complete and correct copy of the charter and bylaws of each of its subsidiaries, as currently in effect.

                  (b) All the outstanding shares of capital stock of, or other equity interests in, each of AVS's subsidiaries have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by AVS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws, and no other person or entity has any rights of any nature to acquire any securities of any of such subsidiaries. Neither AVS nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than AVS' subsidiaries).

                  Section 2.2 Authority. AVS has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the Merger to the adoption of this Agreement by the Required AVS Vote (as defined in Section 2.32). AVS has all requisite corporate power and authority to enter into the Escrow Agreement, and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of AVS, subject in the case of the Merger to the adoption of this Agreement by the Required AVS Vote. This Agreement has been duly executed and delivered by AVS and the Escrow Agreement, when executed and delivered by AVS, will constitute legal, valid and binding obligations of AVS, enforceable against AVS in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  Section 2.3 Capitalization; Equity Interest.

                  (a) The authorized capital stock of AVS as of the date hereof consists, and as of the Closing Date will consist, of (i) 12,000,000 shares of AVS Common Stock, and (ii) 5,000,000 shares of Preferred Stock, $.10 par value. As of the date hereof, 3,730,112 shares of AVS Common Stock are issued and outstanding, 187,266 shares of Series A Preferred Stock are issued and outstanding, 1,641,765 shares of Series B Preferred Stock are issued and outstanding, no shares of Series C Preferred Stock are issued and outstanding, 3,236,530 shares of AVS Common Stock and 1,920,000 shares of Series C Preferred Stock are reserved for issuance pursuant to options and warrants granted on or prior to the date hereof, no shares of AVS Common Stock are held in AVS's treasury and there are no other shares of capital stock of AVS authorized, issued or outstanding. All outstanding shares of AVS Capital Stock are, and all shares which may be issued pursuant to the exercise of outstanding options and warrants when issued in accordance with the respective terms thereof shall be, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The Stock Options have been duly authorized, have been validly executed, issued and delivered by AVS, constitute the legal, valid and binding obligations of AVS, and are enforceable as to AVS in accordance with their terms and the assumption of the Stock Options as provided for in this Agreement is not prohibited by the terms of the Stock Options or the Option Plan.

                  (b) Except as set forth in Section 2.3(a), there are no: (i) shares of capital stock of AVS authorized, issued or outstanding, (ii) securities convertible into or exchangeable or exercisable for, or any options, warrants, calls, puts, subscriptions or other rights (preemptive or otherwise) to acquire, directly or indirectly, any shares of capital stock of AVS or its subsidiaries, (iii) agreements or contractual commitments, whether written or oral, relating to the capital stock of AVS or any of its subsidiaries or obligating AVS or any of its subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of AVS or any of its subsidiaries or any such securities, options, warrants, calls, puts, subscriptions or other rights, (iv) liens relating to any of capital stock of AVS or any of its subsidiaries, (v) rights or contractual commitments of AVS or any of its subsidiaries (whether written or oral) that give any Person (as defined in Section 8.2(b)) other than AVS any right to reserve or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of AVS or (vi) rights or contractual commitments of AVS or any of its subsidiaries (whether written or oral) to provide funds to or make any investment in any other Person. AVS has provided MUSE and Sub with a true and complete list, as of the date hereof, of (i) all Stock Options to purchase AVS Common Stock and/or Series C Preferred Stock that have been granted by AVS, (ii) the holder of each of the Stock Options, (iii) the Option Plan under which each Stock Option was issued, (iv) the number of Stock Options held by each such holder, (v) the exercise prices of each such Stock Option, (vi) the date of grant of such Stock Option, (vii) the expiration date of such Stock Option,
(viii) whether such Stock Option has vested as of the date hereof, and (ix) whether such Stock Option is a non-qualified stock option or an incentive stock option within the meaning of 422(b) of the Code. Except as set forth in Section 2.3(a) of the AVS Disclosure Schedule, no shares of restricted stock or other equity-based awards have been granted under the Option Plan or otherwise.

                  Section 2.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby nor compliance by AVS with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive documents of AVS or any of its subsidiaries, (ii) conflict with or result (with or without notice or lapse of time or both) in a default (or give rise to any right of reimbursement, termination, cancellation, modification or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit agreement or other instrument or obligation to which AVS or any of its subsidiaries is a party, or by which AVS or any of its subsidiaries or their respective properties or assets may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents are described in Section 2.4 of the AVS Disclosure Schedule and are required to be obtained prior to Closing, (iii) violate any Law, statute, rule or regulation or order, writ, injunction, judgment or decree (each, an "Order") applicable to AVS or any of its subsidiaries or their respective properties or assets or (iv) result in the creation or imposition of any Lien upon any property or assets used or held in connection with the Business. Except as set forth in Section 2.4 of the AVS Disclosure Schedule, no consent or approval by, or any notification of or filing with, or other action of any Person (governmental or private) is required in connection with the execution, delivery and performance by AVS of this Agreement or any Transaction Agreement. There is no Proceeding (as defined in

Section 2.14) pending or, to the knowledge of AVS, threatened against AVS or any of its assets or properties that seeks to prevent the consummation of the transactions contemplated herein or in any Transaction Agreement.

                  Section 2.5 Books and Records. The minute books and other similar records of AVS and each of its subsidiaries made available to MUSE prior to the execution of this Agreement contain a true, correct and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, the board of directors and committees of the board of directors of AVS and each of its subsidiaries. The stock transfer ledger and other similar records of AVS and each of its subsidiaries made available to MUSE prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of AVS and each of its subsidiaries. No Books and Records (as defined below) of AVS and each of its subsidiaries have been recorded, stored, maintained, operated or are otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means or access thereto and therefrom) are not under the exclusive ownership and direct control of AVS and each of its subsidiaries. "Books and Records" means, collectively, all files, documents, instruments, papers, books and records relating to the business or the condition of a company, including financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, corporate seals, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                  Section 2.6 Financial Statements; Certain Financial Information; EBIT.

                  (a) AVS has previously delivered to MUSE true and complete copies of the following financial statements: (i) the unaudited balance sheet of AVS as of March 31, 2000 and the related unaudited statements of operations and cash flows of AVS for the three months then ended (such balance sheet as of March 31, 2000 is referred to herein as the "Interim Balance Sheet" and all of the financial statement described in this clause (i) are referred to as the "Interim Financial Statements"); and (ii) the audited balance sheets of AVS for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999 and the related audited statements of operations and cash flows of AVS for the fiscal years then ended, certified by AVS's independent certified public accountants (the "Audited Financials") (such financial statements described in clauses (i) and (ii) and any notes thereto are hereinafter collectively referred to as the "Financial Statements"). Each of the balance sheets included in the Financial Statements is, and the Closing Balance Sheet (as defined in Section 4.14) will be, true, complete and correct, and each of the balance sheets included in the Financial Statements presents, and the Closing Balance Sheet will present, fairly the financial position of AVS as of the respective date of such balance sheet, in each case in accordance with GAAP, subject, in the case of the Interim Balance Sheet and the Closing Balance Sheet, to year-end adjustments and the absence of notes. Each of the statements of operations and cash flows included in the Financial Statements is, and the statements of operations and cash flows included in the Closing Financial Statements (as defined in Section 4.14) will be, true, complete and correct, and each of the statements of operations and cash flows included in the Financial Statements presents, and the statements of operations and cash flows included in the Closing Financial Statements will present, fairly the results of operations of AVS for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of the Interim Balance Sheet and the Closing Balance Sheet, to year-end adjustments and the absence of notes. The Financial Statements were, and the Closing Financial Statements will be, compiled from the Books and Records regularly maintained by management and used to prepare financial statements of AVS in accordance with the principles stated therein. AVS has maintained the Books and Records in a manner sufficient to permit the preparation of the Financial Statements and the Closing Financial Statements in accordance with GAAP. The Books and Records fairly reflect the income, expenses, assets and liabilities of AVS and provide a fair and accurate basis for the preparation of the Financial Statements and the Closing Financial Statements.

                  (b) All reserves established by AVS are reflected on the Interim Balance Sheet and are adequate and are stated in accordance with GAAP, including reserves for bad debt, vacation, sick leave and similar paid leave. There are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such Interim Balance Sheet.

                  (c) AVS generated at least $667,000 of EBIT (defined below) for the twelve month period ended December 31, 1999. "EBIT" for any period for any Person means such Person's net earnings before net interest expense and provision for income taxes for such period, each as determined in accordance with GAAP.

                  Section 2.7 Absence of Undisclosed Liabilities. Except as set forth on Section 2.7 of the AVS Disclosure Schedule, AVS and each of its subsidiaries do not have, and as a result of the transactions contemplated herein will not have, any Indebtedness (as defined below), liabilities or obligations of any nature (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for the Indebtedness, liabilities and obligations (i) reflected on the Interim Balance Sheet (including the notes thereto); (ii) incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and which do not exceed $25,000 individually or $100,000 in the aggregate (the "Threshold Amount"); provided that, upon reaching the Threshold Amount, AVS will not be required to set forth on Section 2.7 of the AVS Disclosure Schedule each additional item of Indebtedness, liability or obligation which do not exceed $10,000 individually; or (iii) pursuant to any Contract (as defined in Section 2.13) set forth in Section 2.13 of the AVS Disclosure Schedule or not required to be set forth therein due to dollar threshold or other parameter. Notwithstanding the foregoing, on the Closing Date, (i) AVS and each of its subsidiaries will have no pension liabilities and no contingent liabilities required to be reported in accordance with GAAP, including as a result of the transactions contemplated herein; (ii) any related party receivables of AVS and each of its subsidiaries will have been collected; and (iii) AVS and each of its subsidiaries will have no related party payables (accrued or unaccrued, contingent or fixed), except as set forth in Section 2.7 of the AVS Disclosure

Schedule. "Indebtedness" means all obligations of AVS or any of its subsidiaries as of any date, (i) for borrowed money, including such indebtedness payable to any stockholder, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for which interest charges are customarily paid, (iv) under conditional sale or other title retention agreements relating to property or assets purchased by AVS or any of its subsidiaries, (v) issued or assumed as the deferred purchase price of property or services (other than trade accounts payable and accrued obligations incurred in the ordinary course of business consistent with past practice), (vi) under capital leases, (vii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (viii) as an account party in respect of letters of credit and bankers' acceptances, (ix) with respect to the issuance of preferred stock, (x) with respect to Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by AVS or any of its subsidiaries, (xi) in the nature of guarantees of Indebtedness of others, (xii) with respect to any warrants and (xiii) with respect to any negative cash balances, and other such similar amounts in each case, as of such date, including accrued interest, premiums and penalties upon prepayment as of such date provided, however, that Indebtedness does not include accounts payable of AVS or any of its subsidiaries and other operating expenses (such as payroll) incurred by AVS or any of its subsidiaries in the ordinary course of business consistent with past practice.

                  Section 2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the AVS Disclosure Schedule, since December 31, 1999, neither AVS nor any of its subsidiaries has:

                  (a) made any material change in its business or operations or in the manner of conducting its business;

                  (b) suffered any event, violation or other matter that would have a material adverse effect on the Business, condition (financial or otherwise), assets, liabilities, operations, properties or prospects of AVS (a "Material Adverse Effect"), and no fact or condition exists that would reasonably be expected to cause a Material Adverse Effect in the future;

                  (c) suffered any material casualty loss (whether or not insured) or condemnation or other taking;

                  (d) other than in the ordinary course of business, entered into any employment or consulting contract or commitment (whether oral or written) or compensation arrangement or employee benefit plan, or changed or committed to change (including any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution;

                  (e) declared, paid or made, or set aside for payment or making, any dividend or other distribution in respect of its common stock or other capital stock or securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its common stock or other capital stock or securities, or combined or subdivided or in any way changed any of the terms or provisions of its common stock or other capital stock or securities;

                  (f) paid (except for business payables incurred and paid in the ordinary course of business consistent with past practice), loaned or advanced any amount to or in respect of, or sold, transferred or leased any property or assets (real, personal or mixed, tangible or intangible) to, or entered into, amended or waived any rights under any transactions, agreements or arrangements with or for the benefit of, any of its stockholders or any of their respective Affiliates (as defined in Section 8.2(b)), associates or family members or any of its officers or directors or any Affiliate or associate of its officers or directors;

                  (g) made or proposed any change in any accounting or tax principles, practices or methods, including its accounts payable or accounts receivable practices and terms (including reserves), except for such changes which are both (x) required by GAAP or by Law and (y) set forth in Section 2.8(g) of the AVS Disclosure Schedule;

                  (h) incurred any liability (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for current liabilities reflected on the Interim Balance Sheet or incurred after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice and not exceeding $25,000 individually or $100,000 in the aggregate;

                  (i) canceled or waived rights with respect to any debts or other obligations owed to or claims held by AVS (including the settlement of any claims or litigation or other Proceeding);

                  (j) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same otherwise would have been collected;

                  (k) terminated or amended or suffered the termination or amendment of any Contract (as defined in Section 2.13) pursuant to which AVS or any of its subsidiaries would receive from any Person or pay to any Person more than $50,000 in any calendar year or disposed of or permitted to lapse any item of Intellectual Property Rights (as defined in Section 2.12);

                  (l) made any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in excess of $50,000 (or $100,000 in the aggregate);

                  (m) incurred any Indebtedness; and

                  (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.8 or any action which, if taken after the date of this Agreement without MUSE's consent, would constitute a breach under
Section 4.1.

                  Section 2.9 Real Property. Neither AVS nor any of its subsidiaries have ever owned, nor will own as of the Closing Date, any real property or any option to acquire any real property.

                  Section 2.10 Leases.

                  (a) All leases of real property as to which AVS or any of its subsidiaries is the lessee or sublessee (the "Leased Real Property"), or personal property as to which AVS or any of its subsidiaries is the lessee or sublessee, are listed in Section 2.10 of the AVS Disclosure Schedule (true, correct and complete copies of which have been delivered to MUSE). All such leases are in full force and effect, are enforceable against AVS or its subsidiaries and the other parties thereto and have not been modified or amended, except as set forth in Section 2.10 of the AVS Disclosure Schedule. There exists no default by AVS or any of its subsidiaries under any of such leases or, to the knowledge of AVS, by any other party thereto, nor any event which, with the giving of notice or the passage of time or both, would constitute an event of default by AVS or any of its subsidiaries or any other party thereunder.

                  (b) There are no leases of real or personal property leased or subleased for the use or benefit of any Person other than AVS or any of its subsidiaries to which AVS or any of is subsidiaries is a party.

                  Section 2.11 Title to Assets. AVS and each of its subsidiaries have good, valid and marketable title to all of the assets shown on the Interim Balance Sheet or acquired since the date of the Interim Balance Sheet, except for assets sold in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet not exceeding $25,000 individually or $100,000 in the aggregate. Except as set forth in Section 2.11 of the AVS Disclosure Schedule, such assets are free and clear of any Lien. Such assets are in good operating condition, subject to ordinary wear and tear, and constitute all of the assets, interests and rights held for use or used in connection with the Business and constitute all those necessary to operate the Business as it is currently conducted and in accordance with recent historical practice. All items of personal property with a book value in excess of $5,000 are listed in Section
2.11 of the AVS Disclosure Schedule.

                  Section 2.12 Intellectual Property Rights.

                  (a) AVS and each of its subsidiaries is the exclusive owner of all right, title and interest in and to each of the following that are used or licensed in the Business as currently conducted:

                           (i) except as set forth in Section 2.12(a)(i) of the
AVS Disclosure Schedule, and except for commercially available computer software programs, all computer programs, databases and associated system and user documentation (the "Software Products");

                           (ii) all copyrights and copyright registrations owned
by AVS or any of its subsidiaries, including, without limitation, all copyrights and copyright registrations owned by AVS or any of its subsidiaries listed in
Section 2.12(a)(ii) of the AVS Disclosure Schedule and all copyrights and copyright registrations in and to the Software Products;

                           (iii) all patentable inventions, patents and patent
applications owned by AVS or any of its subsidiaries, including, without limitation, all inventions, patents and patent applications owned by AVS or any of its subsidiaries listed in Section 2.12(a)(iii) of the AVS Disclosure Schedule and all patentable inventions, patents and patent applications relating to or embodied in the Software Products;

                           (iv) all Internet domain names and registrations,
trademarks, service marks and trade names, and the applications to register any of them in federal, state or foreign jurisdictions, including, without limitation, all Internet domain names and registrations, trademarks, service marks and trade names, and the applications to register any of them in federal, state or foreign jurisdictions owned by AVS or any of its subsidiaries listed in
Section 2.12(a)(iv) of the AVS Disclosure Schedule and all Internet domain names and registrations, trademarks, service marks and trade names, and the applications to register any of them in federal, state or foreign jurisdictions now used or contemplated to be used in connection with the Software Products; and

                           (v) except for such trade secrets as may be contained
in the third-party software programs listed in Section 2.12(a)(i) of the AVS Disclosure Schedule, all trade secrets and other proprietary rights, including those applicable to any of the Software Products, necessary or useful for the operation of the business of AVS and each of its subsidiaries as currently conducted.

These items referred to in subparagraphs (i) through (v) of this Section 2.12(a) are herein referred to collectively as the "Intellectual Property Rights."

                  (b) Section 2.12(b) of the AVS Disclosure Schedule sets forth a list of all licenses and similar agreements between AVS or any of its subsidiaries, on the one hand, and third parties, on the other hand, under which AVS or any of its subsidiaries is granted rights to make, use, sell, reproduce, distribute, manufacture, prepare derivative works based upon, perform or display publicly, or license items embodying the patent, copyright, trade secret, trademark or other proprietary rights of such third parties. AVS is not, nor as a result of the execution and delivery of this Agreement or any Transaction Agreement or the performance of its obligations hereunder or thereunder will be, in violation of or lose any rights pursuant to any license or similar agreement described in Section 2.12(b) of the AVS Disclosure Schedule. Except as set forth in Section 2.12(b) of the AVS Disclosure Schedule, no Person is entitled to any royalty, fee or other payment with respect to any such agreement or any Intellectual Property Rights.

                  (c) Section 2.12(c) of the AVS Disclosure Schedule sets forth a list of all agreements under which AVS or any of its subsidiaries has granted rights to third parties under the Intellectual Property Rights other than in the ordinary course of the business of AVS and its subsidiaries. Except as set forth in Section 2.12(c) of the AVS Disclosure Schedule, all such rights granted have been and are non-exclusive. True, correct and complete copies of all such agreements have been delivered to MUSE.

                  (d) No claims with respect to any Intellectual Property Right have been asserted or, to the knowledge of AVS, are threatened by any Person, nor does AVS know of any valid grounds for any bona fide claims against the use by AVS or any of its subsidiaries of any Intellectual Property Rights. All Internet domain names granted and issued patents listed in Section 2.12(a)(iii) of the AVS Disclosure Schedule, all trademarks, trade names and service marks and all applications to register the same listed in Section 2.12(a)(iv) of the AVS Disclosure Schedule, and all copyrights and copyrights registrations listed in Section 2.12(a)(ii) of the AVS Disclosure Schedule are valid, enforceable and subsisting. As of the date hereof, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee, consultant or former employee or consultant of AVS or any of its subsidiaries.

                  (e) No Intellectual Property Rights are subject to any Order restricting in any manner the use or licensing thereof by AVS or any of its subsidiaries. Neither AVS nor any of its subsidiaries have entered into any agreement to indemnify any other Person against any charge of infringement of any third party intellectual property rights. Neither AVS nor any of its subsidiaries have entered into any agreement granting any third party the right to bring infringement actions or otherwise to enforce rights with respect to any Intellectual Property Rights. Each of AVS and its subsidiaries has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights.

                  (f) Each of the Software Products set forth in Section 2.12(a)(i) of the AVS Disclosure Schedule is the most recent version of such Software Product. Except as set forth in Section 2.12(f) of the AVS Disclosure Schedule, each of the Software Products set forth in Section 2.12(f) of the AVS Disclosure Schedule (the "Core Software Products") conforms substantially to the functional and operational specifications set forth in the respective user manuals and other documentation for such Core Software Product. Each of AVS and its subsidiaries owns and has possession of all such technical documentation and software tools (including, by way of example and not limitation, all source code, compilers, system documentation, statements of principles of operation and schematics, as applicable) for each of such Core Software Products as are necessary and sufficient for the continued effective use, further development and maintenance of the latest version of each such Core Software Product. The current status of such conformity is set forth in brackets immediately following the name and version number of each such Core Software Product in Section 2.12(f) of the AVS Disclosure Schedule.

                  (g) Except as set forth in Section 2.12(g) of the AVS Disclosure Schedule, there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by AVS or any of its subsidiaries in respect of the Intellectual Property Rights or the Software Products. AVS has delivered to MUSE prior to the date hereof documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Intellectual Property Rights, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge of any Person. Each of AVS and its subsidiaries has taken the necessary security and other measures to protect the secrecy, confidentiality and value of its trade secrets and other Intellectual Property Rights.

                  (h) No former or present employee, consultant, officer or director of AVS or any of its subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property Rights.

                  (i) The Intellectual Property Rights are sufficient and adequate for AVS and each of its subsidiaries to carry on the Business as presently constituted.

                  Section 2.13 Contracts. Section 2.13 of the AVS Disclosure Schedule contains a true and complete list of all written and oral (and a brief description of such oral agreements) material contracts, agreements and other instruments (collectively, "Contracts") to which AVS is a party (i) relating to Indebtedness or guaranty of performance or warranty of products or services,
(ii) of duration of six months or more from the date hereof and not cancelable by AVS without material penalty on 30 days' or less notice, (iii) relating to commitments in excess of $10,000, (iv) relating to the employment or compensation of any director, officer, employee, consultant or other agent of AVS, (v) relating to the sale or other disposition of any assets, properties or rights, (vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (vii) to which any federal, state or local governmental agency or authority is a party,
(viii) between AVS and any AVS stockholder or Affiliate of any AVS stockholder,
(ix) that restricts the operation of AVS anywhere in the world, (x) pursuant to which AVS is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets or stock of other Persons, (xi) providing for the license to AVS by third parties of rights to use software or other technology or providing for the performance of development services by or for any third party; or (xii) that is otherwise material to AVS or entered into other than in the ordinary course of business consistent with past practice. AVS is not in default under any such Contract, and there has been no event that with the giving of notice or the passage of time, or both, would constitute such a default or, to the knowledge of AVS, any default, or event that with the giving of notice or the passage of time, or both, would constitute such a default, by any other party thereto, existing with respect to any such Contract except for such defaults which, in the aggregate, would result in loss or liability to AVS of no more than $15,000, and AVS does not intend, and has not received notice that any party to any such Contract intends, to terminate, amend, not renew or cancel any such Contract. Each of the Contracts listed in Section 2.13 of the AVS Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of AVS and, to AVS's knowledge, the other parties thereto, enforceable in accordance with its terms. AVS has delivered to MUSE true and complete copies of all written Contracts described in Section 2.13 of the AVS Disclosure Schedule. AVS is not currently obligated to pay or liable for any amounts under any of the Contracts, nor is AVS aware of any facts or circumstances that could result in any claim under any Contract with respect to periods ending on or before the date of this Agreement, in each instance, for which an accrual on the AVS Financial Statements is or would have been required under GAAP and has not been made.

                  Section 2.14 Litigation. Except as set forth in Section 2.14 of the AVS Disclosure Schedule, there are no, nor have there been for the five years prior to the date of this Agreement any, (i) investigations pending or, to the knowledge of AVS, threatened affecting or potentially affecting AVS or any of its subsidiaries or the Business, (ii) actions, causes of action, claims, suits, proceedings, arbitrations, mediations or other alternative dispute resolution procedures, orders, writs, injunctions or decrees (each, a "Proceeding") entered against, involving, pending or, to the knowledge of AVS, threatened against AVS or any of its subsidiaries, in each case affecting or potentially affecting the operations of AVS or any of its subsidiaries, the Business, assets, properties or prospects of AVS or any of its subsidiaries, at law or in equity, or before or by any governmental entity, and (iii) existing or prior facts, circumstances or conditions that could reasonably form the basis for a Proceeding against AVS or any of its subsidiaries that would affect or potentially affect the operations of AVS or any of its subsidiaries, the Business, assets, properties or prospects of AVS or any of its subsidiaries. Each of AVS and its subsidiaries is not in default with respect to any Order of any governmental entity. AVS has delivered to MUSE accurate and complete copies of all documentation relating to each Proceeding.

                  Section 2.15 Plants, Buildings, Structures, Facilities and Equipment. No notice from any governmental entity has been received by AVS or any of its subsidiaries requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, any real property or any of the plants, building, structures, facilities or equipment located thereon. Neither AVS nor any of its subsidiaries has received notification of any alleged violation of any applicable deed restrictions or covenants or any building, zoning, subdivision, health, safety and other laws, including the Americans with Disabilities Act and the Occupational Safety and Health Act. No existing or prior facts or circumstances exist that could reasonably form the basis of any such notification.

                  Section 2.16 Insurance. Set forth in Section 2.16 of the AVS Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to AVS or the Business or maintained by AVS for any officer, director or employee of AVS. All policies set forth in Section 2.16 of the AVS Disclosure Schedule are in full force and effect and shall remain in full force and effect through the Closing Date and thereafter (until the scheduled expiration date or earlier termination caused by MUSE), notwithstanding the Merger and without any consent of the insurer or other action by AVS, MUSE or the insurer. With respect to all policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received by AVS with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and of all Contracts to which AVS is a party or otherwise bound and are valid, outstanding, enforceable and, to the knowledge of AVS, collectible policies and provide insurance coverage that is adequate and customary for businesses of similar size and type. Complete and accurate copies of all such policies and related documentation have previously been delivered to MUSE.

                  Section 2.17 Employee Benefit Plans.

                  (a) Except as set forth in Section 2.17 of the AVS Disclosure Schedule, neither AVS nor any ERISA Affiliate (as defined below) maintains or contributes to, has ever maintained or contributed to, or has or has ever incurred any liability (whether or not contingent) with respect to any employee benefit plan or any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding), or any employment, severance, termination or any similar agreement (each, a "Plan"). "ERISA Affiliate" means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as AVS; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with AVS; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either AVS, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

                  (b) Section 2.17 of the AVS Disclosure Schedule contains a list and a brief, general description of each Plan. AVS has delivered to MUSE true and complete copies of (A) each Plan, (B) the summary plan description, if any, for each Plan, (C) the latest annual report, if any, which has been filed with the Internal Revenue Service (the "IRS") for each Plan, (D) the most recent IRS determination letter for each Plan that is a pension plan (as defined in Section 3(2) of ERISA) intended to be qualified under Code Section 401(a) and
(E) copies of reports for the three most recent Plan years showing compliance with discrimination rules under those of Code Sections 401(a), 401(k), 401(m), 419, 419A, 505, 501(c)(9), 105(h), 125 or 129 applicable to such Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code, and, no amendment to or failure to amend any such Plan and, no other circumstance or event has occurred that adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of
Section 4975 of the Code and Section 406 of Title I of the

Employee Retirement Income Retirement Security Act of 1974, as amended ("ERISA"), with respect to any Plan. AVS has no commitment, whether or not legally binding, to create any additional employee benefit plan (as defined in Section 3(3) of ERISA) or to change the terms of any existing Plan.

                  (c) Neither AVS nor any ERISA Affiliate has ever maintained an employee benefit plan (as defined in Section 3(3) of ERISA) subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA.

                  (d) There are no Proceedings (as defined in Section 2.14) by any Plan participant, Plan beneficiary or any representative thereof, (other than routine claims for benefits) pending, or, to the knowledge of AVS, threatened, and no facts or circumstances exist which could give rise to any Proceeding. AVS has timely satisfied all funding, compliance and reporting requirements for all Plans. No event or condition exists or is reasonably expected to occur in connection with the administration of any Plan that would either (i) subject MUSE or any of its Affiliates to any liability, contingent or otherwise to the IRS, the Department of Labor ("DOL") or the Pension Benefit Guarantee Corporation (other than any liability for premiums payments to the Pension Benefit Guarantee Corporation) or (ii) cause the imposition of any lien on the assets of MUSE or any of its Affiliates under the Code or ERISA. No Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the DOL. With respect to each Plan, AVS has timely paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due, and any such expense accrued but not yet due has been properly reflected in the Financial Statements. Each Plan has been operated in accordance with its terms and complies in all material respects with all applicable Laws.

                  (e) No Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any individual beyond termination of employment except to the extent required under any state insurance Law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code (COBRA benefits). Except to the extent of such COBRA benefits, no Plan covers any individual other than an employee of AVS or dependents of employees under health and child care Plans disclosed to MUSE.

                  (f) Except as set forth in Section 2.17 of the AVS Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) entitle any Person providing or that has provided services at anytime to AVS to severance pay or termination benefits for which MUSE or any of its Affiliates may become liable, (B) except as provided in Section 1.9, solely as a result of their consummation, increase or accelerate any amount due under any Plan, require assets to be set aside or other forms of security to be provided with respect to any liability under any Plan, or result in any "parachute payment" (within the meaning of Code Section 280G) under any Plan or
(C) except as and to the extent accrued or reserved for on the Interim Balance Sheet, obligate AVS or any of its Affiliates to pay or otherwise be liable for any compensation (including options, warrants, rights and similar instruments), vacation days, pension contribution or other benefits to any such Person for periods before the Closing Date or for personnel whom AVS does not actually employ.

                  Section 2.18 Tax Matters.

                  (a) All federal, state, local and foreign tax returns and tax reports required to be filed by AVS and its subsidiaries on or prior to the Closing Date (giving effect to any valid requests for extension that have been, or will be, validly filed and granted) have been or will be filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are and will be true, correct and complete in all material respects and disclose all taxes required to be paid by AVS and its subsidiaries. All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by AVS and its subsidiaries with respect to periods through the Closing Date have been or will be fully paid on a timely basis or will be adequately reserved for on the Interim Balance Sheet. Each of AVS and its subsidiaries is not currently the beneficiary of any extension of time within which to file any tax return, except that the periods for filing tax returns for the year ending December 31, 1999 are currently on such extensions. There are no Liens for taxes upon the assets of AVS and its subsidiaries except for statutory liens for current taxes not yet due.

                  (b) No claim has ever been made by an authority in a jurisdiction where each of AVS and its subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction, and each of AVS and its subsidiaries has not received any notice or request for information from any such authority.

                  (c) No issues have been raised with AVS or any of its subsidiaries by the IRS or any other taxing authority in connection with any tax return or report filed by AVS or any of its subsidiaries relating to AVS or its subsidiaries, and there are no issues which, either individually or in the aggregate, could reasonably result in any liability for tax obligations of AVS or any of its subsidiaries relating to periods ending on or before the Closing Date in excess of the accrued liability for taxes shown on the Interim Balance Sheet. No waivers or extensions of statutes of limitations have been given or requested with respect to AVS or any of its subsidiaries. Except as set forth in
Section 2.18(c) of the AVS Disclosure Schedule, neither AVS nor any of its subsidiaries have been, or have received notice that AVS or any of its subsidiaries may be, subject to an audit by any federal, state, local or foreign tax authority.

                  (d) No material differences exist between the amounts of the book basis and tax basis of assets that are not accounted for by an accrual on the books of AVS and its subsidiaries for income tax purposes. AVS and its subsidiaries will not be required to recognize for income tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting for tax purposes in a tax period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

                  (e) All transactions or methods of accounting that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax return in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990.

                  (f) Each of AVS and its subsidiaries is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(11) of the Code.

                  (g) AVS and its subsidiaries have complied (and until the Closing will comply) with all applicable Laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other Laws) and, within the time and in the manner prescribed by Law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

                  (h) Each of AVS and its subsidiaries is not a party to any tax-sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect on the Closing Date.

                  (i) Each of AVS and its subsidiaries is not subject to any liability under Treasury Regulations 1.1502-6 or any comparable provision of state, local or foreign tax law or regulation.

                  (j) There are no tax rulings, requests for rulings, closing agreements or changes of accounting method relating to AVS and any of its subsidiaries that could affect their liability for Taxes for any period after the Closing. No power of attorney with respect to any matter relating to Taxes of AVS and any of its subsidiaries is currently in force. No excess loss account (as referred to in Treasury Regulations Section 1.1502-19) exists with respect to any subsidiary of AVS. AVS and its subsidiaries do not have any deferred gain or loss (i) arising from deferred intercompany transactions (as referred to in Treasury Regulations Section 1.1502- 13), or (ii) with respect to the stock or obligations of any other member of AVS's affiliated group (as described in Treasury Regulations Section 1.1502-14). Neither AVS nor any of its subsidiaries has filed a consent under Section 341(f) of the Code or any comparable provision of state revenue statutes. No property of AVS or any of its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Neither AVS or any of its subsidiaries is a party to any lease made pursuant to
Section 168(f) of the Code. Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of AVS or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any AVS Employee Plans or other compensation arrangement entered into or in effect prior to the Closing would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

                  (k) AVS does not file, and has never filed or been included in, a consolidated Return for federal Income Tax purposes; provided that AVS was included in a consolidated Return for federal Income Tax purposes with Stardent Computer Inc. for the period November 15, 1991 (inception) through December 31, 1991.

                  (l) For purposes of this Agreement, except as otherwise expressly provided, unless the context otherwise requires:

                           "income taxes" means any federal, state, local, or
foreign income, or franchise Tax and in each instance any interest, penalties, or additions to tax attributable to such Tax;

                           "return" means any report, return, statement,
estimate, declaration, form, or other information required to be supplied to a taxing authority in connection with Taxes; and

                           "tax" or "taxes" means taxes of any kind, levies or
other like assessments, customs, duties, imposts, charges or, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local, or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, or additions to tax attributable to any such Tax.

                  Section 2.19 Environmental Matters.

                  (a) The operations of AVS and its subsidiaries comply with all applicable federal, state, local, and foreign laws, codes, regulations, requirements, directives, Orders and common law, and all administrative or judicial interpretations thereof that may be enforced by any governmental entity, other Person or court, relating to pollution, the protection of human health, the protection of the environment or the emission, discharge, disposal, storage, transportation, Release (as defined below) or threatened Release of materials in or into the environment, including the Occupational Safety and Health Act (collectively, "Environmental Laws"). "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Leased Real Property or other property. "Contaminant" means any pollutant contaminant, chemical or industrial, hazardous or toxic material or waste for which liability or standards of conduct are imposed under Environmental Laws, and includes asbestos or asbestos-containing materials, PCBs, and petroleum, oil or petroleum or oil products or derivatives.

                  (b) Each of AVS and its subsidiaries has obtained all environmental, health and safety Governmental Permits (as defined in Section 2.22) necessary for the operation of the Business, and all such Governmental Permits are in full force and effect and will not be revoked, suspended or otherwise adversely affected by the consummation of the transactions contemplated hereby. Each of AVS and its subsidiaries is in compliance with all terms and conditions of such Governmental Permits.

                  (c) Neither AVS nor its subsidiaries is subject to any judicial, administrative or other Proceeding, Order or settlement alleging or addressing a violation of or liability or Indebtedness under any Environmental Law.

                  (d) Neither AVS nor its subsidiaries has received any notice or claim (whether written or oral) to the effect that it is or may be liable to any governmental entity or any other Person as a result of the Release or threatened Release of a Contaminant, and, to the knowledge of AVS, there are no existing or prior facts, circumstances or conditions that could reasonably form the basis for such a notice or claim against AVS or any of its subsidiaries. Neither AVS nor its subsidiaries has sent or arranged for the disposal of any Contaminant generated by AVS or any of its subsidiaries or their respective operations to or at any disposal site that (i) is undergoing, or, to the knowledge of AVS, could reasonably be expected to undergo, remedial action; (ii) is listed or proposed for listing on the National Priorities List pursuant to Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder; or (iii) could give rise to any claim of damages, fines, fees, penalties, deficiencies, losses or expenses (including without limitation interest, court costs, fees of attorneys, accountants, consultants and other experts or other expenses of litigation or other Proceedings) or of any claim, default or assessment without regard to any reserves therefor (collectively, a "Loss") on the part of AVS.

                  (e) Except as set forth in Section 2.19(e) of the AVS Disclosure Schedule, there have been no environmental investigations, studies, audits, tests, reviews or other analysis conducted by or on behalf of, or which are in the possession of, AVS or any of its subsidiaries in relation to any site or facility now or previously owned, operated or leased by AVS or any of its subsidiaries which have not been delivered to MUSE prior to the execution of this Agreement.

                  Section 2.20 Labor Relations; Employees.

                  (a) There is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or, to the knowledge of AVS, threatened against AVS or any of its subsidiaries, and during the last five years there has not been any such action, and there are no existing or prior facts, circumstances or conditions that are reasonably likely to lead to such an action. There are no union claims to represent the employees of AVS or any of its subsidiaries, nor have there been any such claims within the last five years. There is no written or oral contract, commitment, agreement, understanding or other arrangement with any labor organization or multi-employer or union benefit or pension fund, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of AVS or any of its subsidiaries, nor is AVS or any of its subsidiaries a party to or bound by any collective bargaining or similar agreement. There is, and within the last five years has been, no representation of the employees of AVS or any of its subsidiaries by any labor organization and, to the knowledge of AVS, there are no union organizing activities among the employees of AVS or any of its subsidiaries, nor does any question concerning representation exist concerning such employees.

                  (b) Section 2.20(b) of the AVS Disclosure Schedule sets forth all personnel policies, rules or procedures (whether written or oral) applicable to employees of AVS and its subsidiaries, and AVS has delivered to MUSE complete and accurate copies of all such written policies, rules or procedures plus summaries of all oral policies, rules or procedures. Neither AVS nor any of its subsidiaries have engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, ordinance or regulation, and each of AVS and it subsidiaries is and has for the past five years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There is no unfair labor practice charge or complaint against AVS pending or, to the knowledge of AVS, threatened before the National Labor Relations Board or any similar state or foreign agency, and there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor. There is no grievance pending or, to the knowledge of AVS, threatened against AVS or any of its subsidiaries arising out of any collective bargaining agreement or other grievance procedure, and there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor. There are no charges with respect to or relating to AVS or any of its subsidiaries pending or, to the knowledge of AVS, threatened before the Equal Employment Opportunity Commission or any other governmental entity responsible for the prevention of unlawful employment practices, and there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor. There are no workers compensation claims pending, and AVS has no knowledge of any such potential claim. AVS has not received notice of the intent of any government entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to AVS or any of its subsidiaries and, to the knowledge of AVS, no such investigation is in progress. No complaints, lawsuits or other Proceedings are pending or, to the knowledge of AVS, threatened in any forum by or on behalf of any present or former employee of AVS or any of its subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract for employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

                  (c) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), AVS and each of its subsidiaries have not effectuated or experienced (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used by AVS or any of its subsidiaries; or (ii) a "mass layoff" (as defined in the WARN
Act) affecting any site of employment or facility used by AVS or any of its subsidiaries, nor has AVS or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of AVS's employees has suffered an "employment loss" (as defined in the WARN Act) at any time prior to the Closing Date.

                  (d) Each of AVS and its subsidiaries has complied with all employment verification procedures including proper completion of Forms I-9 as it relates to all of its current and former employees. Each of AVS and its subsidiaries has complied with all applicable immigration, visa and work-related laws, codes and regulations of the United States in general.

                  Section 2.21 Compliance with Law. Each of AVS and its subsidiaries has complied for the past five years and is presently complying with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees or other pronouncements having the effect of any of the foregoing, of all governmental entities having jurisdiction (collectively, "Laws"), including the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building laws. AVS has not received written notification of any asserted present or past failure by AVS or any of its subsidiaries to so comply with the Laws and there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such notification or assertion. The representations of this Section 2.21 are intended to be in addition to and not as a qualification of Section 2.19 or any other Section in this Article II.

                  Section 2.22 Government Permits. Each of AVS and its subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from all governmental entities that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called "Governmental Permits"). Such Governmental Permits are in full force and effect, no violations are or have been recorded in respect thereof, no Proceeding is pending, or, to the knowledge of AVS, threatened, to revoke or limit any thereof or to affect the rights of AVS or any of its subsidiaries under any thereof. AVS does not know of any basis for any such Proceeding, and none of such Governmental Permits will be revoked, suspended or otherwise adversely affected by the consummation of the transactions contemplated hereby. Section 2.22 of the AVS Disclosure Schedule sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all Governmental Permits have been delivered to MUSE.

                  Section 2.23 Bank Accounts; Powers-of-Attorney. Section 2.23 of the AVS Disclosure Schedule contains a true and complete list of (i) all bank accounts and safe deposit boxes of AVS and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers-of-attorney from AVS and a summary of the terms thereof, true copies of all such powers-of-attorney have been previously delivered to MUSE.

                  Section 2.24 Brokers or Finders. Except as set forth in
Section 2.24 of the AVS Disclosure Schedule, neither MUSE nor any of its Affiliates will have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated herein by reason of any action taken by or on behalf of AVS or any of their respective Affiliates.

                  Section 2.25 Transactions with Affiliates.

                  (a) Except as set forth in Section 2.25(a) of the AVS Disclosure Schedule, each of AVS and its subsidiaries has no outstanding Indebtedness, liabilities or obligations of any nature (accrued or unaccrued, contingent or fixed) for amounts owing to, or notes or accounts receivable from, or leases, Contracts or other commitments or arrangements with or for the benefit of, any of the AVS stockholders, or any of their respective Affiliates, associates or family members, or any of AVS's directors, officers or employees or Affiliates of any of the foregoing.

                  (b) As of the Closing Date, (i) all Indebtedness, liabilities and obligations set forth in Section 2.25(a) of the AVS Disclosure Schedule shall have been repaid in cash and in full, (ii) all amounts owing on notes and all accounts receivable set forth in Section 2.25(a) of the AVS Disclosure Schedule shall have been collected by AVS in cash and in full and (iii) all leases, Contracts and other commitments and arrangements set forth in Section 2.25(a) of the AVS Disclosure Schedule shall have been irrevocably terminated without continuing liability on the part of MUSE or AVS.

                  (c) Since December 31, 1999, AVS has not made any payments, loans or advances of any kind or paid any dividends or distributions of any kind to or for the benefit of the AVS stockholders or any of their respective Affiliates, associates or family members, other than as set forth in Section 2.8 of the AVS Disclosure Schedule.

                  Section 2.26 Customers and Suppliers. Section 2.26 of the AVS Disclosure Schedule sets forth a true and complete list of the names and addresses of the ten largest suppliers (and for each such supplier the dollar volume and percentage of total purchases of similar items from all suppliers of such item) of products and services to AVS and the ten largest customers (and for each such customer the dollar volume and percentage of total sales of AVS to all customers) of products and services of AVS during the 12 months ended December 31, 1998 and December 31, 1999, indicating any existing contractual arrangements for continued supply from or to each such firm. Except as set forth in Section 2.26 of the AVS Disclosure Schedule, there exists no actual or, to the knowledge of AVS, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of AVS with any customer or group of customers which are listed in Section 2.26 of the AVS Disclosure Schedule or which are otherwise material to the operations of the Business, or with any supplier or group of suppliers which are listed in
Section 2.26 of the AVS Disclosure Schedule or which are otherwise material to the operations of the Business, and AVS has not received any report or other information from any employee, sales representative or other Person who reports to AVS on such matters in the ordinary course of business regarding the existence of any present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives (including the consummation of the transactions contemplated in this Agreement) that would materially adversely affect the Business or the prospects of AVS or the Business or prevent the conduct of the Business after the consummation of the transactions contemplated in this Agreement on substantially the same terms as the Business has been conducted. AVS has delivered to MUSE copies of all written Contracts or other arrangements and written summaries of any oral arrangements with the customers and suppliers listed in Section 2.26 of the AVS Disclosure Schedule.

                  Section 2.27 Accounts Receivable and Payables. The accounts and notes receivable and all other receivables shown on the Interim Balance Sheet (subject to reserves for non-collectibility as reflected therein), and all receivables acquired or generated by AVS since March 31, 2000, are bona fide receivables and represent amounts due with respect to actual, arm's-length transactions entered into in the ordinary course of business consistent with past practice and AVS is not aware of any facts or circumstances that would render such amounts uncollectable in excess of the reserves for such recorded on the Interim Balance Sheet. Such reserves for non-collectibility have been reflected on the Interim Balance Sheet in accordance with GAAP and are adequate. No such account has been assigned or pledged to any other Person, and no defense or set-off or similar right to any such account has been asserted by the account obligor.

                  Section 2.28 Guarantees.

                  (a) Except as set forth in Section 2.28(a) of the AVS Disclosure Schedule, none of the Indebtedness, liabilities or obligations of AVS is guaranteed by AVS stockholders or their respective Affiliates, associates or family members or by any of AVS's officers, directors or employees or Affiliates of any of the foregoing.

                  (b) Except as set forth on Section 2.28(b) of the AVS Disclosure Schedule, AVS is not a guarantor or co-obligor of any Indebtedness, liability or obligation of any AVS stockholder or any AVS stockholder's Affiliates, associates or family members or of AVS's officers, directors or employees or Affiliates of any of the foregoing.

                  Section 2.29 Common Activities. In the conduct of the Business, the assets of AVS have not been commingled with those of any Affiliate or associate of AVS, and AVS has not engaged in any joint activities with regard to the purchase or sale of products or services, failed to maintain appropriate distinction between the Business and assets and property of AVS and those of any other Person or engaged in any other acts or omitted to take any other action which could reasonably be expected to form the basis for any claim or assertion that AVS or its property or assets were responsible for any Indebtedness, liability or obligation of any other Person.

                  Section 2.30 Disclosure. The representations and warranties by AVS in this Agreement and the Escrow Agreement and the statements contained in the AVS Disclosure Schedule or any other schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by AVS to MUSE pursuant to this Agreement or in connection with the transactions contemplated hereby do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading. AVS has delivered to MUSE or its counsel true and complete copies of all material certificates, exhibits, schedules, agreements or documents and has notified MUSE or its counsel of all events, facts, circumstances, violations or other matters that to the best of its knowledge after due inquiry may have a Material Adverse Effect on the Business, transactions contemplated in this Agreement or the Escrow Agreement, or the business or operations of MUSE subsequent to the Merger.

                  Section 2.31 Information Supplied.

                  (a) None of the information supplied or to be supplied by AVS for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 4.16) will, at the time the Form S-4 is filed with the Securities and Exchange Commission (the "SEC"), at any time it is amended or supplemented or at the time it becomes effective under the Securities Exchange Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/ Prospectus (as defined in Section 4.16) will, on the date it is first mailed to AVS stockholders or MUSE stockholders or at the time of the AVS and MUSE stockholders' meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and the rules and regulations of the SEC thereunder.

                  (b) Notwithstanding the foregoing provision of this Section 2.31, no representation or warranty is made by AVS with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/ Prospectus based on information supplied by MUSE or Sub for inclusion or incorporation by reference therein.

                  Section 2.32 Vote Required. Other than the Liquidation Preference Waiver (as defined in Section 5.1(l)), the affirmative vote of the holders of a majority of the AVS Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, each voting separately as a class, in accordance with applicable law to adopt this Agreement and approve the Merger (the

"Required AVS Vote") is the only vote of the holders of any class or series of AVS capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated thereby. In addition, upon obtaining the Required AVS Vote, the AVS Stockholders also shall have approved the appointment of the Stockholder Representatives as their attorneys-in-fact and agents in connection with this Agreement, the Escrow Amount and the Escrow Agreement as further described in Section 4.15 (b).

                  Section 2.33 No Stockholder Agreements. Neither AVS nor, to its knowledge, any stockholder of AVS has entered into any agreements, arrangements or understandings with respect to the capital stock or voting of the capital stock of AVS, except for any voting agreements as contemplated in the Letter of Intent, dated May 4, 2000, between MUSE and AVS.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF MUSE AND SUB

                  MUSE and Sub represent and warrant to AVS as follows:

                  Section 3.1 Organization, Standing and Qualification. MUSE is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. MUSE is duly qualified or licensed to do business and in good standing in each jurisdiction in which its property is owned, leased or operated or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on MUSE. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

                  Section 3.2 Authority.

                  (a) MUSE has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. MUSE has all requisite corporate power and authority to enter into the Escrow Agreement, and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MUSE. This Agreement has been duly executed and delivered by MUSE. This Agreement does, and, when executed and delivered by MUSE, the Escrow Agreement will, constitute legal, valid and binding obligations of MUSE, enforceable against MUSE in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (b) Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sub. This Agreement has been duly executed and delivered by Sub and constitutes legal, valid and binding obligations of Sub, enforceable against Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  Section 3.3 Capitalization. The authorized capital stock of MUSE consists of 50,000,000 shares of MUSE Common Stock. As of the date hereof, 10,808,882 shares of MUSE Common Stock are issued and outstanding, 5,231,250 shares of MUSE Common Stock are reserved for issuance pursuant to options granted or to be granted under the MUSE 1995 Stock Option Plan and the MUSE 1996 Stock Option Plan, 155,263 shares of MUSE Common Stock are held in MUSE's treasury, and 2,810,033 shares are reserved for issuance pursuant to outstanding warrants to purchase MUSE Common Stock, and there are no other shares of capital stock of MUSE authorized, issued or outstanding, except as otherwise set forth in this Agreement and the transactions contemplated hereby or as otherwise set forth in the MUSE SEC Reports (as hereinafter defined).

                  Section 3.4 Validity; Issuance of Shares. The shares of MUSE Common Stock being issued as Merger Consideration have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable. The shares of MUSE Common Stock when issued upon the exercise of the MUSE Options and in accordance with the MUSE Stock Incentive Plan and Stock Option Agreements will be duly authorized, validly issued, fully paid and non-assessable. The MUSE Options have been duly authorized, and when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of MUSE, enforceable against MUSE in accordance with their terms.

                  Section 3.5 Consents and Approvals; No Violation.

                  (a) Neither the execution and delivery of this Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by MUSE with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the certificate of incorporation or by-laws or other constitutive documents of MUSE, (ii) conflict with or result (with or without notice or lapse of time or both) in a default (or give rise to any right of reimbursement, termination, cancellation, modification or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit agreement or other instrument or obligation to which MUSE is a party, or by which MUSE or its properties or assets may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents are described in Section 3.5 of the disclosure schedule delivered to AVS prior to the date of this Agreement (the "MUSE Disclosure Schedule") and are required to be obtained prior to Closing, or (iii) violate any Law or Order applicable to MUSE or its properties or assets; or (iv) result in the creation or imposition of any Lien upon any property or assets used in MUSE's business. Except as set forth in Section 3.5 of the MUSE Disclosure Schedule, no consent or approval by, or any notification of or filing with, or other action of any Person (governmental or private) that has not been obtained is required in connection with the execution, delivery and performance by MUSE of this Agreement or the Escrow Agreement. There is no Proceeding pending or, to the knowledge of MUSE, threatened against MUSE or Sub that seeks to prevent the consummation of the transactions contemplated herein or in any Transaction Agreement to which MUSE is a party.

                  (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby nor compliance by Sub with any of the provisions hereof will (i) conflict with or result in a breach of the certificate of incorporation or by-laws or other constitutive documents of Sub or (ii) violate any Law or Order applicable to Sub or the properties or assets of Sub that would prevent or materially impair the consummation of the transactions contemplated hereby.

                  Section 3.6 Brokers or Finders. Neither MUSE nor Sub will have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated herein by reason of any action taken by or on behalf of MUSE or Sub.

                  Section 3.7 Information Supplied.

                  (a) None of the information supplied or to be supplied by MUSE for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to AVS stockholders or at the time of the AVS stockholders' meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (b) Notwithstanding the foregoing provision of this Section 3.7, no representation or warranty is made by MUSE with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/ Prospectus based on information supplied by AVS for inclusion or incorporation by reference therein.

                  Section 3.8 Public Reports. MUSE has and, at the Effective Time will have, filed all required forms, reports and documents with the SEC since November 16, 1998, (collectively, the "MUSE SEC Reports") all of which have and shall have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and MUSE is current in all of its required filings under the Exchange Act. As of their respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the MUSE SEC Reports, including, without limitation, any financial statements or schedules included therein, contained or shall have contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets (including the related notes) included in the MUSE SEC Reports fairly presents the consolidated financial position of MUSE and its subsidiaries as of the respective dates thereof, and the other related financial statements (including the related notes) included therein fairly presented the consolidated results of operations and changes in financial position of MUSE and its subsidiaries for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the MUSE SEC Reports has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein.

                  Section 3.9 Operation of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation will continue to operate the prior AVS business as a separate subsidiary of MUSE. MUSE represents that it has no current plans or intentions following the Effective Time to (i) materially change the operations or location of operations of AVS as conducted immediately prior to the Effective Time, (ii) cause the Surviving Corporation to sell, transfer or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or for the payment of expenses incurred by the Surviving Corporation in the Merger,
(iii) liquidate the Surviving Corporation, (iv) merge the Surviving Corporation with or into another corporation, including MUSE or its Affiliates, (v) sell, distribute or otherwise dispose of the common stock of the Surviving Corporation, (vi) issue additional shares of stock (or rights to acquire shares of stock) of the Surviving Corporation that would result in MUSE losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code, or (vii) reacquire any of the MUSE Common Stock issued in the Merger.

                  Section 3.10 Disclosure. The representations and warranties by MUSE in this Agreement and the Escrow Agreement and the statements contained in the MUSE Disclosure Schedule or any other schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by MUSE to AVS pursuant to this Agreement or in connection with the transactions contemplated hereby do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

                                    ARTICLE IV

                                    COVENANTS

                  Section 4.1 Conduct of Business.

                  (a) From the date hereof until the Closing Date, except as otherwise consented to by MUSE in writing, AVS shall operate the Business only in the ordinary course of business consistent with past practice.

                  (b) Without limiting the generality of the foregoing, (i) AVS shall use all reasonable efforts to preserve intact in all material respects AVS's present business organization and reputation and to preserve its relationships with employees, creditors, customers and suppliers and others having significant business relationships with AVS, (ii) AVS shall not, without the prior written consent of MUSE, directly or indirectly, cause or permit any state of affairs, action or omission described in clauses (a) through (n) of
Section 2.8, and (iii) AVS shall not take, or agree to commit to take, any action that would make any representation or warranty of AVS contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date.

                  Section 4.2 Access to AVS Information.

                  (a) AVS shall (i) give MUSE and its officers, directors, employees, agents, counsel, accountants, financial advisors, existing lenders, consultants and other representatives (collectively, "Representatives") reasonable access, upon reasonable prior notice, to all officers and accountants of AVS and to all Books and Records, offices and other facilities and properties utilized by AVS in connection with the Business and all information relating to AVS, the Business and the properties, assets, Contracts, financial condition, results of operations and prospects of AVS as MUSE or its Representatives may reasonably request, (ii) permit MUSE and its Representatives to make such inspections thereof and, with the prior consent of AVS (which shall not be unreasonably withheld), interview such personnel, customers and vendors of AVS during normal business hours as MUSE or its Representatives may reasonably request, (iii) cause AVS's officers and auditors to furnish MUSE and its Representatives with such financial and operating data and other information with respect to the items set forth in clause (i) as MUSE or its Representatives may from time to time reasonably request, and cause the auditors to deliver their work papers related to such information if MUSE or its Representatives shall so request, and (iv) at MUSE's or its Representatives' reasonable request, cause AVS's officers to compile information that has not been compiled for another purpose.

                  (b) MUSE shall hold any such information which is nonpublic in confidence in accordance with the provisions of the confidentiality agreements, dated April 7, 2000 and April 17, 2000 between AVS and MUSE.

                  Section 4.3 Best Efforts.

                  (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable, including (i) the preparation and filing of any forms, registrations and notices required to be filed to consummate the transactions contemplated in this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or governmental entity and (ii) the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to and, except as otherwise not permitted by Law, provide the other (or its Representatives) copies of, all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with this Agreement and the transactions contemplated by this Agreement or as otherwise reasonably requested.

                  (b) Each party hereto shall promptly inform the other of any communication from any governmental entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such governmental entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party(ies), an appropriate response in compliance with such request.

                  (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require MUSE or any of its Affiliates to enter into any agreement with any governmental entity or to consent to any Order requiring any of them to hold, separate or divest, or to restrict the dominion or control of any of them over, any of their respective assets, properties or businesses or to submit to the laws and regulations of such governmental entity or qualify to do business or submit to process in any other jurisdiction.

                  Section 4.4 No Solicitation by AVS. AVS shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Business Combination (as defined below). For a period from the date hereof to the Closing Date, AVS shall not, and AVS shall cause its respective Affiliates and Representatives not to, directly or indirectly, take any action to (i) initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person with respect to a Business Combination or engage in any Business Combination,
(ii) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination or (iii) furnish or cause to be furnished any information with respect to AVS to any Person (other than as expressly provided in Section 4.2 of this Agreement) who AVS or any of its respective Affiliates or Representatives knows or has reason to believe is in the process of considering any Business

Combination. If AVS or any of its respective Affiliates or Representatives receives from any Person any offer, inquiry or informational request referred to above (an "Acquisition Proposal"), AVS will, or will cause such Affiliate or Representative to, promptly advise such Person, by written notice, of the terms of this Section 4.4 and promptly, orally and in writing, advise MUSE of such offer, inquiry or informational request. "Business Combination" means any merger, consolidation or combination to which AVS is a party, any sale, dividend, split or other disposition of the capital stock of or other equity interest in AVS or any sale, dividend or other disposition of any of the assets and properties of AVS, other than in the ordinary course of business and the transactions contemplated herein.

                  Section 4.5 Fees and Expenses. MUSE and Sub, on the one hand, and AVS, on the other hand, shall pay their own fees, costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated herein, including the performance of such party's obligations hereunder (including, but not limited to, the fees and disbursements of counsel and advisors).

                  Section 4.6 Public Announcements. None of MUSE, Sub or AVS will, and each will cause its respective Affiliates and Representatives not to, issue or cause the publication of any press release or otherwise make any public statement with respect to the transactions contemplated herein without the prior written consent of the parties hereto, provided that any party hereto may make a public announcement to the extent required by any applicable Law or Order (including the rules, regulations or interpretations of the Securities and Exchange Commission or any national securities exchange), which required public disclosure shall be submitted to the non-disclosing party sufficiently in advance to afford such non-disclosing party an opportunity to comment on such disclosure.

                  Section 4.7 Books and Records. AVS shall maintain all Books and Records in the regular and customary manner as such Books and Records have been maintained consistent with past practices.

                  Section 4.8 Compliance with Laws, Orders and Contracts. AVS shall comply in all material respects with all Laws, Orders and Contracts applicable to the Business or to AVS and, promptly following receipt thereof, give MUSE copies of any notice received from any governmental entity or other Person alleging any violation of any such Law, Order or Contract.

                  Section 4.9 Certain Activities between Signing and Closing.

                  (a) From the date hereof until the Closing, except as required by Law, without the prior written consent of MUSE, AVS shall not make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such other action or omission would have the effect of increasing the tax liability or decreasing any tax benefit or tax refund or similar matter of AVS or MUSE as a result of the transactions contemplated herein.

                  (b) All tax returns with respect to AVS (i) shall, to the extent required to be filed on or before the Closing Date (taking into account any valid extensions), be filed by AVS when due in accordance with all applicable Laws and (ii) shall, as of the time of filing, correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of AVS and any other information required to be shown therein.

                  (c) From the date hereof until the Closing, without the prior written consent of MUSE, AVS shall not amend or adopt any Plan, except as required by Law.

                  Section 4.10 Tax Matters.

                  (a) MUSE shall file with the appropriate tax authorities all federal, state, local and foreign tax returns and tax reports required to be filed on behalf of AVS or Sub for any taxable period (or portion thereof) ending after the Closing Date. With respect to any return or report that may affect the liability of the AVS Stockholders under Article VI, MUSE will allow the Stockholder Representatives on behalf of the AVS Stockholders an opportunity to review and comment upon any such report or return at least thirty (30) days prior to its filing. MUSE will take no position on any such returns or reports that is inconsistent with AVS's past custom and practice and that would adversely affect the AVS Stockholders, except to the extent that such position is either required by law or a taxing authority. MUSE also shall not make any amendment to any report or return that may affect the liability of the AVS Stockholders under Article VI, without the Stockholder Representatives' (on behalf of the AVS Stockholders) prior written consent. In the event that the parties cannot agree as to any disputed item on any return or report within ten
(10) business days after the Stockholder Representatives' notice of objections, the parties shall jointly select a firm of nationally recognized independent accountants (or, if they cannot agree on the selection of such a firm within 5 business days, then MUSE and the Stockholder Representatives shall, within an additional 3 business days, each select its own nationally recognized independent accounting firm, which two firms shall select a third nationally recognized accounting firm) to resolve the dispute within an additional 5 business days. Such firm's determination shall be final and binding on the parties, and any expenses relating to the engagement of such firm shall be split by the parties.

                  (b) The Stockholder Representatives shall have the right to control any audits of or administrative or court proceedings to the extent they relate to taxable periods of AVS that affect the liability of the AVS Stockholders under Article VI. In such matters, the Stockholder Representatives shall have the right to employ counsel of their own choice, but reasonably satisfactory to MUSE, and at its own expense, MUSE (and its counsel) shall have the right to participate in any audits or other proceedings, and the Stockholder Representatives shall have the right to settle the issues as to which they are obligated to make full indemnification. Notwithstanding the foregoing, neither the Stockholder Representatives nor the AVS Stockholders shall be entitled to settle, either administratively or after the commencement of litigation, any claim for taxes of AVS, or otherwise bind AVS, if such settlement would adversely affect MUSE (including, without limitation, the imposition of income tax deficiencies, a change of accounting method, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carry forwards), without the prior written consent of MUSE, which consent shall not be unreasonably withheld.

                  (c) After the Closing Date, MUSE and the former officers and directors of AVS shall:

                           (i) assist in all reasonable respects (and cause
their respective Affiliates to assist) the other party in preparing any tax returns or reports which such other party is responsible for preparing and filing in accordance with this Section 4.10;

                           (ii) cooperate in all reasonable respects with each
other in preparing for any audits of, or disputes with taxing authorities regarding, the tax returns of AVS including providing powers of attorney to authorized representatives of the AVS Stockholders;

                           (iii) make available to the other and to any taxing
authority, as reasonably requested, all information, records and documents relating to taxes of AVS and in connection therewith, AVS shall retain all such records until the expiration of the applicable period for the assessment of tax including extensions thereof;

                           (iv) provide timely notice to the other in writing of
any pending or threatened tax audit or assessments of AVS for taxable periods for which the other may have a liability under this Section 4.10; and

                           (v) furnish the other with copies of all
correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

                  (d) All taxes that are not due and payable on or prior to the Closing Date but which relate to a tax period ending on or prior to the Closing Date shall be paid from the Escrow Amount when due but only to the extent such taxes exceed the amount accrued (to the extent such accruals are consistent with past practice) on the Interim Balance Sheet and amounts arising in the ordinary course of business between the Interim Balance Sheet date and the Closing.

                  Section 4.11 AVS Employee and Affiliate Non-Disclosure. AVS shall require each of the AVS employees listed on Schedule B to enter into MUSE's standard confidentiality and trade secrets/invention agreements, each in the form of Exhibit J1; provided, however, that such employees shall not be required to enter into MUSE's standard confidentiality and trade secrets/ invention agreement if a substantially similar agreement is currently in effect between such employees and AVS; and provided, further, that (i) the form of agreement regarding proprietary information and inventions, non-competition, arbitration, at-will employment and other matters attached as Exhibit J2 shall be deemed so to be substantially similar and (ii) there shall be appropriate modifications in such forms of agreements with respect to employees listed on Schedule B who are not based in the United States to reflect customary business practices in the software industry in the country in which the employee is based.

                  Section 4.12 Expenditures. AVS agrees that it will not make any capital expenditure in excess of $50,000 (or $100,000 in the aggregate) or engage in any extraordinary corporate or business transactions, including, but not limited to, stock splits, dividends, repurchases or recapitalizations, without the express written approval of MUSE.

                  Section 4.13 Closing Financial Statements. On the business day prior to the Closing Date, AVS shall deliver to MUSE an unaudited balance sheet (the "Closing Balance Sheet") as of the end of the month immediately preceding the Closing Date (the "Determination Date") and the related unaudited statements of operations and cash flows for the period from January 1, 2000 through the Determination Date, each prepared in accordance with GAAP subject to year-end adjustments and the absence of notes (together with the Closing Balance Sheet, the "Closing Financial Statements").

                  Section 4.14 Employee Benefits Matters. All AVS employees shall continue on their existing benefit plans until such time after the Closing, in MUSE's sole and absolute discretion, as MUSE decides to convert to employee benefit plans and programs maintained by MUSE at that time.

                  Section 4.15 Preparation of Proxy Statement; Stockholders Meeting.

                  (a) As promptly as reasonably practicable following the date hereof, MUSE and AVS shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Proxy Statement/ Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and MUSE shall prepare and file a registration statement on Form S-4 (the "Form S-4") with respect to the issuance of MUSE Common Stock in the Merger (the "Share Issuance"). The Proxy Statement/ Prospectus will be included in and will constitute a part of the Form S-4 as MUSE's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of MUSE and AVS shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. MUSE and AVS shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus received from the SEC. MUSE will provide AVS with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide AVS with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that AVS, in connection with a Change in the AVS Recommendation (as defined below), may amend or supplement the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the AVS Recommendation, (ii) a statement of the reasons of the Board of Directors of AVS for making such Change in the AVS Recommendation and (iii) additional information reasonably related to the foregoing. AVS will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to AVS's stockholders, in each case after the Form S-4 is declared effective under the Securities Act. MUSE shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and AVS shall furnish all information concerning AVS and the holders of AVS Capital Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the MUSE Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to MUSE or AVS, or any of their respective affiliates, officers or directors, should be discovered by MUSE or AVS which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of AVS.

                  (b) AVS shall duly take (subject to compliance with the provisions of Section 2.31 (provided that AVS shall have used reasonable best efforts to ensure that such representations are true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable in accordance with the DGCL (the "AVS Stockholder Meeting") or solicit its stockholders by written consent for the purpose of obtaining the Required AVS Vote with respect to the transactions contemplated by this Agreement, which vote shall constitute the consent of the AVS Stockholders to the provisions of this Agreement applicable to the AVS Stockholders and the irrevocable appointment of the Stockholder Representatives, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution, to act solely and exclusively on behalf of, and in the name of, the AVS Stockholders with respect to any matters relating to this Agreement, the Escrow Amount, the Escrow Agreement or any agreement, instrument, document or certificate to be executed and delivered by or on behalf of the AVS Stockholders pursuant hereto and thereto, with the full power, without the further consent of the AVS Stockholders, to exercise as the Stockholder Representatives in their sole discretion deem appropriate, all of the powers which the AVS Stockholders could exercise under the provisions of this Agreement and the Escrow Agreement or any document or certificate to be executed and delivered by or on behalf of the AVS Stockholders pursuant thereto, including, without limitation, to (i) accept and give notices on behalf of any or all of the AVS Stockholders, (ii) consent to any modifications or amendments, (iii) give any waiver or consents, (iv) execute stock powers pursuant to the Escrow Agreement, and (v) take any and all other actions required or permitted to be taken by the AVS Stockholders or any one or more of them, in connection with this Agreement, the Escrow Agreement and all other agreements, instruments, certificates or other documents delivered in connection therewith, provided that the Stockholder Representatives shall not be obligated to take any action under this Agreement or the Escrow Agreement without the receipt by them of agreements, reasonably satisfactory to the Stockholder Representatives, of one or more of the AVS Stockholders to indemnify the Stockholder Representatives for all losses, liability, cost or expense associated with service as a Stockholder Representative pursuant to this Agreement or the Escrow Agreement, provided further that the Stockholder Representatives shall have no liability to any AVS Stockholder for their actions taken in good faith in connection with their services as Stockholder Representatives (collectively, the "Escrow Consent"); and shall take all lawful action to solicit the adoption of this Agreement by the Required AVS Vote; and the Board of Directors of AVS shall recommend adoption of this Agreement by the stockholders of AVS (the "AVS Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a "Change") in any manner adverse to MUSE such recommendation or take any action or make any statement in connection with the AVS Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the AVS Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the AVS Recommendation) of factual information regarding the business, financial condition or results of operations of MUSE or AVS or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of AVS does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to MUSE its recommendation) in the Form S-4 or the Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and provided further, that the Board of Directors of AVS may make a Change in the AVS Recommendation prior to the AVS Stockholders Meeting or the conclusion of the consent solicitation if (i) the Board of Directors of AVS determines in good faith that an event, violation or other matter that would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations has occurred with respect to MUSE (a "MUSE Material Adverse Effect") and (ii) the Board of Directors of AVS determines in good faith that, by reason of its determination in clause (i) the failure to effect such Change in the AVS Recommendation would create a substantial probability of violating the fiduciary duties of the AVS Board of Directors under applicable law. Notwithstanding any Change in the AVS Recommendation, this Agreement shall be submitted to the stockholders of AVS at the AVS Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger; provided that this Agreement shall not be required to be submitted to the stockholders of AVS at the AVS Stockholders Meeting if this Agreement has been terminated pursuant to
Article VII hereof.

                  Section 4.16 Pooling. Each of AVS and MUSE agree not to take any action that would adversely affect the ability of MUSE to treat the Merger as a pooling of interests and each of AVS and MUSE agree to take such action as may be reasonably required to negate the impact of any past or future actions that would adversely impact the ability of MUSE to treat the Merger as a pooling of interests. MUSE shall obtain a letter from Feldman Sherb Horowitz & Co., P.C., MUSE's independent public accountants, with respect to MUSE, and from Arthur Andersen, LLP, AVS's independent public accountants, with respect to AVS, dated the date of the Proxy Statement/Prospectus, and confirmed in writing at the Effective Date, to the effect that each of AVS and MUSE, as applicable, may participate in a transaction such as the Merger in a manner so as to permit the Merger to qualify as a pooling of interest.

                  Section 4.17 NASDAQ Listing. As soon as practicable after the Effective Time, MUSE will use its best efforts (i) to cause the MUSE Common Stock to be issued in the Merger to be quoted on the Nasdaq Stock Market or listed on such securities exchange as MUSE Common Stock is then listed and (ii) to cause shares of MUSE Common Stock issued upon exercise of MUSE Options on the Nasdaq Stock Market or listed on such securities exchange as MUSE Common Stock is then listed.

                  Section 4.18 AVS Affiliates. Not less than 45 days prior to the Effective Time, AVS shall deliver to MUSE a letter identifying all persons who, in the judgment of AVS, may be deemed at the time this Agreement is submitted for adoption by the stockholders of AVS, "affiliates" of AVS for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for Pooling accounting treatment under APB 16 and applicable SEC rules and regulations (each an "AVS Affiliate"), and such list shall be updated as necessary to reflect changes from the date thereof. AVS shall use its best efforts to cause each AVS Affiliate identified on such list to deliver to MUSE not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit K hereto (an "Affiliate Agreement"). MUSE shall impose restrictions substantially similar to those contained in the Affiliate Agreement on all persons who, in the judgment of MUSE, may be deemed at the time this Agreement is submitted for adoption by the stockholders of AVS, "affiliates" of MUSE for purposes of qualifying the Merger for Pooling accounting treatment under APB 16 and applicable SEC rules and regulations.

                  Section 4.19 Notification of Certain Matters. AVS agrees that it will not take any action which would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a material breach, of any of the representations and warranties set forth in Article II hereof. From the date hereof until the Closing Date, AVS shall have a continuing obligation to give detailed notice thereof to MUSE and to update or supplement any information provided herein in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact, circumstance or event which would cause or constitute or be reasonably likely to cause or constitute a Material Adverse Effect with regard to AVS or a breach of any of the representations and warranties set forth in Article II hereof. AVS shall use its best efforts to prevent or promptly remedy such breach. AVS' compliance with this Section 4.19 shall not limit or otherwise affect the remedies available hereunder to MUSE, including, but not limited to MUSE's right to terminate this Agreement pursuant to Section 7.1 notwithstanding any remedy of any breach hereunder and MUSE's rights under Article VI hereunder.

                  Section 4.20 Insurance. Notwithstanding anything to the contrary contained herein, MUSE, in its sole discretion, shall determine the necessity and the timing of obtaining an insurance policy for such duration and in such amounts as it reasonably determines covering breaches of AVS' representations and warranties contained herein and for excess liability coverage for such breaches and other matters, including, but not limited to, environmental related liabilities, and AVS will fully cooperate with MUSE and any insurance agent or carrier in obtaining such insurance policy and AVS will pay all fees, premiums and costs incurred in connection with obtaining such insurance policy provided that no such fees, premiums or costs shall be payable prior to the Closing.


                                    ARTICLE V

                                   CONDITIONS

                  Section 5.1 Conditions to Obligations of MUSE. The obligations of MUSE and Sub to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver by MUSE and Sub at or prior to the Closing of the following conditions:

                  (a) the representations and warranties of AVS shall be true and correct in all material respects as of the date hereof and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time);

                  (b) AVS shall have performed and complied with each agreement, covenant and obligation required to be performed or complied with by AVS under this Agreement at or prior to the Closing;

                  (c) since December 31, 1999, AVS shall not have suffered a Material Adverse Effect;

                  (d) all authorizations, permits, consents, Orders or approvals of, or declarations or filings with, any governmental entity or other Person (collectively, the "Authorizations") necessary to effect the transactions contemplated by this Agreement shall have occurred, been filed or been obtained, as the case may be;

                  (e) AVS shall have obtained all Governmental Permits (whether by transfer, reissuance, modification or otherwise) required to be obtained by it in connection with or for the operation of the Business as presently conducted and contemplated in this Agreement;

                  (f) there shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal, or diminishing the economic benefits derived from, the consummation of any of the transactions contemplated in this Agreement, and there shall not be pending or threatened on the Closing Date any Proceeding or any other action in, before or by any governmental entity which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to MUSE, Sub, AVS or any transaction contemplated in this Agreement of any such Law or that otherwise relates to this Agreement or the transactions contemplated hereby;

                  (g) the Required AVS Vote and the Escrow Consent shall have been obtained and the Dissenting Stock and/or shares of AVS Capital Stock capable of becoming Dissenting Stock after the Closing shall not constitute in excess of 10% of the shares eligible to vote for such approval and adoption;

                  (h) AVS shall have delivered or caused to be delivered to MUSE each of the items required to be delivered by AVS as specified in Annex A hereto;

                  (i) AVS shall have terminated its Executive Bonus Program with no Material Adverse Effect to AVS;

                  (j) AVS shall have obtained Kubota Corporation's agreement with AVS to the effect that the Merger shall not trigger the conversion feature of the convertible promissory note and that such convertible promissory note shall be exchanged for convertible debt of MUSE following the Merger on terms set forth in Schedule C;

                  (k) AVS shall have obtained the requisite vote of the holders of the Series A Preferred Stock and Series B Preferred Stock that the Merger shall not be deemed to be a liquidation, dissolution or winding up of AVS for purposes of the liquidation preference provisions of such stocks (the "Liquidation Preference Waiver");

                  (l) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

                  (m) each of the AVS employees listed on Schedule B shall have entered into MUSE's standard confidentiality and trade secrets/invention agreements in the form of Exhibit J;

                  (n) MUSE shall have received a letter from Feldman Sherb Horowitz & Co., P.C., MUSE's independent public accountants, with respect to MUSE, and from Arthur Andersen LLP, AVS's independent public accountants, with respect to AVS, dated the date of the Proxy Statement/Prospectus, and confirmed in writing at the Effective Date, to the effect that each of AVS and MUSE, as applicable, may participate in a transaction such as the Merger in a manner so as to permit the Merger to qualify as a Pooling; and

                  (o) Each AVS Affiliate shall have entered into an Affiliate Agreement, which Affiliate Agreements, as of the Closing Date, (i) shall be in full force and effect, (ii) shall be the legal, valid and binding obligation of the signatory thereto, enforceable in accordance with its terms and not conflict with any other agreement to which such person is a party and (iii) the provisions of which shall not have been challenged or modified by any legal proceeding or otherwise changed or amended without the prior written consent of MUSE.

                  Section 5.2 Conditions to Obligations of AVS. The obligations of AVS to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver by AVS at or prior to the Closing of the following conditions:

                  (a) the respective representations and warranties of MUSE and Sub in this Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time);

                  (b) Each of MUSE and Sub shall have performed and complied with each agreement, covenant and obligation required to be performed or complied with by them under this Agreement at or prior to the Closing;

                  (c) since March 31, 2000, MUSE shall not have suffered a MUSE Material Adverse Effect;

                  (d) all Authorizations necessary for MUSE or Sub to effect the transactions contemplated in this Agreement shall have occurred, been filed or been obtained, as the case may be;

                  (e) there shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal, or diminishing the economic benefits derived from, the consummation of any of the transactions contemplated in this Agreement, and there shall not be pending or threatened on the Closing Date any Proceeding or any other action in, before or by any governmental entity which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to MUSE, Sub, AVS or any transaction contemplated in this Agreement of any such Law;

                  (f) Each of MUSE and Sub shall have delivered or caused to be delivered to AVS each of the items required to be delivered by them as specified in Annex A hereto; and

                  (g) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.


                                   ARTICLE VI

                          INDEMNIFICATION AND SURVIVAL

                  Section 6.1 Indemnification.

                  (a) The AVS Stockholders shall jointly and severally indemnify MUSE, Sub and their respective officers, directors, stockholders, employees, agents and Affiliates (the "MUSE Parties") and hold each of them harmless from and against any Loss suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any inaccuracy in or breach of, or any alleged inaccuracy in or alleged breach of, any representation or warranty or failure to perform any covenant or agreement to be performed on or before the Closing Date on the part of AVS contained in this Agreement or the Escrow Agreement; (ii) any intentional tort, including without limitation, fraud (including fraud in the inducement), willful misconduct or bad faith by AVS or any executive officer, director, stockholder or employee of AVS in connection with this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; and (iii) any and all actions, suits, Proceedings, demands, judgments, costs and legal and reasonable other expenses incident to any of the matters referred to in clauses (i), and (ii) of this Section 6.l (a). Once it is determined there is such an indemnifiable event, the amount of the Loss shall be determined without giving effect to any "Material Adverse Effect" qualification or any other materiality, dollar limit or similar qualification contained in the representation, warranty, covenant or agreement.

                  (b) MUSE hereby indemnifies and holds harmless AVS and its officers, directors, stockholders, agents and Affiliates (the "AVS Parties") from and against any Loss suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to
(i) any inaccuracy in or breach of, or any alleged inaccuracy or alleged breach of any representation or warranty or failure to perform any covenant or agreement to be performed on or before the Closing Date on the part of MUSE or Sub contained in this Agreement or the Escrow Agreement to which MUSE or Sub is a party; (ii) any intentional tort, including without limitation, fraud (including fraud in the inducement), willful misconduct or bad faith by any of the MUSE Parties or any executive officer, director, stockholder or employee of MUSE in connection with this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; and (iii) any and all actions, suits, Proceedings, demands, judgments, costs and legal and reasonable other expenses incident to any of the matters referred to in clauses (i) and (ii) of this
Section 6.1(b). Once it is determined there is such an indemnifiable event, the amount of the Loss shall be determined without giving effect to any

"Material Adverse Effect" qualification or any other materiality, dollar limit or similar qualification contained in the representation, warranty, covenant or agreement.

                  (c) All claims for indemnification by any party seeking indemnity under this Agreement (an "Indemnified Party") will be asserted and resolved as follows:

                           (i) In the event any claim or demand, in respect of
which an Indemnified Party might seek indemnity under this Agreement, is asserted against or sought to be collected from such Indemnified Party by a Person other than an MUSE Party or AVS Party or any of their respective Affiliates (a "Third Party Claim"), the Indemnified Party shall deliver a notice (a "Claim Notice") with reasonable promptness to the party from whom the Indemnified Party is seeking indemnification (the "Indemnifying Party"), which Claim Notice shall provide reasonable detail relating to such Third Party Claim, including the amount of Loss claimed, to the extent known. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim only to the extent that the Indemnifying Party demonstrates that its ability to defend such Third Party Claim has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period (defined below) whether the Indemnifying Party disputes its liability to the Indemnified Party, and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. "Dispute Period" means the period ending 30 days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice (as hereinafter defined).

                           (ii) If the Indemnifying Party notifies the
Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 6.1, then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings must be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or may be settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be permitted to effect any settlement without the written consent (which shall not be unreasonably withheld) of the Indemnified Party unless (A) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Indemnifying Party, (B) such settlement involves no finding or admission of any wrongdoing, violation or breach by any Indemnified Party of any right of any other Person or any Laws, Contracts or Governmental Permits, and (C) such settlement has no effect on any other claims that may be made against or liabilities of any Indemnified Party. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof (except as provided in the preceding sentence); provided, however, that the Indemnified Party may, at its sole cost and expense, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (ii), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (ii) and, except as provided in the first sentence of this clause (ii) and the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity with respect to such Third Party Claim.

                           (iii) If the Indemnifying Party fails to notify the
Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 6.1(d)(ii) or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim (in each case in accordance with Section 6.1(d)(ii) above), or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). Subject to the immediately preceding sentence, the Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (iii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                           (iv) If the Indemnifying Party notifies the
Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to a Third Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand, subject to the limitation on liability set forth in Section 6.4. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction. "Resolution Period" means the period ending 30 days following expiration of the Dispute Period.

                           (v) In the event any Indemnified Party should have a
claim under this Agreement against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party, which Indemnity Notice shall provide reasonable detail relating to such claim, including the amount of Loss claimed, to the extent known. If the Indemnified Party fails to provide the Indemnity Notice with reasonable promptness, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such claim only to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced by such failure of the Indemnified Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                  (d) Any indemnity payment, including any payments made out of the Escrow Amount, under this Agreement will be treated for tax purposes as an adjustment to the Merger Consideration.

                  Section 6.2 Survival Periods. (a) All representations and warranties of AVS contained in this Agreement, the AVS Disclosure Schedule, the Escrow Agreement or any certificate or document delivered in connection herewith or therewith shall survive the Closing and shall remain in full force and effect for 12 months after the Closing Date (such 12-month anniversary to the Closing Date being referred to as the "Expiration Date") and shall apply beyond such 12 month period with respect to claims asserted in writing within such 12 month period, provided, however, that those representations and warranties which are specifically confirmed by the first audit of the consolidated financial statements of MUSE and AVS following the Merger shall survive only until the earlier of the end of such twelve month period or completion of such audit; provided further, however, that in the event of an adjustment, modification or restatement of such audited consolidated financial statements, such representations and warranties shall survive for the period through and including such adjustment, modification or restatement and any claims with respect to prior periods may be made within 30 days thereafter. Except as otherwise provided, the covenants and agreements of the parties hereto shall survive the Closing. Rights of an Indemnified Party to indemnification shall not be limited or affected in any way by any pre-Closing investigation by such Indemnified Party or by such Indemnified Party's actual knowledge of any inaccuracy of the representations and warranties.

                  (b) All representations and warranties of MUSE contained in this Agreement, the MUSE Disclosure Schedule, the Escrow Agreement or any certificate or document delivered in connection herewith or therewith shall survive the Closing and shall remain in full force and effect for a period of twelve months after the Closing Date and any claims in respect thereof, whether made by AVS or any current or former holder of AVS Capital Stock, shall be limited to an amount in the aggregate not in excess of $250,000.

                  Section 6.3 Escrow Agreement. The parties hereto acknowledge that shares of MUSE Common Stock representing the Escrow Amount, together with stock powers with respect thereto, are being deposited on the Closing Date into an escrow account established pursuant to the Escrow Agreement. Subject to
Section 6.4, all claims by any MUSE Party with respect to the indemnification obligations of the AVS Stockholders shall be made in accordance herewith and with said Escrow Agreement and shall be satisfied solely from said Escrow Amount. The AVS Stockholders may pay any claims required to be paid by them in cash or the shares representing the Escrow Amount based on the value of such shares as of the date of consummation of the Merger.

                  Section 6.4 Limitation of Liability. (a) Notwithstanding anything to the contrary contained herein, the AVS Stockholders shall not be subject to payment, with respect to Losses, in excess of the Escrow Amount. MUSE and AVS agree and acknowledge that the indemnification provisions of this
Article VI shall be the exclusive remedy of MUSE and AVS with respect to the indemnification obligations set forth in Sections 6.1(a) and (b) of this Article VI, provided, however, nothing contained herein shall in any way limit the ability of AVS or MUSE, as the case may be, from seeking or recovering damages (including no limitation on the amount of such damages) or any other legal remedy in connection with any intentional torts, including but not limited to fraud, willful misconduct or bad faith (collectively, "fraud claims") by AVS or MUSE or any of their officers, directors or employees, it being agreed that (i) the damages associated with any such fraud claim by MUSE may be satisfied from the Escrow Amount to the extent that the Escrow Amount (giving effect to claims thereunder which are not fraud claims) is adequate; and (ii) any such fraud claim by MUSE or AVS may be brought only against the entity or entities or person or persons which or who have actually committed, or may otherwise be deemed liable or responsible for such fraud claim because they knew or should have known of such act or omission which is the basis for the fraud claim and that the other persons or entities referred to in this Section 6.4(a) shall have no liability, joint or otherwise, therefor, it being understood that a person's position as an officer, director or stockholder will not solely by virtue of such position result in such liability.

                  (b) Notwithstanding anything to the contrary in this Article VI, no party shall make any Claim unless and until the aggregate indemnified Losses under this Agreement exceed $50,000, in which event recovery for such Losses shall be available as if this limitation were not applicable.

                                   ARTICLE VII

                                   TERMINATION

                  Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

                  (a) any time before the Closing, by mutual written agreement of AVS, on the one hand, and MUSE and Sub, on the other hand;

                  (b) any time before the Closing, by AVS, on the one hand, or MUSE and Sub, on the other hand, (i) in the event of a material breach hereof by any non-terminating party or (ii) upon notification to the non-terminating party by the terminating party that the non-terminating party has failed to satisfy a condition set forth herein or in any Transaction Agreement required to be satisfied by such non-terminating party prior to or at the Closing.

                  (c) any time after October 31, 2000, by AVS, on the one hand, or MUSE and Sub, on the other hand, upon notification to the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by any terminating party.

                  Section 7.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party (or any of their respective officers, directors, employees, partners, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to public announcements in Section 4.6 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 7.1(b), AVS will remain liable to the MUSE Parties for any misrepresentation or breach of this Agreement by AVS existing at the time of such termination, and MUSE will remain liable to the AVS Parties for any misrepresentation or breach of this Agreement by MUSE existing at the time of such termination, and AVS, on the one hand, or MUSE, on the other hand, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such misrepresentation or breach as are provided in this Agreement or as are otherwise available at law or in equity.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Notices. All notices and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by a nationally recognized courier service or duly sent by facsimile or first class, registered or certified mail, postage prepaid, addressed to:

                  (a)      if to MUSE or Sub, to:

                           MUSE Technologies, Inc.
                           1601 Randolph, S.E.
                           Albuquerque, NM 87106
                           Telephone: (505) 843-6873
                           Telecopy:  (505) 766-9123
                           Attention: Brian R. Clark, President

with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, NY 10036
                           Telephone: (212) 969-3000
                           Telecopy:  (212) 969-2900
                           Attention: Neil S. Belloff, Esq.

                  (b)      if to AVS, to:

                           Advanced Visual Systems Inc.
                           300 Fifth Avenue
                           Waltham, MA 02451
                           Telephone: (781) 890-4300
                           Telecopy:  (781) 890-8290
                           Attention: Marc R. Spigel
                                      Vice President, Finance and Administration

with a copy to:
                           Hill & Barlow
                           One International Place
                           Boston, MA 02110
                           Telephone: (617) 428-3000
                           Telecopy:  (617) 428-3500
                           Attention: Thomas C. Chase, Esq.


All such notices and communications shall be deemed to have been received (i) in the case of personal or courier delivery, on the date of such delivery, (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation that such was received by the addressee and (iii) in the case of mailing, on the fifth business day following the date of such mailing.

                  Section 8.2 Descriptive Headings; Definitions; Certain Interpretation.

                  (a) The descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  (b) The following terms shall have the following meanings:

                  "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 10 percent or more of the voting securities of another Person shall be deemed to control that Person.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to give any of the following: any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or any agreement to file any financing statement under the Uniform Commercial Code of any jurisdiction, or the recordation of any such interest with the U.S. Copyright Office or the U.S. Patent and Trademark Office.

                  "Person" means any person, corporation, limited liability company, limited liability partnership, partnership, joint venture or other entity.

                  (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "either" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement; and (vi) capitalized terms used and not defined in the Annexes, Exhibits or Schedules attached to this Agreement shall have the meanings set forth in this Agreement.

                  (d) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry, including due inquiry by any officer or director of such party or any other Person who has responsibility with respect to the relevant subject matter, into the subject matter of such representation, warranty or other statement.

                  Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall not be effective against any party until signed by all parties hereto.

                  Section 8.4 Entire Agreement; Assignment. This Agreement, including the appendices, annexes and exhibits hereto and the documents, schedules (including the AVS Disclosure Schedule and the MUSE Disclosure Schedule), certificates and instruments referred to herein, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, provided that MUSE and Sub may assign all of their respective rights and obligations under this Agreement to any subsidiary or Affiliate of MUSE.

                  Section 8.5 Amendment. This Agreement may be amended at any time by the parties hereto, but only by an instrument in writing signed by each of the parties hereto.

                  Section 8.6 Extensions; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

                  SECTION 8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

                  Section 8.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted assigns, and nothing in this Agreement express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as otherwise specified herein.

                  Section 8.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

                  SECTION 8.11 CONSENT TO SERVICE OF PROCESS. EACH OF AVS, MUSE AND SUB HEREBY IRREVOCABLY SUBMITS, ON A NON-EXCLUSIVE BASIS, TO THE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL

COURT SITTING IN THE CITY AND COUNTY OF WILMINGTON IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPT FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. AVS AND MUSE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT SUCH PARTY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER PARTY IN ANY OTHER JURISDICTION.

                  The parties have signed or caused this Agreement to be signed by their respective duty authorized officers, all as of the date first written above.

                                             MUSE TECHNOLOGIES, INC.

                                             By:   /s/ Brian R. Clark
                                                   -----------------------------
                                                   Name: Brian R. Clark
                                                   Title: President


                                             MUSE MERGER SUB, INC.

                                             By:   /s/ Brian R. Clark
                                                   -----------------------------
                                                   Name: Brian R. Clark
                                                   Title: President


                                             ADVANCED VISUAL SYSTEMS INC.

                                             By:   /s/ Russell G. Barbour
                                                   -----------------------------
                                                   Name: Russell G. Barbour
                                                   Title: President

                                                                      APPENDIX B


                        DELAWARE GENERAL CORPORATION LAW


         SECTION 262 APPRAISAL RIGHTS.- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock "and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258,
Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal right sunder this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. MUSE's certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. MUSE has also purchased and maintains insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his or her capacity as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

         The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER                               DESCRIPTION
------                               -----------

2.1 Agreement and Plan of Merger, dated as of July 18, 2000, among Advanced Visual Systems Inc., MUSE Merger Sub, Inc. and MUSE Technologies, Inc. (incorporated by reference to Appendix A to the proxy statement/prospectus filed as part of this registration statement). 2 .2 Form of Escrow Agreement among MUSE Technologies, Inc., Russell G. Barbour and John William Poduska, Sr., as representatives of the AVS stockholders, Advanced Visual Systems Inc. and the escrow agent.
2.3     Form of Affiliate Agreement of affiliates of Advanced Visual Systems
        Inc.
3.1 Certificate of Incorporation of MUSE Technologies, Inc., as amended (incorporated by reference to Exhibit 3.1 to the registration statement on Form SB-2 (Commission File No. 333-62495)).
3.2 Bylaws of MUSE Technologies, Inc., as amended (incorporated by reference to Exhibits 3.2 and 3.3 to the registration statement on Form SB-2 (Commission File No. 333-62495)).
5.1* Opinion of Proskauer Rose LLP, counsel to MUSE Technologies, Inc., as to the legality of the MUSE common stock being registered hereby.
8.1* Opinion of Hill & Barlow, a Professional Corporation, counsel to AVS, regarding tax matters.
23.1* Consent of Proskauer Rose LLP with respect to the legality of MUSE common stock being registered hereby (contained in Exhibit 5.1).
23.2 Consent of Feldman Sherb & Co. P.C, independent auditors, with respect to financial statements of MUSE Technologies, Inc.
23.3 Consent of Arthur Andersen LLP, independent auditors, with respect to financial statements of Advanced Visual Systems Inc.
23.4* Consent of Hill & Barlow, a Professional Corporation, regarding tax matters (contained in Exhibit 8.1).

23.5 Consent of Pridie Brewster, Chartered Accountants and Registered Auditors, with respect to certain financial statements of Virtual Presence Limited.
24.1    Power of Attorney (included in signature page).
99.1 Form of Proxy to be used in connection with special meeting of stockholders of Advanced Visual Systems Inc.

-----------
* To be filed by amendment.


         (B)      FINANCIAL STATEMENT SCHEDULES

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 22. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        SIGNATURES AND POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies hat it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 8, 2000.

                                               MUSE TECHNOLOGIES, INC.


                                               By: /s/ Brian R. Clark
                                                   -----------------------
                                                   Name:    Brian R. Clark
                                                   Title:   President

         KNOW ALL MEN BY THESE PRESENT, that each person or entity whose signature appears below constitutes and appoints Brian R. Clark and John Hough, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 8, 2000 by the following persons in the capacities indicated.

               SIGNATURE                                    TITLE

  /s/ Brian R. Clark                        President, Chief Financial Officer (principal
---------------------------------------     financial and accounting officer) and
  Brian R. Clark                            Director (principal executive officer)


  /s/ John Hough                            Managing Director of Virtual Presence and
---------------------------------------     Director
  John Hough


  /s/ Edward A. Masi
---------------------------------------     Director
  Edward A. Masi


  /s/ Jack C.Berenzweig
---------------------------------------     Director
  Jack C. Berenzweig


                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                DESCRIPTION
------                                -----------

2.1 Agreement and Plan of Merger, dated as of July 18, 2000, among Advanced Visual Systems Inc., MUSE Merger Sub, Inc. and MUSE Technologies, Inc. (incorporated by reference to Appendix A to the proxy statement/prospectus filed as part of this registration statement).
2.2 Form of Escrow Agreement among MUSE Technologies, Inc., Russell G. Barbour and John William Poduska, Sr., as representatives of the AVS stockholders, Advanced Visual Systems Inc. and the escrow agent.
2.3     Form of Affiliate Agreement of affiliates of Advanced Visual Systems
        Inc.
3.1 Certificate of Incorporation of MUSE Technologies, Inc., as amended (incorporated by reference to Exhibit 3.1 to the registration statement on Form SB-2 (Commission File No. 333-62495)).
3.2 Bylaws of MUSE Technologies, Inc., as amended (incorporated by reference to Exhibits 3.2 and 3.3 to the registration statement on Form SB-2 (Commission File No. 333-62495)).
5.1* Opinion of Proskauer Rose LLP, counsel to MUSE Technologies, Inc., as to the legality of the MUSE common stock being registered hereby.
8.1* Opinion of Hill & Barlow, a Professional Corporation, counsel to AVS, regarding tax matters.
23.1* Consent of Proskauer Rose LLP with respect to the legality of MUSE common stock being registered hereby (contained in Exhibit 5.1).
23.2 Consent of Feldman Sherb & Co. P.C, independent auditors, with respect to financial statements of MUSE Technologies, Inc.
23.3 Consent of Arthur Andersen LLP, independent auditors, with respect to financial statements of Advanced Visual Systems Inc.
23.4* Consent of Hill & Barlow, a Professional Corporation, regarding tax matters (contained in Exhibit 8.1).
23.5 Consent of Pridie Brewster, Chartered Accountants and Registered Auditors, with respect to certain financial statements of Virtual Presence Limited.
24.1    Power of Attorney (included in signature page).
99.1 Form of Proxy to be used in connection with special meeting of stockholders of Advanced Visual Systems Inc.

-----------
* To be filed by amendment.